   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2001


                                                      REGISTRATION NO. 333-67370

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               JOHNSON & JOHNSON
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW JERSEY                                  2834                                  22-1024240
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           STEVEN M. ROSENBERG, ESQ.
                             JAMES J. BERGIN, ESQ.
                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               ROBERT I. TOWNSEND, III, ESQ.                                    STEPHEN W. CARR, P.C.
                  CRAVATH, SWAINE & MOORE                                       PAUL D. SCHWARTZ, P.C.
                      WORLDWIDE PLAZA                                            GOODWIN PROCTER LLP
                     825 EIGHTH AVENUE                                             53 STATE STREET
                     NEW YORK, NY 10019                                            BOSTON, MA 02109
                 TELEPHONE: (212) 474-1000                                    TELEPHONE: (617) 570-1000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the split-off and merger.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                                          MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED(1)             BE REGISTERED          PER UNIT          OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share......     25,105,088(2)             N/A           $1,420,454,702(3)       $355,114(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement relates to securities of the registrant issuable to holders of common stock, par value $.001 per share ("Inverness common stock"), of Inverness Medical Technology, Inc., a Delaware corporation ("Inverness"), in the proposed merger of Sunrise Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the registrant, with and into Inverness.
(2) Based on the maximum number of shares to be issued in connection with the merger, an integral part of which is the split-off of Innovations (as defined below), calculated as the product of (a) 38,240,805, the aggregate number of shares of Inverness common stock outstanding on August 6, 2001 (other than shares owned by Inverness, Sunrise Acquisition Corp. or the registrant) or issuable pursuant to the exercise of outstanding options, warrants or other rights prior to the date the merger is expected to be completed and (b) an assumed exchange ratio of 0.6565 shares of the registrant's common stock for each share of Inverness common stock. In the split-off, common stock of Inverness Medical Innovations, Inc., a Delaware corporation and a majority-owned subsidiary of Inverness ("Innovations"), also will be exchanged for each share of Inverness common stock. The shares of Innovations common stock are being registered on a separate Registration Statement on Form S-4 under CIK No. 0001145460 (the "Innovations S-4").
(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of Inverness common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows:
    (a) $37.145, the average of the high and low prices per share of Inverness common stock on August 6, 2001, as reported on the American Stock Exchange, multiplied by (b) 38,240,805, the aggregate number of shares of Inverness common stock outstanding as of August 6, 2001 or issuable pursuant to the exercise of outstanding options, warrants or other rights prior to the date the merger is expected to be completed. The fee relates to the transactions described herein, including the merger and the split-off in respect of which Innovations is filing the Innovations Form S-4.
(4)Previously paid.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[INVERNESS LOGO TO COME]


Dear Fellow Stockholder:


    You are cordially invited to attend the special meeting of stockholders of Inverness Medical Technology, Inc., to be held on --, --, 2001, at --, local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. At the special meeting, we will ask you to vote on a proposal to adopt an agreement and plan of split-off and merger pursuant to which Johnson & Johnson will acquire our diabetes care products business and we will simultaneously distribute, or split-off, our women's health, nutritional supplements and clinical diagnostics businesses. The transaction will occur in the following steps:



    - Inverness will restructure its operations so that its women's health, nutritional supplements and clinical diagnostics businesses are held by Inverness Medical Innovations, Inc., a majority-owned subsidiary of Inverness, referred to as Innovations, and



    - Inverness will merge with and become a wholly-owned subsidiary of Johnson & Johnson and, simultaneously, Innovations will be split-off as a separate publicly traded company to be owned primarily by our stockholders.



    Upon completion of the split-off and merger, you will receive the following for each share of Inverness common stock you own:



    - a fraction of a share of Johnson & Johnson common stock, based upon an exchange ratio intended to value that fractional share at $35.00 and


    - 0.20 of a share of Innovations common stock.


    Johnson & Johnson common stock is traded on the New York Stock Exchange under the trading symbol "JNJ," and on --, 2001 its closing price was $-- per share. Innovations has applied for its shares to be approved for listing on the American Stock Exchange under the trading symbol "--." There is currently no public trading market for the shares of Innovations common stock.



    THE INVERNESS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SPLIT-OFF AND MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE SPLIT-OFF AND MERGER AGREEMENT.


    At the special meeting, we will also ask you to vote on a proposal to approve the Innovations 2001 stock option and incentive plan and a proposal to approve the Innovations executive bonus plan. We refer to these plans collectively as the Innovations incentive plans. The completion of the split-off and merger is not conditioned on approval of the Innovations incentive plans, but the effectiveness of these plans is conditioned on completion of the split-off and merger. THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE INNOVATIONS INCENTIVE PLANS.


    Your vote is important. We cannot complete the split-off and merger unless the split-off and merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of Inverness common stock outstanding and entitled to vote at the special meeting. Failure to vote in person or by proxy will have the same effect as a vote against the adoption of the split-off and merger agreement. Therefore, after reading this proxy statement/prospectus, please complete, sign, date and return the enclosed proxy card promptly. You may also vote by telephone, or electronically over the Internet, by following the instructions on your proxy card.



    This proxy statement/prospectus describes the proposed split-off and merger and the split-off and merger agreement, as well as the Innovations incentive plans, and provides specific information concerning the special meeting. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTIONS DESCRIBING RISK FACTORS BEGINNING ON PAGE 14 AND ON PAGE X-6.


    Thank you for your cooperation, and we look forward to seeing you at the meeting.

                                   Cordially,

                                   Ron Zwanziger
                                   Chairman, Chief Executive Officer and
                                   President


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SPLIT-OFF AND MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE JOHNSON & JOHNSON COMMON STOCK OR INNOVATIONS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE SPLIT-OFF AND MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               This proxy statement/prospectus is dated --, 2001,

   and is first being mailed to Inverness stockholders on or about --, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Johnson & Johnson and Inverness from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

JOHNSON & JOHNSON                      INVERNESS MEDICAL TECHNOLOGY, INC.
One Johnson & Johnson Plaza            51 Sawyer Road, Suite 200
New Brunswick, NJ 08933                Waltham, MA 02453
Attention: Investor Relations          Attention: Investor Relations
Telephone: (732) 524-6491              Telephone: (781) 647-3900

     If you would like to request documents, please do so by --, 2001 in order to receive them before the special meeting.


             See "Where You Can Find More Information" on page 100.



     This proxy statement/prospectus serves as a prospectus of Johnson & Johnson relating to the shares of Johnson & Johnson common stock to be issued by Johnson & Johnson to Inverness stockholders in the merger and a prospectus of Innovations relating to the shares of Innovations common stock to be issued to Inverness stockholders in the split-off. The Innovations prospectus begins on page X-i of this proxy statement/prospectus and is a part of this proxy/statement prospectus.

                       INVERNESS MEDICAL TECHNOLOGY, INC.

                           51 SAWYER ROAD, SUITE 200
                       WALTHAM, MASSACHUSETTS 02453-3448

                                    --, 2001

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

DATE:     --, 2001
TIME:     --, local time
PLACE:    Goodwin Procter LLP
          53 State Street
          Boston, Massachusetts 02109
PURPOSE:

     1. To consider and vote upon a proposal to adopt the agreement and plan of split-off and merger among Johnson & Johnson, Sunrise Acquisition Corp., a wholly-owned subsidiary of Johnson & Johnson, and Inverness Medical Technology, Inc. In the split-off and merger:

     - Inverness will merge with Sunrise Acquisition Corp. and become a wholly-owned subsidiary of Johnson & Johnson


     - Inverness Medical Innovations, Inc., a majority-owned subsidiary of Inverness, which will operate the women's health, nutritional supplements and clinical diagnostics businesses of Inverness, will be split-off from Inverness and


     - shares of Johnson & Johnson common stock, together with shares of Innovations common stock, will be issued to the stockholders of Inverness.

     You should carefully review the split-off and merger agreement, a copy of which is attached as Annex 1 to this proxy statement/prospectus.

     2. To consider and vote upon a proposal to approve the Innovations 2001 stock option and incentive plan.

     3. To consider and vote upon a proposal to approve the Innovations executive bonus plan.


     We will transact no other business at the special meeting except such business as may be properly brought before the special meeting or any adjournment or postponement of the special meeting.


     Only stockholders who owned shares of Inverness common stock at the close of business on --, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

     We cannot complete the split-off and merger unless the split-off and merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of Inverness common stock outstanding and entitled to vote at the special meeting. Holders of Inverness common stock have no appraisal rights under Delaware law in connection with the split-off and merger. The accompanying proxy statement/prospectus describes the proposed split-off and merger and the other transactions contemplated by the split-off and merger agreement and provides additional information about the parties involved. It also describes the Innovations incentive plans. Please give this information your careful attention.

     THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE SPLIT-OFF AND MERGER AGREEMENT AND "FOR" THE APPROVAL OF THE INNOVATIONS INCENTIVE PLANS.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Therefore, after reading the accompanying proxy statement/prospectus, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid return envelope. You may also vote by telephone, or electronically over the Internet, by following the instructions on your proxy card. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying proxy statement/prospectus. Any stockholder present at the special meeting, including any adjournments or postponements of the special meeting, may revoke such stockholder's proxy and vote personally on the split-off and merger agreement and the other matters to be considered at the special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" the adoption of the split-off and merger agreement and "FOR" the approval of the Innovations incentive plans.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF THE SPLIT-OFF AND MERGER ARE COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                          Kenneth D. Legg, Ph.D.
                                          Secretary

--, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE SPLIT-OFF AND MERGER........     1

SUMMARY.....................................................     2
  General...................................................     2
  The Special Meeting.......................................     5
  The Split-off and Merger..................................     5
  The Companies.............................................     8
  Market Prices and Dividend Information....................     8
  Comparative Per Share Information.........................    10
  Selected Historical Consolidated Financial Data of Johnson
     & Johnson..............................................    12
  Selected Historical Consolidated Financial Data of
     Inverness Medical Technology, Inc. ....................    13
RISK FACTORS RELATING TO THE SPLIT-OFF AND MERGER...........    14
THE SPECIAL MEETING.........................................    16
  Date, Time and Place......................................    16
  Purpose of the Special Meeting............................    16
  Recommendation of the Inverness Board of Directors........    16
  Record Date; Shares Entitled to Vote; Quorum..............    16
  Vote Required.............................................    16
  Shares Owned by Inverness Directors, Executive Officers
     and Affiliates.........................................    17
  Voting of Proxies.........................................    17
  Revocation of Proxies.....................................    17
  Solicitation of Proxies...................................    18
THE COMPANIES...............................................    19
  Johnson & Johnson.........................................    19
  Inverness.................................................    19
  Innovations...............................................    19
THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS...........    21
  Background to the Split-off and Merger and Related
     Transactions...........................................    21
  Reasons for the Split-off and Merger and Related
     Transactions...........................................    24
  Opinions of ABN AMRO Incorporated and UBS Warburg LLC.....    27
  Interests of Inverness Directors and Executive Officers in
     the Split-off and Merger and Related Transactions......    39
  Pre-Merger Restructuring Transactions.....................    42
  Accounting Treatment of the Merger........................    43
  Form of the Merger........................................    43
  Merger and Split-off Consideration........................    43
  Ownership of Johnson & Johnson and Innovations Following
     the Split-off and Merger...............................    43
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................    44
  Effective Time of the Merger..............................    45
  Post-Closing Arrangements Between Johnson & Johnson,
     Inverness and Innovations..............................    45

                                                              PAGE
                                                              ----
  Stock Exchange Listing of Johnson & Johnson and
     Innovations Common Stock...............................    45
  Delisting and Deregistration of Inverness Common Stock....    46
  Material United States Federal Income Tax Consequences of
     the Split-off and Merger...............................    46
  Regulatory Matters........................................    48
  Appraisal Rights..........................................    49
  Litigation................................................    49
  Inverness Employee Benefits Matters.......................    50
  Effect on Options and Warrants Relating to Inverness
     Common Stock...........................................    51
  Resale of Johnson & Johnson Common Stock..................    52
  Resale of Innovations Common Stock........................    52
PRE-MERGER RESTRUCTURING TRANSACTION........................    53
  General...................................................    53
  The Restructuring and Transfer of Assets..................    53
  Assumption of Liabilities.................................    53
  Ancillary Agreements......................................    54
  Employee Matters..........................................    54
  Conversion of Options and Warrants........................    55
  Conditions................................................    57
  Mutual Release............................................    57
  Termination...............................................    57
THE SPLIT-OFF AND MERGER AGREEMENT..........................    58
  Conditions to the Completion of the Merger................    58
  No Solicitation...........................................    61
  Termination of the Split-off and Merger Agreement.........    63
  Fees and Expenses.........................................    64
  Conduct of Business Pending the Split-off and Merger......    64
  Representations and Warranties............................    67
  Certificate of Incorporation and By-laws of the Surviving
     Corporation............................................    69
  Amendment.................................................    69
  Extension; Waiver.........................................    69
THE STOCK OPTION AGREEMENT..................................    70
  General...................................................    70
  Exercise of the Option....................................    70
  Adjustments Upon Changes in Capitalization................    70
  Cash Payments for the Option..............................    71
  Limitation on Total Profit................................    71
  Registration Rights and Listing...........................    71
  Assignability; Transfer Restrictions......................    72
  Effect of Stock Option Agreement..........................    72

                                                              PAGE
                                                              ----
POST-CLOSING ARRANGEMENTS...................................    73
  The Tax Allocation Agreement..............................    73
  The Post-Closing Covenants Agreement......................    74
  The License Agreement.....................................    77
COMPARATIVE STOCK PRICES AND DIVIDENDS......................    80
DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK..............    81
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF JOHNSON &
  JOHNSON AND INVERNESS.....................................    82
  Capitalization............................................    82
  Number, Election, Vacancy and Removal of Directors........    82
  Amendments to Charter Documents...........................    83
  Amendments to By-laws.....................................    84
  Action by Written Consent.................................    84
  Notice of Stockholder Actions.............................    85
  Special Stockholder Meetings..............................    86
  Stockholder Inspection Rights; Stockholder Lists..........    86
  Limitation of Personal Liability and Indemnification of
     Directors and Officers.................................    86
  Dividends.................................................    88
  Conversion................................................    88
  Voting Rights; Required Vote for Authorization of Certain
     Actions................................................    89
OTHER PROPOSALS.............................................    92
  Approval of the Inverness Medical Innovations, Inc. 2001
     Stock Option and Incentive Plan........................    92
  Approval of the Inverness Medical Innovations, Inc.
     Executive Bonus Plan...................................    97
LEGAL MATTERS...............................................    98
EXPERTS.....................................................    99
OTHER MATTERS...............................................    99
FUTURE STOCKHOLDER PROPOSALS................................    99
WHERE YOU CAN FIND MORE INFORMATION.........................   100
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   103
INVERNESS MEDICAL INNOVATIONS, INC. PROSPECTUS COVER........   X-i
PROSPECTUS SUMMARY..........................................   X-1
RISK FACTORS................................................   X-6
SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......  X-19
THE RESTRUCTURING AND THE SPLIT-OFF.........................  X-20
POST-CLOSING ARRANGEMENTS...................................  X-26
CAPITALIZATION..............................................  X-33
DIVIDEND POLICY.............................................  X-34
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INVERNESS
  MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES................  X-35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................  X-38

                                                              PAGE
                                                              ----
BUSINESS....................................................  X-51
MANAGEMENT..................................................  X-61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............  X-70
PRINCIPAL STOCKHOLDERS......................................  X-71
DESCRIPTION OF INNOVATIONS CAPITAL STOCK....................  X-73
MATERIAL DIFFERENCES IN THE RIGHTS OF OUR STOCKHOLDERS AND
  INVERNESS STOCKHOLDERS....................................  X-77
SHARES ELIGIBLE FOR FUTURE SALE.............................  X-78
MATERIAL TAX CONSEQUENCES...................................  X-79
LEGAL MATTERS...............................................  X-82
EXPERTS.....................................................  X-82
ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE
  INFORMATION...............................................  X-82
INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
  COMBINED FINANCIAL STATEMENTS.............................  XF-i
ANNEXES
  Annex 1 -- Agreement and Plan of Split-off and Merger
  Annex 2 -- Stock Option Agreement
  Annex 3 -- Form of Restructuring Agreement
  Annex 4 -- Form of Tax Allocation Agreement
  Annex 5 -- Form of Post-Closing Covenants Agreement
  Annex 6 -- Form of License Agreement
  Annex 7 -- Opinion of ABN AMRO Incorporated
  Annex 8 -- Opinion of UBS Warburg LLC
  Annex 9 -- Inverness Medical Innovations, Inc. 2001 Stock
     Option and Incentive Plan

              QUESTIONS AND ANSWERS ABOUT THE SPLIT-OFF AND MERGER

Q:  WHAT WILL HAPPEN TO INVERNESS AS A RESULT OF THE SPLIT-OFF AND MERGER?


A: If Johnson & Johnson and Inverness complete the split-off and merger, Innovations, a newly formed publicly traded company to be owned primarily by Inverness stockholders, will hold Inverness' women's health, nutritional supplements and clinical diagnostics businesses, while Inverness, which will consist primarily of its diabetes care products business, will merge with and become a wholly-owned subsidiary of Johnson & Johnson.


Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. You may also vote by telephone, or electronically over the Internet, by following the instructions on your proxy card. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the split-off and merger agreement. Because the required vote of Inverness stockholders is based upon the number of outstanding shares of Inverness common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the split-off and merger agreement.

    The special meeting will take place on --, 2001, at -- a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Inverness at 51 Sawyer Road, Suite 200, Waltham, MA 02453,
   Attention: Secretary. You can also submit your new proxy by telephone or electronically over the Internet. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q: IF MY INVERNESS SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Inverness shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the split-off and merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the split-off and merger are completed, you will receive a transmittal form with instructions for the surrender of Inverness common stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE SPLIT-OFF AND MERGER TO BE COMPLETED?

A: We are working to complete the split-off and merger as quickly as possible. If approved by Inverness stockholders and if we receive the necessary regulatory approvals, we expect to complete the split-off and merger during the fourth quarter of 2001.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the split-off and merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:


    Inverness Medical Technology, Inc.

    51 Sawyer Road, Suite 200
    Waltham, MA 02453
    Attention: Investor Relations
    Telephone: (781) 647-3900

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the split-off and merger fully and for a more complete description of the legal terms of the split-off and merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the split-off and merger agreement, the stock option agreement, the restructuring agreement, the tax allocation agreement, the post-closing covenants agreement, the license agreement and the opinions of ABN AMRO Incorporated and UBS Warburg LLC that are attached as annexes to this proxy statement/prospectus. See also "Where You Can Find More Information" on page 100. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


                                    GENERAL


WHAT INVERNESS STOCKHOLDERS WILL RECEIVE IN THE SPLIT-OFF AND MERGER (PAGE 43)



     In the split-off and merger, each share of Inverness common stock will convert into the right to receive:



     - 0.20 of a share of Innovations common stock and



     - a fraction of a share of Johnson & Johnson common stock based on an exchange ratio intended to value that fractional share at $35.00.



We will determine the exact amount of Johnson & Johnson common stock to be exchanged for each share of Inverness common stock, referred to as the exchange ratio, by dividing $35.00 by the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock on the New York Stock Exchange for each of the 20 consecutive trading days ending with the third trading day immediately preceding the date on which the split-off and merger are completed. On --, 2001, the last practicable trading day before the date of this proxy statement/ prospectus, Inverness common stock closed at $--per share.



     Inverness stockholders will receive cash for any fractional shares of Johnson & Johnson common stock and Innovations common stock they would otherwise receive in the split-off and merger. We will calculate the amount of cash for any fractional shares that each Inverness stockholder will receive by multiplying the fractional share interest to which he or she is entitled by, in the case of Johnson & Johnson common stock, the closing price of Johnson & Johnson common stock on the date on which the split-off and merger are completed as reported on the New York Stock Exchange Composite Transactions Tape, and, in the case of Innovations common stock, the closing price of Innovations common stock as reported on the American Stock Exchange, on the first full trading day following the date on which the split-off and merger are completed.



     On --, 2001, the last practicable trading day before the date of this proxy statement/prospectus, Johnson & Johnson common stock closed at $-- per share. If this were the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock during the 20 trading day valuation period you would receive -- shares of Johnson & Johnson common stock for each share of Inverness common stock. This means that an Inverness stockholder who owns 100 shares of Inverness common stock would receive 20 shares of Innovations common stock and -- shares of Johnson & Johnson common stock. Since the stockholder will receive cash instead of fractional shares of Johnson & Johnson common stock, that Inverness stockholder would receive 20 shares of Innovations common stock, -- shares of Johnson & Johnson common stock and a check in an amount equal to the fractional share multiplied by the closing price of Johnson & Johnson common stock on the date on which the split-off and merger are completed.


     The market value of Johnson & Johnson common stock on the day the split-off and merger are completed may be different than the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock during the 20 trading day valuation period. As a result, the market value of the shares of Johnson & Johnson common stock that you receive in the split-off and merger may be more or less than the value attributed to your shares of Inverness common stock in calculating the number of shares of Johnson & Johnson common stock to which you are entitled.


     After --, 2001, which is two days before the special meeting, any Inverness stockholder who would like to know a projected exchange ratio for converting shares of Inverness common stock into shares of Johnson & Johnson common stock may call Georgeson Shareholder, our proxy solicitor, toll-free, at 1-888-383-9839. The actual exchange ratio will be determined based on the date of the completion of the split-off and merger, not the date of the special meeting. Because the projected exchange ratio will assume that we will complete the split-off and merger on the same day that the Inverness stockholders adopt the split-off and merger agreement at the special meeting, the actual exchange ratio may differ from the projected exchange ratio.



OWNERSHIP OF JOHNSON & JOHNSON AND INNOVATIONS FOLLOWING THE SPLIT-OFF AND MERGER (PAGE 43)



     Based on the number of outstanding shares of Inverness common stock and the closing price of Johnson & Johnson common stock, each as of the record date, we anticipate that Inverness stockholders will receive approximately -- shares of Johnson & Johnson common stock in the merger, with an approximate aggregate market value of $--. Based on that number and on the number of outstanding shares of Johnson & Johnson common stock on the record date, Inverness stockholders will own approximately --% of the outstanding shares of Johnson & Johnson common stock immediately following the completion of the split-off and merger. The estimate of the aggregate value of the shares of Johnson & Johnson common stock to be issued in the merger will increase to the extent any holders of options or warrants exercise options and warrants to purchase Inverness common stock between the record date and the date on which we complete the split-off and merger.


     Based on the number of outstanding shares of Inverness common stock on the record date, we anticipate that Inverness stockholders will receive approximately -- shares of Innovations common stock in the split-off. Immediately following the completion of the split-off and merger, Inverness stockholders and members of Innovations' management will own 100% of the outstanding shares of Innovations common stock. For a more detailed description of the capitalization of Innovations following completion of the split-off and merger, see "Capitalization" beginning on page X-31 of the Innovations prospectus portion of this proxy statement/prospectus.


APPRAISAL RIGHTS (PAGE 49)


     Under Delaware law, Inverness stockholders will not have appraisal rights in connection with the split-off and merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT-OFF AND MERGER (PAGE 46)



     Based on an opinion letter provided to Inverness by its counsel, Goodwin Procter LLP, we believe that the split-off and the merger will be two separate transactions for federal income tax purposes. Based on that opinion letter, we also believe that it is more likely than not that the split-off will qualify, as to Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code. Assuming the split-off qualifies as a transaction described in Section 355, holders of Inverness common stock will not recognize gain or loss for federal income tax purposes when shares of their Inverness common stock are redeemed in exchange for Innovations common stock in the split-off, except for cash received instead of fractional shares of Innovations common stock. If the split-off is not tax-free under Section 355, then the split-off will constitute a redemption of a portion of each stockholder's Inverness common stock, and the split-off will be taxable, generally as capital gain, to the extent that the fair market value of the Innovations common stock received exceeds the stockholder's basis in the redeemed Inverness common stock. Regardless of whether or not the split-off qualifies under Section 355, the split-off will be taxable to Inverness.



     Further, based on the opinion letter from Goodwin Procter LLP, we believe that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code. Assuming the merger qualifies as a reorganization under
Section 368, holders of Inverness common stock will not recognize gain or loss for federal income tax purposes when shares of their Inverness common stock are exchanged for shares of Johnson & Johnson common stock in the merger, except for cash received instead of fractional shares of Johnson & Johnson common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE SPLIT-OFF AND MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SPLIT-OFF AND MERGER TO YOU.


RECOMMENDATION OF THE INVERNESS BOARD OF DIRECTORS (PAGE 26)


     The Inverness board of directors believes that the split-off and merger and the other transactions contemplated by the split-off and merger agreement are advisable and in the best interests of Inverness and its stockholders and unanimously recommends that the stockholders vote "FOR" the adoption of the split-off and merger agreement.


     To review the background of and reasons for the split-off and merger, as well as certain risks related to the split-off and merger, see "The Split-off and Merger and Related Transactions" and "Risk Factors Relating to the Split-off and Merger."



OPINIONS OF ABN AMRO INCORPORATED AND UBS WARBURG LLC (PAGE 27)



     In connection with the split-off and merger, ABN AMRO Incorporated and UBS Warburg LLC provided separate opinions to the Inverness board of directors as to the fairness, from a financial point of view, of the aggregate consideration that the holders of Inverness common stock will receive in the split-off and merger. THE OPINIONS DO NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY INVERNESS TO ENGAGE IN THE SPLIT-OFF AND MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY INVERNESS STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSAL TO ADOPT THE SPLIT-OFF AND MERGER AGREEMENT. The full text of the written opinions of ABN AMRO and UBS Warburg, each dated May 23, 2001, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annexes 7 and 8, respectively. You are encouraged to read each opinion carefully in its entirety.



INTERESTS OF INVERNESS DIRECTORS AND EXECUTIVE OFFICERS IN THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS (PAGE 39)



     In considering the recommendation of the Inverness board of directors that Inverness stockholders vote in favor of the adoption of the split-off and merger agreement, Inverness stockholders should be aware that the members of the Inverness board of directors and Inverness' executive officers have personal interests in the split-off and merger and the related transactions that are or may be different from, or in addition to, the interests of other Inverness stockholders. These interests include:



     - accelerated vesting and continued exercisability of certain stock option rights



     - the continuance of rights to indemnification and exculpation from liabilities for certain acts or omissions and



     - for several executive officers, benefits under consulting and noncompetition agreements.


For executive officers of Inverness that will become executive officers of Innovations, these interests also include benefits under the Innovations incentive plans. For a more complete description, see "The Split-off and Merger and Related Transactions -- Interests of Inverness Directors and Executive Officers in the Split-off and Merger and Related Transactions."


MATERIAL DIFFERENCES BETWEEN RIGHTS OF COMMON STOCKHOLDERS OF INVERNESS AND JOHNSON & JOHNSON AND INNOVATIONS (PAGES 82 AND X-77)



     Currently, the Inverness certificate of incorporation, the Inverness by-laws and Delaware law govern the rights of Inverness stockholders. Upon completion of the split-off and merger, Inverness stockholders will become stockholders of Johnson & Johnson and Innovations. The Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law will govern their rights with respect to their ownership of Johnson & Johnson shares, and the Innovations certificate of incorporation, the Innovations by-laws and Delaware law will govern their rights with respect to their ownership of Innovations shares.

APPROVAL OF THE INNOVATIONS INCENTIVE PLANS (PAGE 92)



     Inverness is also asking Inverness stockholders to approve the Innovations 2001 stock option and incentive plan and the Innovations executive bonus plan. We refer to these plans collectively as the Innovations incentive plans. Stockholder approval of the Innovations incentive plans is required to ensure that Innovations will be able to deduct, for federal income tax purposes, certain compensation payable under these plans.


     The Innovations incentive plans are an important component of Innovations' employment incentive program after the split-off. The purpose of these plans is to enable Innovations to attract, motivate and retain highly-qualified employees and to further align the interests of employees of Innovations with those of stockholders of Innovations. The Inverness board of directors unanimously recommends that Inverness stockholders vote "FOR" the approval of the Innovations incentive plans.


                         THE SPECIAL MEETING (PAGE 16)


     The special meeting of Inverness stockholders will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, at -- a.m., local time, on --, --, 2001. At the special meeting, Inverness stockholders will be asked to adopt the split-off and merger agreement and to approve the Innovations incentive plans.


RECORD DATE; VOTING POWER (PAGE 16)


     Inverness stockholders are entitled to vote at the special meeting if they owned shares of Inverness common stock as of the close of business on --, 2001, the record date.

     On the record date, there were -- shares of Inverness common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Inverness common stock that they owned on the record date.


VOTE REQUIRED (PAGE 16)


     The adoption of the split-off and merger agreement requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock outstanding on the record date.

The approval of the Innovations incentive plans requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock present in person or represented by proxy at the special meeting and entitled to vote on those matters.


VOTING BY INVERNESS DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES (PAGE 17)


     On the record date, directors and executive officers of Inverness and their affiliates beneficially owned and were entitled to vote -- shares of Inverness common stock, which represented approximately --% of the shares of Inverness common stock outstanding on that date.


                       THE SPLIT-OFF AND MERGER (PAGE 21)


     The split-off and merger agreement is attached as Annex 1 to this proxy statement/ prospectus. We encourage you to read the split-off and merger agreement because it is the principal document governing the split-off and merger.


CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 58)


     Johnson & Johnson and Inverness will complete the merger only if they satisfy, or in some cases, waive, several conditions, including the following:


     - adoption of the split-off and merger agreement by the affirmative vote of stockholders representing a majority of the shares of Inverness common stock outstanding on the record date



     - approval of the shares of Johnson & Johnson common stock to be issued to Inverness stockholders upon completion of the merger for listing on the New York Stock Exchange, and approval of the shares of Innovations common stock to be issued to Inverness stockholders upon completion of the split-off for listing on a national securities exchange or for quotation on NASDAQ



     - expiration or termination of the waiting period applicable to the merger under the

       Hart-Scott-Rodino Antitrust Improvements Act of 1976


     - the execution and delivery of the restructuring agreement, tax allocation agreement, post-closing covenants agreement and license agreement, which together with the split-off and merger agreement are referred to as the transaction agreements, and the completion of the restructuring as described in the restructuring agreement

     - no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger


     - declaration of effectiveness of the registration statement on Form S-4 for Johnson & Johnson common stock distributed in the merger and the registration statement on Form S-4 for Innovations common stock distributed in the split-off, in each case, of which this proxy statement/prospectus forms a part, by the Securities and Exchange Commission and absence of any stop order or proceedings seeking a stop order and


     - other customary contractual conditions set forth in the split-off and merger agreement.

     Johnson & Johnson's obligation to complete the merger is subject to satisfaction or waiver of additional conditions, including the following:


     - obtaining all consents, approvals, authorizations, qualifications and orders of governmental entities required in connection with the split-off and merger agreement and the other transaction agreements under any applicable competition, merger control, antitrust or similar laws or regulations of Switzerland or any country that is part of the European Union, except for those the failure of which are not reasonably expected to restrain or prohibit the merger or related transactions or prohibit or limit in any material respect the ownership, operation or effective control by Johnson & Johnson of any portion of Inverness' post-restructuring business



     - Inverness obtaining the consents of holders of particular warrants to acquire shares of Inverness common stock to amend their respective warrant agreements


     - Inverness receiving at least $50,000,000 of proceeds from financings on terms and conditions no less favorable to Inverness than those set forth in a commitment letter dated May 18, 2001



     - the consulting and non-competition agreements and all transaction agreements continuing in full force and effect and none of the parties, other than Johnson & Johnson, having breached or threatened to breach any of the material covenants in those agreements and



     - there is no pending suit, action or proceeding by any governmental entity seeking to:



          - restrain or prohibit the completion of the merger or any of the other transactions contemplated by the transaction agreements



          - prohibit or materially limit Johnson & Johnson's or Inverness' ownership or operation of any portion of either company's business or assets, other than those transferred to Innovations



          - compel Johnson & Johnson or Inverness to divest or hold separate any portion of any business or assets, other than those transferred to Innovations, as a result of the merger or any of the other transactions contemplated by the transaction agreements or



          - prevent Johnson & Johnson from effectively controlling in any material respect any portion of the post-restructuring business of Inverness.



     Inverness' obligation to complete the merger also is subject to satisfaction or waiver of additional conditions, including Inverness receiving from its tax counsel an opinion stating that:



     - for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and



     - Johnson & Johnson and Inverness will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     For a more complete description, see "The Split-off and Merger Agreement -- Conditions to the Completion of the Merger."


TERMINATION OF THE SPLIT-OFF AND MERGER AGREEMENT; TERMINATION FEE (PAGE 63 AND
64)



     If:



     - the Inverness stockholders do not adopt the split-off and merger agreement at the special meeting or



     - the split-off and merger are not completed before January 31, 2002 without a vote at the special meeting having been taken,



then Johnson & Johnson or Inverness may terminate the split-off and merger agreement, the split-off and merger will not occur and, if Inverness enters into a definitive agreement for, or completes, a transaction contemplated by another takeover proposal within 12 months after termination of the split-off and merger agreement, Inverness may be required to pay Johnson & Johnson a termination fee of $28 million.



     The split-off and merger agreement contains additional provisions addressing the circumstances under which Johnson & Johnson or Inverness may terminate the split-off and merger agreement and when Inverness may be required to pay Johnson & Johnson the $28 million termination fee. For a more complete description of when the parties may terminate the split-off and merger agreement and when Inverness must pay the termination fee, see "The Split-off and Merger Agreement -- Termination of the Split-off and Merger Agreement" and "-- Fees and Expenses."



THE STOCK OPTION AGREEMENT (PAGE 70)



     Inverness granted an option to Johnson & Johnson to purchase up to 6,417,689 shares of Inverness common stock if any of the events occur that entitle Johnson & Johnson to receive the termination fee under the split-off and merger agreement. The stock option agreement limits the total amount of profit that Johnson & Johnson can receive under the agreement, together with the termination fee, to $28 million in the aggregate.



REGULATORY MATTERS (PAGE 48)



     United States antitrust laws prohibit Johnson & Johnson and Inverness from completing the merger until they furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period ends. Johnson & Johnson and Inverness each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on June 27, 2001 and requested an early termination of the required waiting period. On July 16, 2001, the regulatory authorities granted Johnson & Johnson and Inverness an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.



     The merger is not notifiable to the European Commission because it lacks the requisite European Community dimension. However, Johnson & Johnson has made filings in Germany and Italy seeking approval of the merger. On July 19, 2001, Johnson & Johnson received clearance from the German competition authority to complete the transaction. On August 30, 2001 the Italian regulatory authorities requested additional information from Johnson & Johnson. Johnson & Johnson is in the process of collecting that information and responding to the request. Johnson & Johnson believes that the Italian regulatory approval process will not materially delay or impede the completion of the split-off and merger.



ACCOUNTING TREATMENT (PAGE 43)



     Johnson & Johnson intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Johnson & Johnson will treat Inverness as a separate entity for periods prior to completion of the merger and, thereafter, will consolidate the financial results of Inverness' post-restructuring business, including its diabetes care products business, with Johnson & Johnson's financial results.



FEES AND EXPENSES (PAGE 64)


     Each of Johnson & Johnson and Inverness will pay its own fees and expenses in connection with the split-off and merger and related transactions. Inverness will pay its expenses and the expenses of Innovations and its subsidiaries directly relating to the restructuring, the split-off and the merger up to a specified amount, while

Innovations will pay all such expenses, if any, in excess of that amount, subject to specified exceptions.


THE RESTRUCTURING AND SPLIT-OFF (PAGE 53)



     After completion of the restructuring of Inverness and the split-off of Innovations, Innovations will be an independent, publicly-owned company that will hold and operate Inverness' women's health, nutritional supplements and clinical diagnostics businesses. In the restructuring, Innovations will receive:



     - up to $40 million in net cash



     - the assets and liabilities primarily relating to the women's health, nutritional supplements and clinical diagnostics businesses and



     - rights to intellectual property under a license agreement.


Following completion of the split-off and merger, Inverness and Johnson & Johnson, on the one hand, and Innovations, on the other hand, will indemnify each other with respect to various losses, damages, claims and liabilities, including those arising out of each of their respective businesses.


                            THE COMPANIES (PAGE 19)


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Telephone: (732) 524-0400

     Johnson & Johnson, with approximately 100,000 employees, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and professional markets. Johnson & Johnson has more than 195 operating companies in 51 countries around the world, selling products in more than 175 countries.

Inverness Medical Technology, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Telephone: (781) 647-3900

     Inverness develops, manufactures and markets innovative products focused primarily on diabetes self-management. Inverness' principal products are advanced electrochemical blood glucose monitoring systems that are used by people with diabetes to determine their blood glucose levels in order to manage their disease. In addition to its diabetes products, Inverness sells products for the women's health market and, to a lesser extent, the infectious disease market.


                MARKET PRICES AND DIVIDEND INFORMATION (PAGE 80)


     Shares of Johnson & Johnson common stock are listed on the New York Stock Exchange. Shares of Inverness common stock are listed on the American Stock Exchange. The following table presents:

     - the last reported sale price of a share of Johnson & Johnson common stock, as reported by the Dow Jones & Company, Inc.

     - the last reported sale price of a share of Inverness common stock, as reported by the Dow Jones & Company, Inc. and

     - the market value of a share of Inverness common stock on an equivalent per share basis in each case on:



     - May 8, 2001, the last full trading day prior to the public announcement that Johnson & Johnson and Inverness were in advanced discussions regarding the proposed split-off and merger



     - May 22, 2001, the last full trading day prior to the public announcement that Johnson & Johnson and Inverness had signed the definitive split-off and merger agreement and



     - --, 2001, the last practicable trading day prior to the date of this proxy statement/ prospectus.



We have adjusted the price information for Johnson & Johnson common stock to reflect a two-for-one stock split effected in June 2001. We have determined the equivalent price per share data for Inverness common stock by multiplying the last reported sale price of a share of Johnson & Johnson common stock on each of these dates by an exchange ratio determined by dividing $35.00 by the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock for each of the 20 consecutive trading days ending with the third trading day immediately preceding the calculation date. Because there is currently no public trading market for shares of Innovations common stock, we did not factor the 0.20 of a share of Innovations common stock to be issued in the split-off for each outstanding share of Inverness common stock into the calculation of the equivalent price per share of Inverness common stock.


                                               EQUIVALENT
                                               PRICE PER
                       JOHNSON &                SHARE OF
                        JOHNSON    INVERNESS   INVERNESS
                        COMMON      COMMON       COMMON
DATE                     STOCK       STOCK       STOCK
----                   ---------   ---------   ----------
May 8, 2001..........   $48.98      $35.91       $36.67
May 22, 2001.........    49.50       34.95        35.82
--, 2001.............    --          --           --

     Innovations has no history as an independent, publicly traded company. Innovations has applied to have its common stock listed on the American Stock Exchange and it is anticipated that the Innovations common stock will be listed on the American Stock Exchange immediately after the completion of the split-off and merger.


     Johnson & Johnson declares and pays regular quarterly dividends. Inverness does not pay dividends. Innovations anticipates that it will not pay dividends in the foreseeable future. See "Comparative Stock Prices and Dividends."

                       COMPARATIVE PER SHARE INFORMATION


     The following table shows certain per share data of Johnson & Johnson, Inverness and Innovations and also shows similar information reflecting the combination of Johnson & Johnson and Inverness' diabetes care products business, which is referred to as "pro forma" information.



     The comparative per share data is derived from, and should be read with, the historical financial statements of Johnson & Johnson and the historical financial statements of Inverness that are included in the documents described under "Where You Can Find More Information" on page 100 and the historical financial statements of Innovations included in this proxy statement/prospectus.



     The Inverness "equivalent pro forma" data was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of 0.6370, which would have been the exchange ratio had the merger been completed on September 11, 2001. This data shows how each share of Inverness common stock would have participated in net income and book value of Johnson & Johnson if Inverness' diabetes care products business had always been combined with Johnson & Johnson for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Johnson & Johnson. The Johnson & Johnson pro forma financial information disclosed below is subject to change since this information has been calculated using a preliminary exchange ratio of 0.6370, which would have been the exchange ratio had the merger been completed on September 11, 2001, and which may change depending on the market price of Johnson & Johnson common stock prior to the completion of the merger. However, in order to have a $0.01 impact on Johnson & Johnson unaudited pro forma combined net income per diluted share, the market price of Johnson & Johnson common stock would have to decline by 62% from its price on September 10, 2001 to $20.63. In order to have a $0.01 impact on Johnson & Johnson unaudited pro forma combined book value per share, the market price of Johnson & Johnson common stock would have to decline by 16% from its price on September 10, 2001 to $45.88. As of September 19, 2001, the 52-week low price of Johnson & Johnson common stock was $40.25. Inverness has not declared or paid any cash dividends during any of the periods presented.



                                                            FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                            DECEMBER 31, 2000       JULY 1, 2001
                                                            -----------------    ------------------
JOHNSON & JOHNSON
  Historical net income per diluted share.................       $  1.61              $  0.98
  Unaudited pro forma combined net income per diluted
     share................................................       $  1.61              $  0.96

  Unaudited historical book value per share(1)............       $  6.77              $  7.49
  Unaudited pro forma combined book value per share.......       $  6.77              $  7.50

  Historical cash dividends per share.....................       $  0.62              $  0.34
  Unaudited pro forma cash dividends per share(2).........       $  0.62              $  0.34

  Equivalent unaudited pro forma combined net income per
     Inverness share......................................       $  1.02              $  0.61

  Equivalent unaudited pro forma book value per Inverness
     share................................................       $  4.31              $  4.77

  Equivalent unaudited pro forma cash dividends per
     Inverness share(2)...................................            --                   --

INNOVATIONS
  Historical net income per diluted share(3)..............       $ 2,182              $ 1,022
  Pro forma net income per diluted share(4)...............       $  0.99              $  0.25
  Unaudited historical book value per share(5)............       $41,812              $46,371
  Unaudited pro forma book value per share(5).............       $    --              $ 12.64
  Historical cash dividends per share(2)..................       $    --              $    --

                                                            FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                            DECEMBER 31, 2000       JULY 1, 2001
                                                            -----------------    ------------------
INVERNESS
  Historical net income (loss) per diluted share(6).......       $  0.37              $ (1.68)
  Pro forma net loss per diluted share(7).................       $ (0.39)             $ (0.03)
  Unaudited historical book value per share(8)............       $  4.17              $  5.00
  Unaudited pro forma book value per share(8).............       $    --              $    --
  Historical cash dividends per share(2)..................            --                   --


---------------
(1) Historical book value per share is computed by dividing shareowners' equity or stockholders' equity by the number of shares of common stock outstanding at the end of each period. Johnson & Johnson's unaudited pro forma combined book value per share is computed by dividing unaudited pro forma shareowners' equity by the unaudited pro forma number of shares of Johnson & Johnson common stock that would have been outstanding had the merger been completed as of each balance sheet date.


(2) Johnson & Johnson's current quarterly dividend is $0.18 per share ($0.72 per share annualized) and is subject to future approval and declaration by the Johnson & Johnson board of directors. Inverness and Innovations do not currently pay cash dividends. The pro forma dividends per share are the same as the historical dividends per share since no change in dividend policy is expected as a result of the merger.



(3)Historical net income per diluted share is computed by dividing the historical net income of Innovations by the weighted average number of shares of Innovations common stock outstanding for each period presented.



(4)Pro forma net income per diluted share is computed as described in Note 1(j) of the Notes to Combined Financial Statements of Inverness Medical Innovations, Inc. and subsidiaries.



(5)Unaudited book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of each period presented. Innovations unaudited historical book value per share is computed using the number of shares of Innovations common stock outstanding for each period presented. Innovations unaudited pro forma book value per share is computed using the number of shares of Innovations common stock outstanding as reflected in the unaudited pro forma combined balance sheet at page XF-5. The unaudited Innovations pro forma book value per share as of ended December 31, 2000 has not been presented as the Securities and Exchange Commission's rules do not permit the presentation of pro forma balance sheet information as of any date other than the most recent balance sheet date.



(6)Historical net income (loss) per diluted share for the year ended December 31, 2000 and the six months ended June 30, 2001 are computed as described in Inverness' Form 10-K for the year ended December 31, 2000 filed with the SEC on April 2, 2001 and Form 10-Q for the six months ended June 30, 2001 filed with the SEC on August 1, 2001, respectively.



(7)Pro Forma net loss per diluted share for the year ended December 31, 2000 and for the six months ended June 30, 2001 reflects the acquisitions of Integ and LXN as computed and described in Inverness' Form 8-K filed with the SEC on September 21, 2001.



(8)Unaudited book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of each period presented. Inverness unaudited historical book value per share is computed using the number of shares of Inverness common stock outstanding for each period presented. The Inverness unaudited pro forma book value per share as of December 31, 2000 has not been presented as the SEC rules do not permit the presentation of pro forma balance sheet information as of any date other than the most recent balance sheet date. The Inverness unaudited pro forma book value per share as of June 30, 2001 has not been presented as both the acquisitions of Integ and LXN were consummated prior to June 30, 2001 and are therefore reflected in the historical June 30, 2001 financial statements.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JOHNSON & JOHNSON


     The following selected financial information of Johnson & Johnson as of and for the three fiscal years ended December 31, 2000 has been derived from Johnson & Johnson's audited financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial information for the two fiscal years ended December 28, 1997, have been derived from Johnson & Johnson's audited financial statements not included or incorporated by reference in this proxy statement/prospectus. The financial information for Johnson & Johnson as of and for the six months ended July 1, 2001 and July 2, 2000 has been derived from the unaudited financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Johnson & Johnson's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended July 1, 2001 are not necessarily indicative of results for the full fiscal year ending December 30, 2001. This information should be read in conjunction with management's discussion and analysis of results of operations and financial condition of Johnson & Johnson and the consolidated financial statements and notes thereto of Johnson & Johnson incorporated by reference into this proxy statement/prospectus.



                                                                                                     SIX MONTHS     SIX MONTHS
                                                     FISCAL YEAR ENDED                                 ENDED          ENDED
                           ----------------------------------------------------------------------   ------------   ------------
                             DEC. 29,       DEC. 28,       JAN. 3,       JAN. 2,       DEC. 31,       JULY 2,        JULY 1,
                               1996           1997          1999          2000           2000           2000           2001
                           ------------   ------------   -----------   -----------   ------------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS DATA:
Sales....................    $21,984        $23,118        $24,398       $28,007       $29,846        $15,110        $16,363
Costs and expenses.......     17,841         18,776         20,065        22,130        22,978         11,283         12,017
Earnings before
  taxes(1)...............      4,143          4,342          4,333         5,877         6,868          3,827          4,346
Net earnings(1)..........    $ 2,958        $ 3,105        $ 3,101       $ 4,273       $ 4,953        $ 2,694        $ 3,034
Net earnings/diluted
  share(1)...............    $  0.98        $  1.02        $  1.02       $  1.39       $  1.61        $  0.88        $  0.98
Cash dividends/share.....    $0.3675        $0.4250        $0.4850       $0.5450       $  0.62        $  0.30        $  0.34
BALANCE SHEET DATA (at
  period end):
Total assets.............    $22,248        $23,615        $28,966       $31,064       $34,245            N/A        $36,101
Long-term debt...........      2,347          2,084          2,652         3,429         3,163            N/A          2,491
Shareowners' equity......    $11,958        $13,300        $14,674       $16,995       $20,395            N/A        $22,711


---------------

(1) Excluding special charges, results for the years ended December 28, 1997, January 3, 1999, January 2, 2000 and December 31, 2000, respectively, are:


                                            DEC 28, 1997   JAN 3, 1999   JAN 2, 2000   DEC 31, 2000
                                            ------------   -----------   -----------   ------------
Earnings before taxes.....................     $4,698        $5,244        $5,959         $6,901
Net earnings..............................      3,385         3,798         4,348          4,998
Net earnings per diluted share............     $ 1.11        $ 1.24        $ 1.42         $ 1.63

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INVERNESS


    You should read the following selected consolidated financial data of Inverness in conjunction with Inverness' consolidated financial statements and notes and the other information contained in or incorporated by reference into this proxy statement/ prospectus. The selected consolidated balance sheet data as of December 31, 1999 and 2000 and the selected consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 have been derived from Inverness' audited consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference into this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 1996, 1997 and 1998 and the selected consolidated statement of operations data for the years ended December 31, 1996 and 1997 have been derived from Inverness' audited consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus. The selected consolidated statement of operations data for the six-month periods ended June 30, 2000 and 2001 and the selected consolidated balance sheet data at June 30, 2001 are derived from Inverness' unaudited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The unaudited consolidated financial statements for the six-month periods have been prepared on a basis consistent with Inverness' audited consolidated financial statements and, in the opinion of Inverness management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Inverness' consolidated financial position and consolidated results of operations for these periods. The consolidated results of operations for the six months ended June 30, 2001 are not necessarily indicative of results for the year ending December 31, 2001 or any future period. The following selected historical financial data of Inverness' is presented on a historical basis and includes financial information and results of operations of Inverness' women's health, nutritional supplements and clinical diagnostics businesses, which after the completion of the split-off and merger will no longer be part of Inverness.



                                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       JUNE 30,
                                            ----------------------------------------------------   ------------------
                                              1996       1997       1998       1999       2000      2000       2001
                                            --------   --------   --------   --------   --------   -------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS:
Net revenues..............................  $ 19,063   $ 52,250   $117,984   $125,873   $170,344   $76,883   $111,665
Cost of sales.............................    10,958     26,277     77,081     83,246     99,723    45,435     76,455
                                            --------   --------   --------   --------   --------   -------   --------
    Gross profit..........................     8,105     25,973     40,903     42,627     70,621    31,448     35,210
                                            --------   --------   --------   --------   --------   -------   --------
Operating expenses:
  Research and development................     6,643     15,633      7,380      6,906     12,489     6,188     10,264
  Selling, general and administrative.....    14,713     25,805     36,290     35,390     38,734    17,607     19,962
  Other expenses..........................     4,397      3,303      7,542         --         --        --     56,123
                                            --------   --------   --------   --------   --------   -------   --------
  Total operating expenses................    25,753     44,741     51,212     42,296     51,223    23,795     86,349
                                            --------   --------   --------   --------   --------   -------   --------
    Operating (loss) income...............   (17,648)   (18,768)   (10,309)       331     19,398     7,653    (51,139)
                                            --------   --------   --------   --------   --------   -------   --------
Interest expense, including amortization
  of original issue discount..............   (11,561)    (5,487)    (9,565)    (8,093)    (7,583)   (4,152)    (1,455)
Interest and other income (expense),
  net.....................................       741        434      1,787       (533)     1,785     2,084      1,642
                                            --------   --------   --------   --------   --------   -------   --------
    (Loss) income before dividends and
      accretion on mandatorily redeemable
      preferred stock of a subsidiary.....   (28,468)   (23,821)   (18,087)    (8,295)    13,600     5,585    (50,952)
Dividends and accretion on mandatorily
  redeemable preferred stock of a
  subsidiary..............................      (110)      (114)      (147)      (226)      (430)     (336)       (93)
                                            --------   --------   --------   --------   --------   -------   --------
    (Loss) income before income taxes and
      extraordinary loss..................   (28,578)   (23,935)   (18,234)    (8,521)    13,170     5,249    (51,045)
                                            --------   --------   --------   --------   --------   -------   --------
Provision for income taxes................        --        196        544        245        168       287      1,431
Extraordinary loss on modification and
  early extinguishment of debt............        --        579         --        306      2,362       800         --
                                            --------   --------   --------   --------   --------   -------   --------
    Net (loss) income.....................  $(28,578)  $(24,710)  $(18,778)  $ (9,072)  $ 10,640   $ 4,162   $(52,476)
                                            ========   ========   ========   ========   ========   =======   ========
Net (loss) income per common and potential
  common share(1):
Basic.....................................  $  (6.00)  $  (3.36)  $  (1.55)  $  (0.66)  $   0.43   $  0.18   $  (1.68)
                                            ========   ========   ========   ========   ========   =======   ========
Diluted...................................  $  (6.00)  $  (3.36)  $  (1.55)  $  (0.66)  $   0.37   $  0.15   $  (1.68)
                                            ========   ========   ========   ========   ========   =======   ========



                                                                         DECEMBER 31,
                                                   --------------------------------------------------------   JUNE 30,
                                                    1996      1997          1998          1999       2000       2001
                                                   -------   -------   --------------   --------   --------   ---------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $16,459   $15,670      $  9,200      $  5,234   $ 82,272   $ 31,245
Working capital..................................    9,863    (2,282)        2,733        (8,673)    55,599     39,437
Total assets.....................................   41,089    95,372       115,077       114,837    213,303    226,015
Debt obligations.................................    8,833    59,903        62,481        60,375     49,066     21,318
Preferred stock subject to redemption............    1,754     1,868         3,718         3,944      4,375      4,468
Total stockholders' equity.......................  $12,079     5,441      $ 15,009      $ 18,120   $121,384   $155,927


---------------
(1) Historical basic and diluted net (loss) income per common and potential common share is computed as described in Inverness' historical financial statements and related notes incorporated by reference into this proxy statement/prospectus.

               RISK FACTORS RELATING TO THE SPLIT-OFF AND MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Inverness stockholders should consider carefully the matters described below in determining whether to adopt the split-off and merger agreement.


     THE NUMBER OF SHARES OF JOHNSON & JOHNSON COMMON STOCK THAT INVERNESS STOCKHOLDERS WILL RECEIVE IN THE SPLIT-OFF AND MERGER IS SUBJECT TO CHANGES IN THE STOCK PRICE OF JOHNSON & JOHNSON COMMON STOCK UNTIL SHORTLY BEFORE THE COMPLETION OF THE SPLIT-OFF AND MERGER. Under the split-off and merger agreement, each share of Inverness common stock will convert into the right to receive:



     - 0.20 of a share of Innovations common stock and



     - a fraction of a share of Johnson & Johnson common stock based on an exchange ratio intended to value that fractional share at $35.00.



     We will not determine the amount of Johnson & Johnson common stock to be issued for each share of Inverness common stock until shortly before the completion of the split-off and merger. We will determine the exchange ratio by dividing $35.00 by the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock on the New York Stock Exchange for each of the 20 consecutive trading days ending with the third trading day immediately preceding the date on which the split-off and merger are completed. We have included in this proxy statement/prospectus an estimate of the exchange ratio based on the closing price per share of Johnson & Johnson common stock on --, 2001, the last practicable trading day before the date of this proxy statement/prospectus. The actual exchange ratio could be more or less than this estimated exchange ratio, which means that the number of shares of Johnson & Johnson common stock you actually receive could be more or less than you would receive based on the estimated exchange ratio. The price of Johnson & Johnson common stock upon the completion of the split-off and merger may vary from its price on the date of this proxy statement/prospectus and on the date of the special meeting. The price may vary as a result of changes in the business, operations or prospects of Johnson & Johnson, market assessments of the likelihood that the split-off and merger will be completed, the timing of the completion of the split-off and merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the split-off and merger are completed may be later than the date of the special meeting, the price of Johnson & Johnson common stock on the date of the special meeting may not be indicative of its price on the date the split-off and merger are completed. We urge Inverness stockholders to obtain current market quotations for Johnson & Johnson common stock.



     THE MARKET VALUE OF SHARES OF JOHNSON & JOHNSON COMMON STOCK THAT INVERNESS STOCKHOLDERS WILL RECEIVE IN THE SPLIT-OFF AND MERGER MAY BE MORE OR LESS THAN THE VALUE ATTRIBUTED TO SHARES OF INVERNESS COMMON STOCK IN CALCULATING THE EXCHANGE RATIO. The exchange ratio will be based on an average trading price of Johnson & Johnson common stock during a period of 20 trading days. The market value of Johnson & Johnson common stock on the date on which the split-off and merger are completed may be different than the average Johnson & Johnson share price during the 20-day period used in determining the exchange ratio. As a result, the market value of the shares of Johnson & Johnson common stock that Inverness stockholders will receive in the split-off and merger may be more or less than the value attributed to shares of Inverness common stock in calculating the exchange ratio.



     THE INTEGRATION OF INVERNESS' DIABETES CARE PRODUCTS BUSINESS INTO JOHNSON & JOHNSON FOLLOWING THE SPLIT-OFF AND MERGER WILL PRESENT SIGNIFICANT CHALLENGES. Johnson & Johnson and Inverness will face significant challenges in combining their diabetes care operations and product lines in a timely and efficient manner and retaining key Inverness personnel. The integration of Inverness' diabetes care products business into Johnson & Johnson will be complex and time-consuming. If Johnson & Johnson fails to integrate successfully Inverness' diabetes care products business with its other businesses or fails to manage successfully the challenges presented by the integration process, then Johnson & Johnson and Inverness may not achieve the anticipated potential benefits of the merger.

     DIFFERENT FACTORS MAY AFFECT THE PRICE OF JOHNSON & JOHNSON COMMON STOCK AND THE PRICE OF INVERNESS COMMON STOCK. Upon completion of the merger, holders of Inverness common stock will become holders of Johnson & Johnson common stock. Johnson & Johnson's business is different from that of Inverness, and different factors may affect Johnson & Johnson's results of operations, as well as the price of Johnson & Johnson common stock, as compared to those factors affecting Inverness' results of operations and the price of Inverness common stock. For a discussion of Johnson & Johnson's and Inverness' businesses and certain factors to consider in connection with such businesses, see Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and Inverness' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, each of which is incorporated by reference in this proxy statement/prospectus.


     THERE ARE VARIOUS RISKS ASSOCIATED WITH HOLDING AN INTEREST IN INNOVATIONS. In the split-off, Inverness stockholders will receive shares of the common stock of Innovations, an independent, publicly-owned company with no prior operating history as a stand-alone entity. There are various risks which may materially impact your interest in Innovations or materially affect Innovations and its business, financial condition, results of operations and prospects. For a more complete discussion of the risk factors relating to Innovations and its common stock that should be carefully considered in determining whether to adopt the split-off and merger agreement, see "Risk Factors" beginning on page X-6 of the Innovations prospectus portion of this proxy statement/prospectus.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to Inverness stockholders as of the record date as part of the solicitation of proxies by the Inverness board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, at -- a.m., local time, on --, --, 2001.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, we will ask holders of Inverness common stock to adopt the split-off and merger agreement. A vote for the adoption of the split-off and merger agreement has the effect of approving the merger, including the split-off, and the other transactions contemplated by the split-off and merger agreement. No separate vote on the split-off is required or being requested. The split-off and merger agreement is attached as Annex 1 to this proxy statement/prospectus. Please read it and the other information contained in this proxy statement/prospectus carefully before deciding how to vote on the split-off and merger agreement.

     At the special meeting, we will also ask holders of Inverness common stock to approve the Innovations 2001 stock option and incentive plan and the Innovations executive bonus plan. The completion of the split-off and merger is not conditioned on approval of the Innovations incentive plans, but the effectiveness of these plans is conditioned on completion of the split-off and merger. The Innovations stock option plan is attached as Annex 9 to this proxy statement/prospectus. Please read it and the other information contained in this proxy statement/prospectus carefully before deciding how to vote on the Innovations incentive plans.

RECOMMENDATION OF THE INVERNESS BOARD OF DIRECTORS

     The Inverness board of directors has determined that the merger, including the split-off, and the other transactions contemplated by the split-off and merger agreement are advisable and in the best interests of Inverness and its stockholders, and has unanimously approved the split-off and merger agreement and the transactions contemplated by the split-off and merger agreement. THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE SPLIT-OFF AND MERGER AGREEMENT. THE INVERNESS BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE INNOVATIONS INCENTIVE PLANS.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only holders of record of Inverness common stock at the close of business on --, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. On the record date, -- shares of Inverness common stock were issued and outstanding and held by approximately -- holders of record. A quorum will be present at the special meeting if a majority of all the shares of Inverness common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by proxy. Holders of record of Inverness common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

VOTE REQUIRED

     The adoption of the split-off and merger agreement requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock outstanding on the record date. Because the required vote of Inverness stockholders is based upon the number of outstanding shares of Inverness common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the split-off and merger agreement.

     The approval of the Innovations incentive plans requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock present in person or represented by proxy at the special meeting and entitled to vote on those matters. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of votes against the approval of the Innovations incentive plans. Broker non-votes will not be considered as present and entitled to vote and, accordingly, will have no effect on the proposals relating to the Innovations incentive plans.

SHARES OWNED BY INVERNESS DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     At the close of business on the record date, directors and executive officers of Inverness and their affiliates beneficially owned and were entitled to vote -- shares of Inverness common stock, which represented approximately --% of the shares of Inverness common stock outstanding on that date.

VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the split-off and merger agreement and "FOR" the approval of the Innovations incentive plans.


     Inverness will treat shares of Inverness common stock represented at the special meeting but not voting, including shares representing abstentions or broker non-votes, as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.


     Brokers who hold shares of Inverness common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares without specific instructions from those customers. These non-voted shares are referred to as "broker non-votes" and will have the same effect as votes against the adoption of the split-off and merger agreement. ACCORDINGLY, IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE ON YOUR PROXY CARD TO ENSURE YOUR SHARES ARE PROPERLY VOTED AT THE MEETING. Broker non-votes will have no effect on the proposals relating to the Innovations incentive plans.


     The special meeting may be adjourned or postponed, including by the presiding officer, for the purpose of, among other things, soliciting additional proxies. No proxy voted against any of the proposals will be voted in favor of any proposal to adjourn or postpone the special meeting that is submitted to the Inverness stockholders for a vote.


     Inverness does not expect that any matter other than the proposal to adopt the split-off and merger agreement and the proposals to approve the Innovations incentive plans will be brought before the special meeting. If, however, the Inverness board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

REVOCATION OF PROXIES

     The grant of a proxy pursuant to this solicitation does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by submitting a new proxy bearing a later date, including a proxy given by telephone or Internet, by notifying the Secretary of Inverness in writing that the proxy has been revoked, or by appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

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SOLICITATION OF PROXIES

     Inverness will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Inverness may solicit proxies from stockholders by telephone or other electronic means or in person. Inverness will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Inverness will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.


     Georgeson Shareholder will assist in the solicitation of proxies by Inverness. Inverness will pay Georgeson Shareholder a fee of approximately $12,000, plus additional charges related to telephone calls and reimbursement of certain out-of-pocket expenses, and will indemnify Georgeson Shareholder against any losses arising out of its proxy solicitation services on behalf of Inverness.


     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal form with instructions for the surrender of Inverness common stock certificates will be mailed to Inverness stockholders shortly after completion of the split-off and merger.

                                 THE COMPANIES

JOHNSON & JOHNSON

     Johnson & Johnson, with approximately 100,000 employees, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 195 operating companies in 51 countries around the world, selling products in more than 175 countries.

     Johnson & Johnson's worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

     The pharmaceutical segment's principal worldwide franchises are in the anti-infective, anti-fungal, anti-anemia, central nervous system, contraceptive, dermatology, gastrointestinal and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

     The medical devices and diagnostics segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

     Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey, and the telephone number at that address is (732) 524-0400.

INVERNESS

     Inverness develops, manufactures and markets innovative products focused primarily on diabetes self-management. Inverness' principal products are advanced electrochemical blood glucose monitoring systems that are used by people with diabetes to determine their blood glucose levels in order to manage their disease. In addition to its diabetes products, Inverness sells products for the women's health market and, to a lesser extent, the infectious disease market.

     Inverness was incorporated in the State of Delaware on August 25, 1992 under the name Selfcare, Inc. Inverness changed its name to Inverness Medical Technology, Inc. in May 2000. The address of its principal executive offices is 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, and its telephone number is (781) 647-3900.

INNOVATIONS

     Following the restructuring and the split-off, Innovations will develop, manufacture and sell products for the women's health market, and, to a lesser extent, clinical diagnostic products for the infectious disease market. Its self-test products for the women's health market will include home pregnancy detection tests and ovulation prediction tests. Innovations will also sell a line of nutritional supplements targeted primarily at the women's health market. Innovations' clinical diagnostic products will consist of test kits used by smaller laboratories, small blood banks, physicians' offices, and other patient point-of-care sites for the detection of certain infectious diseases.

     Innovations was incorporated in Delaware on May 11, 2001 under the name New IMT Corporation. Innovations changed its name to Inverness Medical Innovations, Inc. on July 19, 2001. The address of its principal executive offices is 51 Sawyer Road, Suite 200, Waltham, MA 02453, and its telephone number is (781) 647-3900.

     For more complete information concerning Innovations, please see the Innovations prospectus portion of this proxy statement/prospectus beginning on page X-i.

MATERIAL CONTRACTS BETWEEN JOHNSON & JOHNSON AND INVERNESS


     Beginning in 1995, Inverness entered into development and global distribution agreements with Johnson & Johnson Development Corporation and LifeScan, Inc., both of which are subsidiaries of Johnson & Johnson. These agreements were amended in June 1999 and again in February 2001, effective as of January 1, 2001. Under these agreements, Inverness develops and manufactures, and LifeScan markets as Inverness' sole distributor, electrochemical blood glucose monitoring systems. Under the terms of the agreements, LifeScan is not prohibited from selling other blood glucose monitoring systems, including electrochemical systems. However, if LifeScan either



     - introduces such a system not sourced from Inverness prior to December 31, 2002 or



     - fails to purchase specified minimum annual levels of test strips,


Inverness is released from a restriction under the agreements prohibiting it from selling complete electrochemical blood glucose monitoring systems to parties other than LifeScan.


     As part of these agreements, LifeScan loaned Inverness an aggregate of 8,281,250 British Pounds Sterling, approximately $12,800,000, to fund the increased costs related to anticipated production levels. All such loans have been repaid in full through incremental deductions from the invoice price of test strips sold to LifeScan. Under these agreements, Inverness has the right to receive additional loans from LifeScan upon the accomplishment of certain milestones relating to new products Inverness is to develop for LifeScan.


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

               THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS

BACKGROUND TO THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS

     In pursuing strategies for enhancing stockholder value, Inverness regularly considers opportunities for acquisitions, dispositions and other strategic alliances and alternatives. As part of that process, during the course of its relationship with Johnson & Johnson, representatives of Inverness have from time to time had discussions with representatives of Johnson & Johnson regarding ways in which the companies could expand and enhance their existing relationship.


     On March 26 and 27, 2001, Ron Zwanziger, Chairman, Chief Executive Officer and President of Inverness, and David Scott, Chairman of Inverness Medical Limited, met with Eric P. Milledge, Company Group Chairman of LifeScan, and Robert Coradini, President of LifeScan, in Milpitas, California to discuss the Inverness/LifeScan commercial relationship in general. The meeting participants also discussed the possibility of a business combination between Inverness and Johnson & Johnson, whether the business combination would involve all or a portion of Inverness, how such a transaction would be structured and whether cash or Johnson & Johnson common stock would be paid as consideration in the transaction, as well as the potential strategic, commercial and financial benefits of a transaction between Inverness and Johnson & Johnson. Following this meeting, Mr. Zwanziger conferred with several members of the Inverness board of directors and senior management regarding the potential benefits of a business combination with Johnson & Johnson.


     On April 2, 2001, Mr. Milledge sent a letter to Mr. Zwanziger indicating Johnson & Johnson's continued interest in exploring a business combination with Inverness. The letter contemplated the complete acquisition of Inverness by Johnson & Johnson and stated that such a proposal assumed that the parties would be able to reach mutually satisfactory arrangements for the retention of key people and for appropriate non-competition provisions. The letter also stated that in order to make a final proposal, Johnson & Johnson would have to conduct customary due diligence.


     On April 5, 2001, Mr. Zwanziger sent a letter to Mr. Milledge in response to Mr. Milledge's letter of April 2, 2001. In the letter, Mr. Zwanziger indicated that, depending on the proposed purchase price, he would support an acquisition of all of Inverness. He indicated that he would also support a possible two-step transaction in which, among other things, Johnson & Johnson would acquire the current glucose business and all future developments of those products and Inverness would retain the rights to new products under development, including diabetes-related products, as well as the women's health, nutritional supplements and clinical diagnostics businesses.



     On April 9, 2001, Mr. Milledge sent a letter to Mr. Zwanziger in response to Mr. Zwanziger's letter of April 5, 2001. In response to the two-step transaction suggested by Mr. Zwanziger in his letter of April 5, 2001, Mr. Milledge indicated that Johnson & Johnson was open to discussing alternatives to a complete acquisition, but expressed concern that a two-step transaction would involve complex financial and negotiation issues resulting from separating the businesses. The letter suggested that the parties meet later that week to continue discussions.



     On April 10, 2001, the Inverness board of directors held a regularly scheduled meeting. At that meeting, Mr. Zwanziger consulted with the Inverness board on his discussions with Johnson & Johnson regarding a potential business combination and outlined some of the major issues, including the purchase price and alternative structures for a transaction between Inverness and Johnson & Johnson. A representative of Inverness' financial advisor, Covington Associates, also participated in this regularly scheduled board meeting.


     On April 12, 2001, Mr. Zwanziger and Dr. Scott met with Mr. Milledge and James T. Lenehan, Vice Chairman of Johnson & Johnson and Worldwide Chairman, Medical Devices and Diagnostics Group, at Johnson & Johnson's facilities in New Brunswick, New Jersey to continue discussions regarding a potential business combination. At that meeting, Johnson & Johnson again discussed the possibility and potential terms for an acquisition of all of Inverness. Johnson & Johnson also requested an opportunity to begin a full due diligence review.

     At a special meeting of the Inverness board of directors held on April 13, 2001, Mr. Zwanziger again consulted with the Inverness board on his and Dr. Scott's meeting with Mr. Lenehan and Mr. Milledge and the status of discussions with Johnson & Johnson regarding a potential business combination.

     On April 18, 2001, Inverness and LifeScan entered into a confidential disclosure agreement. Thereafter, over the course of the next few weeks, representatives of Johnson & Johnson and its legal advisors conducted a due diligence review of Inverness, focusing their efforts on Inverness' diabetes care products business. During this period, Inverness' representatives and advisors continued to discuss the possible terms of a proposed transaction with Johnson & Johnson's representatives and legal advisors, including a split-off and merger transaction in which Inverness' women's health, nutritional supplements and clinical diagnostics businesses would be separated from the rest of its businesses and split-off as a new publicly traded company to be owned by Inverness stockholders.

     In late April 2001, Inverness retained ABN AMRO Incorporated to act as one of its financial advisors in connection with the Inverness board of directors' evaluation and review of a possible transaction with Johnson & Johnson.


     On April 24, 2001, Cravath, Swaine & Moore, Johnson & Johnson's legal advisor, circulated a draft merger agreement to Inverness' legal advisor, Goodwin Procter LLP. Drafts of the related agreements, including those necessary to effect the split-off of Innovations and to license certain intellectual property rights to Innovations after the split-off and merger, were circulated during the first week of May 2001. Thereafter, Inverness, Johnson & Johnson and their respective representatives and advisors had numerous meetings and conference calls to review and negotiate the terms of the split-off and merger agreement and the related agreements.


     On April 25, 2001, Mr. Zwanziger and Dr. Scott met with Messrs. Milledge and Coradini in Boston, Massachusetts to discuss the proposed transaction. At that meeting, the participants discussed the proposed transaction, including potential terms and conditions for the acquisition of the diabetes care products business in exchange for Johnson & Johnson common stock, the split-off of Inverness businesses other than its diabetes care products business, the licensing of intellectual property rights between Johnson & Johnson and Inverness and non-competition agreements with specified Inverness executives.

     On April 26, 2001, the Johnson & Johnson board of directors held a meeting at which the Johnson & Johnson board considered the potential terms and conditions of the proposed transaction with Inverness and authorized the Finance Committee of the Johnson & Johnson board to approve, in their sole discretion, the final terms of a transaction with Inverness.

     On April 27, 2001, a special meeting of the Inverness board of directors was held to discuss the proposed transaction with Johnson & Johnson. At that meeting, Mr. Zwanziger updated the Inverness board on the status of the discussions with Johnson & Johnson and the proposed transaction structure, which involved Johnson & Johnson's acquisition of the diabetes care products business and the simultaneous split-off of the women's health, nutritional supplements and clinical diagnostics businesses to the existing stockholders of Inverness. Mr. Zwanziger and a representative of Covington Associates then reviewed the principal terms of the proposed transaction. Goodwin Procter LLP advised the Inverness board on legal issues related to the proposed transaction and reviewed with the Inverness board a possible schedule for completing such a transaction.

     On May 3 and 4, 2001, representatives of Inverness and Johnson & Johnson met at Inverness' headquarters in Waltham, Massachusetts to continue the due diligence process and to review business and organizational issues relating to the proposed split-off and merger, including transition services that would be necessary for both Innovations and Johnson & Johnson after completion of the split-off and merger.

     On May 6, 2001, representatives of Inverness and Johnson & Johnson and their respective advisors met at Johnson & Johnson's facilities in New Brunswick, New Jersey to negotiate the major terms of the proposed transaction and the related agreements. Further negotiations occurred between representatives of Inverness and Johnson & Johnson on May 7 and May 8, 2001.

     On May 7, 2001, the Inverness board of directors met to discuss the status of the proposed transaction with Johnson & Johnson. At that meeting, Mr. Zwanziger updated the Inverness board on the status of the discussions and negotiations about the proposed transaction and the related agreements. Inverness' financial and legal advisors also participated in the meeting, updating the Inverness board on the open issues and the status of negotiations regarding those issues. ABN AMRO also updated the Inverness board on the status of its financial review of the proposed transaction.


     On May 8, 2001, the Inverness board of directors held a special meeting to review the status of the proposed transaction. Inverness' financial and legal advisors also participated in the meeting. At that meeting, Mr. Zwanziger and the advisors again updated the Inverness board on the status of the discussions and negotiations about the proposed transaction and the related agreements, including the license of intellectual property rights to Innovations after the split-off and merger and the consulting and non-competition agreements to be entered into by Mr. Zwanziger, Dr. Scott and Dr. Jerry McAleer, Vice President of Research and Development of Inverness Medical Ltd. Mr. Zwanziger informed the Inverness board that Inverness had reached a preliminary understanding with Johnson & Johnson regarding a structure for the proposed transaction in which Johnson & Johnson would acquire the diabetes care products business, and the women's health, nutritional supplements and clinical diagnostics businesses would be split-off to the existing stockholders of Inverness. At the request of the Inverness board, representatives of Johnson & Johnson were present during portions of the meeting. After the meeting, negotiations between representatives and advisors of Inverness and Johnson & Johnson continued throughout the night and into the following morning.


     On May 9, 2001, Inverness and Johnson & Johnson issued a joint press release announcing that the companies were in advanced discussions regarding a definitive agreement, whereby Johnson & Johnson would acquire Inverness, excluding certain businesses, in a stock-for-stock exchange. The press release indicated that, at the time of the acquisition, Inverness would split-off its businesses in women's health, nutritional supplements and clinical diagnostics to form a new publicly traded company owned by the existing stockholders of Inverness, and that, under the terms being discussed, Inverness stockholders would receive Johnson & Johnson common stock with a value of $35.00 per share, plus a common stock interest in the new company, for each share of Inverness common stock.

     On May 9 and May 10, 2001, representatives of Inverness and Johnson & Johnson and their respective legal advisors and Inverness' financial advisors continued negotiating the terms of the proposed transaction and the related agreements. During this time, Inverness also retained UBS Warburg to assist the Inverness board of directors in its evaluation and review of the consideration to be received in the proposed transaction.

     On May 11, 2001, the Inverness board of directors held a special meeting to review and discuss the status of the proposed transaction. Inverness' legal and financial advisors also participated in that meeting. At the meeting, Mr. Zwanziger updated the Inverness board on the status of negotiations. In addition, Goodwin Procter LLP reviewed with the Inverness board the remaining open issues, as well as various legal matters. ABN AMRO and UBS Warburg also reviewed with the Inverness board financial aspects of the proposed transaction.

     Between May 14, 2001 and May 21, 2001, Johnson & Johnson, Inverness, their respective legal advisors and representatives of Covington Associates held numerous discussions and negotiations regarding the terms of the proposed transaction and the related agreements.

     At a regularly scheduled meeting held on May 21, 2001, the Inverness board of directors discussed the proposed split-off and merger. Inverness' legal and financial advisors also participated in the meeting. At that meeting, Mr. Zwanziger and the advisors reviewed with the Inverness board the status of negotiations, including the resolution of previously open issues and the principal terms of the proposed transaction and the related agreements. ABN AMRO and UBS Warburg reviewed with the Inverness board their respective financial analysis of the aggregate consideration to be received by holders of Inverness common stock in the transaction. Based on the assumption that the terms of the definitive transaction agreements would remain substantially the same as those contained in the drafts of the agreements provided to them, ABN AMRO and UBS Warburg rendered separate oral opinions, subsequently confirmed by delivery of written opinions dated May 23, 2001, the date of the definitive split-off and merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received in the split-off and merger was fair, from a financial point of view, to the holders of Inverness common stock. After further review and discussion, the Inverness board approved the split-off and merger and all related agreements, declared their advisability and authorized management to execute and deliver such agreements.

     Prior to the execution of the split-off and merger agreement on May 23, 2001, the Finance Committee of the Johnson & Johnson board authorized the execution and delivery of the split-off and merger agreement and all related agreements.

     Between May 21, 2001 and May 23, 2001, Johnson & Johnson and Inverness finalized the transaction agreements and completed due diligence.

     On May 23, 2001, the parties executed the definitive split-off and merger agreement and related agreements and issued a joint press release announcing the execution of the split-off and merger agreement.

REASONS FOR THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS


     REASONS FOR THE TRANSACTION. In reaching its decision to approve the split-off and merger agreement, the related agreements and the transactions contemplated by those agreements, and to recommend that Inverness stockholders adopt the split-off and merger agreement, the Inverness board of directors consulted with its management team, financial advisors, legal counsel and other advisors and considered the short-term and long-term interests of Inverness. The Inverness board of directors considered the following material factors, all of which it deemed favorable, in reaching its decision to approve the split-off and merger agreement, the related agreements, the merger, including the split-off, and the other transactions contemplated by the split-off and merger agreement and the related agreements:


     - Inverness' dependency on Johnson & Johnson as its primary customer and the risk that Johnson & Johnson could in the future develop its own electrochemical test strip technology, acquire another electrochemical test strip manufacturer or change the technology underlying its diabetes monitoring systems

     - the Inverness board of directors' view that maintaining and building market share within the rapidly growing diabetes care products industry will require large investments in management and other resources, and the fact that the merger with Johnson & Johnson would result in a combined entity with the resources necessary to fund and manage a substantial escalation of Inverness' diabetes care products business

     - the Inverness board of directors' view that maintaining and building market share as a stand-alone entity within the rapidly growing diabetes care products industry would require large investments in management and other infrastructure that could alter Inverness' entrepreneurial management and development environments and negatively impact the pace of innovation and adaptation that have, in the Inverness board's view, been critical to Inverness' success to date

     - the transaction allows Inverness stockholders to receive interests in Johnson & Johnson, a more diversified entity with greater size and financial strength, in exchange for their interest in Inverness' diabetes care products business, while retaining their interest in Inverness' women's health, nutritional supplements and clinical diagnostics businesses

     - the value of the Johnson & Johnson common stock to be received for each share of Inverness common stock is set at $35.00 and is not subject to change, with the exact exchange ratio to be based on an average trading price of Johnson & Johnson common stock prior to the completion of the split-off and merger

     - following the split-off, based upon the proposed transaction agreements, Innovations will be virtually free from debt and will have net cash of $40 million

     - Innovations will retain rights to utilize Inverness' electrochemical and interstitial technology platform for certain diagnostic applications outside the field of diabetes

     - the separate financial presentations of ABN AMRO and UBS Warburg to the Inverness board of directors, including the opinions of each of ABN AMRO and UBS Warburg as to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of Inverness common stock in the split-off and merger, as described in more detail in "Opinions of ABN AMRO Incorporated and UBS Warburg LLC"

     - the expected tax treatment of the split-off and merger to Inverness stockholders and

     - the terms and conditions of the split-off and merger agreement and the related agreements, including the provisions that permit Inverness to continue to receive unsolicited inquiries and proposals regarding other potential business combinations, negotiate and provide information to third parties making such inquiries or proposals, and, subject to the satisfaction of certain conditions, in the exercise of its fiduciary duties, withdraw or modify its recommendation to the Inverness stockholders regarding the split-off and merger, or terminate the split-off and merger agreement, and enter into a more favorable transaction with a third party, subject to the payment of a $28 million termination fee to Johnson & Johnson.


     The Inverness board of directors also considered the following potentially negative material factors in its deliberations concerning the split-off and merger agreement and related agreements:



     - the risk that Johnson & Johnson and Inverness will not achieve the anticipated benefits in the split-off and merger


     - the risks inherent in Johnson & Johnson's health care products business, including risks associated with potential changes in the health care industry generally, and the effect that negative changes in Johnson & Johnson's valuation would have on stockholders after completion of the transaction


     - the fact that it was and is difficult to estimate what the value of the shares of Innovations common stock will be at the time they are issued in the split-off and the fact that the value of the shares of Johnson & Johnson stock to be issued in the merger was close to the price of Inverness common stock prior to the announcement that Inverness and Johnson & Johnson were in advanced discussions regarding the proposed split-off and merger on May 9, 2001 and prior to the announcement of the execution of the split-off and merger agreement on May 23, 2001



     - the risks to Inverness' business that might result from constraints imposed by interim operating covenants contained in the split-off and merger agreement, and the related risk that Johnson & Johnson and Inverness would not complete the split-off and merger and



     - the risk that, although Inverness has the right to terminate the split-off and merger agreement if a third party makes a superior proposal for a business combination with Inverness, the termination fee provisions of the split-off and merger agreement could discourage such a proposal, and the risk that the stock option agreement with Johnson & Johnson could discourage certain alternative business combination proposals and, in particular, could preclude any alternative business combination with Inverness from being accounted for as a "pooling of interests," which is an accounting method some buyers have found helpful in business combination transactions. The Inverness board of directors accepted these provisions in order to obtain other terms in the split-off and merger agreement that are favorable to Inverness and its stockholders.

     The Inverness board of directors also considered the financial viability of Innovations as an independent company. Set forth below are the material factors considered by the Inverness board of directors in analyzing the split-off:

     - the financial condition, results of operation, business and prospects of Innovations as an independent company

     - the non-competition obligations that would be imposed on Innovations by certain of the transaction agreements which prohibit Innovations from engaging in the diabetes care products business

     - the current women's health, nutritional supplements and clinical diagnostics industries and market conditions and

     - the indemnification rights and obligations of Innovations following the split-off.


     The Inverness board of directors was aware of, and considered, certain potential benefits to the members of Inverness' management and the Inverness board of directors, discussed below in "-- Interests of Inverness Directors and Executive Officers in the Split-off and Merger and Related Transactions." The Inverness board of directors was also aware of, and considered, the proposed consulting and non-competition agreements to be entered into between Johnson & Johnson and each of Mr. Zwanziger, Dr. Scott and Dr. McAleer, none of which included lump-sum payments or overall compensation materially in excess of each of their current compensation and that, in the case of Mr. Zwanziger, contained only limited compensatory provisions. The Inverness board of directors determined that these potential benefits were such that they would not affect the ability of the members of the Inverness board of directors to discharge their duties.



     In considering and evaluating the proposed split-off and merger, the Inverness board of directors deliberated over the course of seven meetings held between April 10, 2001 and May 21, 2001. As noted above, at various points during these meetings the Inverness board of directors consulted with and reviewed presentations from its management team, financial advisors, legal advisors and opinion providers. During the course of these consultations and presentations, members of the Inverness board of directors asked questions concerning the subject matter of the presentations and discussed the matters both with the presenters and among themselves. The Inverness board of directors reviewed and analyzed all of this information, including the material factors described above, during its deliberations on the merits of the split-off and merger and in determining whether the terms of the transaction, including the exchange ratio, were fair to and in the best interests of Inverness and its stockholders.



     The preceding discussion describes the material factors considered by the Inverness board of directors in its evaluation of the split-off and merger. In view of the wide variety of factors that the Inverness board of directors considered, the board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. In addition, the Inverness board of directors did not reach any specific conclusion on each factor considered, or on any aspect of any particular factor. Rather, the Inverness board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it, though individual members of the Inverness board of directors may have given different weights to different factors. After taking into consideration all of the factors set forth above, the Inverness board of directors determined that the potential benefits of the proposed split-off and merger outweighed the potential detriments associated with the proposed transaction.


     RECOMMENDATION OF THE INVERNESS BOARD OF DIRECTORS. After careful consideration, the Inverness board of directors has unanimously approved the split-off and merger agreement and the transactions contemplated by the split-off and merger agreement, and has determined that the split-off and merger and the other transactions contemplated by the split-off and merger agreement are advisable and in the best interests of Inverness and its stockholders. ACCORDINGLY, THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INVERNESS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE SPLIT-OFF AND MERGER AGREEMENT.

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


OPINIONS OF ABN AMRO INCORPORATED AND UBS WARBURG LLC


     OPINION OF ABN AMRO INCORPORATED. The Inverness board of directors retained ABN AMRO Incorporated to act as one of its financial advisors in connection with the Inverness board of directors' review of the proposed split-off and merger. At the meeting of the Inverness board of directors held on May 21, 2001, ABN AMRO delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received in the proposed split-off and merger was fair, from a financial point of view, to the holders of Inverness common stock. All of the directors were present at this meeting and were given the opportunity to ask questions. The opinion was subsequently confirmed by delivery of a written opinion dated May 23, 2001, the date of execution of the split-off and merger agreement.

     The following summary of the ABN AMRO opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the ABN AMRO opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken and is attached as Annex 7 to this proxy statement/prospectus. We encourage you to carefully read the ABN AMRO opinion in its entirety.

     The ABN AMRO opinion:

     - relates to the fairness, from a financial point of view, of the consideration to be received in the proposed split-off and merger by holders of Inverness common stock

     - addresses only the financial terms of the consideration to be received in the proposed split-off and merger by the holders of Inverness common stock and

     - does not constitute a recommendation to any holder of Inverness common stock as to how such holder should vote with respect to the adoption of the split-off and merger agreement.

     In arriving at its opinion, ABN AMRO, among other things:

     - reviewed Inverness' Annual Report on Form 10-K for each of the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, Inverness' Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2000 and March 31, 2001 and other business information relating to Inverness and Johnson & Johnson

     - reviewed unaudited, pro forma income statements, balance sheets and other financial and operating data concerning Inverness, Inverness after giving effect to the proposed split-off and merger and Innovations, prepared by management of Inverness

     - analyzed unaudited, pro forma financial projections, relating to Inverness, Inverness after giving effect to the proposed split-off and merger and Innovations, for the fiscal years ended December 31, 2000 through 2005, prepared by management of Inverness

     - discussed the past and current operations and financial condition and the prospects of Inverness, Inverness after giving effect to the proposed split-off and merger and Innovations, including information relating to certain strategic, financial and operational benefits anticipated from the proposed split-off and merger, with senior executives of Inverness

     - reviewed the reported prices and trading activity for Inverness common stock for the last 12 months and Johnson & Johnson common stock for the last three years, respectively

     - compared the pro forma financial and operating performance of Inverness after giving effect to the proposed split-off and merger and Innovations with that of certain publicly-traded companies that ABN AMRO considered to be relevant

     - compared the proposed financial terms of the merger with the financial terms of certain other public transactions that ABN AMRO considered to be relevant

     - reviewed and discussed with the senior management of Inverness the strategic rationale for, and the potential benefits of, the proposed split-off and merger

     - reviewed the amended and restated Sales Distribution Agreement for Testing System for Glucose in Humans between LifeScan and Inverness dated June 7, 1999 and as amended as of January 1, 2001

     - reviewed the executed split-off and merger agreement dated May 23, 2001, including certain exhibits and schedules

     - reviewed the form of restructuring agreement dated May 23, 2001 and certain related documents, which ABN AMRO had been advised were in substantially final form and

     - reviewed the form of license agreement dated May 23, 2001, including certain exhibits thereto, which ABN AMRO had been advised was in substantially final form.

     In connection with its review, ABN AMRO:

     - assumed and relied upon the accuracy and completeness of the financial and other information reviewed by ABN AMRO and did not obtain, nor made or assumed responsibility for undertaking, any independent verification of such information

     - assumed that financial data have been reasonably prepared on bases reflecting the best currently available estimates and judgment of Inverness management as to the future financial performance of Inverness

     - relied upon, without independent verification, the assessment by management of Inverness of the strategic and other benefits expected to result from the split-off and merger

     - assumed, with Inverness' consent, that the merger will be consummated in accordance with the terms set forth in the split-off and merger agreement and that the merger shall qualify as a tax-free reorganization or exchange pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended

     - assumed, with Inverness' consent, that the restructuring and the split-off will be consummated in accordance with the terms set forth in the restructuring agreement and the split-off and merger agreement

     - assumed that the final forms of each of the restructuring agreement and the license agreement would be consistent with the last draft reviewed by ABN AMRO in all material respects and

     - did not make an independent evaluation or appraisal of the assets and liabilities of Inverness or any of its subsidiaries or of the licensed technology pursuant to the license agreement, nor was furnished with such evaluations or appraisals.

     ABN AMRO's opinion:

     - is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to ABN AMRO on or prior to, the date of its opinion

     - does not address Inverness' underlying business decision to enter into the split-off and merger agreement or to effect the split-off and

     - does not express any opinion as to the prices at which the Johnson & Johnson common stock has or will trade following the announcement or consummation of the proposed split-off and merger or the price at which the common stock of Innovations will trade following the split-off.

     In connection with this engagement, ABN AMRO was not authorized to solicit, and did not solicit, indications of interest from third parties with respect to a possible transaction with Inverness.


     In preparing its opinion, ABN AMRO performed a variety of financial and comparative analyses. The material analyses are described below. The summary of these analyses is not a complete description of the analyses underlying ABN AMRO's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, or focusing on information presented in tabular format without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion. None of the analyses that ABN AMRO performed was assigned greater significance by ABN AMRO than any other. ABN AMRO arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by ABN AMRO in connection with its opinion operated collectively to support ABN AMRO's determination that the consideration to be received in the proposed split-off and merger was fair, from a financial point of view, to the holders of Inverness common stock.


     In its analyses, ABN AMRO made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Inverness or Johnson & Johnson. No company, transaction or business used in those analyses as a comparison is identical to Inverness or Johnson & Johnson or their businesses or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in the analyses performed by ABN AMRO and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.


     The following is a summary of each of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, prepared and presented by ABN AMRO in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of ABN AMRO, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of the financial advisor.


        Selected Companies Analysis. ABN AMRO reviewed and compared selected financial information and public market multiples of the following five selected high-growth companies in the medical technology and diagnostics industry:

     - Advanced Neuromodulation Systems, Inc.

     - Integra Lifesciences Holdings Corp.

     - i-STAT Corporation

     - MiniMed Inc.

     - ResMed Inc.

     ABN AMRO chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, ABN AMRO considered reasonably similar to Inverness' diabetes business after giving effect to the restructuring and split-off in that these companies operate in the medical technology and diagnostics industry. The selected companies may significantly differ from Inverness based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular specialties within the medical technology and diagnostics industry that the companies focus on.

     ABN AMRO reviewed, among other things, enterprise values, calculated as the market value of equity securities plus indebtedness and minority interests less cash and marketable securities, as of May 17, 2001, as a multiple of actual trailing 12 months and estimated calendar 2001 revenues, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. ABN AMRO then compared the implied multiples derived for the selected companies with the multiples implied in the merger for Inverness, excluding the Innovations businesses, based on the estimated transaction value of the merger. For purposes of determining the estimated transaction value of the merger, ABN AMRO assumed merger consideration of $35.00 per share of Inverness common stock and approximately $24.6 million net in Inverness indebtedness to be assumed by Johnson & Johnson. Actual trailing 12 months data for Inverness, excluding the Innovations businesses, were based on pro forma financial statements provided by Inverness management. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Inverness, excluding the Innovations businesses, were based on estimates provided by Inverness management. This analysis indicated the following implied multiples for the selected companies, as compared to the multiples implied in the merger for Inverness, excluding the Innovations businesses, based on the estimated transaction value of the merger:


                                              IMPLIED RANGE
                                              OF MULTIPLES
                                               OF SELECTED     IMPLIED MULTIPLES OF INVERNESS,
                                                COMPANIES         EXCLUDING THE INNOVATIONS
                                              -------------         BUSINESSES, BASED ON
ENTERPRISE VALUE AS A MULTIPLE OF:            LOW     HIGH       TRANSACTION VALUE OF MERGER
----------------------------------            ----    -----    -------------------------------
Actual trailing 12 months revenues..........  4.18x   13.03x                11.31x
Estimated calendar 2001 revenues............  3.93    11.87                  6.75
Actual trailing 12 months EBITDA............  29.5     50.5                  78.9
Estimated calendar 2001 EBITDA..............  31.0     42.2                  64.9
Actual trailing 12 months EBIT..............  45.6     66.5                 102.4
Estimated calendar 2001 EBIT................  41.0     88.6                  88.0

        Selected Transactions Analysis. ABN AMRO reviewed and compared publicly available information relating to the following 18 selected transactions in the medical technology and diagnostics industry announced since 1998:

                     ACQUIROR                                        TARGET
                     --------                                        ------
- Boston Scientific                                    Interventional Technologies, Inc.
- Johnson & Johnson                                    Heartport Inc.
- Royal Philips Electronics NV                         ADAC Laboratories
- Tyco International                                   InnerDyne Inc.
- Thermo Cardiosystems Inc.                            Thoratec Corp.
- Siemens Medical                                      Acuson Corp.
- Jomed NV                                             EndoSonics Corp.
- Alcon Holdings (Nestle SA)                           Summit Autonomous Inc.
- Biomet                                               Implant Innovations Inc.
- Medtronic, Inc.                                      Xomed Surgical Products
- GE Medical Systems                                   OEC Medical Systems
- Abbot Laboratories                                   Perclose Inc.
- Kimberly-Clark                                       Ballard Medical Products
- Maxxim Medical                                       Circon Corp.
- GE Medical Systems                                   Marquette Medical Systems
- Royal Philips Electronics NV                         ATL Ultrasound Inc.
- Johnson & Johnson                                    DePuy Inc.
- Medtronic, Inc.                                      Physio-Control International, Inc.

     ABN AMRO chose the selected transactions because they were business combination transactions that, for purposes of the analysis, ABN AMRO considered reasonably similar to the merger in that these transactions involved companies in the medical technology and diagnostics industry. The selected transactions may significantly differ from the merger based on, among other things, the size of the transactions, the form of consideration paid in the transactions, the structure of the transactions, and the date the transactions were consummated.

     ABN AMRO reviewed, among other things, implied enterprise values in the transactions as a multiple of actual trailing 12 months revenues, EBITDA, and EBIT. ABN AMRO then compared the implied multiples derived for the selected transactions with the multiples implied in the merger for Inverness, excluding the Innovations businesses, based on the estimated transaction value of the merger. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular selected transaction. Actual trailing 12 months data for Inverness, excluding the Innovations businesses, were based on pro forma financial statements provided by Inverness management. This analysis indicated the following implied multiples for the selected transactions, as compared to the multiples implied in the merger for Inverness, excluding the Innovations businesses, based on the estimated transaction value of the merger:


                                              IMPLIED RANGE
                                              OF MULTIPLES
                                               OF SELECTED     IMPLIED MULTIPLES OF INVERNESS,
                                              TRANSACTIONS        EXCLUDING THE INNOVATIONS
                                              -------------         BUSINESSES, BASED ON
ENTERPRISE VALUE AS A MULTIPLE OF:            LOW     HIGH       TRANSACTION VALUE OF MERGER
----------------------------------            ----    -----    -------------------------------
Actual trailing 12 months revenues..........  1.28x   11.95x               11.31x
Actual trailing 12 months EBITDA............  10.6     68.6                  78.9
Actual trailing 12 months EBIT..............  15.2     84.2                 102.4


          Discounted Cash Flow Analysis. ABN AMRO performed a discounted cash flow analysis, using estimates provided by Inverness management, with respect to Inverness' businesses and operations other than the Innovations businesses in order to derive an implied equity value per share reference range for those businesses and operations as if such businesses and operations were to continue on a stand-alone basis. This analysis was based on:

     - the present value of the estimated unlevered, after-tax free cash flows that those businesses could generate over the five-year period 2001 through 2005 and

     - the terminal value of those businesses and operations based on a range of multiples applied to estimated 2005 EBITDA.

     For purposes of this analysis, ABN AMRO used discount rates of 12.0% to 14.0%, which were based on ABN AMRO's judgement of the estimated weighted average cost of capital, including debt, of Inverness and terminal 2005 EBITDA multiples of 20.0x to 30.0x, which were derived by reference to the implied public market trading multiples of enterprise value to EBITDA of selected companies in the medical technology and diagnostics industry. This analysis indicated an implied equity value per share reference range for Inverness' businesses and operations other than the Innovations businesses of approximately $22.62 to $38.48, as compared to the proposed offer price of $35.00 per share.


        Other Factors. In rendering its opinion, ABN AMRO considered other factors for informational purposes, including:


     - a business, financial and shareholder profile of Johnson & Johnson

     - selected published analysts' reports on Johnson & Johnson, including calendar years 2001 and 2002 EPS estimates of those analysts, the recommendations of those analysts and the implied P/E estimates for calendar years 2001 and 2002

     - Johnson & Johnson's Annual Report on Form 10-K for each of the fiscal years ended January 3, 1999, January 2, 2000 and December 31, 2000, Johnson & Johnson's Quarterly Report on Form 10-Q for each of the quarters ended April 2, 2000 and April 1, 2001 and other business information relating to Johnson & Johnson

     - the recent trading history of shares of Johnson & Johnson common stock

     - implied multiples for selected transactions comparable to the Innovations businesses

     - implied trading multiples for selected women's health, nutritional supplements and clinical diagnostics businesses and

     - historical and projected financial information for the Innovations businesses prepared by the management of Inverness.

     OPINION OF UBS WARBURG LLC. On May 21, 2001, at a meeting of the Inverness board of directors held to evaluate the terms of the proposed restructuring and split-off and merger, UBS Warburg delivered to the Inverness board an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 23, 2001, the date of execution of the split-off and merger agreement, to the effect that, as of the date of the opinion and based on and subject to various assumptions, matters considered and limitations described in the opinion, the aggregate consideration provided for in the split-off and merger was fair, from a financial point of view, to the holders of Inverness common stock.

     The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex 8 and is incorporated into this proxy statement/prospectus by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION PROVIDED FOR IN THE SPLIT-OFF AND MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE RESTRUCTURING, SPLIT-OFF AND MERGER OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF INVERNESS TO EFFECT THE RESTRUCTURING, SPLIT-OFF AND MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED SPLIT-OFF AND MERGER. HOLDERS OF INVERNESS COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. The summary of

UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

     In arriving at its opinion, UBS Warburg:

     - reviewed current and historical market prices and trading volumes of Inverness common stock and Johnson & Johnson common stock

     - reviewed publicly available business and historical financial information relating to Inverness and Johnson & Johnson

     - reviewed internal financial information and other data relating to the businesses and financial prospects of Inverness and Innovations, including estimates and financial forecasts prepared by the management of Inverness, that were provided to or discussed with UBS Warburg by Inverness and were not publicly available

     - reviewed publicly available financial forecasts relating to Johnson & Johnson

     - conducted discussions with members of the senior management of Inverness

     - reviewed publicly available financial and stock market data with respect to other companies in lines of businesses that UBS Warburg believed to be generally comparable to those of Inverness, Innovations and Johnson & Johnson

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant

     - reviewed the split-off and merger agreement and forms of the restructuring agreement and other related documents attached as annexes to the merger agreement and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with the consent of Inverness, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg was provided or reviewed for the purpose of its opinion and, with the consent of Inverness, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at the direction of Inverness, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Inverness (including those to be transferred to Innovations) or Johnson & Johnson, and was not furnished with any evaluation or appraisal of any such assets or liabilities.

     With respect to the financial forecasts and estimates that it reviewed relating to Inverness and Innovations, UBS Warburg assumed, at the direction of Inverness, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Inverness as to the future financial performance of Inverness and Innovations. With respect to publicly available forecasts that it reviewed relating to Johnson & Johnson, UBS Warburg assumed, with the consent of Inverness, that they represented reasonable estimates and judgments as to the future financial performance of Johnson & Johnson. In connection with its engagement, UBS Warburg was not requested to, and it did not, solicit third party indications of interest in the acquisition of all or a part of Inverness. UBS Warburg's opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.

     At the direction of Inverness, UBS Warburg was not requested to, and it did not, participate in the negotiation or structuring of the restructuring or split-off and merger. At the direction of Inverness, UBS Warburg was not asked to, and it did not, offer any opinion as to the terms of, or the obligations under, the split-off and merger agreement or related documents or the form of the restructuring or split-off and merger. UBS Warburg expressed no opinion as to the value of Johnson & Johnson common stock and Innovations common stock when issued in the split-off and merger or the prices at which Johnson & Johnson common stock and Innovations common stock will trade or otherwise be transferable at any time.

     In rendering its opinion, UBS Warburg assumed, at the direction of Inverness, that each of Inverness, Johnson & Johnson, Sunrise Acquisition Corp. and Innovations would comply with all material covenants and agreements contained in, and other material terms of, the split-off and merger agreement and related documents and that the restructuring, split-off and merger would be consummated in accordance with their terms without waiver, modification or amendment of any material term, condition or agreement. UBS Warburg also relied, in rendering its opinion, on the representations and warranties of Inverness and Johnson & Johnson contained in the split-off and merger agreement and assumed, at the direction of Inverness, that the restructuring, split-off and merger would be consummated in compliance with all applicable laws, including, with respect to the restructuring and split-off, laws relating to insolvency and fraudulent conveyance. Representatives of Inverness advised UBS Warburg, and UBS Warburg therefore assumed, that the final terms of the restructuring agreement and related documents in the forms attached as annexes to the split-off and merger agreement would not vary materially from the forms reviewed by it. Except as described above, Inverness imposed no other instructions or limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.

     In connection with rendering its opinion to the Inverness board of directors, UBS Warburg performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Inverness, Innovations, Johnson & Johnson or the restructuring, split-off and merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.


     UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors that UBS Warburg considered and analyses that UBS Warburg performed in connection with its opinion operated collectively to support UBS Warburg's determination as to the fairness, from a financial point of view, of the aggregate consideration provided for in the split-off and merger. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.


     The estimates of the future performance of Inverness, Innovations and Johnson & Johnson provided by the management of Inverness or derived from public sources in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Inverness and Johnson & Johnson. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The consideration provided for in the merger was determined through negotiation between Inverness and Johnson & Johnson and the decision to enter into the restructuring, split-off and merger was solely that of the Inverness board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by the Inverness board of directors in its evaluation of the restructuring, split-off and merger and should not be viewed as determinative of the views of the Inverness board of directors or management with respect to the restructuring or split-off and merger or the consideration provided for in the split-off and merger.

     The following is a brief summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, that UBS Warburg performed and reviewed with the Inverness board of directors in connection with its opinion relating to the proposed restructuring, split-off and merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS WARBURG'S FINANCIAL ANALYSES.



      Inverness: Analysis of Selected Public Companies. UBS Warburg compared selected financial information and operating statistics for Inverness, excluding the Innovations businesses, with corresponding financial information and operating statistics of the following nine selected publicly held companies in the medical technology industry with operations similar to those of Inverness, excluding the Innovations businesses:


    - MiniMed Inc.                               - IMPATH, Inc.
    - Cytyc Corporation                          - Wilson Greatbatch Technologies, Inc.
    - Disetronic Group                           - i-STAT Corporation
    - IDEXX Laboratories, Inc.                   - Regeneration Technologies, Inc.
    - Biosite Diagnostics Incorporated

     UBS Warburg reviewed enterprise values, calculated as fully diluted equity value, plus total debt and minority interests, less cash, as multiples of latest 12 months sales, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. UBS Warburg also reviewed equity values as a multiple of latest 12 months and one-year and two-year forward net income. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Inverness, excluding the Innovations businesses, based on the merger consideration. Multiples for the selected companies were based on closing stock prices on May 18, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' consensus estimates and estimated financial data for Inverness were based on internal estimates of the management of Inverness. This analysis indicated the following implied low, mean, median and high enterprise value and equity value multiples for the selected companies, as compared to the multiples for Inverness, excluding the Innovations businesses, implied by the merger consideration:

                                          IMPLIED MULTIPLES OF           IMPLIED MULTIPLES OF
                                           SELECTED COMPANIES            INVERNESS, EXCLUDING
                                      ----------------------------   INNOVATIONS BUSINESSES, BASED
ENTERPRISE VALUE AS MULTIPLES OF:     LOW    MEAN   MEDIAN   HIGH       ON MERGER CONSIDERATION
---------------------------------     ----   ----   ------   -----   -----------------------------
Latest 12 Months Sales..............   1.4x  7.8x     6.2x    16.9x               11.2x
Latest 12 Months EBITDA.............  13.3   35.6    24.9     64.9                78.4
Latest 12 Months EBIT...............  18.3   48.1    36.6     99.6               101.7

                                          IMPLIED MULTIPLES OF           IMPLIED MULTIPLES OF
                                           SELECTED COMPANIES            INVERNESS, EXCLUDING
                                      ----------------------------   INNOVATIONS BUSINESSES, BASED
EQUITY VALUE AS MULTIPLES OF:         LOW    MEAN   MEDIAN   HIGH       ON MERGER CONSIDERATION
-----------------------------         ----   ----   ------   -----   -----------------------------
Latest 12 Months Net Income.........  28.5x  73.8x   58.4x   141.7x              115.3x
One-Year Forward Net Income.........  23.7   58.7    57.1     95.2                92.2
Two-Year Forward Net Income.........  19.5   36.6    34.3     63.7                40.3

      Inverness: Analysis of Selected Precedent Transactions. UBS Warburg reviewed transaction and equity values in the following 15 selected transactions in the medical technology industry announced since 1994:


               ACQUIROR                                         TARGET
               --------                                         ------
    - Medtronic, Inc.                  Xomed Surgical Products, Inc.
    - Abbott Laboratories              Perclose, Inc.
    - Medtronic, Inc.                  Arterial Vascular Engineering, Inc.
    - Medtronic, Inc.                  Sofamor Danek Group, Inc.
    - Stryker Corporation              Howmedica, a division of Pfizer Inc.
    - Johnson & Johnson                DePuy, Inc.
    - Tyco International Ltd.          U. S. Surgical Corporation
    - Tyco International Ltd.          Sherwood-Davis & Geck, a division of American Home
                                       Products Corporation
    - Johnson & Johnson                Biopsys Medical, Inc.
    - St. Jude Medical, Inc.           Ventritex, Inc.
    - Boston Scientific Corporation    Target Therapeutics, Inc.
    - Abbot Laboratories               MediSense, Inc.
    - Medtronic, Inc.                  InStent Inc.
    - Boston Scientific Corporation    Heart Technology, Inc.
    - Boston Scientific Corporation    SCIMED Life Systems, Inc.

     UBS Warburg reviewed transaction values, calculated as fully diluted equity value, plus total debt and minority interests, less cash, as multiples of latest 12 months sales, EBITDA and EBIT. UBS Warburg also reviewed equity values as a multiple of one-year forward earnings per share, commonly known as EPS. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for Inverness, excluding the Innovations businesses, based on the merger consideration. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied mean and median transaction value and equity value multiples for the selected transactions, as compared to the multiples for Inverness, excluding the Innovations businesses, implied by the merger consideration:

                                             IMPLIED MULTIPLES
                                                OF SELECTED             IMPLIED MULTIPLES OF
                                                TRANSACTIONS            INVERNESS, EXCLUDING
                                             ------------------    INNOVATIONS BUSINESSES, BASED
ENTERPRISE VALUE AS MULTIPLES OF:             MEAN      MEDIAN        ON MERGER CONSIDERATION
---------------------------------            ------    --------    ------------------------------
Latest 12 months Sales.....................   11.3x       6.0x                  12.2x
Latest 12 months EBITDA....................   25.6       17.4                   78.4
Latest 12 months EBIT......................   33.4       22.7                  101.7

                                             IMPLIED MULTIPLES
                                                OF SELECTED             IMPLIED MULTIPLES OF
                                                TRANSACTIONS            INVERNESS, EXCLUDING
                                             ------------------    INNOVATIONS BUSINESSES, BASED
EQUITY VALUE AS MULTIPLES OF:                 MEAN      MEDIAN        ON MERGER CONSIDERATION
-----------------------------                ------    --------    ------------------------------
One-year Forward Earnings Per Share........   40.4x      37.2x                  92.2x

      Inverness: Discounted Cash Flow Analysis. UBS Warburg performed an analysis of the present value of the estimated unlevered, after-tax free cash flows that Inverness, excluding the Innovations businesses, could generate over the last six months of 2001 and calendar years 2002 through 2005 based on internal estimates of the management of Inverness. UBS Warburg applied terminal value multiples ranging from 16.0x to 20.0x to the estimated calendar year 2005 EBITDA of Inverness, excluding the New Inverness businesses, using discount rates ranging from 12% to 16%. This analysis indicated the following implied per share equity reference range for Inverness, excluding the Innovations businesses, as compared to the per share equity value for Inverness implied by the merger consideration:

                                     IMPLIED INVERNESS PER SHARE
   IMPLIED INVERNESS PER         EQUITY VALUE, EXCLUDING INNOVATIONS
SHARE EQUITY REFERENCE RANGE  BUSINESSES, BASED ON MERGER CONSIDERATION
----------------------------  -----------------------------------------
      $22.31 - $31.45                          $35.00

      Innovations: Discounted Cash Flow Analysis. UBS Warburg performed an analysis of the present value of the estimated unlevered, after-tax free cash flows that Innovations could generate over the last six months of 2001 and calendar years calendar years 2002 through 2005 based on internal estimates of the management of Inverness. UBS Warburg applied terminal value multiples ranging from 7.0x to 11.0x to the estimated calendar year 2005 EBITDA of Innovations, using discount rates ranging from 10% to 14%. This analysis indicated an implied per share equity reference range for Innovations of approximately $2.68 to $3.56 per share.


      Innovations: Analysis of Selected Public Companies. UBS Warburg compared selected financial information and operating statistics for Innovations with corresponding financial information and operating statistics of the following six selected publicly held companies in the medical technology industry with operations similar to those of Innovations:


    - Arrow International, Inc.    - PolyMedica Corp.
    - Datascope Corp.              - Vital Signs, Inc.
    - ICU Medical, Inc.            - Young Innovations, Inc.

     UBS Warburg reviewed enterprise values as multiples of latest 12 months sales, EBITDA and EBIT. UBS Warburg also reviewed equity values as a multiple of latest 12 months and one-year and two-year forward net income. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Innovations based on an illustrative range of trading prices for Innovations common stock of $2.00 to $5.00 per share. Multiples for the selected companies were based on closing stock prices on May 18, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' consensus estimates and estimated financial data for Innovations were based on internal estimates of the management of Inverness. This analysis indicated the following implied low, mean, median and high enterprise value and equity value multiples for the selected companies, as compared to the multiples implied for Innovations based on an illustrative range of trading prices for Innovations common stock of $2.00 to $5.00 per share:

                                       IMPLIED MULTIPLES OF           IMPLIED MULTIPLE RANGES OF
                                        SELECTED COMPANIES        INNOVATIONS BASED ON ILLUSTRATIVE
                                    ---------------------------      RANGE OF INNOVATIONS TRADING
ENTERPRISE VALUE AS MULTIPLES OF:   LOW    MEAN   MEDIAN   HIGH   PRICES OF $2.00 TO $5.00 PER SHARE
---------------------------------   ----   ----   ------   ----   ----------------------------------
Latest 12 months Sales............   1.9x  3.0x     2.7x    5.8x             0.6x -  2.6x
Latest 12 months EBITDA...........   6.2   10.5    10.3    15.4              3.7  - 15.9
Latest 12 months EBIT.............   9.4   13.4    13.0    19.7              4.8  - 20.7

                                       IMPLIED MULTIPLES OF           IMPLIED MULTIPLE RANGES OF
                                        SELECTED COMPANIES        INNOVATIONS BASED ON ILLUSTRATIVE
                                    ---------------------------      RANGE OF INNOVATIONS TRADING
ENTERPRISE VALUE AS MULTIPLES OF:   LOW    MEAN   MEDIAN   HIGH   PRICES OF $2.00 TO $5.00 PER SHARE
---------------------------------   ----   ----   ------   ----   ----------------------------------
Latest 12 months Net Income.......  15.5x  19.7x   19.1x   28.1x            20.9x - 52.3x
One-Year Forward Net Income.......  12.3   16.9    16.3    23.6              10.0  - 25.0
Two-Year Forward Net Income.......   9.6   14.6    14.6    19.8              10.1  - 25.2

      Johnson & Johnson: Analysis of Selected Public Companies. UBS Warburg compared selected financial information and operating statistics for Johnson & Johnson with corresponding financial information and operating statistics of the following seven selected publicly held, large, diversified healthcare and consumer product companies:


    - Abbott Laboratories

     - Baxter International Inc.

     - The Gillette Company

     - Guidant Corporation

     - Medtronic, Inc.

     - Pfizer Inc.

     - The Procter & Gamble Company

     UBS Warburg reviewed enterprise values as multiples of latest 12 months sales, EBITDA and EBIT. UBS Warburg also reviewed equity value as multiples of latest 12 months and one-year and two-year forward net income. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples implied for Johnson & Johnson based on the closing price of Johnson & Johnson common stock on May 18, 2001. Multiples for the selected companies also were based on closing stock prices on May 18, 2001. Estimated financial data for the selected companies and Johnson & Johnson were based on publicly available research analysts' estimates. This analysis indicated the following implied low, mean, median and high enterprise value and equity value multiples for the selected companies, as compared to the multiples implied for Johnson & Johnson based on the closing price of Johnson & Johnson common stock on May 18, 2001:

                                      IMPLIED MULTIPLES OF              IMPLIED MULTIPLES OF
                                       SELECTED COMPANIES            JOHNSON & JOHNSON BASED ON
                                   ---------------------------   CLOSING PRICE OF JOHNSON & JOHNSON
ENTERPRISE VALUE AS MULTIPLES OF:  LOW    MEAN   MEDIAN   HIGH      COMMON STOCK ON MAY 18, 2001
---------------------------------  ----   ----   ------   ----   ----------------------------------
Latest 12 months Sales........      2.6x  5.9x     4.8x   10.0x                  4.9x
Latest 12 months EBITDA.......     13.0   19.2    18.6    29.2                  18.0
Latest 12 months EBIT.........     16.3   23.3    24.6    32.4                  22.2

                                      IMPLIED MULTIPLES OF              IMPLIED MULTIPLES OF
                                       SELECTED COMPANIES            JOHNSON & JOHNSON BASED ON
                                   ---------------------------   CLOSING PRICE OF JOHNSON & JOHNSON
ENTERPRISE VALUE AS MULTIPLES OF:  LOW    MEAN   MEDIAN   HIGH      COMMON STOCK ON MAY 18, 2001
---------------------------------  ----   ----   ------   ----   ----------------------------------
Latest 12 months Net Income....    23.4x  31.4x   29.8x   44.0x                 29.5x
One-Year Forward Net Income....    19.3   27.5    27.5    37.5                  26.3
Two-Year Forward Net Income....    17.7   23.5    23.6    31.2                  23.2

      Johnson & Johnson: Accretion/Dilution Analysis. UBS Warburg analyzed the potential pro forma financial effect of the merger on Johnson & Johnson's estimated EPS for calendar years 2001 through 2004, without taking into account potential cost savings and other synergies from the merger. Estimated data for this analysis were based on, in the case of Johnson & Johnson, publicly available research analysts' estimates and Johnson & Johnson's public guidance and, in the case of Inverness, internal estimates of the management of Inverness. Based on the merger consideration and under accounting rules in effect until June 30, 2001, and under newly enacted accounting rules in effect since June 30, 2001, this analysis suggested that the merger could be dilutive to, or represent a decrease in, Johnson & Johnson's estimated EPS in calendar years 2001 through 2004. The actual results achieved by the combined company may vary from projected results and the variations may be material.


     MISCELLANEOUS. Inverness has agreed to pay ABN AMRO and UBS Warburg fees of $1,000,000 in the aggregate for their opinion services. In addition, Inverness has agreed to reimburse ABN AMRO and UBS Warburg for their reasonable expenses, including reasonable fees and disbursements of counsel, and to indemnify ABN AMRO and UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, their engagement.

     Inverness selected ABN AMRO and UBS Warburg because ABN AMRO and UBS Warburg are internationally recognized investment banking firms with substantial experience in similar transactions and are familiar with Inverness and its business. ABN AMRO and UBS Warburg are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     UBS Warburg and its affiliates in the past have provided services to Inverness and Johnson & Johnson unrelated to the proposed restructuring and merger, for which services UBS Warburg and its affiliates have received compensation. In the past, ABN AMRO and its affiliates and predecessors have provided financial services for Inverness and have received customary fees for the rendering of those services.

     In the ordinary course of business, ABN AMRO and UBS Warburg, their successors and affiliates may actively trade Inverness common stock, Johnson & Johnson common stock and other securities of Inverness and Johnson & Johnson for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

INTERESTS OF INVERNESS DIRECTORS AND EXECUTIVE OFFICERS IN THE SPLIT-OFF AND MERGER AND RELATED TRANSACTIONS

     In considering the recommendation of the Inverness board of directors that the holders of Inverness common stock vote in favor of the adoption of the split-off and merger agreement, Inverness stockholders should be aware that the members of the Inverness board of directors and Inverness' executive officers have personal interests in the split-off and merger and the related transactions that are or may be different from, or in addition to, the interests of other Inverness stockholders. These interests are summarized below. In approving the split-off and merger agreement and the transactions contemplated by the split-off and merger agreement, the Inverness board of directors was aware of, and considered, the interests of the Inverness directors and executive officers, other than certain officers' interests as executive officers of Innovations which arose subsequent to the execution of the split-off and merger agreement.


     ACCELERATION OF STOCK OPTIONS. Under the terms of the restructuring agreement, immediately prior to the completion of the split-off and merger and as part of the restructuring, each outstanding option to purchase shares of Inverness common stock, including those held by executive officers and directors of Inverness, will be converted into (1) a new option to purchase shares of Inverness common stock, referred to in this section as a replacement Inverness option, and (2) an option to purchase shares of Innovations common stock. For a more complete description of the terms of these new options, including with respect to the number of shares subject to such options and the related exercise prices of such options, see "--Effect on Options and Warrants Relating to Inverness Common Stock." Whether or not the original Inverness options are vested at the time of the restructuring, all replacement Inverness options and Innovations options will be fully vested and immediately exercisable at and following the completion of the split-off and merger. In addition, all replacement Inverness options which will be held by persons who are not going to be employees or directors of Inverness or its subsidiaries immediately following the split-off and merger and all Innovations options which will be held by persons who are not going to be employees or directors of Innovations or its subsidiaries immediately following the split-off and merger will remain exercisable for the remainder of the originally stated term of the original Inverness options irrespective of employment by or service to Johnson & Johnson, Inverness, Innovations or any subsidiaries of those companies. As of --, 2001, Inverness' executive officers and directors held options to purchase -- shares of Inverness common stock, all of which will be subject to the conversion provisions described above. These options include unvested options to purchase -- shares of Inverness common stock at a weighted average exercise price of $-- per share. If we were to complete the split-off and merger as of --, 2001, these unvested options would be subject to the accelerated vesting provisions described above and would have an aggregate value of approximately $-- based upon the closing price of Inverness stock as of that date.

     The following table sets forth, as of --, 2001, the number of shares subject to unvested options held by Inverness' directors and the average exercise prices of those options:

                                                         NUMBER OF SHARES          AVERAGE EXERCISE PRICE
NAME OF DIRECTOR                                    SUBJECT TO UNVESTED OPTIONS        PER SHARE ($)
----------------                                    ---------------------------    ----------------------
Ernest A. Carabillo, Jr...........................                --                         --
Carol K. Goldberg.................................                --                         --
John F. Levy......................................                --                         --
Peter Townsend....................................                --                         --
Willard L. Umphrey................................                --                         --
Ron Zwanziger.....................................                --                         --

     The exercise price of each outstanding option issued under the Inverness stock plans is equal to the fair market value of Inverness common stock on the date of the option grant.


     INDEMNIFICATION AND INSURANCE. The split-off and merger agreement provides that the surviving corporation in the merger will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the split-off and merger existing in favor of current or former directors or officers of Inverness under the Inverness certificate of incorporation, bylaws or indemnification agreements, if any, and that those rights will continue in full force and effect in accordance with their terms for not less than six years following completion of the split-off and merger. The split-off and merger agreement also provides that Johnson & Johnson will cause the surviving corporation to reimburse each current director of Inverness for such person's reasonable expenses, including legal fees and expenses, incurred in connection with the investigation and defense of any claim arising out of or related to the transactions contemplated by the split-off and merger agreement or the other transaction agreements to the extent (1) such fees and expenses are not paid pursuant to Inverness' insurance coverage or statutory indemnification obligations within 30 days after the receipt by the surviving corporation of an invoice for such fees and expenses and (2) it is permitted by Delaware law for a party to reimburse another party for such fees and expenses.


     The split-off and merger agreement also provides that for six years after the completion of the split-off and merger, Johnson & Johnson will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the time when the split-off and merger are completed, covering each person who was, as of the date of the split-off and merger agreement, covered by Inverness' directors' and officers' liability insurance, on terms no less favorable than those in effect as of the date of the split-off and merger agreement, and the limit of coverage will be increased to $20 million. Johnson & Johnson's obligation to provide this insurance coverage is subject to a cap of $250,000 in annual premiums. If Johnson & Johnson cannot maintain the existing or equivalent insurance coverage without exceeding $250,000, Johnson & Johnson is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to $250,000. In lieu of requiring Johnson & Johnson to maintain such insurance, Inverness has the right to purchase an extended reporting period endorsement under Inverness' existing directors' and officers' liability insurance, and/or under one or more other policies which provide such coverage, in order to provide such directors and executive officers with $20 million of coverage for six years after the completion of the split-off and merger, provided that the aggregate premiums for such coverage may not exceed $500,000.


     CONSULTING AND NONCOMPETITION AGREEMENTS. Each of Ron Zwanziger, Jerry McAleer and David Scott entered into a consulting and noncompetition agreement with Johnson & Johnson and Inverness.


     The consulting and noncompetition agreements provide that upon the completion of the split-off and merger, Ron Zwanziger, Jerry McAleer and David Scott will end their employment with Inverness and become consultants to Inverness, Johnson & Johnson and their subsidiaries.


     The term of Ron Zwanziger's consulting relationship will be for a period of 36 months commencing on the completion of the split-off and merger. He has agreed to provide part-time consulting services during that time for up to three days per calendar quarter. The term of each of Jerry McAleer's and David

Scott's consulting relationship will be for a period of 42 months commencing on the completion of the split-off and merger. Jerry McAleer and David Scott are required to serve as consultants on a full-time basis for the first six months of their consulting relationships, except that each may be employed by Innovations during that period if Innovations temporarily assigns him to Johnson & Johnson or Inverness on a full time basis for the remainder of those six months. After that initial six month period, Jerry McAleer and David Scott will only provide consulting services on a part-time basis for up to three days per calendar quarter. Each consultant has the right to terminate his consulting relationship with 90 days advance written notice, except that in the case of Jerry McAleer and David Scott, any such termination will not be effective until after the initial six month period. Inverness has the right to terminate each of the consulting relationships for cause, and Johnson & Johnson and Inverness may terminate the consulting relationships at any time other than for cause with 90 days advance written notice.


     Ron Zwanziger's role as a consultant will be to provide general consulting services related to new products and business opportunities in the diabetes field. Jerry McAleer's role as a consultant will be to develop specific diabetes product development plans, profiles and prototypes and work with research and development vendors and teams. David Scott's role as a consultant will be to develop and implement manufacturing processes for diabetes products, formalize supplier and contractor relationships and provide assistance with respect to employee matters.

     During the term of his consulting relationship, Ron Zwanziger will be paid a fee for each day actually worked. Jerry McAleer and David Scott will each be paid $165,000 for the first six months of the consulting relationship, and will be paid a fee for each day actually worked for the remainder of the consulting relationship.

     Ron Zwanziger, Jerry McAleer and David Scott are also required to maintain the confidentiality of product and corporate information regarding Inverness, Johnson & Johnson and their affiliates, in the case of Ron Zwanziger for a period of seven years, and in the cases of Jerry McAleer and David Scott for a period of five years, from the completion of the split-off and merger.

     Each of Ron Zwanziger, Jerry McAleer and David Scott has agreed that, commencing upon the completion of the split-off and merger and continuing until the later of six months from the termination of his consulting relationship and the date that is, in the case of Ron Zwanziger five years, and in the cases of Jerry McAleer and David Scott three years, from the completion of the split-off and merger, subject to limited exceptions similar to those applicable to Innovations contained in the post-closing covenants agreement, he will not:

     - compete with Johnson & Johnson, Inverness or any of their affiliates in the diabetes field

     - engage in any activity in the diabetes field or

     - actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person who is engaged in any activity in the diabetes field or consult with any person on matters in the diabetes field.

     See "Post-Closing Arrangements -- Post-Closing Covenants
Agreement -- Agreements Not to Compete and Not to Solicit or Hire Employees" for a description of the applicable portions of that agreement.

     Each of Ron Zwanziger, Jerry McAleer and David Scott also has agreed that for a period of three years from the completion of the split-off and merger, subject to limited exceptions similar to those applicable to Innovations contained in the post-closing covenants agreement, he will not:

     - induce an employee of any of Inverness and its post-closing subsidiaries to leave the employ of Inverness and its post-closing subsidiaries

     - recommend to any other person that they employ that employee or

     - hire any such employee.

     Each of Ron Zwanziger, Jerry McAleer and David Scott has agreed that, commencing upon the completion of the split-off and merger and continuing until the later of six months from the termination of his consulting relationship and the date that is, in the case of Ron Zwanziger five years, and in the cases of Jerry McAleer and David Scott three years, from the completion of the split-off and merger, subject to limited exceptions similar to those applicable to Innovations contained in the post-closing covenants agreement, he will not:


     - solicit any customer or supplier of Johnson & Johnson, Inverness or any of their affiliates to transact business in the diabetes field with a business or enterprise that competes with Johnson & Johnson, Inverness or any affiliates in the diabetes field or reduce or refrain from doing any business with Johnson & Johnson, Inverness or any of their respective affiliates in the diabetes field or


     - disparage Johnson & Johnson or Inverness or any of their products or activities in the diabetes field.

     Nothing mentioned above prevents Ron Zwanziger, Jerry McAleer or David Scott from participating, directly or indirectly, in physician practice management activities in the diabetes field, as described under "Post-Closing Arrangements -- Post-Closing Covenants Agreement," including competing, engaging, controlling, managing, owning, investing, consulting and soliciting customers.


     BENEFITS AS EXECUTIVE OFFICERS AND DIRECTORS OF INNOVATIONS. Subsequent to the execution of the split-off and merger agreement, Innovations adopted the Innovations stock option plan and the Innovations executive bonus plan, and each of Ron Zwanziger, David Scott, Jerry McAleer and Kenneth D. Legg agreed to become executive officers of Innovations. As executive officers of Innovations, Mr. Zwanziger, Dr. Scott, Dr. McAleer and Dr. Legg will be entitled to the compensation and benefits described under the "Management" section of the Innovations prospectus portion of this proxy statement/prospectus beginning on page X-61.


     Mr. Zwanziger, Dr. Scott and Dr. McAleer have also received benefits under the Innovations stock option plan. For a more detailed description of the terms of these benefits, see "Other Proposals -- Approval of the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan."

     In addition to the annual cash bonuses described under the "Management" section of the Innovations prospectus portion of this proxy statement/prospectus, each of Mr. Zwanziger, Dr. McAleer and Dr. Scott are also eligible to receive cash bonuses under the Innovations executive bonus plan. Under the Innovations executive bonus plan, these executives will receive cash bonuses if the Innovations common stock achieves specified stock price targets following completion of the split-off and merger. For a more detailed description of the terms of the executive bonus plan, see "Other
Proposals -- Approval of the Inverness Medical Innovations, Inc. Executive Bonus Plan."


     Finally, four of Inverness' non-employee directors, Ernest A. Carabillo, Jr., Carol K. Goldberg, John F. Levy and Peter Townsend, will remain as non-employee directors of Innovations following the completion of the split-off and merger. As such, they will be entitled to the non-employee director option grants described under "Management -- Director Compensation" beginning on page X-63 of the Innovations prospectus portion of this proxy statement/prospectus.


PRE-MERGER RESTRUCTURING TRANSACTIONS

     It is contemplated that immediately prior to the completion of the split-off and merger and pursuant to the terms of the restructuring agreement and the other transaction agreements, Inverness and its subsidiaries will complete the restructuring of Inverness upon the terms and subject to the conditions set forth in the restructuring agreement. In connection with this restructuring, Inverness recently organized Innovations, a wholly-owned subsidiary of Inverness. The purpose and effect of the restructuring of Inverness is to facilitate the split-off and merger by separating Inverness' diabetes care products business from its other principal businesses. Inverness will effect this separation by transferring the assets and liabilities of its women's health, nutritional supplements and clinical diagnostics businesses to Innovations immediately prior to the split-off. As a result, at the time of the split-off and merger, Inverness will own only those businesses not transferred to Innovations, including the related assets and liabilities, which will consist principally of the diabetes care products business. Completion of the restructuring of Inverness is a condition to the merger. Inverness will not proceed with the split-off and merger unless the restructuring is complete. For a more complete description of the terms of the restructuring agreement, see "Pre-Merger Restructuring Transactions" on page 53.


ACCOUNTING TREATMENT OF THE MERGER


     Johnson & Johnson intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that Johnson & Johnson will treat Inverness as a separate entity for periods prior to the completion of the merger and, thereafter, Johnson & Johnson will consolidate the financial results of Inverness' post-restructuring business, including its diabetes care products business, with Johnson & Johnson's financial results.


FORM OF THE MERGER

     Subject to the terms and conditions of the split-off and merger agreement and in accordance with Delaware law, at the effective time of the split-off and merger, Sunrise Acquisition Corp., a wholly-owned subsidiary of Johnson & Johnson and a party to the split-off and merger agreement, will merge with and into Inverness. Inverness will survive the merger as a wholly-owned Delaware subsidiary of Johnson & Johnson.

MERGER AND SPLIT-OFF CONSIDERATION


     At the effective time of the split-off and merger, we will convert each outstanding share of Inverness common stock into the right to receive:



     - 0.20 of a share of Innovations common stock and



     - a fraction of a share of Johnson & Johnson common stock based on an exchange ratio intended to value that fractional share at $35.00,



except that treasury stock and stock held by Johnson & Johnson and Sunrise Acquisition Corp. will be canceled. We will determine the exchange ratio by dividing $35.00 by the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock on the New York Stock Exchange for each of the 20 consecutive trading days ending with the third trading day immediately preceding the date on which the split-off and merger are completed. Inverness stockholders will receive cash for any fractional shares of Johnson & Johnson common stock and Innovations common stock they would otherwise receive in the split-off and merger. We will calculate the amount of cash for any fractional shares that each Inverness stockholder will receive by multiplying the fractional share interest to which he or she is entitled by, in the case of Johnson & Johnson common stock, the closing price of Johnson & Johnson common stock on the date on which the split-off and merger are completed as reported on the New York Stock Exchange Composite Transactions Tape, and, in the case of Innovations common stock, the closing price of Innovations common stock as reported on the American Stock Exchange, on the first full trading day following the date on which the split-off and merger are completed. Johnson & Johnson and Inverness determined the consideration to be received in the merger through arms'-length negotiations.


OWNERSHIP OF JOHNSON & JOHNSON AND INNOVATIONS FOLLOWING THE SPLIT-OFF AND
MERGER

     Based on the number of outstanding shares of Inverness common stock and the closing price of Johnson & Johnson common stock, each as of the record date, we anticipate that Inverness stockholders will receive approximately -- shares of Johnson & Johnson common stock in the merger. Based on that number and on the number of outstanding shares of Johnson & Johnson common stock on the record date, Inverness stockholders will own approximately --% of the outstanding shares of Johnson & Johnson common stock immediately following the split-off and merger.

     Based on the number of outstanding shares of Inverness common stock on the record date, we anticipate that Inverness stockholders will receive approximately -- shares of Innovations common stock in the split-off. Immediately following the split-off and merger, Inverness stockholders and members of Innovations' management will own 100% of the outstanding shares of Innovations common stock. For a more detailed description of the capitalization of Innovations following completion of the split-off and merger, see "Capitalization" beginning on page X-33 of the Innovations prospectus portion of this proxy statement/prospectus.


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Inverness common stock into the right to receive Innovations common stock and Johnson & Johnson common stock will occur automatically at the effective time of the split-off and merger. As soon as reasonably practicable after the completion of the split-off and merger, EquiServe Trust Company, the exchange agent in the split-off and merger, will send a letter of transmittal to each former Inverness stockholder. The transmittal letter will contain instructions for obtaining shares of Innovations common stock and Johnson & Johnson common stock and cash for any fractional shares of Innovations common stock and Johnson & Johnson common stock in exchange for shares of Inverness common stock.

INVERNESS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the completion of the split-off and merger, each certificate that previously represented shares of Inverness common stock will no longer be outstanding, will be automatically canceled and retired, will cease to exist and will represent only the right to receive the Johnson & Johnson common stock and Innovations common stock into which such shares are converted in the split-off and merger and the right to receive cash for any fractional shares of Johnson & Johnson common stock and Innovations common stock as described below.


     Until holders of certificates previously representing Inverness common stock surrender those certificates to the exchange agent for exchange, those holders will not receive any dividends or distributions on the Johnson & Johnson common stock and Innovations common stock into which such shares have been converted with a record date after the date on which the split-off and merger are completed and will not receive cash for any fractional shares of Johnson & Johnson common stock and Innovations common stock. When holders surrender such certificates, they will receive any dividends with a record date after the date on which the split-off and merger are completed and a payment date on or prior to the date of surrender and any cash for fractional shares of Johnson & Johnson common stock and Innovations common stock, in each case without interest.


     In the event of a transfer of ownership of Inverness common stock that is not registered in the transfer records of Inverness, a certificate representing the proper number of shares of Innovations common stock and a certificate representing the proper number of shares of Johnson & Johnson common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - the certificate is properly endorsed or otherwise is in proper form for transfer and

     - the person requesting the exchange pays any transfer or other taxes resulting from the issuance of shares of Innovations common stock and Johnson & Johnson common stock to a person other than the registered holder of the certificate.

     All shares of Johnson & Johnson common stock and Innovations common stock issued in exchange for shares of Inverness common stock, including any cash paid instead of any fractional shares of Johnson & Johnson common stock and Innovations common stock, will be issued in full satisfaction of all rights relating to such shares of Inverness common stock.

     No fractional shares of Johnson & Johnson common stock or Innovations common stock will be issued to any Inverness stockholder upon surrender of certificates previously representing Inverness common stock. Each Inverness stockholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock or Innovations common stock will receive cash in an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by:



     - in the case of Johnson & Johnson common stock, the closing price for a share of Johnson & Johnson common stock on the closing date of the split-off and merger as reported on the New York Stock Exchange Composite Transactions Tape, and



     - in the case of Innovations common stock, the closing price for a share of Innovations common stock, as reported on the American Stock Exchange, on the first full trading day following the date on which the split-off and merger are completed.


EFFECTIVE TIME OF THE MERGER


     The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Johnson & Johnson and Inverness and specified in the certificate of merger. We will file the certificate of merger as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the split-off and merger agreement.


POST-CLOSING ARRANGEMENTS BETWEEN JOHNSON & JOHNSON, INVERNESS AND INNOVATIONS


     The terms of the post-closing covenants agreement will govern the terms of the relationship between Johnson & Johnson and Inverness, on the one hand, and Innovations, on the other hand, after the completion of the split-off and merger with respect to, among other things:



     - indemnification rights



     - payment of restructuring, split-off and merger expenses



     - an agreement by Innovations not to compete with Inverness in the diabetes field or solicit Inverness employees and



     - adjustments to the net cash position of Innovations.



These terms are described in greater detail under "Post-Closing
Arrangements -- The Post-Closing Covenants Agreement" on page 74. The terms of the tax allocation agreement will govern the relationship of the same parties with respect to, among other things:



     - the preparation of tax returns



     - the responsibility of the parties for the payment of taxes for each of Innovations and its post-closing subsidiaries, on the one hand, and Inverness and its post-closing subsidiaries, on the other hand and



     - indemnification for certain tax liabilities.



These terms are described in greater detail under "Post-Closing
Arrangements -- The Tax Allocation Agreement" on page 73.


STOCK EXCHANGE LISTING OF JOHNSON & JOHNSON AND INNOVATIONS COMMON STOCK


     It is a condition to the completion of the merger that the New York Stock Exchange approves for listing the Johnson & Johnson common stock issuable to Inverness stockholders in the merger, subject to official notice of issuance. It is also a condition to the completion of the merger that a national securities exchange approves for listing, or NASDAQ approves for quotation, the Innovations common stock issuable to Inverness stockholders in the split-off, in either case subject only to official notice of issuance. The American Stock Exchange, on which Innovations has applied to list its common stock, constitutes such a national securities exchange.

DELISTING AND DEREGISTRATION OF INVERNESS COMMON STOCK


     If the split-off and merger are completed, we will delist the Inverness common stock from the American Stock Exchange and deregister it under the Securities Exchange Act of 1934.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT-OFF AND
MERGER


     The following discussion summarizes the material federal income tax consequences of the split-off and the merger to holders of Inverness common stock who are citizens or residents of the United States. This discussion does not include tax consequences to Inverness stockholders entitled to special treatment under the Internal Revenue Code of 1986, such as insurance companies, dealers in securities, tax exempt organizations or foreign persons, or to Inverness stockholders who acquired their shares of Inverness common stock pursuant to the exercise of employee stock options or otherwise in compensatory transactions. In addition, this discussion does not address any state, local or foreign tax considerations and does not address any federal estate, gift, employment, excise or other non-income tax considerations. This discussion is based upon provisions of the Internal Revenue Code, regulations, administrative rulings and judicial decisions presently in effect, all of which are subject to change, possibly with retroactive effect, and to different interpretations. INVERNESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPLIT-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.



     Goodwin Procter LLP, counsel to Inverness, has provided to Inverness an opinion letter regarding certain of the federal income tax consequences of the split-off and merger. No ruling from the Internal Revenue Service has been or will be sought with respect to any of the tax matters relating to the split-off and merger. The conclusions of counsel in its opinion letter are based upon certain assumptions and representations, including representations made by Inverness and Johnson & Johnson, and are counsel's best legal judgment. The opinion letter does not bind the IRS, any tax authority or any court. Accordingly, we cannot assure you that the IRS will agree with the conclusions set forth in the opinion letter, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position.


     TWO SEPARATE TRANSACTIONS. Counsel concludes in its opinion letter that the deemed redemption of a portion of a stockholder's shares of Inverness common stock in exchange for Innovations common stock in the split-off and the exchange of a portion of such stockholder's shares of Inverness common stock for Johnson & Johnson common stock in the merger will be two separate transactions for federal income tax purposes.


     THE SPLIT-OFF. Counsel concludes in its opinion letter that, subject to certain assumptions and representations, it is more likely than not that the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code. For this purpose, the phrase "more likely than not" means that if counsel's conclusion is challenged by the IRS, counsel believes that there is a greater than 50% likelihood that a court of law would sustain counsel's conclusion.


     If counsel is correct that the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code, then:

     - an Inverness stockholder will not recognize any gain or loss when shares of its Inverness common stock are redeemed in exchange for Innovations common stock in the split-off

     - cash, if any, that an Inverness stockholder receives instead of a fractional share of Innovations common stock will be treated as received in exchange for that fractional share. The stockholder will recognize gain or loss to the extent of the difference between its tax basis in that fractional share and the cash that the stockholder receives for that fractional share. Provided that the stockholder holds the Innovations common stock that it receives in the split-off as a capital asset, the gain or loss will be capital gain or loss

     - an Inverness stockholder's tax basis in its Inverness common stock will be divided between the Innovations common stock that it receives in the split-off and the Johnson & Johnson common stock that it receives in the merger in proportion to the relative fair market values of such Innovations common stock and Johnson & Johnson common stock at the time that the split-off and merger occur and

     - an Inverness stockholder's holding period for the Innovations common stock that it receives in the split-off will include the stockholder's holding period for its Inverness common stock that is redeemed in the split-off, provided that the stockholder holds its Inverness common stock as a capital asset.

     Inverness stockholders should be aware that counsel's conclusion that the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code is based on counsel's interpretation of how various requirements of Section 355 of the Internal Revenue Code apply to the split-off. According to counsel, with respect to some of these interpretations there is no controlling legal authority, and no published rulings or cases squarely address the application of Section 355 of the Internal Revenue Code to a transaction identical to the split-off.

     If certain representations and assumptions relied upon by counsel in rendering its opinion letter are inaccurate, or if the IRS successfully challenges counsel's conclusions regarding the federal income tax treatment of the split-off, then:

     - an Inverness stockholder will recognize gain or loss when shares of its Inverness common stock are redeemed in exchange for Innovations common stock in the split-off. Such gain or loss will be capital gain or loss if the stockholder holds its Inverness common stock as a capital asset

     - the amount of the gain or loss that an Inverness stockholder will recognize will be equal to the difference between its tax basis in its redeemed Inverness common stock and the fair market value of the Innovations common stock that the stockholder receives in the split-off. The stockholder's tax basis in its redeemed Inverness common stock will be a percentage of its tax basis in all of its Inverness stock. In general, that percentage will be equal to the percentage that the fair market value of the Innovations common stock that the stockholder receives in the split-off is of the fair market value of the total consideration that the stockholder receives in the split-off and merger

     - an Inverness stockholder's tax basis in the Innovations common stock that it receives in the split-off will be equal to the fair market value of that Innovations common stock and

     - an Inverness stockholder's holding period for the Innovations common stock that it receives in the split-off will begin on the day after the split-off occurs.

     Even if the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code, Inverness stockholders should be aware that the split-off will be taxable to Inverness. The amount of Inverness' taxable gain will depend on both the difference between the fair market value of the women's health business assets and Inverness' tax basis in those assets immediately before the pre-split-off restructuring, and on the difference between the fair market value and tax basis of the Innovations common stock after the restructuring but before the split-off. Under the tax allocation agreement, Inverness is solely responsible for the payment of Inverness' tax liability arising from the restructuring and the split-off and is not entitled to reimbursement from Innovations or Johnson & Johnson.

     THE MERGER. Counsel also concludes in its opinion letter that, subject to certain assumptions and representations, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly:

     - an Inverness stockholder will not recognize any gain or loss when shares of its Inverness common stock are exchanged for Johnson & Johnson common stock in the merger

     - cash, if any, that an Inverness stockholder receives instead of a fractional share of Johnson & Johnson common stock will be treated as received in exchange for that fractional share. The stockholder will recognize gain or loss to the extent of the difference between its tax basis in that fractional share and the cash that the stockholder receives for that fractional share. Provided that the stockholder holds the Johnson & Johnson common stock that it receives in the merger as a capital asset, the gain or loss will be capital gain or loss

     - an Inverness stockholder's tax basis in the Johnson & Johnson common stock that it receives in the merger will equal its tax basis in the Inverness common stock that the stockholder exchanges in the merger for that Johnson & Johnson common stock and

     - an Inverness stockholder's holding period for the Johnson & Johnson common stock that it receives in the merger will include the stockholder's holding period for the Inverness common stock that the stockholder exchanges in the merger for that Johnson & Johnson common stock, provided that the stockholder holds its Inverness common stock as a capital asset.

     The foregoing discussion is only a summary of the material federal income tax consequences of the split-off and merger and is included for general information only. The foregoing discussion may not address federal income tax consequences relevant to an Inverness stockholder's particular circumstances. INVERNESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPLIT-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

REGULATORY MATTERS


     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, certain transactions, including the merger, may not be completed unless certain notification and waiting period requirements have been satisfied. On June 27, 2001, Johnson & Johnson and Inverness each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and requested an early termination of the required waiting period. On July 16, 2001, the regulatory authorities granted Johnson & Johnson and Inverness an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. At any time before or after the completion of the split-off and merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Johnson & Johnson or Inverness. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.



     EUROPE. In addition, both Johnson & Johnson and Inverness conduct business in member states of the European Union. Council Regulation 4064/89 requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. The split-off and merger is not notifiable to the European Commission because it lacks the requisite European Community dimension. However, Johnson & Johnson has made filings in Germany and Italy seeking approval of the split-off and merger. There are no other countries from which Johnson & Johnson needs to receive approval in order to complete the split-off and merger. On July 19, 2001, Johnson & Johnson received clearance from the German competition authority to complete the transaction. On August 30, 2001, the Italian regulatory authorities requested additional information from Johnson & Johnson. Johnson & Johnson is in the process of collecting that additional information and responding to the request. Johnson & Johnson believes that the Italian regulatory approval process will not materially delay or impede the completion of the split-off and merger.

     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

     - Johnson & Johnson or Inverness will be able to satisfy or comply with such conditions


     - compliance or non-compliance will not adversely affect Johnson & Johnson after completion of the split-off and merger or



     - Johnson & Johnson and Inverness will obtain the required regulatory approvals within the time frame contemplated by Johnson & Johnson and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Johnson & Johnson and Inverness.


See "The Split-off and Merger Agreement -- Conditions to the Completion of the Merger."

APPRAISAL RIGHTS


     Under Delaware law, holders of Inverness common stock are not entitled to appraisal rights in connection with the split-off and merger because, on the record date, Inverness common stock was listed on the American Stock Exchange and will be converted into:



     - shares of Johnson & Johnson common stock, which on the date on which the split-off and merger are completed will be listed on the New York Stock Exchange and



     - Innovations common stock, which on the date on which the split-off and merger are completed will be listed on the American Stock Exchange or another national securities exchange or quoted on NASDAQ.


LITIGATION


     Inverness and its directors are defendants in an action brought by an individual stockholder of Inverness who allegedly owns 15,000 shares of Inverness common stock. The complaint alleges that the transaction between Inverness and Johnson & Johnson that is the subject of this proxy statement/prospectus is unfair to the Inverness stockholders. That action, which is titled Bruce Katz v. Ernest A. Carabillo, Jr., Carol Goldberg, John F. Levy, Peter Townsend, Willard L. Umphrey, Ron Zwanziger, and Inverness Medical Technology, Inc., Civil Action No. 18913NC, was filed on May 23, 2001, and is pending in the Chancery Court of New Castle County, Delaware. Specifically, the complaint alleges that the Inverness directors did not engage in a sales process that would have yielded the highest price for Inverness' diabetes care business, that the exchange value agreed upon does not reflect the value of the diabetes care business, and that the split-off and merger agreement should, but does not, include a "collar" or other price protection mechanism. The complaint also alleges that Inverness and its directors entered into this transaction in breach of their fiduciary duties to the plaintiff and the Inverness stockholders. The action seeks damages in an unspecified amount and seeks to enjoin completion of this transaction "without adequate safeguards." The plaintiff has stated in the complaint that he would like to bring the complaint as a class action on behalf of other Inverness stockholders, but the plaintiff has neither sought nor been granted permission by the court to do so. Accordingly, no class has been certified at this time. Inverness and its directors believe that these claims are without merit and are defending the action by, among other things, asking the court to dismiss the complaint. In this regard, Inverness and its directors filed a motion to dismiss the complaint on July 27, 2001 and a memorandum in support of the motion to dismiss on August 8, 2001. As of the date of this proxy statement/prospectus, the court has not acted on the motion to dismiss.

INVERNESS EMPLOYEE BENEFITS MATTERS


     Johnson & Johnson and Inverness have negotiated a number of agreements with respect to Inverness employee benefits matters.



     For a period ending not earlier than December 31, 2002, Johnson & Johnson and Inverness will provide all employees and consultants of Inverness that Inverness will retain following the split-off and merger, other than employees located in Ireland, pension and welfare benefits that are substantially comparable in the aggregate to the pension and welfare benefits provided to such employees and consultants immediately prior to the completion of the split-off and merger.



     Except as described below:



     - for a period ending not earlier than December 31, 2002, Johnson & Johnson and Inverness will provide the employees and consultants that Inverness will retain following the split-off and merger base salary or hourly wage rates that are at least equal to those provided to them immediately prior to the completion of the split-off and merger and



     - for a period ending not earlier than December 31, 2001, Johnson & Johnson and Inverness will provide those employees and consultants other employee benefits that are substantially comparable in the aggregate to the employee benefits provided immediately prior to the completion of the split-off and merger.



Except as provided in the transaction agreements, neither Johnson & Johnson nor Inverness, as the surviving corporation in the merger, will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangement. Any plans or arrangements of Inverness or any of its subsidiaries providing for such issuance will be disregarded in determining whether employee benefits provided after completion of the split-off and merger are substantially comparable in the aggregate to pre-split-off and merger benefits.



     With respect to those employees and consultants that Inverness will retain following the split-off and merger who are employed in the United States or are covered by Inverness' benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or ERISA, Johnson & Johnson has agreed to recognize the service of each such employee and consultant upon the completion of the split-off and merger with his or her service through that time as if such service had been performed with Johnson & Johnson for purposes of eligibility and vesting, but not benefit accrual, under Johnson & Johnson's defined benefit pension plan and for purposes of eligibility for vacation under Johnson & Johnson's vacation program, in each case only to the extent Johnson & Johnson makes such plan or program available to employees of Inverness, as the surviving corporation in the merger, but not for purposes of any other benefit plan of Johnson & Johnson. With respect to those employees and consultants that Inverness will retain who are employed outside of the United States, Johnson & Johnson will comply with all applicable local laws in respect of any requirement to credit service of those employees prior to the completion of the split-off and merger for employee benefit plan purposes.



     Inverness has agreed to take all actions necessary to cause the Inverness employee stock purchase plan to terminate immediately prior to the completion of the split-off and merger, and in accordance with the terms of the Inverness employee stock purchase plan refund to each participant under the plan the accumulated contributions made by the participant through the completion of the split-off and merger.



     After December 31, 2002, Johnson & Johnson and Inverness will not be obligated under the terms of the transaction documents to provide any particular level of salaries or benefits to the employees and consultants of Inverness that Inverness will retain following the split-off and merger, and Johnson & Johnson will be free to set salaries and benefit levels as it determines is appropriate under the circumstances at such time.

For additional information regarding the treatment of Inverness employees, see "Pre-Merger Restructuring Transactions -- Employee Matters."

EFFECT ON OPTIONS AND WARRANTS RELATING TO INVERNESS COMMON STOCK


     OPTIONS. Under the terms of the restructuring agreement, Inverness will convert each outstanding option to purchase shares of Inverness common stock, as part of the restructuring, into:


     - an option to purchase the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness option and

     - an option to purchase the number of shares of Innovations common stock equal to the number of shares of Inverness common stock subject to the original Inverness option multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness option and the Innovations option so that the combined exercise prices of the new options will equal the exercise price of each original Inverness option to purchase Inverness common stock. For additional information regarding the treatment of outstanding Inverness options in the restructuring, see "Pre-Merger Restructuring Transactions -- Conversion of Options and Warrants."



     The split-off and merger agreement provides that upon the completion of the split-off and merger, each outstanding replacement Inverness option will convert into an option to purchase, on the same terms and conditions as are applicable under that option, the number of shares of Johnson & Johnson common stock determined by multiplying:


     - the number of shares of Inverness common stock subject to the replacement Inverness option by

     - the same exchange ratio used to convert Inverness common stock into Johnson & Johnson common stock in the merger.


     Johnson & Johnson will determine the exercise price per share of Johnson & Johnson common stock issuable under the converted option by dividing:


     - the aggregate exercise price for the shares of Inverness common stock issuable under the replacement Inverness option by

     - the aggregate number of shares of Johnson & Johnson common stock that may be purchased pursuant to the replacement Inverness option following the conversion.


     WARRANTS. Under the terms of the restructuring agreement, Inverness will convert each outstanding warrant to acquire shares of Inverness common stock, with, if necessary, the consent of the warrant holder, as part of the restructuring, into:


     - a warrant to acquire the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness warrant and

     - a warrant to acquire the number of shares of Innovations common stock equal to the number of shares of Inverness common stock subject to the original Inverness warrant multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness warrant and the Innovations warrant so that the combined exercise prices of the new warrants will equal the exercise price of each original warrant to acquire Inverness common stock. For additional information regarding the treatment of outstanding Inverness warrants in the restructuring, see "Pre-Merger Restructuring Transactions -- Conversion of Options and Warrants."



     The split-off and merger agreement provides that upon the completion of the split-off and merger, each outstanding replacement Inverness warrant will convert into a warrant to acquire, on the same terms and conditions as are applicable under that warrant, the number of shares of Johnson & Johnson common stock determined by multiplying:


     - the number of shares of Inverness common stock subject to the replacement Inverness warrant by
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

     - the same exchange ratio used to convert Inverness common stock into Johnson & Johnson common stock in the merger.


     Johnson & Johnson will determine the exercise price per share of Johnson & Johnson common stock issuable under the converted warrant by dividing:


     - the aggregate exercise price for the shares of Inverness common stock issuable under the replacement Inverness warrant by

     - the aggregate number of shares of Johnson & Johnson common stock that may be purchased pursuant to the replacement Inverness warrant following the conversion.

RESALE OF JOHNSON & JOHNSON COMMON STOCK

     Johnson & Johnson common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Inverness stockholder who may be deemed to be an "affiliate" of Inverness or Johnson & Johnson for purposes of Rule 145 under the Securities Act. It is expected that each affiliate will agree not to transfer any Johnson & Johnson common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The split-off and merger agreement requires Inverness to use commercially reasonable efforts to cause its affiliates to enter into such agreements. This proxy statement/prospectus does not cover resales of Johnson & Johnson common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

RESALE OF INNOVATIONS COMMON STOCK


     For a discussion of the restrictions and limitations on resales of Innovations common stock, see "Shares Eligible for Future Sale" on page X-78 of the Innovations prospectus portion of this proxy statement/prospectus.


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

                     PRE-MERGER RESTRUCTURING TRANSACTIONS

     This is a summary of the material terms of the restructuring agreement. The restructuring agreement, which is attached as Annex 3 to this proxy statement/prospectus, contains the complete terms of that agreement. You should read the entire restructuring agreement carefully.

GENERAL

     Innovations, a subsidiary of Inverness, was recently organized for purposes of the split-off and merger. Prior to the completion of the split-off and merger, Inverness, Innovations and certain subsidiaries of Inverness will enter into the restructuring agreement. Completion of the restructuring of Inverness, as contemplated by the restructuring agreement, is a condition to the merger. Inverness will not proceed with the split-off and merger unless the restructuring is completed.

     The purpose and effect of the restructuring of Inverness is to facilitate the split-off and merger by separating Inverness' diabetes care products business from its other principal businesses. Inverness will effect this separation by transferring the assets and liabilities of its women's health, nutritional supplements and clinical diagnostics businesses to Innovations immediately prior to the split-off and merger. As a result, at the time of the split-off and merger, Inverness will own only those businesses not transferred to Innovations, including the related assets and liabilities, which will consist principally of the diabetes care products business. Unless otherwise indicated, references to the post-restructuring business of Inverness refer to the businesses of Inverness and its subsidiaries not transferred to Innovations.

THE RESTRUCTURING AND TRANSFER OF ASSETS


     The restructuring agreement provides that prior to the completion of the split-off and merger, Inverness will contribute or cause to be contributed to Innovations any of its or any of its subsidiaries' right, title and interest in and to:



     - all of the assets of Inverness that are used or held for use primarily in the operation or conduct of the women's health, nutritional supplements and clinical diagnostics businesses, referred to as the Innovations businesses and



     - other specified assets, including cash in an amount necessary to ensure that at the time of the split-off Innovations will have $40 million of net cash, defined as cash and marketable securities less debt for borrowed money, other than debt outstanding under any revolving line of credit.


     The restructuring will be effected through a series of stock and asset transfers from Inverness and its subsidiaries to Innovations. Under the restructuring agreement, Inverness will retain and will not contribute to Innovations any of its or its subsidiaries' right, title and interest to the assets that are not used or held for use primarily in the operation of the Innovations businesses and certain other specified assets. The restructuring agreement further provides that the parties will cooperate in good faith to provide for the use or shared ownership of any asset that is material to the operation of either the Innovations businesses or the post-restructuring Inverness businesses that is primarily related to the businesses of the other company.

ASSUMPTION OF LIABILITIES


     The restructuring agreement provides that at or prior to the completion of the split-off and merger, Innovations and/or one of its subsidiaries will unconditionally assume all liabilities of Inverness and its subsidiaries to the extent primarily related to or arising out of the Innovations businesses, as well as other specified liabilities. Under the restructuring agreement, Inverness will retain, assume, or cause one of its subsidiaries, other than Innovations, to assume all liabilities of Inverness that Innovations is not otherwise obligated to assume, as well as other specified liabilities.


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

USE OF NAME


     The restructuring agreement provides that Innovations will have all rights in and use of the names "Inverness" and "Inverness Medical" and all derivatives of those names and that Inverness will take actions as are reasonably necessary to vest such rights in Innovations or any of its subsidiaries. However, Inverness will retain the right to use the "Inverness" and "Inverness Medical" names on signs and other displays at its manufacturing facilities in Inverness, Scotland. Inverness and its suppliers and distributors also will retain the right to use those names and applicable trademarks and trade dress on product packaging and related materials for a one year period after completion of the split-off and merger.


ANCILLARY AGREEMENTS


     The restructuring agreement provides that prior to the completion of the split-off and merger, Inverness, or another of its subsidiaries, and Innovations, or another of its subsidiaries, will enter into:


     - a transition services agreement relating to the women's health business of Can-Am Care Corporation and Inverness Medical Europe GmbH, and the kitting services and secondary packaging services provided at the Galway, Ireland facility

     - the license agreement attached as Annex 6 to this proxy statement/prospectus and described under "Post-Closing
       Arrangements -- The License Agreement" and

     - a sublease from Inverness to Innovations of Inverness' corporate headquarters currently subleased by Inverness at 51 Sawyer Road, Waltham, Massachusetts on the same terms as those of the sublease currently held by Inverness.

EMPLOYEE MATTERS


     The restructuring agreement provides that immediately after the restructuring:



     - specified employees and consultants of Inverness and its subsidiaries and employees of Inverness hired after the date of the split-off and merger agreement and prior to the completion of the split-off and merger who are engaged primarily in a business other than an Innovations business will remain or become employees of Inverness and its subsidiaries in the same capacities as then held by those employees, or in such other capacities and upon such terms and conditions as Inverness determines in its sole discretion



     - other specified employees and consultants and employees of Inverness hired after the date of the split-off and merger agreement and prior to the completion of the split-off and merger who are engaged primarily in an Innovations business will remain or become employees of Innovations and its subsidiaries in the same capacities as then held by those employees or in such other capacities and upon such terms and conditions as Innovations determines in its sole discretion and



     - Innovations will employ a third category of specified employees, who will perform transition services under the transition services agreement, as transition employees, and will provide compensation and benefits to those employees, although Inverness will be responsible for any retention bonuses and severance costs associated with those employees.



     Upon completion of the split-off and merger, Innovations will assume and be responsible for all liabilities related to the designated Innovations employees and the former employees of Inverness and its subsidiaries whose primary responsibilities related to an Innovations business. Inverness will assume and be responsible for all liabilities and obligations related to the designated Inverness employees and the former employees of Inverness and its subsidiaries whose primary responsibilities related to the businesses of Inverness and its subsidiaries other than the Innovations businesses. The restructuring agreement provides that, to the extent permitted by applicable law, the transactions contemplated by the restructuring agreement will not constitute a termination of employment that would entitle an employee to receive severance or similar compensation and benefits. The restructuring agreement also provides that Inverness and Innovations will use their reasonable best efforts to amend, if necessary, any benefit plans to achieve that result. The restructuring agreement does not confer on any employee any right to continued employment after the completion of the split-off and merger.


     Innovations will assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy or agreement relating exclusively to one or more Innovations employees. In addition, to the extent any Innovations employee participates prior to the completion of the split-off and merger in benefit plans that do not relate exclusively to Innovations employees, Innovations will establish and maintain, upon the completion of the split-off and merger, benefit plans other than equity plans, that provide substantially comparable benefits to those provided to the Innovations employee prior to the completion of the split-off and merger.



     If specified Inverness employees or former employees of Inverness whose primary responsibilities related to a business of Inverness other than an Innovations business participate in a benefit plan that is a defined benefit pension plan that is maintained by Innovations or its subsidiaries, the liabilities in respect of those participants, together with assets equal to such liabilities, will be transferred from that defined benefit pension plan to a benefit plan established or maintained by Inverness or Johnson & Johnson or one of their respective subsidiaries. Similarly, if Innovations employees or former employees of Inverness whose primary responsibilities related to a Innovations business participate in a benefit plan that is a defined benefit pension plan maintained by Inverness or its subsidiaries, the liabilities in respect of those participants, together with assets equal to such liabilities, will be transferred from that defined benefit pension plan to a benefit plan established or maintained by Innovations or one of its subsidiaries.


     Upon the completion of the split-off and merger, with respect to collective bargaining agreements to which Inverness or its subsidiaries is a party, Innovations will assume those agreements covering Innovations employees and Inverness will assume those agreements covering its continuing employees. Innovations and Inverness also will take all other actions necessary to ensure that Innovations and Inverness remain solely responsible for the liabilities and obligations under those collective bargaining agreements covering their respective employees.

CONVERSION OF OPTIONS AND WARRANTS


     OPTIONS. Under the terms of the restructuring agreement, Inverness will convert each outstanding option to purchase shares of Inverness common stock, as part of the restructuring, into:



     - an option to purchase the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness option and


     - an option to purchase the number of shares of Innovations common stock equal to the number of shares of Inverness common stock subject to the original Inverness option multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness option and the Innovations option so that the combined exercise prices of the new options will equal the exercise price of each original Inverness option to purchase Inverness common stock. Inverness will allocate the aggregate exercise price of each original Inverness option between the replacement Inverness option and the Innovations option in proportion to the deemed fair market value of the shares of Johnson & Johnson common stock and Innovations common stock, in each case, to be received for one share of Inverness common stock in the split-off and merger. Johnson & Johnson, Inverness and Innovations will determine the deemed fair market value of such shares with reference to the closing prices of Johnson & Johnson common stock on the New York Stock Exchange and the Innovations common stock on the American Stock Exchange on the first full trading day following the completion of the split-off and merger.

     Inverness will determine the exercise price per share of Inverness common stock issuable under the replacement Inverness option by dividing:


     - the aggregate exercise price allocated to the replacement Inverness option by

     - the aggregate number of shares of Inverness common stock that may be purchased under the replacement Inverness option.


     Inverness and Innovations will determine the exercise price per share of Innovations common stock issuable under the Innovations option by dividing:


     - the aggregate exercise price allocated to the Innovations option by

     - the aggregate number of shares of Innovations common stock that may be purchased under the Innovations option.


     All other terms of the original Inverness options will continue to apply to the replacement Inverness options and the Innovations options, except that:



     - all replacement Inverness options and Innovations options will be fully vested and immediately exercisable at and following the completion of the split-off and merger and



     - all replacement Inverness options which will be held by persons who are not going to be employees or directors of Inverness or its subsidiaries immediately following the split-off and merger and all Innovations options which will be held by persons who are not going to be employees or directors of Innovations or its subsidiaries immediately following the split-off and merger will, in each case, remain exercisable for the remainder of the originally stated term of the original Inverness options irrespective of employment by or service to Johnson & Johnson, Inverness, Innovations or any subsidiaries of those companies.



     WARRANTS. Under the terms of the restructuring agreement, Inverness will convert each outstanding warrant to acquire shares of Inverness common stock, as part of the restructuring, into:


     - a warrant to acquire the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness warrant and

     - a warrant to acquire the number of shares of Innovations common stock equal to the number of shares of Inverness common stock subject to the original Inverness warrant multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness warrant and the Innovations warrant so that the combined exercise prices of the replacement warrants will equal the exercise price of each original Inverness warrant to acquire Inverness common stock. Inverness will allocate the aggregate exercise price of each original Inverness warrant between the replacement Inverness warrant and the Innovations warrant in proportion to the deemed fair market value of the shares of Johnson & Johnson common stock and Innovations common stock, in each case, to be received for one share of Inverness common stock in the split-off and merger. Johnson & Johnson, Inverness and Innovations will determine the deemed fair market value of such shares with reference to the closing prices of Johnson & Johnson common stock on the New York Stock Exchange and the Innovations common stock on the American Stock Exchange on the first full trading day following the completion of the split-off and merger.



     Inverness will determine the exercise price per share of Inverness common stock issuable under the replacement Inverness warrant by dividing:


     - the aggregate exercise price allocated to the replacement Inverness warrant by

     - the aggregate number of shares of Inverness common stock that may be purchased under the replacement Inverness warrant.

     Inverness and Innovations will determine the exercise price per share of Innovations common stock issuable under the Innovations warrant by dividing:


     - the aggregate exercise price allocated to the Innovations warrant by

     - the aggregate number of shares of Innovations common stock that may be purchased under the Innovations warrant.

     All other terms of the original Inverness warrants will continue to apply to the replacement Inverness warrants and the Innovations warrants.

CONDITIONS

     The obligations of Inverness and Innovations to complete the restructuring are subject to the fulfillment of each of the following conditions:


     - Inverness, Innovations and Johnson & Johnson shall have executed and delivered each of the following documents:



        - the tax allocation agreement attached to this proxy statement/prospectus as Annex 4



        - the transition services agreement described above



        - the license agreement attached as Annex 6 to this proxy statement/prospectus and



        - the sublease of Inverness' current corporate headquarters



     - satisfaction or waiver of each condition to the closing of the merger in the split-off and merger agreement, other than the condition to each party's obligation as to the consummation of the transactions contemplated by the restructuring agreement



     - release of liens on assets contributed, or to be contributed, to Innovations and capital stock of any Innovations subsidiaries, in each case arising pursuant to Inverness' credit agreement dated as of February 18, 1998, with Chase Manhattan Bank, and there are no liens on Innovations assets or the capital stock of any Innovations subsidiaries imposed in connection with the financing required by the split-off and merger agreement and



     - the Inverness board of directors being reasonably satisfied that, after giving effect to the restructuring, Innovations will not be insolvent and will not have unreasonably small capital with which to engage in its business.


MUTUAL RELEASE


     Effective upon the completion of the split-off and merger and except as otherwise specifically set forth in the transaction agreements, each of Inverness and its subsidiaries, on the one hand, and Innovations and its subsidiaries, on the other hand, will release and discharge the other and its affiliates, and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other person or any of its assigns, which the releasing person has or ever had, other than those based on fraud, gross negligence or wilful misconduct by such other person, which arise out of or relate to events, circumstances or actions taken by such other person prior to the completion of the split-off and merger. This release does not apply to any transaction agreement or the transactions contemplated by those agreements and does not affect any person's right to enforce any transaction agreement or any other agreement contemplated in accordance with its terms.


TERMINATION

     In the event the split-off and merger agreement is terminated pursuant to its terms, the restructuring agreement will automatically and simultaneously terminate and the restructuring and split-off will automatically and simultaneously be abandoned without the approval of Innovations or the stockholders of Inverness.

                       THE SPLIT-OFF AND MERGER AGREEMENT

     This is a summary of the material provisions of the split-off and merger agreement. The split-off and merger agreement, which is attached as Annex 1 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire split-off and merger agreement carefully.

CONDITIONS TO THE COMPLETION OF THE MERGER

     CONDITIONS TO JOHNSON & JOHNSON'S AND INVERNESS' OBLIGATIONS TO COMPLETE THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:


     - adoption of the split-off and merger agreement by the affirmative vote of stockholders representing a majority of the shares of Inverness common stock outstanding and entitled to vote at the special meeting



     - approval of the shares of Johnson & Johnson common stock to be issued to Inverness stockholders upon completion of the split-off and merger for listing on the New York Stock Exchange, subject only to official notice of issuance



     - approval of the shares of Innovations common stock to be issued to Inverness stockholders upon completion of the split-off and merger for listing on a national securities exchange, or for quotation on NASDAQ, in either case subject only to official notice of issuance



     - expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act


     - no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger


     - declaration of effectiveness of the Johnson & Johnson registration statement on Form S-4 and the Innovations registration statement on Form S-4, in each case, of which this proxy statement/prospectus forms a part, by the Securities and Exchange Commission and the absence of any stop order or proceedings seeking a stop order and



     - completion of the pre-merger transactions, including the restructuring of Inverness and the delivery of the executed transaction agreements, in all material respects in accordance with the terms of the split-off and merger agreement and the restructuring agreement.


     CONDITIONS TO JOHNSON & JOHNSON'S OBLIGATION TO COMPLETE THE
MERGER. Johnson & Johnson's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Inverness set forth in the split-off and merger agreement relating to aspects of its capital structure, increases in compensation and benefits, noncompetition and long-term sale contracts, employee severance arrangements, benefits plans, parachute payments, its hypothetical tax basis in Innovations common stock, properties and assets retained by Inverness after the restructuring, particular aspects of its intellectual property and product recalls and related governmental proceedings to the extent that they are qualified as to materiality are true and correct, and such representations and warranties of Inverness to the extent that they are not so qualified are true and correct in all material respects, in each case as of the date of the split-off and merger agreement and as of the closing date of the split-off and merger as though made on the closing date, except to the extent that such representations and warranties expressly relate to a specified date, in which case as of that specified date

     - all the other representations and warranties of Inverness set forth in the split-off and merger agreement are true and correct as of the date of the split-off and merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to a specified date, then as of that specified date, and except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and are not reasonably expected to have a material adverse effect on Inverness


     - Inverness performing in all material respects all obligations required to be performed by it under the split-off and merger agreement on or prior to the date on which the split-off and merger are to be completed


     - there is no pending suit, action or proceeding by any governmental entity relating to any of the transactions contemplated by the split-off and merger agreement and the other transaction agreements:

      - challenging the acquisition by Johnson & Johnson or Sunrise Acquisition Corp. of any shares of Inverness common stock, seeking to restrain or prohibit the completion of the merger or any other transactions contemplated by the transaction agreements, or seeking to place limitations on the ownership of shares of Inverness common stock (or shares of common stock of the surviving corporation in the merger) by Johnson & Johnson or Sunrise Acquisition Corp. or seeking to obtain from Johnson & Johnson, Inverness or Sunrise Acquisition Corp. any damages that are material in relation to Inverness' post-restructuring business

      - seeking to prohibit or materially limit the ownership or operation by Inverness or any of its post-closing subsidiaries or Johnson & Johnson or any of its subsidiaries of any portion of any post-restructuring business of Inverness or of the business or assets of Johnson & Johnson and its subsidiaries, or to compel Inverness or any of its post-restructuring subsidiaries or Johnson & Johnson or any of its subsidiaries to divest or hold separate any portion of the post-restructuring business of Inverness or of the business or assets of Johnson & Johnson or any of its subsidiaries as a result of the transactions contemplated by the transaction agreements or

      - seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect any portion of the post-restructuring business of Inverness

     - there is no order, ruling, judgment or other similar restraint in effect that is reasonably expected to result in any of the effects referred to in the previous paragraph


     - Johnson & Johnson receiving evidence, in form and substance reasonably satisfactory to it, that:



      - Inverness has obtained consents of holders of particular warrants to acquire shares of Inverness common stock to amend their respective warrant agreements to add provisions that will facilitate the conversion of the warrants in the manner contemplated by the transaction agreements and



      - all consents, approvals, authorizations, qualifications and order of governmental entities required in connection with the split-off and merger agreement, the other transaction agreements and the transactions contemplated by those agreements under any applicable competition, merger control, antitrust or similar law or regulation of Switzerland or any country that is part of the European Union have been obtained, except, in the case of the consents, approvals, authorizations, qualifications and orders, where the failure to obtain them are not reasonably expected to restrain or prohibit the consummation of the merger or the other transactions contemplated by the transactions agreements or prohibit or limit in any material respect the ownership or operation by Johnson & Johnson of any portion of the post-restructuring business of Inverness



     - the consulting and non-competition agreements with Ron Zwanziger, David Scott and Jerry McAleer and all other transaction agreements are in full force and effect and none of the parties to those agreements, other than Johnson & Johnson, have breached or threatened to breach any material covenants contained in those agreements and

     - Inverness receiving at least $50,000,000 of proceeds from financings on terms and conditions no less favorable to it than those set forth in a commitment letter dated May 18, 2001.


     CONDITIONS TO INVERNESS' OBLIGATION TO COMPLETE THE MERGER. Inverness' obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:


     - the representations and warranties of Johnson & Johnson and Sunrise Acquisition Corp. set forth in the split-off and merger agreement and the other transaction agreements that are qualified as to materiality being true and correct, and the representations and warranties of Johnson & Johnson and Sunrise Acquisition Corp. that are not so qualified being true and correct in all material respects, in each case as of the date of the split-off and merger agreement and as of the closing date of the split-off and merger as though made on the closing date, or if such representations and warranties expressly relate to a specified date, then as of such specified date



     - Johnson & Johnson and Sunrise Acquisition Corp. performing in all material respects all obligations required to be performed by them under the split-off and merger agreement on or prior to the date on which the split-off and merger are to be completed and



     - Inverness receiving from Goodwin Procter LLP, counsel to Inverness, on the date on which the registration statements on Form S-4 are filed with the SEC and on the closing date of the split-off and merger, an opinion, in form and substance reasonably satisfactory to Inverness, to the effect that:



      - the merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and



      - Johnson & Johnson and Inverness will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.



     The split-off and merger agreement provides that a "material adverse effect" or "material adverse change" means, when used with respect to Inverness, any change, effect, event, occurrence or state of facts, or any development or developments which individually or in the aggregate are reasonably expected to result in any change or effect, that is materially adverse to the business, properties, assets, liabilities, contingent or otherwise, financial condition or results of operations of the post-restructuring business of Inverness, other than any change, effect, event, occurrence, state of facts or development:


     - relating to the economy in general

     - relating to the industries in which Inverness operates in general

     - resulting from changes in foreign currency rates

     - resulting from the effects of the pendency of the transactions contemplated by the split-off and merger agreement on current or prospective customers or suppliers

     - resulting from any action required to be taken by Inverness or any other party pursuant to the transaction agreements in order to effect the restructuring of Inverness and the other contemplated transactions and

     - resulting from any unjustified action, including the cancellation or extension of any orders for products, taken by Johnson & Johnson or any of its affiliates in respect of the business relationship between Johnson & Johnson or such affiliate, on the one hand, and Inverness and its subsidiaries, on the other hand.


     The split-off and merger agreement provides a "material adverse effect" or "material adverse change" means, when used with respect to Johnson & Johnson, any change, effect, event, occurrence or state of facts, or any development or developments which individually or in the aggregate are reasonably expected to result in any change or effect, that is materially adverse to the business, properties, assets, liabilities contingent or otherwise, financial condition, results of operations or prospects of Johnson & Johnson or that could reasonably be expected to impair the ability of Johnson & Johnson to consummate the

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transactions contemplated by, or satisfy its obligations under, the split-off and merger agreement and the other transaction agreements, other than any change, effect, event, occurrence, state of facts or development:

     - relating to the economy in general

     - relating to the industries in which Inverness operates in general

     - resulting from changes in foreign currency rates and

     - resulting from the effects of the pendency of the transactions contemplated by the split-off and merger agreement on current or prospective customers or suppliers.

NO SOLICITATION

     The split-off and merger agreement provides that Inverness will not, nor will it authorize or permit any of its subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal, as described below or

     - participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

     The split-off and merger agreement provides that the term "takeover proposal" means:

     - any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses of Inverness or its subsidiaries that constitute 20% or more of the revenues, net income or assets of Inverness and its subsidiaries, taken as a whole, or 20% or more of Inverness' common stock

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of Inverness common stock or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Inverness pursuant to which any person or the shareholders of any person would own 20% or more of Inverness or any resulting parent company of Inverness, other than the transactions contemplated by the split-off and merger agreement or the other transaction agreements.

     The split-off and merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time Inverness stockholders have adopted the split-off and merger agreement with Johnson &
Johnson:

     - Inverness receives a bona fide written takeover proposal that the Inverness board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to lead to a superior proposal, as described below, and

     - the takeover proposal was unsolicited and made after the date of the split-off and merger agreement and did not otherwise result from a breach by Inverness of the no solicitation provisions described above,

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Inverness may, if the Inverness board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Inverness stockholders under applicable law, subject to providing prior notice to Johnson & Johnson:

     - furnish information about Inverness to the person making the takeover proposal under a customary confidentiality agreement and

     - participate in discussions or negotiations with the person making the takeover proposal regarding the takeover proposal.


     The split-off and merger agreement provides that the term "superior proposal" means any bona fide offer made by a third party that if completed would result in that person or its shareholders owning, directly or indirectly, all or substantially all of the shares of Inverness common stock then outstanding, or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger, or all or substantially all the assets of Inverness and its subsidiaries, taken as a whole, which the Inverness board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be more favorable to the Inverness stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal, including its financial terms and the likelihood of the proposal being completed, and the split-off and merger agreement with Johnson & Johnson, including any changes to the financial terms of the split-off and merger agreement proposed by Johnson & Johnson in response to such proposal or otherwise.


     The split-off and merger agreement provides further that neither the Inverness board of directors nor any committee of the Inverness board of directors may:

     - withdraw or modify in a manner adverse to Johnson & Johnson, or propose to withdraw or modify in a manner adverse to Johnson & Johnson, the approval, recommendation or declaration of advisability by the Inverness board of directors or committee of the Inverness board of directors of the split-off and merger agreement

     - recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal or

     - approve or recommend, or propose to approve or recommend, or allow Inverness or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any takeover proposal.

     However, at any time before Inverness stockholders have adopted the split-off and merger agreement with Johnson & Johnson, the Inverness board of directors may, in response to an unsolicited superior proposal that was made after the date of the split-off and merger agreement and that did not otherwise result from a breach of the no solicitation provisions of the split-off and merger agreement, if the board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to Inverness' stockholders under applicable law, withdraw or modify its recommendation of the split-off and merger agreement or recommend the approval of the superior proposal and/or cause Inverness to terminate the split-off and merger agreement. No withdrawal of the Inverness board of directors' recommendation of the split-off and merger agreement or recommendation of the superior proposal may be made, and no such termination by Inverness may be made, until after the fourth business day following Johnson & Johnson's receipt of written notice from Inverness advising Johnson & Johnson that the Inverness board of directors intends to take such action and specifying the terms and conditions of such superior proposal. In determining whether to take such action, the Inverness board of directors must take into account any changes to the financial terms of the split-off and merger agreement proposed by Johnson & Johnson in response to its receipt of such written notice from Inverness or otherwise.

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

     In addition to the no solicitation provisions described above, the split-off and merger agreement provides that Inverness must promptly advise Johnson & Johnson orally and in writing of any takeover proposal, the material terms and conditions of any takeover proposal and the identity of the person making any takeover proposal. Inverness must keep Johnson & Johnson fully informed of the status and material details, including any changes to the material terms, of any such takeover proposal and must provide to Johnson & Johnson, as soon as practicable after receipt or delivery, with copies of all correspondence and other written material sent or provided to Inverness from any person in connection with any takeover proposal or sent or provided by Inverness to any person in connection with any takeover proposal, except for correspondence and materials previously provided to Johnson & Johnson by Inverness.

     Nothing in the split-off and merger agreement prohibits Inverness from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act or from making any required disclosure to Inverness' stockholders if, in the good faith judgment of the Inverness board of directors, after consultation with outside counsel, failure to make such a disclosure would constitute a violation of applicable law. Neither Inverness nor its board of directors or any committee of the board of directors may withdraw its recommendation of the split-off and merger agreement, recommend a takeover proposal or enter into an agreement regarding a takeover proposal in a manner prohibited by the no solicitation provisions described above.

TERMINATION OF THE SPLIT-OFF AND MERGER AGREEMENT

     The split-off and merger agreement may be terminated at any time prior to the completion of the split-off and merger, even if the split-off and merger agreement has been adopted by the Inverness stockholders:

     - by mutual written consent of Johnson & Johnson, Sunrise Acquisition Corp. and Inverness

     - by either Johnson & Johnson or Inverness, if the merger has not been completed by January 31, 2002, except that this right to terminate the split-off and merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed on or before that date

     - by either Johnson & Johnson or Inverness, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in each case that has become final and cannot be appealed and which prevents the completion of the merger

     - by either Johnson & Johnson or Inverness, if the Inverness stockholders do not adopt the split-off and merger agreement at the special meeting

     - by either Johnson & Johnson or Inverness, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the split-off and merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receiving written notice from the other party of such breach or failure to perform


     - by Johnson & Johnson if a final, non-appealable order, ruling, judgment or other similar legal restraint exists that is reasonably expected to:



      - prohibit or materially limit the direct or indirect acquisition or ownership of Inverness common stock by Johnson & Johnson



      - restrain or prohibit the completion of the merger or any of the other transactions contemplated by the transaction agreements



      - obtain from Inverness, Johnson & Johnson or Sunrise Acquisition Corp. any damages that are material in relation to the post-restructuring business of Inverness



      - prohibit or materially limit the ownership or operation by Inverness or any of its post-closing subsidiaries or Johnson & Johnson or any of its subsidiaries of any portion of the post-

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


        restructuring business of Inverness or the business or assets of Johnson & Johnson and its subsidiaries



      - compel Inverness or any of its post-closing subsidiaries or Johnson & Johnson or any of its subsidiaries to divest or hold separate any portion of the post-restructuring business of Inverness or of the business or assets of Johnson & Johnson or any of its subsidiaries as a result of the transactions contemplated by the transaction agreements or



      - prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect any portion of the post-restructuring business of Inverness


     - by Johnson & Johnson, if the Inverness board of directors or any committee of the Inverness board of directors withdraws, or modifies in a manner adverse to Johnson & Johnson, or proposes to withdraw, or modify in a manner adverse to Johnson & Johnson, its approval, recommendation or declaration of advisability of the split-off and merger agreement or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any takeover proposal or

     - by Inverness in response to a superior proposal and in accordance with the no solicitation provisions described above.

FEES AND EXPENSES

     GENERAL. The split-off and merger agreement provides that each party will pay its own fees and expenses in connection with the split-off and merger agreement and the transactions contemplated by the split-off and merger agreement, whether or not the split-off and merger are completed. See "Post-Closing Arrangements -- Post-Closing Covenants Agreement -- Expenses" for further information on how Inverness and Innovations will allocate their expenses directly related to the restructuring, split-off and merger.

     TERMINATION FEE. Inverness must pay to Johnson & Johnson a termination fee of $28 million in each of the following circumstances:

     - the split-off and merger agreement is terminated by Johnson & Johnson pursuant to its right described in the second to last bullet point under "--Termination of the Split-off and Merger Agreement"

     - the split-off and merger agreement is terminated by Inverness pursuant to its right described in the last bullet point under "--Termination of the Split-off and Merger Agreement" or


     - a takeover proposal is made to Inverness or directly to the Inverness stockholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the split-off and merger agreement is terminated by either Johnson & Johnson or Inverness pursuant to their right to terminate if the merger has not been consummated on or before January 31, 2002 without a vote at the Inverness stockholder's meeting having been taken or pursuant to their right to terminate if stockholder approval has not been obtained at the Inverness stockholders' meeting, and within 12 months after such termination, Inverness enters into a definitive agreement for, or completes, the transactions contemplated by any takeover proposal involving the acquisition or purchase of assets or businesses of Inverness constituting 35% or more, rather than 20%, of Inverness' revenues, net income, assets or stock.


CONDUCT OF BUSINESS PENDING THE SPLIT-OFF AND MERGER


     Under the split-off and merger agreement, Inverness has agreed that, subject to specified exceptions, during the period from the date of the split-off and merger agreement to the time when the split-off and merger are completed, it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice, including in respect of research and development activities and programs and making capital expenditures with respect to the post-restructuring business of Inverness as described in Inverness' 2001 budget, and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent with such laws and regulations, will use all

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

commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that their goodwill and ongoing businesses will be unimpaired at the time the split-off and merger are completed. In addition, without limiting the generality of the foregoing, during the period from the date of the split-off and merger agreement to the time the split-off and merger are completed, Inverness has agreed that, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without Johnson & Johnson's prior written consent:


     - declare, set aside or pay any dividends on, or make any other distributions, whether in cash, stock or property, in respect of, any of its capital stock


     - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock

     - purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of Inverness or any rights, warrants or options to acquire any such shares or other securities

     - issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities, equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units, other than:

      - the issuance of shares of Inverness common stock upon the exercise of stock options, warrants or rights under Inverness' employee stock purchase plan to acquire Inverness common stock outstanding on the date of the split-off and merger agreement and


      - the issuance of stock options, and shares of Inverness common stock upon the exercise of these options, to any employee of Inverness hired after the date of the split-off and merger agreement in connection with that hiring, provided that the issuance is in the ordinary course of business consistent with past practice and that the stock options have an exercise price per share at least equal to the market value of Inverness common stock on the date of issuance and with other material terms no more favorable to such employee than the terms of the existing Inverness stock options issued under similar circumstances


     - amend or propose to amend the Inverness certificate of incorporation or the Inverness by-laws or other comparable organizational documents of any of Inverness' subsidiaries

     - directly or indirectly acquire


      - by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or



      - any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $250,000, except for purchases of raw materials, components or supplies in the ordinary course of business consistent with past practice



     - sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interests therein, including securitizations, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice


     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Inverness, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings

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

       incurred in the ordinary course of business consistent with past practice not to exceed $250,000 at any time outstanding

     - make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in the ordinary course of business consistent with past practice

     - except for projects specifically identified in Inverness' 2001 budget, make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000


     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements of Inverness, or the notes thereto, filed with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, cancel any indebtedness for borrowed money, waive or assign any claims or rights of substantial value, waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which Inverness or any of its post-closing subsidiaries is a party


     - except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Inverness or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder

     - enter into any contracts, agreements, binding arrangements or understandings relating to the supply of components for the research, development, distribution, manufacturing and assembling by third parties of, and the training, license and marketing of, products of Inverness or any of its subsidiaries or products licensed by Inverness or any of its subsidiaries, other than under any contracts, agreements, arrangements or understandings currently in place, that have been disclosed in writing to Johnson & Johnson prior to the date of the split-off and merger agreement, in accordance with their terms as of the date of the split-off and merger agreement

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, adopt, enter into, terminate or amend in any material respect any collective bargaining agreement, benefit plan or any benefit agreement involving Inverness or any of its subsidiaries and their current or former directors, officers, employees or consultants

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, increase in any manner the compensation, bonus or fringe or other benefits of, any current or former officer, director, employee or consultant of Inverness or any of its subsidiaries, except for normal increases in cash compensation in the ordinary course of business consistent with past practice

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, pay any benefit or amount not required under any benefit plan or benefit agreement or any other benefit arrangement of Inverness or any of its subsidiaries as in effect on the date of the split-off and merger agreement

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of Inverness or any of its subsidiaries

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, benefit plan or benefit agreement of Inverness or any of its subsidiaries as in effect on the date of split-off and merger agreement

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

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, except for the issuance of stock options to any employee of Inverness hired after the date of the split-off and merger agreement and otherwise in compliance with the terms of the split-off and merger agreement

     - except as otherwise contemplated by the split-off and merger agreement, the restructuring agreement or as required to comply with applicable law, amend or modify any stock option or warrant

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan or benefit agreement, other than non-discretionary actions required by the terms of any existing benefit plans or benefit agreement as in effect on the date of the split-off and merger agreement

     - except as otherwise contemplated by the split-off and merger agreement or as required to comply with applicable law, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined

     - except as otherwise contemplated by the split-off and merger agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Securities Exchange Act, other than contracts for the sale of Inverness' products in the ordinary course of business consistent with past practice

     - revalue any material assets of Inverness or any of its subsidiaries or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices

     - except in the ordinary course of business consistent with past practice, extend, accelerate, discount, compromise or settle any account payable or account receivable

     - sell, transfer or license to any person or otherwise extend, amend or modify any rights to the intellectual property rights of Inverness or any of its subsidiaries or

     - authorize any of, or commit, propose or agree to take any of, the foregoing actions.

     Despite the prohibitions listed above, prior to the completion of the split-off and merger, Innovations is entitled to enter into contractual and other arrangements and understandings with third parties related solely to the Innovations businesses, subject to specified limitations.

REPRESENTATIONS AND WARRANTIES

     The split-off and merger agreement contains representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of Johnson & Johnson, Sunrise Acquisition Corp. and Inverness

     - capital structure of Inverness

     - obligations with respect to the capital stock of Inverness

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the split-off and merger

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       agreement and other transaction agreements of Johnson & Johnson, Sunrise
       Acquisition Corp. and Inverness

     - approval by the Inverness board of directors of the split-off and merger agreement, the other transaction agreements and related transactions

     - documents filed by each of Johnson & Johnson and Inverness with the Securities and Exchange Commission and the accuracy of information contained in such documents

     - absence of undisclosed liabilities of Johnson & Johnson and Inverness

     - accuracy of information supplied by each of Johnson & Johnson, Sunrise Acquisition Corp. and Inverness in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - absence of material changes or events concerning Inverness

     - pending or threatened material litigation of Inverness

     - accuracy of financial statements of Inverness Medical Limited, a subsidiary of Inverness

     - certain contracts and agreements of Inverness, including agreements that relate to the research, development, distribution, training, sale, license, marketing and supply of components for, and manufacturing of by third parties of, the products of Inverness or products licensed by Inverness

     - compliance with applicable laws, including environmental laws, the Federal Food, Drug and Cosmetic Act of 1938 and the regulations of the Food and Drug Administration, by Inverness

     - absence of changes in benefit plans and labor relations matters of Inverness

     - matters relating to the Employee Retirement Income Security Act for Inverness

     - absence of excess parachute payments to any director, officer, employee or consultant of Inverness or its affiliates

     - filing of tax returns and payment of taxes by Inverness

     - the hypothetical tax basis of Inverness in Innovations common stock, the tax basis of the assets held by Inverness Medical Inc., a subsidiary of Inverness, and the net operating loss carryovers of Inverness

     - title to Inverness' properties and Inverness' compliance with the terms of its material leases

     - the property and assets of the post-restructuring business of Inverness

     - intellectual property rights of Inverness

     - required stockholder vote of Inverness and no required stockholder vote of Johnson & Johnson

     - satisfaction of the requirements of certain state takeover statutes and provisions of the Inverness certificate of incorporation and the Inverness by-laws by Inverness

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Johnson & Johnson and Inverness

     - receipt by Inverness of opinions from ABN AMRO and UBS Warburg

     - absence of actions by Johnson & Johnson, Sunrise Acquisition Corp. and Inverness that would prevent the merger from qualifying as a tax-free reorganization for Federal income tax purposes

     - compliance by Inverness with applicable regulatory and governmental requirements

     - solvency of Innovations

     - organization and operations of Sunrise Acquisition Corp. and

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     - Johnson & Johnson common stock to be issued in the merger.

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION


     The split-off and merger agreement provides that:



     - the amended and restated certificate of incorporation of Inverness, as in effect immediately prior to the completion of the split-off and merger, will be the certificate of incorporation of the surviving corporation until thereafter changed or amended, except that the name of Inverness will be changed to Sunrise Acquisition Corp., and



     - the by-laws of Sunrise Acquisition Corp., as in effect immediately prior to the completion of the split-off and merger, will be the by-laws of the surviving corporation until thereafter changed or amended.


AMENDMENT

     The split-off and merger agreement may be amended by the parties to it at any time before or after the stockholders of Inverness adopt the split-off and merger agreement with, if necessary, the approval of their respective boards of directors, except that after the Inverness stockholders adopt the split-off and merger agreement, no amendment may be made that by law requires further approval by the stockholders of Inverness or the approval of the stockholders of Johnson & Johnson without such approval. The split-off and merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to it. At any time prior to the adoption of the split-off and merger agreement by the Inverness stockholders, Inverness may, in its sole discretion, unilaterally change the number of shares of Innovations common stock to be received in exchange for each share of Inverness common stock in the split-off and merger with, if necessary, approval of its board of directors.

EXTENSION; WAIVER

     At any time prior to the completion of the split-off and merger, a party may, by written instrument signed on behalf of such party:

     - extend the time for performance of any of the obligations or other acts of any other party to the split-off and merger agreement

     - waive inaccuracies in representations and warranties of any other party contained in the split-off and merger agreement or in any related document or

     - waive compliance with any of the agreements or conditions in the split-off and merger agreement, except that no such waiver may be made after the split-off and merger agreement has been adopted by the stockholders of Inverness which by law requires further approval by the stockholders of Inverness or the approval of the stockholders of Johnson & Johnson unless such approval is obtained.

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                           THE STOCK OPTION AGREEMENT

     This is a summary of the material provisions of the stock option agreement between Johnson & Johnson and Inverness. The stock option agreement, which is attached as Annex 2 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire stock option agreement carefully.

GENERAL

     Concurrently with the execution and delivery of the split-off and merger agreement, Johnson & Johnson and Inverness entered into a stock option agreement under which Inverness granted Johnson & Johnson an option to purchase up to 6,417,689 shares of Inverness common stock, at a purchase price of $38.00 per share.

EXERCISE OF THE OPTION


     Except as described below, Johnson & Johnson may exercise the option at any time after the occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee under the split-off and merger agreement. The right to purchase shares under the Inverness stock option agreement will expire upon the first to occur of:


     - the completion of the split-off and merger

     - 12 months after the first occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee under the split-off and merger agreement and


     - termination of the split-off and merger agreement prior to the occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee, unless Johnson & Johnson has the right to receive such termination fee upon the occurrence of certain events, in which case the option will not terminate until the later of ten business days following the time such termination fee becomes payable and the expiration of the period during which Johnson & Johnson has the right to receive a termination fee.



     Any purchase of shares upon the exercise of the option is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act and the obtaining or making of any governmental or regulatory consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would make the issuance of shares subject to the option illegal. If Johnson & Johnson exercises the option before its termination, Johnson & Johnson will be entitled to purchase the option shares and the termination of the option will not affect any rights under the stock option agreement. If Johnson & Johnson receives notice that a regulatory approval required for the purchase of any option shares under the option will not be issued or granted or such regulatory approval has not been issued or granted within six months of the date of the exercise notice, Johnson & Johnson will have the right to exercise its cash-out right with respect to the option shares for which such regulatory approval will not be issued or granted or has not been issued or granted.


ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     The number and type of securities subject to the option and the purchase price will be adjusted for any change in the common stock subject to the option by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Johnson & Johnson will receive, upon exercise of the option, the number and type of securities that it would have received if the option had been exercised immediately before the occurrence of such event, or the record date of such event. If any additional shares of Inverness common stock are issued after the date of the stock option agreement, or if the number of outstanding shares of Inverness common stock is reduced, the number of shares of Inverness common stock subject to the option will be adjusted so that, after such issuance or reduction, it equals the same percentage of the aggregate number of issued and outstanding shares of Inverness common stock as it did prior to such issuance or reduction. The stock option agreement provides
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further that in no event may the number of shares of Inverness common stock subject to the option exceed 19.9% of the issued and outstanding shares of Inverness common stock at the time of exercise of the option, without giving effect to the issuance of shares pursuant to such exercise.


     If Inverness agrees to:



     - consolidate with or merge into any person other than Johnson & Johnson or one of its subsidiaries



     - permit any person other than Johnson & Johnson or one of its subsidiaries to merge into it or



     - sell or otherwise transfer all or substantially all of its assets to any person other than Johnson & Johnson or one of its subsidiaries,


then the agreement governing that transaction must provide that the option will, upon the completion of such transaction, be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Johnson & Johnson would have received in respect of Inverness common stock if the option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date of such event.

CASH PAYMENTS FOR THE OPTION

     Instead of purchasing shares of common stock under the option, Johnson & Johnson may exercise its right to have Inverness pay to Johnson & Johnson an amount per share of Inverness common stock equal to the number of shares of Inverness common stock subject to the option multiplied by the difference between:

     - the average closing price on the American Stock Exchange of shares of Inverness common stock for the 10 trading days commencing on the 12th trading day immediately preceding the date on which Johnson & Johnson notifies Inverness of its exercise of the option and

     - the per share exercise price of the option.

LIMITATION ON TOTAL PROFIT


     In addition, the stock option agreement provides that in no event will Johnson & Johnson's total profit from the option exceed in the aggregate $28 million minus any termination fee actually received by Johnson & Johnson pursuant to the terms of the split-off and merger agreement. The amount of any termination fee that Johnson & Johnson actually receives will offset and reduce the total profit from the option in an equal amount. Likewise, the termination fee otherwise payable under the split-off and merger agreement will be reduced by Johnson & Johnson's total profit under the stock option agreement. If Johnson & Johnson's total profit under the stock option agreement or as part of the termination fee would otherwise exceed $28 million in the aggregate, Johnson & Johnson is required to:


     - reduce the number of shares of common stock subject to the option

     - deliver to Inverness for cancellation shares of Inverness common stock previously purchased by Johnson & Johnson under the option

     - pay cash to Inverness or

     - do any combination of the foregoing,


so that Johnson & Johnson's total profit from the option and the amount of any termination fee received do not total more than $28 million.


REGISTRATION RIGHTS AND LISTING

     Johnson & Johnson has certain rights to require registration by Inverness of any shares purchased under the option under the securities laws if necessary for Johnson & Johnson to be able to sell such

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shares and to require the listing of such shares on the American Stock Exchange or other national securities exchange or national securities quotation system.

ASSIGNABILITY; TRANSFER RESTRICTIONS


     The stock option agreement may not be assigned or delegated by Johnson & Johnson or Inverness without the prior written consent of the other. Shares of Inverness common stock received by Johnson & Johnson pursuant to an exercise of the option may not be sold, assigned, transferred or otherwise disposed of except:



     - in an underwritten public offering pursuant to its registration rights or



     - to a purchaser or transferee who would not, immediately after such sale, assignment, transfer or disposal, beneficially own more than 5.0% of the outstanding voting power of Inverness stockholders.


However, Johnson & Johnson is permitted to sell any shares if the sale is made in connection with a tender or exchange offer that has been approved or recommended by a majority of the members of the Inverness board of directors.

EFFECT OF STOCK OPTION AGREEMENT

     The stock option agreement is intended to increase the likelihood that the split-off and merger will be completed on the terms set forth in the split-off and merger agreement. Consequently, certain aspects of the stock option agreement may discourage persons who might now or prior to the completion of the split-off and merger be interested in acquiring all or a significant interest in Inverness from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Inverness common stock than that the aggregate consideration offered to Inverness common stock holders as part of the split-off and merger agreement.

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                           POST-CLOSING ARRANGEMENTS

     This is a summary of material post-closing arrangements with respect to, among other things, tax allocation, indemnification, noncompetition, solicitation and hiring of employees and the licensing of intellectual property rights to Innovations. The tax allocation agreement, which is attached as Annex 4 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. The post-closing covenants agreement, which is attached as Annex 5 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. The license agreement, which is attached as Annex 6 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read those agreements carefully.

THE TAX ALLOCATION AGREEMENT

     Prior to the restructuring, Inverness, Innovations and Johnson & Johnson will enter into a tax allocation agreement which sets forth each party's rights and obligations with respect to payments and refunds, if any, of Federal, state, local or foreign taxes for periods before and after the split-off and merger and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings.


     PREPARATION AND FILING OF TAX RETURNS. Innovations is responsible for preparing and filing all separate state, local or foreign tax returns of Innovations and its post-closing subsidiaries, referred to as the Innovations group, and any consolidated, combined, unitary or aggregate state, local, or foreign tax returns that do not include Inverness or any of its post-closing subsidiaries, referred to as the Inverness group. Johnson & Johnson is responsible for preparing and filing, with the cooperation of Innovations and the members of the Innovations group, all other tax returns.



     PAYMENTS WITH RESPECT TO TAXES. For all taxes with respect to which Johnson & Johnson, Inverness or any other member of the Inverness group is required to file a tax return as described above, Innovations will pay Inverness the amount of the taxes attributable to the Innovations business. This payment must be made within ten business days after receipt from Johnson & Johnson or Inverness of a copy of the tax return, or a copy of the decision or agreement with respect to any final determination regarding the period to which the tax return relates, together with a statement showing in reasonable detail the calculation of any taxes attributable to the Innovations business. The tax allocation agreement provides specific guidelines for calculating the amount of taxes attributable to the Innovations business.



     For all taxes with respect to which Innovations or any other member of the Innovations group is required to file a tax return as described above, Inverness will pay Innovations the amount of the taxes attributable to the Inverness group's business. This payment must be made within ten days after receipt from Innovations of a copy of the tax return, or a copy of the decision or agreement with respect to any final determination regarding the period to which the tax return relates, together with a statement showing in reasonable detail the calculation of any taxes attributable to the Inverness group's business. The tax allocation agreement provides specific guidelines for calculating the amount of taxes attributable to the Inverness group's business.


     INDEMNIFICATION. Inverness and each other member of the Inverness group will indemnify and hold Innovations and each member of the Innovations group harmless from and against:

     - any liability for taxes attributable to the Inverness group's business as calculated pursuant to the tax allocation agreement and

     - any liability for taxes directly or indirectly attributable to the split-off or merger or any related transaction.

     Innovations and each other member of the Innovations group will indemnify and hold Johnson & Johnson, Inverness and each other member of the Inverness group harmless from and against any liability for taxes attributable to the Innovations businesses as calculated pursuant to the tax allocation agreement.

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     COOPERATION.  Johnson & Johnson and Inverness, on the one hand, and
Innovations, on the other hand, will, and will cause the members of the Inverness group and the Innovations group, respectively, to, cooperate with each other in the preparation and filing of tax returns and the conduct of any audit or other proceeding, and deliver powers of attorney and make available other documents as are necessary to carry out the intent of the tax allocation agreement. Johnson & Johnson, Inverness and Innovations will use reasonable efforts to reduce any transfer, sales or other similar taxes that either party may incur with respect to the transactions contemplated by the transaction agreements.


THE POST-CLOSING COVENANTS AGREEMENT

     Prior to the completion of the split-off and merger, Johnson & Johnson, Inverness, certain subsidiaries of Inverness, Innovations and certain subsidiaries of Innovations will enter into the post-closing covenants agreement. The post-closing covenants agreement will govern the terms of the relationship between Johnson & Johnson and Inverness, on the one hand, and Innovations, on the other hand, after the completion of the split-off and merger with respect to, among other things, indemnification rights, payment of restructuring, split-off and merger expenses, non-compete and nonsolicitation agreements and adjustments to the net cash position of Innovations.


     INDEMNIFICATION BY INNOVATIONS AND ITS SUBSIDIARIES. The post-closing covenants agreement provides that Innovations and its post-closing subsidiaries, referred to in this description as the Innovations companies, will jointly and severally indemnify, defend and hold harmless Johnson & Johnson and its affiliates, subsidiaries and representatives, referred to in this description as the Johnson & Johnson indemnitees, from and against, and pay or reimburse the Johnson & Johnson indemnities for all losses, as incurred:


     - relating to or arising from the Innovations businesses or the assets or liabilities transferred to and assumed by Innovations in the restructuring, whether such losses relate to or arise from events, occurrences, action, omissions, facts or circumstances occurring, existing or asserted before, at or after the completion of the split-off and merger

     - relating to or arising from any untrue statement or alleged untrue statement of a material fact relating to any Innovations company, contained in any of the filings made or required to be made with the SEC in connection with the transactions contemplated by the split-off and merger agreement and the other transaction agreements, or any omission or alleged omission to state in any of the filings a material fact relating to any Innovations company required to be stated in the filings or necessary to make the statements in the filings, in light of the circumstances under which they were made, not misleading, but only with respect to statements made in the filings or incorporated by reference in the filings based upon information supplied by any Innovations company specifically for inclusion or incorporation by reference in the filings

     - relating to or arising from the breach by any Innovations company of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger or

     - relating to or arising from the failure of Inverness to obtain, prior to the completion of the split-off and merger, the consent of particular holders of warrants to purchase Inverness common stock to amend the terms of those warrants to permit their conversion into warrants to purchase Johnson & Johnson common stock and Innovations common stock as contemplated by the transaction agreements.

     Notwithstanding the joint and several nature of the indemnification obligations described above, each Innovations subsidiary will only be liable for losses:


     - in the case of the losses described in the first bullet point of this subsection, relating to or arising from:



      - the Innovations business conducted by that Innovations subsidiary


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      - the assets used, held for use or intended for use in the Innovations business conducted by that Innovations subsidiary and



      - the liabilities of or attributable to the Innovations business of that Innovations subsidiary and


     - in the case of the losses described in the third bullet point of this subsection, relating to or arising from a breach by that Innovations subsidiary.


     INDEMNIFICATION BY INVERNESS AND ITS POST-CLOSING SUBSIDIARIES. The post-closing covenants agreement provides that Inverness and its post-closing subsidiaries will jointly and severally indemnify, defend and hold harmless Innovations, its affiliates, subsidiaries and representatives, referred to in this description as the Innovations indemnitees, from and against, and pay or reimburse the Innovations indemnitees for:


     - all losses, as incurred, relating to or arising from Inverness' post-restructuring business or the assets or liabilities retained by Inverness in the restructuring, whether such losses related to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the completion of the split-off and merger or


     - all losses, as incurred, together with interest on those losses at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such losses is delivered to Inverness after the completion of the split-off and merger, relating to or arising from the breach by Inverness or its post-closing subsidiaries of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger.


     Notwithstanding the joint and several nature of the indemnification obligations described above, each post-closing subsidiary of Inverness will only be liable for losses:


     - in the case of the losses described in the first bullet point of this subsection, relating to or arising from the assets used, held for use or intended for use in the post-restructuring business conducted by that subsidiary and the liabilities of or attributable to the post-restructuring business of that subsidiary and


     - in the case of the losses described in the second bullet point of this subsection, relating to or arising from a breach by that subsidiary.

     In the event that Inverness transfers any material portion of its assets in a single transaction or in a series of transactions, Johnson & Johnson promptly will either guarantee the indemnification obligations referred to in the first bullet point of this subsection or take such other action to insure that the ability of Inverness, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     INDEMNIFICATION BY JOHNSON & JOHNSON. The post-closing covenants agreement provides that Johnson & Johnson will indemnify, defend and hold harmless the Innovations indemnitees from and against, and pay or reimburse the Innovations indemnitees for:

     - all losses, as incurred, relating to or arising form any untrue statement or alleged untrue statement of a material fact contained in any of the filings made or required to be made with the SEC in connection with the transactions contemplated by the split-off and merger agreement and the other transaction agreements, or any omission or alleged omission to state in any of the filings a material fact required to be stated in the filings or necessary to make the statements in the filings, in light of the circumstances under which they were made, not misleading, but only with respect to statements made in the filings or incorporated by reference in the filings based upon information supplied by Johnson & Johnson specifically for inclusion or incorporation by reference in the filings or


     - all losses, as incurred, together with interest on those losses at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such losses is delivered to Inverness after the completion of the split-off and merger, relating to or arising from

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       the breach by Inverness or any of its post-restructuring subsidiaries of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger.

     EXPENSES. Notwithstanding anything to the contrary in the split-off and merger agreement, Inverness will be responsible for:

     - all expenses of Inverness, its subsidiaries and Innovations and its subsidiaries directly related to the restructuring, the split-off and the merger in an amount of up to $12 million plus


     - all fees and expenses incurred in connection with any litigation to the extent arising out of or related in any way to the transactions contemplated by the transaction agreements and


     - all fees and expenses up to $2 million in connection with securing financing required as a closing condition to the split-off and merger.

     Innovations will be responsible for all such expenses in excess of those amounts.

     AGREEMENTS NOT TO COMPETE AND NOT TO SOLICIT OR HIRE EMPLOYEES. For a period of ten years from the completion of the split-off and merger, Innovations will not, and will not permit any of its affiliates, in any manner, directly or indirectly, alone or in association with any person, to:

     - subject to limited exceptions, compete with Johnson & Johnson, Inverness or any of their affiliates in the field of diabetes generally, including the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions, referred to as the diabetes field

     - engage in any activity in the diabetes field or

     - actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person who is engaged in any activity in the diabetes field or, with the exception of Ernest Carabillo, consult with any person on matters in the diabetes field, except physician practice management activities, as described below, and except that Innovations and its subsidiaries in the aggregate, and each other affiliate of Innovations, may acquire:


      - an entity which participates in the diabetes field if at the time of the acquisition and during the ten year period referred to above, the entity's activity in the diabetes field is limited to the sale of products and services and the revenues derived from the sale of the products and services constitute no more than 3% of the entity's total revenues, and the entity does not receive any royalty revenue from the diabetes field and


      - up to 2% of the equity or voting interest in an entity that is engaged in activities in the diabetes field, so long as none of Ron Zwanziger, David Scott or Jerry McAleer is actively involved, whether directly or indirectly, in the management of the entity during the period of the applicable non-competition covenants contained in his consulting and noncompetition agreement with Johnson & Johnson and Inverness.

     Despite the noncompetition provisions described above, Innovations will not be prohibited from participating, directly or indirectly, in physician practice management activities in the diabetes field, including competing, engaging, controlling, managing, owning, investing, consulting and soliciting customers. For the purposes of the post-closing covenants agreement, "physician practice management activities" means and is limited to the following:

     - owning physician practices

     - providing back office management services to physicians and practitioners, such as billing, collections, scheduling and reimbursement

     - compiling data from physicians and practitioners for the purposes of establishing disease management best practices and

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     - providing group-buying services for physicians and practitioners, excluding any and all products and services in the diabetes field and excluding particular testing system applications, including diabetes tests, involving multiple analytes.

     For a period of three years from the completion of the split-off and merger, Innovations will not, and will cause its affiliates not to, in any manner, directly or indirectly:

     - induce any person that has been an employee of any of Inverness and its post-closing subsidiaries at any time between January 1, 2001 and the time when the split-off and merger are completed, to leave the employ of Inverness and its post-closing subsidiaries

     - except in response to a good faith request by a person that is not an affiliate of Innovations for a recommendation regarding the employment qualifications of an employee, recommend to any other person that such person employ that employee or

     - subject to limited exceptions, hire any such employee.

     For a period of five years from the completion of the split-off and merger, Innovations will not, and will cause its affiliates not to, in any manner, directly or indirectly:


     - solicit, either directly or indirectly, any customer or supplier of Johnson & Johnson, Inverness or any of their affiliates to:



      - transact business in the diabetes field with a business or enterprise that competes with Johnson & Johnson, Inverness or any affiliates in the diabetes field or



      - reduce or refrain from doing any business with Johnson & Johnson, Inverness or any of their respective affiliates in the diabetes field except with respect to physician practice management activities or


     - disparage, including by relative comparison, Johnson & Johnson or Inverness or any of their products or activities in the diabetes field, except good faith comparative assessment with respect to physician practice management activities.


     NET CASH ADJUSTMENT. As part of the restructuring, Innovations and its subsidiaries are to be funded by Inverness with $40 million of net cash, defined as cash and marketable securities less debt for borrowed money, other than debt outstanding under any revolving line of credit. Under the terms of the post-closing covenants agreement, if upon the completion of the split-off and merger, Innovations and its subsidiaries have more than $40 million in net cash, Innovations will pay any excess amount to Inverness.


THE LICENSE AGREEMENT

     Prior to the completion of the split-off and merger, Inverness and Innovations will enter into the license agreement. Under the terms of the license agreement, Inverness will grant Innovations a paid-up, royalty-free license with respect to certain of Inverness' intellectual property and Innovations will grant Inverness a paid-up, royalty-free license with respect to certain of Innovations' intellectual property, each as described in more detail below.

     DIVISION OF FIELDS. The license agreement defines the various fields in which the parties may use the intellectual property rights granted to them under that agreement.

      Inverness' Field. For purposes of the license agreement, Inverness' field is defined as the field of diabetes generally, including the testing, monitoring, diagnosing, prognosticating, treatment, management and cure of diabetes. Inverness' field does not include certain testing systems involving multiple analytes, referred to as multi-analyte systems, nor does it include the testing, monitoring, diagnosing, prognosticating, treatment, or management of cholesterol, creatinine and similar analytes.

      Innovations' Field. For purposes of the license agreement, Innovations' field is defined as the manufacture, marketing, licensing, support, performance and use of products and services that are not

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included in Inverness' field and fall within any of the following categories, referred to as Innovations' subfields:

     - point of care applications

     - prothrombin applications

     - multi-analyte system applications

     - immunodiagnostic applications, including products for the detection or measurement of cardiac markers

     - pregnancy, ovulation or osteoporosis applications and

     - pain management applications

      Shared Field. For purposes of the license agreement, the shared field is defined as all fields outside of Innovations' field and Inverness' field.


     LICENSE GRANTS RELATING TO ELECTROCHEMICAL INTELLECTUAL PROPERTY. For purposes of the license agreement, electrochemical intellectual property refers to all technology that relates to the design, manufacture or use of devices useful for the detection of analytes by applying a current or voltage potential to a fluid containing the analyte, and all related intellectual property rights. This definition excludes intellectual property pertaining to the sampling of interstitial fluids. The license agreement provides for the grant of the following rights with respect to Inverness' electrochemical intellectual property:



     - for use in Innovations' field, Inverness grants Innovations a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use Inverness' electrochemical intellectual property and all technology developed by or for Inverness during the first three years of the license relating to certain methods and apparatus for coating or infusing strips with chemicals for use in testing and all related intellectual property. Although this license is perpetual and irrevocable, Innovations' right to use the licensed intellectual property rights in an Innovations subfield will terminate in ten years if, by that time, Innovations has not commercialized a product in that subfield. Innovations has certain rights to transfer its licensed rights with respect to one or more of its subfields, subject to specified limitations


     - for use in the shared field, Inverness grants Innovations a perpetual, irrevocable, worldwide, paid-up, royalty-free, co-exclusive license to use Inverness' electrochemical intellectual property and all technology developed by or for Inverness during the first three years of the license relating to certain methods and apparatus for coating or infusing strips with chemicals for use in testing and all related intellectual property and

     - for use in Inverness' field, Innovations grants Inverness a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use all electrochemical technology developed by or for Innovations during the first three years of the license using the electrochemical technology and intellectual property licensed to Innovations from Inverness under the license agreement.

     LICENSE GRANTS RELATING TO INTERSTITIAL INTELLECTUAL PROPERTY AND WIRELESS INTELLECTUAL PROPERTY. For purposes of the license agreement, interstitial intellectual property refers to intellectual property pertaining to the sampling of interstitial fluid, and wireless intellectual property refers to intellectual property pertaining to the wireless transmission of information. The license agreement provides for the grant of the following rights with respect to Inverness' interstitial intellectual property and wireless intellectual property:

     - for use in Innovations' field and the shared field, Inverness grants Innovations a perpetual, irrevocable, worldwide, paid-up, royalty-free, co-exclusive license to use its interstitial intellectual property and

     - for use in Inverness' field, Innovations grants Inverness a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use all electrochemical technology developed by or for Innovations

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       during the first three years of the license using the interstitial intellectual property and wireless intellectual property licensed to Innovations from Inverness under the license agreement.

     CONFIDENTIALITY AND OWNERSHIP. The license agreement provides that, subject to certain limited exceptions, each party will not use any confidential information of the other party except as authorized by the agreement and only for the purposes of the license agreement, and will not disclose such confidential information to anyone, except to its employees, contractors, consultants, agents and sublicensees who have a need to know such information in connection with their activities pursuant to the licenses granted under the license agreement. These confidentiality obligations will extend for a period of five years following the date of disclosure of any such confidential information.

     The license agreement also provides that, as between the parties, any new technology that is invented, developed or created by or on behalf of a party, and all related intellectual property, will be the property of such party. Any new technology that is invented, developed or created jointly by or on behalf of both parties, and all related intellectual property, will be jointly owned by the parties.

     RIGHTS OF FIRST REFUSAL AND SHARING OF PROFITS ON DIABETES TESTS. The license agreement provides that if Innovations commercializes a multi-analyte system, and the system includes one or more diabetes tests, Innovations must pay Inverness an amount equal to Innovations' gross profits from sales of that system multiplied by the ratio of the number of diabetes tests in the system to the total number of tests in the system.

     The license agreement also provides that if Innovations develops a product, process, or service in its subfield of prothrombin applications that it wishes to commercialize, Innovations will notify Inverness of such development and offer Inverness the right to become the exclusive distributor of that product, process, or service on terms substantially similar to the distribution agreement between Inverness and LifeScan, Inc. dated as of June 7, 1999, but with pricing specific to the applicable product, process, or service which is commercially reasonable. Inverness will then have a period of time to accept such terms or object that the pricing terms are not commercially reasonable. If Inverness fails to timely make an election to become the exclusive distributor of such a product, process or service, it will lose its rights under the license agreement to become such an exclusive distributor.

     The license agreement further provides that Innovations will not grant any exclusive sublicense of any intellectual property licensed to Innovations under the license agreement or enter into any exclusive distribution agreement with respect to products manufactured by Innovations using any such licensed intellectual property without first delivering to Inverness a written term sheet outlining the terms of such a transaction. Inverness will then have a period of 30 days in which to agree to enter into that transaction with Innovations on the proposed terms. If Inverness fails to exercise this right, Innovations may enter into the transaction with any other person, but only if the transaction is consummated by a written agreement within 6 months from the end of the 30-day response period and the final terms of the transaction, taken as a whole, are not substantially more favorable to the other person than the terms proposed in the written term sheet delivered by Innovations to Inverness.


     ASSIGNMENT. The license agreement provides that either party may assign its rights, duties and obligations under the license agreement without restriction, provided that the assignee assumes the assignor's obligations under the agreement in writing.



     SUBLICENSES. Under the terms of the license agreement, in some circumstances, subject to specified restrictions, Innovations may grant exclusive or non-exclusive sublicenses with respect to the licensed intellectual property.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Johnson & Johnson common stock is listed for trading on the New York Stock Exchange under the trading symbol "JNJ" and Inverness common stock is listed for trading on the American Stock Exchange under the trading symbol "IMA." The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Johnson & Johnson common stock and of Inverness common stock as reported by Dow Jones & Company, Inc. The prices and dividend information for the Johnson & Johnson common stock have been adjusted to reflect a two-for-one stock split effected in June 2001. For current price information, Inverness stockholders are urged to consult publicly available sources.


                                          JOHNSON & JOHNSON                    INVERNESS
                                            COMMON STOCK                     COMMON STOCK
                                    -----------------------------    -----------------------------
                                                        DIVIDENDS                        DIVIDENDS
CALENDAR PERIOD                      HIGH      LOW      DECLARED      HIGH      LOW      DECLARED
---------------                     ------    ------    ---------    ------    ------    ---------
1999                                                                                          --
  First Quarter...................  $47.00    $38.50     $0.125      $ 5.94    $ 2.00         --
  Second Quarter..................   51.50     43.91       0.14        5.19      2.75         --
  Third Quarter...................   52.94     45.00       0.14        3.88      2.38         --
  Fourth Quarter..................   53.44     45.06       0.14        4.69      2.56         --
2000                                                                                          --
  First Quarter...................   48.47     33.06       0.14       11.38      3.19         --
  Second Quarter..................   50.94     35.00       0.16        9.75      4.13         --
  Third Quarter...................   50.72     45.13       0.16       22.44      8.56         --
  Fourth Quarter..................   52.97     44.59       0.16       41.00     16.56         --
2001                                                                                          --
  First Quarter...................   52.35     40.25       0.16       39.00     16.87         --
  Second Quarter..................   54.20     42.60       0.18       37.75     22.60         --
  Third Quarter (through --,
     2001)........................      --        --         --          --        --         --



     The following table sets forth the high, low and last reported sales prices per share of Johnson & Johnson common stock and of Inverness common stock as reported by Dow Jones & Company, Inc. on:



     - May 8, 2001, the last full trading day prior to the public announcement that Johnson & Johnson and Inverness were in advanced discussions regarding the proposed transaction



     - May 22, 2001, the last full trading day prior to the public announcement that Johnson & Johnson and Inverness had signed the definitive split-off and merger agreement and



     - --, 2001, the last practicable trading day before the date of this proxy statement/prospectus.


The price information for Johnson & Johnson common stock has been adjusted to reflect a two-for-one stock split effected in June 2001. The equivalent price per share data for Inverness common stock has been determined by multiplying the last reported sale price of a share of Johnson & Johnson common stock on each of these dates by an exchange ratio determined by dividing $35.00 by the average of the volume weighted averages of the trading prices of Johnson & Johnson common stock for each of the 20 consecutive trading days ending with the third trading day immediately preceding the calculation date. Because there is currently no public trading market for shares of Innovations common stock, the 0.20 shares of Innovations common stock to be issued in respect of each outstanding share of Inverness common stock were not factored into the calculation of the equivalent price per share of Inverness common stock.

                                    JOHNSON & JOHNSON                 INVERNESS             EQUIVALENT PRICE
                                       COMMON STOCK                  COMMON STOCK             PER SHARE OF
                                --------------------------    --------------------------       INVERNESS
                                 HIGH      LOW      CLOSE      HIGH      LOW      CLOSE       COMMON STOCK
                                ------    ------    ------    ------    ------    ------    ----------------
May 8, 2001...................  $49.05    $48.50    $48.98    $35.99    $33.40    $35.91         $36.67
May 22, 2001..................   50.32     49.38     49.50     35.23     34.54     34.95          35.82
--, 2001......................      --        --        --        --        --        --             --

                 DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK


     The following summary of the capital stock of Johnson & Johnson is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson by-laws. See "Comparison of Rights of Common Stockholders of Johnson & Johnson and Inverness" on page 82 and "Where You Can Find More Information" on page 100.



     The total authorized shares of capital stock of Johnson & Johnson consist of 4,320,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, without par value. At the close of business on --, 2001, approximately -- shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding.


     The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                       OF JOHNSON & JOHNSON AND INVERNESS

     Johnson & Johnson is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act, which we refer to as New Jersey law. Inverness is a Delaware corporation subject to the provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law. Inverness stockholders, whose rights are currently governed by the Inverness certificate of incorporation, the Inverness by-laws and Delaware law, will, upon completion of the split-off and merger, become stockholders of Johnson & Johnson and their rights with respect to Johnson & Johnson common stock will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.

     The following description summarizes the material differences that may affect the rights of stockholders of Johnson & Johnson and Inverness but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of New Jersey law, Delaware law, the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws, the Inverness certificate of incorporation and the Inverness by-laws.

CAPITALIZATION

     JOHNSON & JOHNSON

     Johnson & Johnson's authorized capital stock is described under "Description of Johnson & Johnson Capital Stock".

     INVERNESS


     The total authorized shares of capital stock of Inverness consist of 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. On the close of business on --, 2001, approximately -- shares of Inverness common stock were issued and outstanding and no shares of Inverness preferred stock were issued and outstanding.


     The Inverness certificate of incorporation provides that the Inverness board of directors is authorized to provide for the issuance from time to time of shares of Inverness preferred stock in one or more series. The Inverness board of directors is expressly authorized to fix the designations, powers, including voting powers, preferences, rights, qualifications, limitations, restrictions and other terms of any series of Inverness preferred stock. The Inverness board of directors may also increase or decrease the number of shares of any series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     JOHNSON & JOHNSON

     The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board of directors from time to time. Johnson & Johnson currently has 15 directors. All directors are elected at each annual meeting of stockholders to serve until the next annual meeting. The Johnson & Johnson by-laws do not provide for cumulative voting in the election of directors. The Johnson & Johnson by-laws provide that vacancies on the Johnson & Johnson board of directors will be filled by appointment made by a majority vote of the remaining directors. The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that directors may be removed, with cause, by a majority vote of the stockholders.

     INVERNESS

     The Inverness certificate of incorporation and by-laws provide that the number of directors of Inverness shall be fixed by a resolution duly adopted from time to time by the Inverness board of directors. The Inverness board of directors currently consists of six directors. The Inverness certificate of incorporation provides that the Inverness board of directors will be divided into three classes, which shall be as nearly equal in number as possible. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Holders of Inverness common stock are not entitled to vote cumulatively for the election of directors. The Inverness certificate of incorporation provides that any director may be removed from office, only with cause and only by an affirmative vote of the holders of at least two-thirds of the shares entitled to vote in an election of directors. The Inverness certificate of incorporation and by-laws provide that in the event of any increase or decrease in the authorized number of directors, the board of directors will determine the class or classes to which the newly-created or eliminated directorships resulting from such increase or decrease will be apportioned. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director. Newly-created directorships resulting from any increase in the number of directors and any vacancies on the Inverness board of directors resulting from death, resignation, disqualification or removal shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum. Any director elected to a vacant or newly-created directorship shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected or qualified.

AMENDMENTS TO CHARTER DOCUMENTS

     JOHNSON & JOHNSON

     Under New Jersey law, a proposed amendment to a corporation's certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation's certificate of incorporation provides otherwise. The Johnson & Johnson certificate of incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required. The Johnson & Johnson certificate of incorporation also provides that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders" voting together as a single class is required to amend, repeal or adopt provisions inconsistent with Article Eight of the Johnson & Johnson certificate of incorporation which relates to business combinations with interested parties, unless the amendment, repeal or adoption is unanimously recommended by the Johnson & Johnson board of directors if none of its directors are affiliates or associates of any interested stockholder.

     INVERNESS

     Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would:

     - increase or decrease the aggregate number of authorized shares of the class

     - increase or decrease the par value of the shares of the class or

     - alter or change the powers, preferences or special rights of the shares of the class, so as to affect them adversely.

     If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class.

     The Inverness certificate of incorporation provides that Inverness reserves the right to amend and repeal any provision contained in the Inverness certificate of incorporation in the manner prescribed by Delaware law and the certificate of incorporation. The Inverness certificate of incorporation provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the certificate of incorporation, the affirmative vote of a majority of the outstanding shares entitled to vote thereon, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision, except that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote thereon, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend or repeal any provisions of the articles of the Inverness certificate of incorporation relating to stockholder action, directors, limitation of liability and amendment of the certificate of incorporation.

AMENDMENTS TO BY-LAWS

     JOHNSON & JOHNSON

     Under New Jersey law, the Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws, the Johnson & Johnson by-laws generally may be amended or repealed in whole or in part by the stockholders at a regular or special meeting of the stockholders or by the Johnson & Johnson board of directors at a regular or special meeting of the board of directors, if notice of the proposed amendment is contained in the notice of such meeting, except that a by-law adopted or amended by the Johnson & Johnson board of directors may be superseded by stockholder action and that stockholder action may preempt any further action by the Johnson & Johnson board of directors with respect to that by-law provision.

     INVERNESS

     Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, the stockholders entitled to vote have the power to adopt, amend or repeal the corporation's by-laws. The Inverness certificate of incorporation and by-laws provide that the Inverness board of directors and Inverness stockholders are each expressly authorized to amend or repeal the Inverness by-laws. Such action by the Inverness stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at the stockholders' meeting voting as a single class, unless the Inverness board of directors recommends that the stockholders approve such amendment or repeal, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the stockholders' meeting.

ACTION BY WRITTEN CONSENT

     JOHNSON & JOHNSON

     Under New Jersey law, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting; provided, however, that in case of an annual meeting of stockholders for the election of directors, any consent in writing must be unanimous.

     INVERNESS

     Under the Inverness certificate of incorporation, any action required or permitted to be taken by the stockholders at any annual or special meeting of stockholders must be effected at a duly called meeting of stockholders and may not be effected by a written consent of stockholders.

NOTICE OF STOCKHOLDER ACTIONS

     JOHNSON & JOHNSON

     New Jersey law and the Johnson & Johnson by-laws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, telegram or telex, to each stockholder of record entitled to vote at the meeting. The Johnson & Johnson by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

     - through the notice of meeting

     - by the Johnson & Johnson board of directors or

     - by a stockholder of record entitled to vote at the meeting.

Generally, the Johnson & Johnson by-laws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the date of the proxy statement relating to the prior year's annual meeting. The notice must contain a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the stockholder in such proposed business. The person presiding at the meeting will have the discretion to determine whether any item of business was brought before such meeting in compliance with the above procedures.

     INVERNESS

     The Inverness by-laws provide that a written notice of the place, date and time of all meetings of stockholders shall be given not less than 10 days nor more than 60 days before the date of the meeting by delivering the notice personally or mailing it to each stockholder entitled to vote at the meeting. In the case of a stockholder meeting where stockholders will vote on a merger of Inverness, Delaware law requires notice to be provided to each stockholder not less than 20 days prior to the meeting. The Inverness by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

     - through the notice of meeting

     - by the Inverness board of directors or

     - by a stockholder of Inverness upon proper written notice.

     Under the Inverness by-laws, a stockholder of Inverness may submit proposals, including director nominations, before an annual meeting of the stockholders by giving timely notice and by being present at the meeting either in person or by a representative. The stockholder's notice must set forth, among other things, a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for doing so, the name and address of the stockholder advancing the proposal, any material interest of such person in the proposal and any other information concerning the person making such proposal and the proposal itself that is required by the appropriate rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal. If the proposal relates to a director nomination, the notice must also include information regarding the nominee. In order to be timely, notice of the proposal must be delivered by the stockholder to the Secretary of Inverness not later than 75 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting of stockholders, except that if the date of the current year's annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting, the notice must be delivered not later than the close of business on the later of the 75th day prior to the annual meeting or the 15th day following the date on which the date of the current year's annual meeting was first publicly announced in order to be timely.

SPECIAL STOCKHOLDER MEETINGS

     JOHNSON & JOHNSON

     Under the Johnson & Johnson by-laws, a special meeting of the stockholders may be called at any time by the chairman of the Johnson & Johnson board of directors, a vice-chairman of the Johnson & Johnson board of directors, the chairman of the executive committee, a vice-chairman of the executive committee, the president or by a majority of the Johnson & Johnson board of directors, and may be held on the business day and place stated in the notice of the meeting.

     In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the stockholders be called for good cause shown. At such a meeting, the stockholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

     INVERNESS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by other persons authorized by the certificate of incorporation or the by-laws. The Inverness by-laws provide that special meetings of the stockholders may only be called by the Inverness board of directors. Only matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting, unless otherwise provided by law.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

     JOHNSON & JOHNSON

     Under New Jersey law, a stockholder who has been a stockholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days' written notice, to inspect in person or by agent or attorney the minutes of the proceedings of the corporation's stockholders and its record of stockholders. Irrespective of the period such stockholder has held his, her or its stock or the amount of stock such stockholder holds, a court may, upon proof of proper purpose, compel production for examination by the stockholder of the books and records of account, minutes and record of stockholders of Johnson & Johnson.

     INVERNESS

     Under Delaware law, any stockholder, in person or by attorney or other agent, may inspect for any proper purpose Inverness' stock ledger, a list of its stockholders and its other books and records by serving the corporation with a written demand, given under oath, that states his purpose for doing so. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A complete list of stockholders entitled to vote at any meeting of stockholders must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to such meeting. The list must also be kept at the place of the meeting during the whole time of the meeting and may be inspected by any stockholder who is present at the meeting.

LIMITATION OF PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     JOHNSON & JOHNSON

     Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

     - the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and

     - with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The Johnson & Johnson certificate of incorporation provides that, to the full extent permitted under New Jersey law, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its stockholders for damages for breach of any duty owed to Johnson & Johnson or its stockholders.


     The Johnson & Johnson by-laws provide that to the full extent permitted under New Jersey law, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.


     Johnson & Johnson enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf.

     INVERNESS

     The Inverness certificate of incorporation provides that no director shall be held personally liable to Inverness or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of a director's duty of loyalty to Inverness or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under appropriate Delaware statutory provisions for any unlawful payment of dividends or unlawful stock purchase or redemption or

     - for any transaction from which the director derived an improper personal benefit.


     The Inverness by-laws provide that, to the fullest extent authorized by Delaware law, Inverness will indemnify any director or officer who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because he or she is or was a director or officer of Inverness or is or was serving at the request of Inverness as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorneys' fees, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director or officer in connection with such proceeding, except that Inverness will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if the proceeding was authorized by the Inverness board of directors. Such indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.


     The by-laws of Inverness also permit the board of directors, in its discretion, to allow Inverness to indemnify, to the fullest extent authorized by Delaware law, any non-officer employee of Inverness. The indemnification can be for any expenses or other costs incurred by the employee in connection with any proceeding in which he or she is involved as a result of serving or having served as an employee of Inverness or, at the request of Inverness, as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     However, the Inverness by-laws also provide that no indemnification will be provided by Inverness to any person unless a determination shall have been made that the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Inverness and, with respect to any criminal proceeding, where the person had no reasonable cause to believe his conduct was unlawful. This determination shall be made:



     - by a majority vote of the disinterested directors



     - by the Inverness stockholders or



     - at the direction of a majority of the disinterested directors, or if there are no disinterested directors, by independent legal counsel in a written opinion.


     Inverness is also required to advance all expenses incurred by a director in connection with any proceeding in which a director is involved by reason of such director's status as a director, provided that the director delivers to Inverness an undertaking, by or on behalf of the director, to repay all advanced expenses in the event it is ultimately determined that the director is not entitled to be indemnified against such expenses. Inverness may, in the discretion of the Inverness board of directors, advance expenses to a person that is or was an officer or employee of Inverness on the same terms and conditions upon which it is required to advance expenses to a director.

     The right to indemnification and advancement of expenses conferred by the Inverness by-laws is a contractual right, and any repeal or modification of the related provisions shall not affect any rights or obligations then existing. The Inverness by-laws further provide that the rights to indemnification and advancement of expenses set forth in the Inverness by-laws are not exclusive of any other right which any person may have or acquire under any statute, provision of the Inverness certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Inverness by-laws also provide that Inverness may maintain insurance, at its expense, to protect itself and any director, officer or employee of Inverness against any liability whether or not Inverness would have the power to indemnify that person against liability under Delaware law or the by-laws.

DIVIDENDS

     JOHNSON & JOHNSON

     The Johnson & Johnson certificate of incorporation provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.

     INVERNESS

     The Inverness certificate of incorporation provides that, subject to applicable law, the Inverness board of directors may from time to time declare dividends on its outstanding shares. Holders of common stock will share ratably in any dividends declared by the Inverness board of directors, subject to the preferential rights of any preferred stock then outstanding.

CONVERSION

     JOHNSON & JOHNSON

     Holders of Johnson & Johnson common stock have no rights to convert their shares into any other securities.

     INVERNESS

     Holders of Inverness common stock have no rights to convert their shares into any other securities.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     JOHNSON & JOHNSON

     Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     Merger or Consolidation. Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; however, no such approval and vote are required if such corporation is the surviving corporation and

     - such corporation's certificate of incorporation is not amended

     - the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

     - the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger.

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.


     Business Combinations. Under New Jersey law, no New Jersey corporation may engage in any "business combination" with any interested stockholder, generally a 10% or greater stockholder, for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.


     Under New Jersey law, "business combination" includes:

     - any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

       - with an interested stockholder or

       - with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested stockholder


     - any transfer or other disposition to or with an interested stockholder or any affiliate or associate of an interested stockholder of at least 10% of:



      - the assets



      - the outstanding shares or



      - the earning power or income, on a consolidated basis, of such resident domestic corporation and


     - other specified self-dealing transactions between such resident domestic corporation and an interested stockholder or any affiliate or associate thereof.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than:

     - a business combination approved by the board of directors of such corporation prior to the stock acquisition

     - a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose or

     - a business combination in which the interested stockholder meets certain fair price criteria.


     In addition to the requirement under New Jersey law regarding business combinations with an interested stockholder, the Johnson & Johnson certificate of incorporation prohibits Johnson & Johnson from engaging in any "business combination" with any interested stockholder, generally a 10% or greater stockholder, without:



     - the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of Johnson & Johnson voting stock, voting together as a single class, and



     - the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders", as defined in the all then outstanding shares of Johnson & Johnson restated certificate of incorporation, voting together as a single class;



provided that any business combination will require only the approval required under New Jersey law if, among other things, such business combination has been approved at any time by a majority of the "continuing directors", as defined in the Johnson & Johnson restated certificate of incorporation, and certain fair price requirements are met.


     The Johnson & Johnson certificate of incorporation defines "business combination" to include:

     - any merger or consolidation of Johnson & Johnson

       - with an interested stockholder or

       - with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested stockholder

     - any transfer or other disposition to or with any interested stockholder or any affiliate or associate of an interested stockholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

     - the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested stockholder or any affiliate or associate of an interested stockholder and

     - any transaction which increases the capital stock beneficially owned by an interested stockholder or any affiliate or associate of an interested stockholder.

     INVERNESS

     Each holder of Inverness common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.


     Merger or Consolidation. Under Delaware law, mergers or consolidations or sales or exchanges of all or substantially all of a corporation's assets or a dissolution of the corporation require the affirmative vote of the board of directors and the affirmative vote of a majority of outstanding shares of the corporation's capital stock entitled to vote on the matter, except in certain limited circumstances.


     Under Delaware law, no vote of the stockholders of a constituent corporation surviving a merger shall be necessary to authorize a merger if:

     - the merger agreement does not amend in any respect such constituent corporation's certificate of incorporation

     - each share of stock of such constituent corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger and

     - such constituent corporation does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger.

     Business Combinations. Inverness is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination

     - upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock.

     The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.

     Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither the Inverness certificate of incorporation nor the Inverness by-laws contain any such provision.

                                OTHER PROPOSALS

APPROVAL OF THE INVERNESS MEDICAL INNOVATIONS, INC. 2001 STOCK OPTION AND INCENTIVE PLAN

     The Innovations board of directors has adopted, and Inverness, as the sole stockholder of Innovations prior to the sale of restricted stock described below, has approved the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan. The Inverness board of directors is recommending the Innovations stock option plan to the stockholders for approval because the board believes that the stock options and stock-based awards allowed by the plan will help Innovations attract, motivate and retain the caliber of directors, officers, employees and other key persons necessary for its future growth and success.


     The Innovations stock option plan authorizes Innovations to issue up to 3,824,081 shares of its common stock pursuant to various stock incentive awards. The number of shares of Innovations common stock reserved for issuance under the stock option plan is subject to adjustment for stock splits, stock dividends and similar events.



     Section 162(m) of the Internal Revenue Code generally would disallow a federal income tax deduction to Innovations for compensation in excess of $1 million paid in any year to any executive officer included in the summary compensation table who is employed by Innovations on the last day of its fiscal year, referred to as "covered employees." However, this limitation on compensation expense does not apply to payments of "performance-based compensation," the material terms of which have been approved by stockholders. To satisfy the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, stock options with respect to no more than 1,529,632 shares of Innovations common stock, subject to adjustment for stock splits and similar events, may be granted to any one individual during any one calendar year.


     SUMMARY OF THE INNOVATIONS STOCK OPTION PLAN. The following description of material terms of the Innovations stock option plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the Innovations stock option plan which is attached as Annex 9 to this proxy statement/prospectus.

     Administration. The Innovations stock option plan provides for administration by the Innovations board of directors or by a committee of not fewer than two independent directors, referred to as the "administrator," as appointed by the Innovations board of directors from time to time.

     The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Innovations stock option plan. The administrator may permit Innovations common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.


     Eligibility and Limitations on Grants. All officers, employees, directors, consultants and other key persons of Innovations are eligible to participate in the Innovations stock option plan, subject to the discretion of the administrator. In no event may any one participant receive options to purchase more than 1,529,632 shares of Innovations common stock, subject to adjustment for stock splits and similar events, during any one calendar year, as stated above.



     Stock Options. Options granted under the Innovations stock option plan may be either incentive stock options, referred to as "incentive options," within the definition of Section 422 of the Internal Revenue Code, or non-qualified stock options, referred to as "non-qualified options." Options granted under the Innovations stock option plan will be non-qualified options if they:



     - fail to meet the Internal Revenue Code definition of incentive options



     - are granted to a person not eligible to receive incentive options under the Internal Revenue Code or



     - otherwise so provide.

Incentive options may be granted only to officers or other employees of Innovations or its subsidiaries. Non-qualified options may be granted to persons eligible to receive incentive options and to non-employee directors and other key persons.

     Other Option Terms. The administrator has authority to determine the terms of options granted under the Innovations stock option plan. Generally, options are granted with an exercise price that is not less than the fair market value of the shares of Innovations common stock on the date of the option grant.

     The life of each option will be fixed by the administrator and may not exceed ten years from date of grant. The administrator will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator. In general, unless otherwise permitted by the administrator, no option granted under the Innovations stock option plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.


     Options granted under the Innovations stock option plan may be exercised for cash or by transfer to Innovations of shares of Innovations common stock which are not then subject to restrictions under any Innovations stock plan, which have been held by the optionee for at least six months or were purchased on the open market, and which have a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to Innovations.



     At the discretion of the administrator, stock options granted under the Innovations stock option plan may include a "reload" feature pursuant to which an optionee exercising an option by the delivery of shares of Innovations common stock would automatically be granted an additional stock option to purchase that number of shares of Innovations common stock equal to the number delivered to exercise the original stock option. This additional stock option would have an exercise price equal to the fair market value of the Innovations common stock on the date the additional stock option is granted. The purpose of this reload feature is to enable participants to maintain any equity interest in Innovations without dilution.


     To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.


     Restricted Stock Awards. The administrator may grant or sell shares of Innovations common stock to any participant subject to such conditions and restrictions as the administrator may determine. The shares may be sold at par value or for a higher purchase price determined by the administrator. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Innovations through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.


     Unrestricted Stock Awards. The administrator may also grant shares of Innovations common stock which are free from any restrictions under the Innovations stock option plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

     Deferred Stock Awards. The administrator may also award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of Innovations common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Innovations through a specified vesting period. During the deferral period, subject to terms and conditions imposed by the administrator, the deferred stock awards may be credited with dividend equivalent rights. Subject to the consent of the administrator, a participant may make an advance election to receive a portion of his compensation or restricted stock award otherwise due in the form of a deferred stock award.

     Performance Share Awards. The administrator may grant performance share awards to any participant which entitle the recipient to receive shares of Innovations common stock upon the achievement of individual or company performance goals and such other conditions as the administrator shall determine.

     Dividend Equivalent Rights. The administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

     Change of Control Provisions. The Innovations stock option plan provides that in the event of a "change of control" as defined in the Innovations stock option plan, all stock options will automatically become fully exercisable. The restrictions and conditions on all other awards will automatically be deemed waived.

     Adjustments for Stock Dividends, Mergers, etc. The Innovations stock option plan authorizes the administrator to make appropriate adjustments to the number of shares of Innovations common stock that are subject to the Innovations stock option plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Innovations, the plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or awards. Before any outstanding stock options and awards will terminate, the option holder will have an opportunity to exercise all outstanding options, and holders of other awards will receive a cash or in kind payment of such appropriate consideration as determined by the administrator in its sole discretion after taking into account the consideration payable per share of Innovations common stock pursuant to the business combination.

     Repricing Awards. The exercise price of an award may be reduced only upon a finding by the administrator that the value of such awards has been jeopardized by extreme circumstances beyond the control of management, and, in such a case, not more than 10% of the shares authorized for grant under the plan may be repriced.

     Amendments and Termination. The Innovations board of directors may at any time amend or discontinue the Innovations stock option plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Internal Revenue Code to ensure that options granted under the Innovations stock option plan qualify as incentive options or that compensation earned under Innovations stock options granted under the stock option plan qualify as performance-based compensation under the Internal Revenue Code, plan amendments shall be subject to approval by Innovations stockholders.


     NEW PLAN BENEFITS -- RESTRICTED STOCK SALE. Pursuant to the Innovations stock option plan, on August 15, 2001, Innovations sold 1,168,191 shares of restricted stock to Ron Zwanziger, Chairman, President and Chief Executive Officer of Innovations, at a price of $9.13 per share. In connection with this sale, Mr. Zwanziger delivered a five-year promissory note to Innovations in the principal amount of $10,665,584. The note accrues interest which compounds annually at the rate of 4.99% per year. Both principal and interest are payable at the end of the five-year term, unless repaid earlier. The promissory note is 75% non-recourse as to principal and full recourse as to the remaining principal and all interest. Two-thirds of these shares of restricted stock, or 778,794 shares, vest in 36 equal monthly installments beginning on the last day of the calendar month in which the split-off occurs. Vesting on these 778,794 shares will also accelerate in the event of death, disability or actual or constructive termination without cause. One-third of these shares of restricted stock, or 389,397 shares, vests in 48 equal monthly installments beginning on the last day of the calendar month in which the split-off occurs. Any non-vested shares forfeited by Mr. Zwanziger will be subject to repurchase by Innovations at cost. If Inverness stockholders do not approve the Innovations stock option plan or the Innovations executive bonus plan, all shares sold will be repurchased by Innovations at cost.


     NEW PLAN BENEFITS -- OPTION GRANTS. Pursuant to the Innovations stock option plan, in August 2001, Innovations granted options to purchase shares of Innovations common stock to certain executive officers of Innovations. It is anticipated that these options will be exercised within a few months after the split-off. The following table sets forth certain information regarding these options.


                               NEW PLAN BENEFITS

                                                                NUMBER OF SHARES
                                                              ISSUABLE ON EXERCISE    EXERCISE
                     NAME AND POSITION                             OF OPTIONS          PRICE
                     -----------------                        --------------------    --------
David Scott, Ph.D. .........................................        399,381            $6.20
  Chief Scientific Officer
Jerry McAleer, Ph.D. .......................................        379,413            $6.20
  Vice President, Research and Development

     These options will expire on January 31, 2002. The exercise price of these options may be paid using the proceeds of a five-year promissory note from the optionee to Innovations. Each note will accrue interest which compounds annually at the applicable federal rate for a five-year note for the month in which the option is exercised. Both principal and interest will be payable at the end of the five-year term, unless repaid earlier. The promissory note of each executive will be 75% non-recourse as to principal and full recourse as to the remaining principal and all interest. Upon exercise, the shares of Innovations common stock purchased will vest in 36 equal monthly installments beginning on the last day of the calendar month in which the option is exercised. Vesting on these shares will also accelerate in the event of death, disability or actual or constructive termination without cause. Upon termination of employment, any non-vested shares will be subject to repurchase by Innovations at their then fair market value. In the event that the executive has not purchased all of the shares underlying the option by the expiration date, Innovations will grant the executive a new option for the number, if any, of unpurchased shares underlying the original option. This new option will have a ten-year term, will become exercisable in 36 equal monthly installments and will have a per share exercise price equal to the greater of the per share exercise price of the original option or the fair market value of a share of Innovations common stock on the date of the grant. Exercisability of these options will accelerate in the event of death, disability or actual or constructive termination without cause. The exercise price of the new option may be paid using the proceeds of a five-year promissory note which will have terms similar to those discussed above.

     Innovations has also agreed to grant additional options to these executive officers immediately following the split-off. The following table sets forth certain information regarding these options.

                               NEW PLAN BENEFITS

                                                                NUMBER OF SHARES
                                                              ISSUABLE ON EXERCISE    EXERCISE
                            NAME                                   OF OPTIONS          PRICE
                            ----                              --------------------    --------
David Scott, Ph.D. .........................................        199,691            $15.00
Jerry McAleer, Ph.D. .......................................        189,706            $15.00

     These options will have a ten-year term and will become exercisable in 48 equal monthly installments. The exercise price of these options may be paid using the proceeds of a five-year promissory note which will have terms similar to those discussed above.

     If Inverness stockholders do not approve the Innovations stock option plan or the Innovations executive bonus plan, the options granted in August 2001 will be canceled and the additional options will not be granted immediately following the split-off.



     MATERIAL FEDERAL INCOME TAX CONSEQUENCES. The following discussion describes the material federal income tax consequences of transactions under the Innovations stock option plan. It does not describe all federal tax consequences under the Innovations stock option plan, nor does it describe state or local tax consequences.



     Incentive options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Innovations common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and there will be no deduction for Innovations for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.



     If shares of Innovations common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, a "disqualifying disposition", generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares of Innovations common stock at exercise (or, if less, the amount realized on a sale of such shares of Innovations common stock) over the option price thereof, and Innovations will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Innovations common stock.



     If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, or one year in the case of termination of employment by reason of disability. In the case of termination of employment by reason of death, the three-month rule does not apply.



     Non-Qualified Options. With respect to non-qualified options under the Innovations stock option plan, no income is realized by the optionee at the time the option is granted. Generally,



     - at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Innovations common stock on the date of exercise, and Innovations receives a tax deduction for the same amount, and



     - at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Innovations common stock have been held.


     Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Innovations common stock.


     Parachute Payments. The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to Innovations, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.



     Limitation on Innovations Deductions. As a result of Section 162(m) of the Internal Revenue Code, Innovations' deduction for certain awards under the stock option plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year of Innovations, other than performance-based compensation that otherwise meets the requirements of
Section 162(m) of the Internal Revenue Code.


     VOTE REQUIRED FOR APPROVAL. Approval of this proposal requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of votes against the approval of the stock option plan. Broker non-votes will not be considered present and entitled to vote and, accordingly, will not have any effect on this proposal. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of this proposal.

     THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INNOVATIONS STOCK OPTION PLAN.

APPROVAL OF THE INVERNESS MEDICAL INNOVATIONS, INC. EXECUTIVE BONUS PLAN

     The Innovations board of directors has adopted the Innovations executive bonus plan pursuant to which certain key executives of Innovations may be entitled to annual cash bonuses if shares of Innovations common stock attain certain targeted prices per share.

     The Innovations board of directors believes the Innovations executive bonus plan will advance the interest of Innovations and its stockholders by enabling Innovations to align the long-term financial incentives of its executive officers with increases in stockholder value. If stockholders do not approve the Innovations executive bonus plan, the Innovations executive bonus plan will be rescinded and no payments will be made under the Innovations executive bonus plan. However, Innovations reserves the right to provide other forms of incentive payments to its key executives which may not be deductible to Innovations.

     Section 162(m) of the Internal Revenues Code generally would disallow Innovations a federal tax deduction for compensation in excess of $1 million paid in any fiscal year to any executive officer included in the summary compensation table who is employed by Innovations on the last day of its fiscal year. This limitation on deductibility does not apply to payments of "performance-based compensation," the material terms of which have been approved by the stockholders. As stated above, the bonus plan is designed to align the long-term financial incentives of its executive officers with increases in stockholder value, while assuring that bonus payments to the executive officers from the bonus plan each year constitute "performance-based compensation" under
Section 162(m) of the Internal Revenue Code.

     SUMMARY OF THE INNOVATIONS EXECUTIVE BONUS PLAN. The primary features of the Innovations executive bonus plan are summarized below:

     The Innovations executive bonus plan will be administered by the Innovations compensation committee, which is composed of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. Three key executives. Ron Zwanziger, David Scott and Jerry McAleer, are eligible to receive bonuses under the Innovations executive bonus plan.


     The Inverness compensation committee has established certain stock price targets, which may be adjusted to reflect stock splits. The key executives will be eligible to receive the performance bonuses set forth in Table I below if the Innovations common stock achieves specified stock price targets. In addition, the key executives will be eligible to receive the performance bonuses set forth in Table II below if the Innovations common stock achieves higher specified stock price targets. With respect to each cash bonus listed in the tables below, each key executive will be entitled to receive that bonus if the average closing price of Innovations common stock during any 30-day period exceeds:

     - the price per share target for a particular cash bonus on or prior to its target date or

     - any higher price per share target for any other cash bonus having a later target date on or prior to said later target date.

     At the end of each calendar year, the Innovations compensation committee will certify in writing whether the price per share target has been achieved. If the price per share target or targets have been achieved, bonuses earned will be paid in cash in January of the following year pursuant to the following tables:

                                    TABLE I

                                                           MAXIMUM CASH BONUSES PAYABLE
                                                       IF PRICE PER SHARE TARGET IS ACHIEVED
                                     TARGET PRICE    -----------------------------------------
TARGET DATES                          PER SHARE      MR. ZWANZIGER    DR. SCOTT    DR. MCALEER
------------                         ------------    -------------    ---------    -----------
December 31, 2002..................    $28.125        $2,400,000      $850,000      $800,000
December 31, 2003..................      33.75         2,400,000       850,000       800,000
December 31, 2004..................     39.375         2,400,000       850,000       800,000

                                    TABLE II


                                                           MAXIMUM CASH BONUSES PAYABLE
                                                       IF PRICE PER SHARE TARGET IS ACHIEVED
                                     TARGET PRICE    -----------------------------------------
TARGET DATES                          PER SHARE      MR. ZWANZIGER    DR. SCOTT    DR. MCALEER
------------                         ------------    -------------    ---------    -----------
December 31, 2002..................    $ 33.75        $  900,000      $750,000      $725,000
December 31, 2003..................      45.00           900,000       750,000       725,000
December 31, 2004..................      56.25           900,000       750,000       725,000
December 31, 2005..................      67.50           900,000       750,000       725,000



     The Innovations compensation committee has the right to amend the Innovations executive bonus plan, but any amendment that would increase the maximum bonus that might be payable to any key executive, or establish different performance targets, is subject to further stockholder approval in order for the bonus payments to the key executives to constitute "performance-based compensation" under Section 162(m) of the Internal Revenue Code.


     VOTE REQUIRED FOR APPROVAL. Approval of this proposal requires the affirmative vote of stockholders holding a majority of the shares of Inverness common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of votes against the approval of the Innovations executive bonus plan. Broker non-votes will not be considered present and entitled to vote and, accordingly, will not have any effect on this proposal. Properly executed proxies that do not contain voting instructions will be voted "FOR" the approval of this proposal.

     THE INVERNESS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INNOVATIONS EXECUTIVE BONUS PLAN.

                                 LEGAL MATTERS

     The legality of Johnson & Johnson common stock offered by this proxy statement/prospectus will be passed upon for Johnson & Johnson by Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson. Joseph S. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.

     Certain United States Federal income tax consequences of the split-off and merger will be passed upon for Inverness by its counsel, Goodwin Procter LLP. Goodwin Procter LLP from time to time acts as counsel for Inverness and its subsidiaries. The owners and presidents of two professional corporations which are partners in the firm of Goodwin Procter LLP beneficially own an aggregate of approximately 50,142 shares of Inverness common stock and 3,995 shares of Inverness common stock, respectively.

                                    EXPERTS


     The consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000, and for each of the three fiscal years in the period ended December 31, 2000 incorporated in this proxy statement/prospectus by reference to the Johnson & Johnson Current Report on Form 8-K filed on September 20, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Inverness Medical Technology, Inc. (formerly Selfcare, Inc.) and its subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this proxy statement/ prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Integ Incorporated as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated in this proxy statement/prospectus and elsewhere in this registration statement by reference to Inverness Medical Technology, Inc.'s Current Report on Form 8-K/A filed on April 9, 2001, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of LXN Corporation as of and for the year ended December 31, 2000, incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of LXN Corporation as of and for the year ended December 31, 1999, incorporated in this proxy statement/prospectus and elsewhere in this registration statement by reference to Inverness Medical Technology, Inc.'s Current Report on Form 8-K/A filed on June 11, 2001, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Inverness board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                          FUTURE STOCKHOLDER PROPOSALS

     Inverness' 2001 annual meeting of stockholders was held on May 21, 2001. Inverness will hold a 2002 annual meeting of Inverness stockholders only if the split-off and merger are not completed before the time of such meeting. Inverness stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act for consideration at the 2002 annual meeting, if one is held, must submit the proposals in proper form to Inverness at its address set forth in this proxy statement/prospectus not later than December 19, 2001 in order for the proposals to be considered for inclusion in Inverness' proxy statement and form of proxy relating to the 2002 annual meeting.

     Stockholder proposals intended to be presented at Inverness' 2002 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by Inverness no later than March 7, 2002, nor earlier than January 21, 2002, together with all supporting documentation required by Inverness' amended and restated by-laws.

                      WHERE YOU CAN FIND MORE INFORMATION

     Johnson & Johnson and Inverness file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Johnson & Johnson and Inverness file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:


Public Reference Room                               Chicago Regional Office
450 Fifth Street, N.W.                                   Citicorp Center
      Room 1024                                     500 West Madison Street
Washington, D.C. 20549                                     Suite 1400
                                                    Chicago, IL 60661-2511


     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information concerning Johnson & Johnson may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Inverness may also be inspected at the offices of the American Stock Exchange, which are located at 1735 K Street, N.W., Washington, D.C. 20006.

     Johnson & Johnson filed a registration statement on Form S-4 on August 13, 2001 to register with the Securities and Exchange Commission the Johnson & Johnson common stock to be issued to Inverness stockholders in the merger. Innovations filed a registration statement on Form S-4 on August 13, 2001 to register with the Securities and Exchange Commission the Innovations common stock to be issued to Inverness stockholders in the split-off. This proxy statement/prospectus is a part of each of those registration statements and constitutes a prospectus of Johnson & Johnson and a prospectus of Innovations in addition to being a proxy statement of Inverness. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Johnson & Johnson's or Innovations' registration statement or the exhibits to those registration statements.

     The Securities and Exchange Commission allows Johnson & Johnson and Inverness to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Johnson & Johnson and Inverness have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson and Inverness that is not included in or delivered with this proxy statement/prospectus.


JOHNSON & JOHNSON FILINGS                       PERIOD
(FILE NO. 001-03215)
Annual Report on Form 10-K..................    Fiscal Year ended December 31, 2000, as
                                                amended by Amendment No. 1 thereto filed on
                                                Form 10-K/A on June 28, 2001
Quarterly Reports on Form 10-Q..............    Quarters ended April 1, 2001 and July 1,
                                                2001
Current Reports on Form 8-K.................    Filed on March 14, 2001, August 7, 2001 and
                                                September 20, 2001



     The following information in the foregoing Johnson & Johnson filings is specifically excluded for purposes of incorporation by reference:



     - Exhibit 13 to the Annual Report on Form 10-K for the Fiscal Year ended December 31, 2000 (pages 26 through 50 of Johnson & Johnson's Annual Report to Shareowners). This information has been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference in this proxy statement/prospectus.



     - Exhibit 99.20 to the Current Report on Form 8-K filed on March 14, 2001. This information has been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference in this proxy statement/prospectus.



     - The supplemental audited consolidated financial statements as of December 31, 2000 and January 2, 2000 and for each of the years in the three-year period ended December 31, 2000 included as Exhibit 99.15 to the Current Report on Form 8-K filed on August 7, 2001. With the issuance of the Johnson & Johnson Quarterly Report on Form 10-Q for the quarter ended July 1, 2001, these supplemental financial statements, which have been restated to give retroactive effect to Johnson & Johnson's pooling of interests with ALZA Corporation, have become the historical financial statements of Johnson & Johnson. The restated financial statements have been included in the Current Report on Form 8-K filed on September 20, 2001, which is incorporated by reference in this proxy statement/prospectus.



INVERNESS FILINGS                               PERIOD
(FILE NO. 000-20871)
Annual Report on Form 10-K..................    Fiscal Year ended December 31, 2000
Quarterly Reports on Form 10-Q..............    Quarters ended March 31, 2001 (and
                                                amendments thereto filed on --, 2001) and
                                                June 30, 2001 (and amendments thereto filed
                                                on --, 2001)
Current Reports on Form 8-K.................    Filed on February 7, 2001 (and amendments
                                                thereto), April 12, 2001 (and amendments
                                                thereto), June 18, 2001 and September 24,
                                                2001
Proxy Statement for 2001 annual meeting of
  stockholders..............................    Dated April 18, 2001
The description of Inverness common stock
contained in its Registration Statement on
Form 8-A, and all amendments and reports
updating the description....................    Filed on July 24, 1996

     Johnson & Johnson and Inverness also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and, in the case of Johnson & Johnson, the date of the completion of the split-off and merger, and, in the case of Inverness, the date of the special meeting of Inverness' stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Johnson & Johnson has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Johnson & Johnson and Inverness has supplied all such information relating to Inverness and Innovations.

     Inverness stockholders should not send in their Inverness certificates until they receive the transmittal materials from the exchange agent. Inverness stockholders of record who have further questions about their share certificates or the exchange of their Inverness common stock for Johnson & Johnson common stock and Innovations common stock should contact the exchange agent at the address or telephone number that will be included in the transmittal materials.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's website as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                  Johnson & Johnson             Inverness Medical Technology, Inc.
             One Johnson & Johnson Plaza            51 Sawyer Road, Suite 200
               New Brunswick, NJ 08933                  Waltham, MA 02453
       Attention: Corporate Secretary's Office    Attention: Investor Relations
              Telephone: (732) 524-2455             Telephone: (781) 647-3900

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated --, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Johnson & Johnson common stock or Innovations common stock in the split-off and merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Johnson & Johnson and Inverness and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Johnson & Johnson and Inverness, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Johnson & Johnson (with regard to matters relating to Johnson & Johnson) and Inverness (with regard to matters relating to Inverness) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on Johnson & Johnson's and Inverness' products expire

     - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing and

     - risks and uncertainties described in Johnson & Johnson's and Inverness' reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including those risks and uncertainties described in each company's Annual Report on Form 10-K for the year ended December 31, 2000, as amended.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2000 of Johnson & Johnson, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 2000 of Inverness, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Neither Johnson & Johnson nor Inverness undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events.


     The foregoing list sets forth some, but not all, of the factors that could impact upon Johnson & Johnson's and Inverness' ability to achieve results described in any forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's and Inverness' projections. Johnson & Johnson and Inverness undertake no obligation to update any forward-looking statements as a result of future events or developments.

 This Inverness Medical Innovations, Inc. prospectus should be attached to the proxy statement/prospectus and is a part of the proxy statement/prospectus.

                 INVERNESS MEDICAL INNOVATIONS, INC. PROSPECTUS

     The information in this Innovations prospectus, which is a part of the proxy statement/prospectus, relates to Innovations and the shares of Innovations common stock to be issued to holders of Inverness common stock in connection with the split-off.

                               PROSPECTUS SUMMARY


     This summary highlights selected information regarding Innovations and the issuance of Innovations common stock to the holders of Inverness common stock, which we refer to as the split-off. You should read this entire prospectus, including our financial statements and the notes to our financial statements, for more detailed information relating to the split-off and Innovations. Unless otherwise indicated, references in this prospectus to "Innovations," "us," "we," and "our" refer to Inverness Medical Innovations, Inc. and its subsidiaries and assume the completion of:



     - the restructuring of Inverness, involving the separation of the women's health, nutritional supplements and clinical diagnostics businesses of Inverness from the other businesses of Inverness, which consist primarily of its diabetes care products business and



     - the merger, including the split-off.



     Unless we indicate otherwise, references to "Inverness" refer to Inverness Medical Technology, Inc. and its subsidiaries prior to the restructuring, split-off and merger.



                                  INNOVATIONS



     We are currently a majority-owned subsidiary of Inverness. Upon completion of the restructuring, we will operate the women's health, nutritional supplements and clinical diagnostics businesses of Inverness, which we refer to as the Innovations business. After the split-off, we will be an independent, publicly-owned company. As noted above, except where we indicate otherwise, discussions in this prospectus regarding Innovations' business and operations assume the completion of the restructuring and the split-off.



     We develop, manufacture and market self-test diagnostic and other products for the women's health market and, to a lesser extent, clinical diagnostic products for the infectious disease market. Self-test diagnostic products allow individuals to obtain accurate information regarding various medical conditions on a confidential, non-prescription basis, without the expense, inconvenience and delay associated with physician visits or laboratory testing. This information gives individuals greater control over their health and their lives, allowing them to make informed decisions and take action to protect their health, alone or in consultation with healthcare professionals. Our existing self-test products are targeted at the women's health market, one of the largest existing markets for self-care diagnostics, and include home pregnancy detection tests and ovulation prediction tests. We also sell a line of nutritional supplements targeted primarily at the women's health market. Our products for the infectious disease market include test kits used by smaller laboratories, physicians' offices and other point-of-care sites for the detection of certain diseases and agents such as HIV-1, HIV-2, hepatitis and chlamydia. The products rely on proprietary technologies which utilize in-vitro antigen antibody reactions that enable users to obtain a rapid and reliable result.


     Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, MA 02453 and our telephone number is (781) 647-3900.

                                THE TRANSACTION

     Inverness and Johnson & Johnson have entered into a split-off and merger agreement which provides that Inverness will merge with and become a wholly-owned subsidiary of Johnson & Johnson. As a condition to, and immediately prior to, the merger, Inverness will undertake a corporate restructuring in order to separate its women's health, nutritional supplements and clinical diagnostics businesses from its other businesses, which consist primarily of its diabetes care products business. As part of the merger, we will split-off from Inverness and Inverness will deliver all of the shares of our common stock held by

Inverness to its stockholders. The split-off will not be completed unless the merger is completed. A restructuring agreement, together with a post-closing covenants agreement, a tax allocation agreement and other related agreements referred to in the restructuring agreement, will govern the terms of the separation of the women's health, nutritional supplements and clinical diagnostics businesses from the other businesses of Inverness and the relationship among us, Inverness and Johnson & Johnson before and after the split-off.

     Subject to the split-off and merger agreement, at the time of the merger each share of Inverness common stock held by an Inverness stockholder will be exchanged for:

          - shares of our common stock, par value $0.001 per share and cash in lieu of fractional shares, which constitute the split-off consideration and

          - shares of Johnson & Johnson common stock, and cash in lieu of fractional shares, which constitute the merger consideration.

                            SUMMARY OF THE SPLIT-OFF

Purpose of transaction........   The split-off is an integral part of the merger
                                 of Inverness and Johnson & Johnson and it will occur only if the merger is completed. The purpose of the split-off is to separate
                                 Inverness' women's health, nutritional
                                 supplements and clinical diagnostics businesses from its other businesses, primarily related to diabetes care products, so that Johnson &
                                 Johnson will not acquire the women's health, nutritional supplements or clinical diagnostics businesses through the merger.

Parent corporation prior to
the split-off.................   Inverness Medical Technology, Inc.


Split-off corporation.........   Inverness Medical Innovations, Inc., a newly
                                 formed company which, following the
                                 restructuring, will operate the women's health, nutritional supplements and clinical diagnostics businesses of Inverness. The assets that Inverness will transfer to us in the restructuring and before the split-off generally consist of tangible and intangible assets used primarily in the women's health, nutritional supplements and clinical diagnostics businesses of Inverness.
                                 Liabilities that Inverness will assign to us and that we will assume include liabilities related to the women's health, nutritional supplements and clinical diagnostics businesses of Inverness, as described more fully under the heading "The Restructuring and the Split-off."
                                 After the split-off, we will become an
                                 independent, publicly owned company.



Split-off ratio...............   0.20 of a share of our common stock for each
                                 share of Inverness common stock owned of record on the date of the split-off.


Fractional shares of our
common stock..................   Instead of receiving any fraction of a share of
                                 our common stock, you will receive cash in an amount equal to the fraction of a share of our common stock you would have received in the split-off multiplied by the closing price of our common stock as reported on a national securities exchange or the Nasdaq National
                                 Market, as the case may be, on the first full trading day after the split-off.

Securities to be issued to
Inverness Stockholders........   In the split-off, we expect to issue a total of
                                 approximately -- shares of our common stock, based on the number of issued and outstanding shares of Inverness common stock as of -- multiplied by 0.20. The actual number of shares of our common stock which will be issued to Inverness stockholders in the split-off will be determined based on the number of issued and outstanding shares of Inverness common stock as of the effective time of the merger.


Appraisal rights..............   Under Delaware law, Inverness stockholders will
                                 not have appraisal rights in connection with the split-off.

Listing of our common stock...   We have applied for our common stock to be
                                 approved for listing on the American Stock
                                 Exchange at the time of the split-off.

Tax consequences..............   The material tax consequences of the split-off
                                 and merger are described under the heading
                                 "Material Tax Consequences."

Indemnification obligations
after the split-off...........   We have agreed to indemnify Inverness and
                                 Johnson & Johnson, and Inverness and Johnson &
                                 Johnson have agreed to indemnify us, after the split-off with respect to various losses, damages, claims and liabilities arising out of the pre-split-off operation of each of our businesses. We have also agreed to indemnify
                                 Inverness and Johnson & Johnson for other liabilities more fully described under the heading "Post-Closing Arrangements -- The
                                 Post-Closing Covenants Agreement."

Relationship with Inverness
after the split-off...........   After the split-off, we and Inverness will
                                 operate as independent companies. For up to nine months after the split-off, we and Inverness have agreed to provide each other with some transitional services. The terms of the ongoing relationship between us and Inverness are more fully described under the heading "The Restructuring and the Split-off."

Risk factors..................   You should carefully read the section entitled
                                 "Risk Factors" beginning on page X-6 for a discussion of risks related to the split-off and our business.

THE INFORMATION ABOVE IS A SUMMARY OF SOME OF THE TERMS OF THE SPLIT-OFF. THE SPLIT-OFF, THE RESTRUCTURING AGREEMENT, AND THE RELATED AGREEMENTS ARE MORE FULLY DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "THE RESTRUCTURING AND THE SPLIT-OFF."

 SUMMARY FINANCIAL DATA OF INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        HISTORICAL
                                            -------------------------------------------------------------------
                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1996      1997      1998      1999      2000      2000      2001
                                            -------   -------   -------   -------   -------   -------   -------
Consolidated Statement of Operations:
Net revenues..............................  $14,024   $50,606   $74,645   $79,294   $84,529   $41,635   $39,910
Cost of sales.............................   10,592    24,725    40,563    45,534    48,183    23,255    22,739
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................    3,432    25,881    34,082    33,760    36,346    18,380    17,171
                                            -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Research and development................    6,011     7,001     2,869     1,428     1,359       652       655
  Selling, general and administrative.....    6,518    21,070    28,484    25,275    26,519    13,353    12,337
  Other expenses..........................       --        81     5,372        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
    Total operating expenses..............   12,529    28,152    36,725    26,703    27,878    14,005    12,992
                                            -------   -------   -------   -------   -------   -------   -------
      Operating (loss) income.............   (9,097)   (2,271)   (2,643)    7,057     8,468     4,375     4,179
Interest and other expenses, net..........     (443)   (2,377)   (4,314)   (3,724)   (3,377)   (1,592)   (1,348)
                                            -------   -------   -------   -------   -------   -------   -------
      (Loss) income before income taxes...   (9,540)   (4,648)   (6,957)    3,333     5,091     2,783     2,831
Provision for income taxes................       --     1,456     2,103     2,793     2,909     1,625     1,809
                                            -------   -------   -------   -------   -------   -------   -------
      Net (loss) income...................  $(9,540)  $(6,104)  $(9,060)  $   540   $ 2,182   $ 1,158   $ 1,022
                                            =======   =======   =======   =======   =======   =======   =======
Net (loss) income per common and potential
  common share:(1)
  Basic and diluted.......................  $(9,540)  $(6,104)  $(9,060)  $   540   $ 2,182   $ 1,158   $ 1,022
                                            =======   =======   =======   =======   =======   =======   =======



                                                                                                        SIX
                                                                                                      MONTHS
                                                                                                       ENDED
                                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                                   -----------------------------------------------   ---------
                                                    1996      1997      1998      1999      2000       2001
                                                   -------   -------   -------   -------   -------   ---------
Balance Sheet Data:
  Cash and cash equivalents......................    2,113     5,099     1,120       695     3,090      2,524
  Working capital................................   (2,226)   (1,882)   (3,924)   (1,092)   (2,224)    (1,953)
  Total assets...................................   17,518    67,663    89,771    90,092    89,541     91,164
  Debt obligations(2)............................    2,542    26,595    38,994    31,948    22,257     18,029
  Total stockholders' equity.....................    3,053    18,442    28,932    34,953    41,812     46,371


---------------
(1) Computed as described in our historical financial statements and related notes included in this prospectus.

(2) Excludes amounts due to related parties.

                 PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       PRO FORMA(1)
                                            -------------------------------------------------------------------
                                                                                              SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1996      1997      1998      1999     2000(2)   2000(2)   2001(2)
                                            -------   -------   -------   -------   -------   -------   -------
Consolidated Statement of Operations:
Net revenues..............................  $14,024   $50,606   $54,685   $50,584   $51,051   $26,198   $24,084
Cost of sales.............................   10,592    24,725    26,720    26,890    25,075    12,434    11,620
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................    3,432    25,881    27,965    23,694    25,976    13,764    12,464
                                            -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Research and development................    5,853     6,210     2,322     1,395     1,360       652       655
  Selling, general and administrative.....    6,518    21,070    22,769    18,350    17,763     9,177     8,833
  Other expenses..........................       --        81     4,969        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
    Total operating expenses..............   12,371    27,361    30,060    19,745    19,123     9,829     9,488
                                            -------   -------   -------   -------   -------   -------   -------
      Operating (loss) income.............   (8,939)   (1,480)   (2,095)    3,949     6,853     3,935     2,976
Interest and other (expenses) income,
  net.....................................     (443)   (2,377)   (2,967)   (2,585)     (388)      (56)     (287)
                                            -------   -------   -------   -------   -------   -------   -------
      (Loss) income from continuing
         operations before income taxes...   (9,382)   (3,857)   (5,062)    1,364     6,465     3,879     2,689
Provision for income taxes................       --     1,456     1,115     1,007     1,781       999     1,105
                                            -------   -------   -------   -------   -------   -------   -------
      (Loss) income from continuing
         operations.......................   (9,382)   (5,313)   (6,177)      357     4,684     2,880     1,584
                                            =======   =======   =======   =======   =======   =======   =======
Net (loss) income per common and potential
  common share:
  Basic and diluted.......................  $ (9.84)  $ (3.32)  $ (2.53)  $  0.11   $  0.99   $  0.67   $  0.25
                                            =======   =======   =======   =======   =======   =======   =======



                                                                PRO FORMA
                                                              --------------
                                                                 JUNE 30,
                                                              --------------
                                                                 2001(4)
                                                              --------------
                                                              (IN THOUSANDS)
Balance Sheet Data:
  Cash and cash equivalents.................................      40,000
  Working capital...........................................      45,071
  Total assets..............................................      94,137
  Debt obligations(3).......................................          --
  Total stockholders' equity................................      81,860


---------------

(1)Reflects the discontinued operations of the diabetes operations.



(2)Reflects the elimination of third-party and related-party interest expense.



(3) Excludes amounts due to related parties.


(4) Reflects the assumption or discharge of all third-party and related party debt by Inverness, the contribution of $40 million of net cash by Inverness and the transfer of the diabetes operations of our subsidiaries to Inverness.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following risk factors with respect to the split-off and our business.

                         RISKS RELATED TO THE SPLIT-OFF

OUR BUSINESSES WILL FACE CHALLENGES AS PART OF A STAND-ALONE COMPANY THAT THEY DID NOT EXPERIENCE AS PART OF INVERNESS.


     As an independent, publicly owned company, we will face new issues and challenges that we did not experience when we were part of Inverness. Examples of potential issues include:


     - our inability to rely on the long term financial strength of Inverness

     - our inability to rely on the earnings, cash flow, assets and goodwill of Inverness' diabetes business

     - our inability to rely on the experience and business relationships of some personnel who will not be continuing employment with our company

     - greater difficulty in obtaining financing on terms satisfactory to us, if needed, and

     - greater difficulty in obtaining and maintaining insurance on terms that are acceptable to us.


     We may not resolve these issues or overcome these challenges. As a result, we may not succeed in generating and expanding customer relationships, containing costs and expenses and enhancing our business. In addition, competitive and market factors specific to the women's health, nutritional supplements and clinical diagnostics industries will more significantly impact our smaller, less diversified company.


OUR BUSINESSES HAVE TRADITIONALLY RELIED ON INVERNESS FOR FINANCIAL ASSISTANCE AND MAY HAVE DIFFICULTY WITH LIQUIDITY AND CAPITAL REQUIREMENTS WITHOUT THIS ASSISTANCE.


     Our businesses have historically relied on the earnings, assets and cash flow of Inverness for liquidity, capital requirements and administrative services. In the past, when the liquidity needs of our businesses exceeded their cash flow, Inverness provided the necessary funds. Our inability to rely on Inverness in the future for financial assistance may increase our cost of capital or limit our available sources of capital.


WE HAVE NOT FULLY ESTABLISHED THE CORPORATE INFRASTRUCTURE THAT IS REQUIRED FOR A STAND-ALONE COMPANY.


     After the split-off, we may not be able to establish the departments and services necessary to conduct our business as an independent, publicly owned company in an efficient and timely manner or on favorable terms. Inverness has agreed to provide to us certain services on a cost basis for up to nine months after the split-off. We will, however, need to establish our company as a stand-alone entity and will not be able to rely on Inverness other than for these limited transitional services. In establishing these departments and services, we may face issues and challenges, including:


     - increased costs of hiring and retaining employees in departments previously shared by all the businesses of Inverness, including the legal, risk management, tax, treasury, human resources and public relations departments and

     - generally increased overhead and administrative costs as a result of establishing a stand-alone company.


     We may not succeed in maintaining and growing our customer base and supporting our businesses if we are unable to establish the required departments and services in a timely or cost effective manner.

NEITHER OUR HISTORICAL FINANCIAL INFORMATION NOR OUR PRO FORMA FINANCIAL INFORMATION MAY BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.



     The financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented. This financial information also may not reflect what our results of operations, financial position and cash flows will be in the future. This is not only related to the various risks associated with the fact that we have not been a stand-alone company, but also because:


     - various adjustments and allocations were made to the historical financial statements in this prospectus because Inverness did not account for us as a single stand-alone business for any period presented and

     - the historical information does not reflect many significant changes that will occur in our financial condition, capital structure and operations as a result of our separation from Inverness.


     The adjustments and allocations we made in preparing our historical and pro forma financial information may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company. We can not predict what the actual effect of our separation from Inverness will be.



THE CHANGE OF SOME PERSONNEL IN OUR COMPANY IN CONJUNCTION WITH THE SPLIT-OFF MAY IMPACT OUR BUSINESS.



     Some of Inverness' personnel will become our initial employees, while others will not. In particular, certain significant employees who have been engaged primarily in the diabetes care products business will remain with that business and will not be our employees after the split-off. In addition, some members of Inverness' management who currently work substantially for Inverness' diabetes care products business will become our employees. Finally, some Inverness personnel who have provided services beneficial to our businesses through their work in Inverness' accounting, sales, marketing, operations, quality assurance, regulatory compliance and other areas will not become part of our company after the split-off or, in certain cases, their services may only be available to us on a transitional basis for up to nine months. The loss of certain significant employees, the transition of personnel from Inverness' diabetes business to our company and the loss of other Inverness personnel who will not become our employees may impact or disrupt our sales and marketing activities, our research and development efforts or our administrative functions.



INNOVATIONS' STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPLIT-OFF AND STOCKHOLDERS WHO BUY OR SELL INNOVATIONS COMMON STOCK MAY LOSE ALL OR PART OF THE VALUE OF THEIR INNOVATIONS COMMON STOCK, DEPENDING ON THE PRICE OF INNOVATIONS COMMON STOCK FROM TIME TO TIME.



     There is no existing trading market for our common stock and an active trading market may not develop or be sustained in the future. We have applied for approval for listing of our common stock on the American Stock Exchange and expect to receive approval for listing on that exchange at the time of the split-off. Our common stock may experience volatility until trading values become established. As a result, it could be difficult to make purchases or sales of our common stock in the market at any particular time. We do not know what price our common stock will trade at after the split-off.



     Inverness stockholders immediately prior to the split-off will become stockholders of our company immediately after the split-off. Some stockholders who receive our common stock in the split-off may decide that they do not want to maintain an investment in a company involved primarily in women's health products or in a public company that does not have a proven track record as a stand-alone company. If these stockholders decide to sell all or some of their shares or if the market perceives that those sales could occur, the trading value of your shares may decline. In addition, because we will be a smaller and less diversified company than Inverness, market analysts and the investment community may not follow our common stock as closely as they have followed Inverness common stock in the past. If there is only a limited following by market analysts or the investment community, the amount of market activity in our common stock may be reduced, making it more difficult for you to sell your shares.


     In addition, our share price may be volatile due to our operating results, as well as factors beyond our control. It is possible that in some future periods the results of our operations will be below the expectations of the public market. In any such event, the market price of our common stock could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our operating performance. The market price of our common stock may be highly volatile and may be affected by factors such as:



     - our quarterly operating results, including our failure to meet the performance estimates of securities analysts



     - changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts



     - the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof



     - changes in general conditions in the economy, the financial markets or the health care industry



     - government regulation in the health care industry



     - changes in other areas such as tax laws



     - sales of substantial amounts of common stock or the perception that such sales could occur



     - changes in investor perception of our industry, our businesses or our prospects or



     - other developments affecting us or our competitors.


WE ARE OBLIGATED TO INDEMNIFY INVERNESS AND OTHERS FOR LIABILITIES WHICH COULD REQUIRE US TO PAY INVERNESS AMOUNTS THAT WE MAY NOT HAVE.

     The restructuring agreement, post-closing covenants agreement and related agreements provide that we will indemnify Inverness and other related persons after the split-off for specified liabilities related to our businesses, statements in the proxy statement/prospectus, including this prospectus, about our businesses and breaches of our obligations under the restructuring agreement, post-closing covenants agreement and related agreements. We are also required to indemnify Inverness for particular losses arising from the failure, if any, to amend some outstanding warrants for the purchase of Inverness common stock.

     In addition, under our tax allocation agreement with Inverness and Johnson & Johnson, we will indemnify Johnson & Johnson and Inverness for any unpaid tax liabilities attributable to the pre-split-off operation of our women's health, nutritional supplements and clinical diagnostics businesses.


     We are unable to predict the amount, if any, that may be required for us to satisfy our indemnification obligations under the restructuring agreement and related agreements. However, the amount could be substantial. We may not have sufficient funds available to satisfy our potential indemnification obligations. In addition, we may be unable to obtain the funds on terms satisfactory to us, if at all. If we are unable to obtain the necessary funds, we will need to consider other alternatives, including sales of assets, to raise necessary funds.

WE MAY BE SUBJECT TO LIABILITIES RESULTING FROM LAWS THAT PROTECT OUR AND INVERNESS' CREDITORS.

     Under United States federal and state fraudulent transfer laws, a court in a lawsuit by an unpaid creditor or a representative of creditors of ours or Inverness could determine that, after giving effect to the split-off and merger, we or Inverness:

     - were or would be rendered insolvent

     - had unreasonably small capital to carry on our business and all businesses in which we or Inverness intended to engage or

     - intended to incur, or believed we or Inverness would incur, debts beyond our or Inverness' ability to repay as they would mature.

If that determination is made, the court could invalidate, in whole or in part, the split-off and merger, as a fraudulent transfer and order Inverness stockholders to return the value of the split-off and merger consideration, including any shares of our common stock and any dividends paid or require us to pay various liabilities of Inverness for the benefit of creditors or require Inverness to pay various liabilities of ours for the benefit of creditors.

     Generally, an entity is considered insolvent if the present fair saleable value of its assets is less than

     - the amount of its liabilities, including contingent liabilities, or

     - the amount that will be required to pay its probable liabilities on its existing debts as they become due.

     We do not know what standard a court would apply in determining insolvency or whether a court would determine that we or Inverness were "insolvent" at the time of or after giving effect to the merger. If we or Inverness became a debtor in a bankruptcy case, the bankruptcy court would apply the standards of United States federal bankruptcy law to determine whether a transfer that occurred within a year before the commencement of the bankruptcy case would qualify as a fraudulent transfer. For transfers that occurred more than one year prior to the bankruptcy case, the bankruptcy court would apply applicable state law standards, which may vary among states. If we or Inverness did not become a debtor in a bankruptcy case, creditors who sought to recover or void transfers as fraudulent transfers would look to the state law standards. It is possible that the standards for determining whether a fraudulent transfer occurred may vary between state and federal law, on the one hand, and between various state laws, on the other.

WE MAY HAVE DIFFICULTY MAINTAINING OUR HEADQUARTERS OR ENTERING INTO NEW LEASES FOR REAL PROPERTY ON TERMS THAT ARE SATISFACTORY OR IN A TIMELY FASHION.


     Our businesses are currently based out of Inverness' headquarters. The restructuring agreement states that Inverness' current headquarters will become our headquarters at the time of the split-off and requires Inverness to assist us in securing an assignment of the sublease covering its current headquarters. We may not obtain an assignment of that sublease in a timely manner or the terms of the assignment may not be satisfactory to us. Any difficulty we may experience in acquiring Inverness' rights under the sublease of our headquarters may affect the operations of our business if we do not have sufficient office space in which to operate. The result of these difficulties may involve a disruption in our business, including:


     - an inability to continue to provide the level of activity we have in the past at those locations and, in turn, generate the historical revenue from those locations

     - a delay in collection of accounts receivable

     - difficulties in retaining personnel and

     - an inability to manage day to day operations.

Any of these difficulties could have a material adverse effect on our business until we relocate.

                         RISKS RELATED TO OUR BUSINESS

WE MAY HAVE DIFFICULTY OBTAINING FINANCING, IF NECESSARY, ON SATISFACTORY TERMS.

     After the split-off, we will no longer benefit from any financing arrangements with, or cash advances from, Inverness. We may have difficulty obtaining financing, if necessary, on terms that are acceptable to us, if at all. If we fail to obtain the financing we need, it would have a material adverse effect on our business and financial condition. In addition, although we will commence operations after the split-off with approximately $40 million in net cash, we may chose to seek financing for purchases and other expenditures rather than using some or all of this cash reserve. If we fail to obtain financing that we choose to seek, we will use some or all of our cash reserve and will have a smaller cash reserve available to us on a going forward basis.


WE MAY NEED TO USE CASH RESERVES, SELL ASSETS OR ISSUE SECURITIES IF CASH FLOW FROM OUR OPERATIONS IS NOT SUFFICIENT TO MEET OUR FUTURE OBLIGATIONS.



     We may not generate sufficient cash flow to meet our future obligations. If cash flow from operations falls below expectations, we may need to delay planned capital expenditures, reduce operating expenses or consider additional alternatives designed to enhance liquidity, such as selling assets, issuing securities or expending some or all of our cash reserves, if not previously expended.



WE MAY NOT REALIZE SOME OR ALL OF THE BENEFITS UNDER THE LICENSE AGREEMENT.


     In connection with the merger and split-off, we negotiated a license to use certain of Inverness' technology that Johnson & Johnson is acquiring. The license agreement imposes limitations on our use of this technology. In addition, we have some exclusive rights under the license agreement to use the licensed technology in specified fields which we will lose if, within ten years from the date of the split-off and merger, we do not commercialize products or services using the licensed technology. Depending on the decisions we will make with respect to future product and technology development efforts, and the success of those efforts, we may be unable to realize the potential benefits under the license agreement.

NON-COMPETITION OBLIGATIONS AND OTHER RESTRICTIONS WILL LIMIT OUR ABILITY TO TAKE FULL ADVANTAGE OF OUR MANAGEMENT TEAM, THE TECHNOLOGY WE OWN OR LICENSE AND OUR RESEARCH AND DEVELOPMENT CAPABILITIES.


     Members of our management team have had significant experience in the diabetes field, technology we own or license may have potential applications to this field, and our research and development capabilities could be applied to this field. In conjunction with the merger and split-off, however, we agreed in the post-closing covenants agreement not to compete with Inverness and Johnson & Johnson in the field of diabetes generally. In addition, Mr. Zwanziger and two of Inverness' senior scientists, Dr. David Scott and Dr. Jerry McAleer, have entered into consulting agreements with Inverness that impose similar obligations. Further, the license agreement prevents us from using any of the licensed technology in the field of diabetes generally. As a result of these restrictions, we can not pursue opportunities in the field of diabetes generally.


WE RELY UPON OUR MANUFACTURING FACILITIES AS WELL AS CONTRACT MANUFACTURING ARRANGEMENTS, AND MANUFACTURING PROBLEMS OR DELAYS COULD SEVERELY AFFECT OUR BUSINESS.


     We produce our pregnancy detection and ovulation prediction tests in our manufacturing facilities located in Galway, Ireland and our clinical diagnostic tests in our manufacturing facilities located in Yavne, Israel. Our production processes are complex and require specialized and expensive equipment. In addition, we rely upon third parties to manufacture our nutritional products. Any event impacting our Galway or Yavne facilities or our contract manufacturers could delay or suspend shipments of products, or could result in the delivery of inferior products. Our revenues from the affected products would decline until such time as we are able to put in place alternative contract manufacturers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

IF WE FAIL TO MEET STRICT REGULATORY REQUIREMENTS, WE COULD BE REQUIRED TO PAY FINES OR EVEN CLOSE OUR FACILITIES.


     Our facilities and manufacturing techniques generally must conform to standards that are established by government agencies, including those of European governments, as well as the United States Food and Drug Administration. These regulatory agencies may conduct periodic inspections of our facilities to monitor our compliance with applicable regulatory standards. If a regulatory agency finds that we fail to comply with the appropriate regulatory standards, it may impose fines on us or if such a regulatory agency determines that our non-compliance is severe, it may close our facilities. Any adverse action by an applicable regulatory agency could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers' demands.


IF WE DELIVER PRODUCTS WITH DEFECTS, OUR CREDIBILITY MAY BE HARMED, MARKET ACCEPTANCE OF OUR PRODUCTS MAY DECREASE AND WE MAY BE EXPOSED TO LIABILITY IN EXCESS OF OUR PRODUCT LIABILITY INSURANCE COVERAGE.

     The manufacturing and marketing of women's health products and clinical diagnostic products involve an inherent risk of product liability claims. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that the nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and our financial condition.


OUR SALES OF NUTRITIONAL SUPPLEMENTS HAVE DECLINED EACH YEAR SINCE 1998 DUE TO THE MATURITY OF THE MARKET SEGMENTS WE CURRENTLY SERVE AND THE AGE OF OUR PRODUCT LINE AND WE MAY EXPERIENCE FURTHER DECLINES IN SALES OR INCREASED VOLATILITY IN THE FUTURE BECAUSE THE NUTRITIONAL SUPPLEMENTS MARKET IS SUBJECT TO SIGNIFICANT FLUCTUATIONS BASED UPON MEDIA ATTENTION AND NEW DEVELOPMENTS.



     Our sales of nutritional products have declined each year since 1998 and we have budgeted for future sale declines. We believe that our products have under-performed the overall market because most growth in the industry is attributed to new products that generate attention in the marketplace. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also impact individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. Most of our nutritional supplements products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. In addition, most of our nutritional supplements products are aging brands with limited brand retention that face increasing private label competition. The age of our product line means that we are subject to future distribution loss for under-performing brands, while our opportunities for new distribution on the existing product lines are limited.



SALES OF OUR CLINICAL DIAGNOSTICS PRODUCTS COULD SUFFER IF ECONOMIC TRENDS IN THE HEALTH CARE INDUSTRY HARM OUR NICHE MARKET OF SMALL AND MEDIUM SIZED LABORATORIES.


     From its inception, Inverness' Orgenics subsidiary has sold clinical diagnostics products targeted at a niche market of small and medium sized decentralized laboratories operating in the field of infectious disease. To the extent that trends or changes in the health care industry favor economies of scale and centralized laboratory testing, sales of our clinical diagnostics products could suffer.

REVENUE FROM OUR CLINICAL DIAGNOSTICS BUSINESS MAY DECLINE IN THE FUTURE BECAUSE TRENDS IN THE OVERALL MARKET FAVOR DIRECT DISEASE DETECTION OVER IMMUNE RESPONSE TESTING.



     New technologies have made it possible to directly identify the presence of disease rather than detecting the presence of antibodies produced through an immune response. The trend of the overall market currently favors direct detection over antibody detection. Virus detection through nucleic acid testing, or NAT, is already mandatory for hepatitis C virus and other markers in France, Australia and certain other developed nations. We believe that the threat from direct detection technology in our core market of small and medium sized decentralized laboratories, small blood banks, physicians and other point of care facilities, particularly in under developed nations, is several years away. However, this trend poses a risk to our core clinical diagnostics business in the long term.



WE MARKET OUR CLINICAL DIAGNOSTICS PRODUCTS TO SMALL AND MEDIUM SIZED CUSTOMERS IN MORE THAN 92 COUNTRIES AT CONSIDERABLE COST THAT REDUCES THE OPERATING MARGINS IN OUR CLINICAL DIAGNOSTICS BUSINESS.


     Because small and medium sized laboratories are the principal customers for our clinical diagnostic products, we sell these products worldwide in order to maintain sufficient sales volume. Our clinical diagnostics products are marketed in more than 92 countries, including many third world and developing nations where smaller laboratories are the norm, where more expensive technologies are not affordable and where infectious diseases are often more prevalent. This worldwide sales strategy is expensive and results in lower margins than would be possible if we could generate sufficient sales volume by operating in fewer markets.


WE COULD SUFFER MONETARY DAMAGES, INCUR SUBSTANTIAL COSTS OR BE PREVENTED FROM USING TECHNOLOGIES IMPORTANT TO OUR PRODUCTS AS A RESULT OF A NUMBER OF PENDING LEGAL PROCEEDINGS.



     Inverness and its subsidiaries are involved in various legal proceedings arising out of the women's health, nutritional supplements and clinical diagnostics business. The current material legal proceedings are:


     - a lawsuit by Abbott Laboratories against Inverness and Princeton BioMeditech Corporation, which manufactured products for Inverness' women's health business, claiming, among other things, that some of our products relating to pregnancy detection and ovulation prediction infringe patents to which Abbott asserts it is the exclusive licensee

     - a lawsuit by Becton, Dickinson and Company against Inverness alleging that pregnancy and ovulation test kits sold by Inverness, and which we will continue to sell through our women's health business, infringe U.S. Patent No. 4,703,017


     - a complaint by Cambridge Biotech Corporation and Cambridge Affiliate Corporation against Inverness, Ron Zwanziger, the president of Inverness prior to the split-off, Cambridge Diagnostics Ireland, Ltd., our subsidiary in Ireland, Trinity Biotech plc and Pasteur Sanofi Diagnostics. The complaint alleges, among other things, that actions taken by Mr. Zwanziger as President of CAC in connection with the sale by CDIL of its diagnostics business to Trinity in 1998 were not properly authorized. The complaint also alleges that, as a result of the actions, CBC may lose the benefit of certain valuable patent licenses from Pasteur which were transferred from CDIL to Trinity with CDIL's diagnostics business and


     - a complaint by Intervention, Inc. against Inverness, four of its private label customers, whom Inverness is defending under agreement, and certain other parties alleging that under Section 17200 of the California Business and Professions Code the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions.


     Because the above claims each seek damages and reimbursement for costs and expenses without specific amounts, we are unable to assess the probable outcome of or potential liability arising from the lawsuits.

     In connection with the split-off, we have agreed to assume, to the extent permitted by law, and indemnify Inverness for, its liability in these lawsuits together with any other liabilities arising out of the women's health, nutritional supplements and clinical diagnostics businesses before or after the split-off to the extent such liabilities are not otherwise retained by Inverness. We are unable to assess the materiality or costs associated with these lawsuits at this time. We cannot assure you that these lawsuits or any future lawsuits relating to the health services business will not have a material adverse effect on the health services business.


OUR PROFITABILITY MAY SUFFER IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN CLOSE WORKING RELATIONSHIPS WITH SUPPLIERS, DISTRIBUTORS AND CUSTOMERS BECAUSE OUR BUSINESS DEPENDS ON THESE RELATIONSHIPS RATHER THAN LONG-TERM SUPPLY, DISTRIBUTION OR SALE CONTRACTS.



     Our business relies on close working relationships with suppliers, distributors and customers rather than long-term exclusive contractual arrangements. For example, J.W.S. Delavau Co., Inc. manufactures most of our nutritional supplements under a contract that either party may terminate on six months notice. In addition, customers of our branded and private label businesses purchase products through purchase orders only and are not obligated to make future purchases. In calendar year 2000, both Walgreen Co. and Wal-Mart Stores, Inc. accounted for approximately 10% of our net sales. The loss of any existing or future relationships or the failure to continue to develop such relationships in the future could increase our production or shipping costs, or reduce customer revenue.


RETAILER CONSOLIDATION POSES A THREAT TO EXISTING RETAILER RELATIONSHIPS AND CAN RESULT IN LOST REVENUE.

     Recent years have witnessed rapid consolidation within the mass retail industry. Drug store chains, grocery stores and mass merchandisers, the primary purchasers of our women's health and nutritional supplements products, have all been subject to this trend. Because these customers purchase through purchase orders, consolidation can interfere with existing retailer relationships, especially private label relationships, and result in the loss of major customers and significant revenue streams.

OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INTERNATIONAL BUSINESS RISKS.

     A significant number of our employees, including sales, support and research and development personnel, are located outside of the United States. Conducting business outside of the United States is subject to numerous risks, including:

     - decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries


     - lower productivity resulting from difficulties managing our sales, support and research and development operations across many countries


     - lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems

     - lost revenues resulting from the imposition by foreign governments of trade protection measures and

     - higher cost of sales resulting from import or export licensing requirements.


BECAUSE OUR BUSINESS RELIES HEAVILY ON FOREIGN OPERATIONS AND, TO A LESSER EXTENT, FOREIGN SALES, CHANGES IN FOREIGN CURRENCY EXCHANGE RATES AND OUR ABILITY TO CONVERT CURRENCIES MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     Our two manufacturing facilities are both outside the United States, one in Galway, Ireland and the other in Yavne, Israel. Although sales of our women's health products are primarily in the United States, in 2000 roughly 9%, and in the six months ended June 30, 2001 roughly 10%, of these sales were outside the United States, primarily in Europe and, to a much lesser extent, in Israel. Substantially all of our sales of clinical diagnostic test kits are outside the United States, with the largest percentage of sales attributable to our operations in France and Brazil. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European and South American subsidiaries. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could impact actual cash flow.


INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE OR LIMIT OUR ABILITY TO INCREASE MARKET SHARE, WHICH COULD IMPAIR THE SALES OF OUR PRODUCTS AND HARM OUR FINANCIAL PERFORMANCE.

     The medical products industry is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Our future success depends upon our maintaining a competitive position in the development of products and technologies in our areas of focus. Competitors may be more successful in:

     - developing technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive

     - obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products or

     - obtaining regulatory approval for the commercialization of their products more rapidly or effectively than we are in doing so.

     Also, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for our women's health products business in certain foreign jurisdictions. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

     The market for the sale of nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. As most of these companies are privately held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than we are and have greater financial resources.

THE RIGHTS WE RELY UPON TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of future protection for our proprietary rights is uncertain.

     The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

     - the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents

     - the claims of any patents which are issued may not provide meaningful protection

     - we may not be able to develop additional proprietary technologies that are patentable

     - the patents licensed or issued to us or our customers may not provide a competitive advantage

     - other companies may challenge patents licensed or issued to us or our customers

     - patents issued to other companies may harm our ability to do business and

     - other companies may design around technologies we have licensed or developed.

     In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. We also realize that our trade secrets may become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE ON THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.


     Substantial litigation over intellectual property rights exists in our industry. We expect that our products and products in our industry may increasingly be subject to third party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our products or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require us to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue may decrease and we could be exposed to legal actions by our customers.


WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, COULD CAUSE US TO LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

     - assert claims of infringement

     - enforce our patents

     - protect our trade secrets or know-how or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     Lawsuits could be expensive, take significant time and divert management's attention from other business concerns. Litigation would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, our stock price could decline.



IF WE CHOOSE TO ACQUIRE OR INVEST IN NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, THESE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR BUSINESS AND, DEPENDING ON HOW WE FINANCE THESE ACQUISITIONS OR INVESTMENTS, COULD RESULT IN SIGNIFICANT DILUTION TO OUR EXISTING STOCKHOLDERS.



     Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we may seek to acquire or invest in complementary businesses, products or technologies instead of developing them ourselves. We are currently considering potential strategic acquisitions or investments, and we may or may not proceed with those or other acquisitions or investments in the future. Acquisitions and investments involve numerous risks, including:



     - the inability to complete the acquisition or investment



     - disruption of our ongoing businesses and diversion of management attention



     - difficulties in integrating the acquired entities, products or technologies



     - difficulties in operating the acquired business profitably



     - potential loss of key employees, particularly those of the acquired business



     - difficulties in transitioning key customer, distributor and supplier relationships



     - risks associated with entering markets in which we have no or limited prior experience and



     - unanticipated costs



In addition, any future acquisitions or investments may result in:



     - dilutive issuances of equity securities, which may be sold at a discount to market price



     - use of significant amounts of cash



     - the incurrence of debt



     - the assumption of liabilities



     - unfavorable financing terms



     - large one-time expenses and



     - the creation of goodwill or other intangible assets that may result in significant amortization expense



Any of these factors could materially harm our business or our operating results.


WE MAY BE UNABLE TO HIRE, RETAIN OR MOTIVATE KEY PERSONNEL, UPON WHOM THE SUCCESS OF OUR BUSINESS WILL DEPEND.


     We are highly dependent upon certain members of our management and scientific staff, particularly Ron Zwanziger, David Scott and Jerry McAleer. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel. We face significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We may fail to retain our key employees. Further, we may fail to attract, assimilate, retain or train other needed qualified employees in the future. We do not have employment agreements with all of our key employees. The loss of any of our key employees, including our scientists, may impact or disrupt our sales and marketing activities, our research and development efforts, our capital-raising efforts or our administrative functions.


WE MAY BE LIABLE FOR CONTAMINATION OR OTHER HARM CAUSED BY HAZARDOUS MATERIALS THAT WE USE.

     Our research and development processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. We may also incur expenses relating to compliance with environmental laws. Such expenses or liability could have a significant negative impact on our financial condition.


OUR OPERATING RESULTS MAY FLUCTUATE DUE TO VARIOUS FACTORS AND AS A RESULT PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS WILL NOT NECESSARILY BE MEANINGFUL.


     Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

     - the timing of new product announcements and introductions by us and our competitors

     - market acceptance of new or enhanced versions of our products

     - changes in manufacturing costs or other expenses

     - competitive pricing pressures

     - the gain or loss of significant distribution outlets or customers

     - the availability and extent of reimbursement for our products


     - increased research and development expenses



     - general economic conditions or



     - general stock market conditions, other economic or external factors.


THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND EFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN YOUR BEST INTERESTS.

     There are provisions in our certificate of incorporation and by-laws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

     - our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire and

     - our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

     Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirors of 15% or more of our stock.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF OUR INITIAL CASH RESERVE AND MAY USE THE CASH RESERVE IN A MANNER WITH WHICH YOU DISAGREE.

     At the time of the split-off we will have an initial cash reserve of approximately $40 million. We have not yet identified uses for this initial cash reserve and our board of directors and management will have broad discretion over its use. You may disagree with the judgment of our board of directors and management regarding the uses to which we put our initial cash reserve.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

     We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors described in the "Risk Factors" section of this prospectus. Some important additional factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:


     - economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins

     - competitive factors, including technological advances achieved and patents attained by competitors and generic competition

     - domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally

     - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing


     - manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products


     - difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product

     - significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims

     - product efficacy or safety concerns resulting in product recalls or declining sales

     - the impact of business combinations, including acquisitions and divestitures, and organizational restructuring consistent with evolving business strategies and

     - the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission.


     Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

                      THE RESTRUCTURING AND THE SPLIT-OFF

     This is a summary of the material terms of the restructuring agreement and a description of the split-off. The restructuring agreement, which is attached as Annex 3 to this proxy statement/prospectus, contains the complete terms of that agreement. You should read the entire restructuring agreement carefully.

GENERAL

     We were recently organized as a subsidiary of Inverness for purposes of the split-off and merger. Prior to the completion of the split-off and merger, we, Inverness and certain subsidiaries of Inverness will enter into the restructuring agreement. Completion of the restructuring of Inverness, as contemplated by the restructuring agreement, is a condition to the merger. Inverness will not proceed with the split-off and merger unless the restructuring is completed.

     The purpose and effect of the restructuring of Inverness is to facilitate the split-off and merger by separating Inverness' diabetes care products business from its other principal businesses. Inverness will effect this separation by transferring the assets and liabilities of its women's health, nutritional supplements and clinical diagnostics businesses to Innovations immediately prior to the split-off and merger. As a result, at the time of the split-off and merger, Inverness will own only those businesses not transferred to us, including the related assets and liabilities, which will consist principally of the diabetes care products business. Unless otherwise indicated, references to the post-restructuring business of Inverness refer to the businesses of Inverness and its subsidiaries not transferred to us.

THE RESTRUCTURING AND TRANSFER OF ASSETS


     The restructuring agreement provides that prior to the completion of the split-off and merger, Inverness will contribute or cause to be contributed to us any of its or any of its subsidiaries' right, title and interest in and to:



     - all of the assets of Inverness that are used or held for use primarily in the operation or conduct of the women's health, nutritional supplements and clinical diagnostics businesses, referred to as the Innovations businesses or our businesses and



     - other specified assets, including cash in an amount necessary to ensure that at the time of the split-off we will have $40 million of net cash, defined as cash and marketable securities less debt for borrowed money, other than debt outstanding under any revolving line of credit.


     The restructuring will be effected through a series of stock and asset transfers from Inverness and its subsidiaries to us. Under the restructuring agreement, Inverness will retain and will not contribute to Innovations any of its or its subsidiaries' right, title and interest to the assets that are not used or held for use primarily in the operation of our businesses and certain other specified assets. The restructuring agreement further provides that the parties will cooperate in good faith to provide for the use or shared ownership of any asset that is material to the operation of either our businesses or the post-restructuring Inverness businesses that is primarily related to the businesses of the other company.

ASSUMPTION OF LIABILITIES


     The restructuring agreement provides that at or prior to the completion of the split-off and merger, we and/or one of our subsidiaries will unconditionally assume all liabilities of Inverness and its subsidiaries to the extent primarily related to or arising out of our businesses as well as other specified liabilities. Under the restructuring agreement, Inverness will retain, assume, or cause one of its subsidiaries, other than our company, to assume all liabilities of Inverness that we are not otherwise obligated to assume, as well as other specified liabilities.

USE OF NAME


     The restructuring agreement provides that we will have all rights in and use of the names "Inverness" and "Inverness Medical" and all derivatives of those names and that Inverness will take actions as are reasonably necessary to vest such rights in us or any of our subsidiaries. However, Inverness will retain the right to use the "Inverness" and "Inverness Medical" names on signs and other displays at its manufacturing facilities in Inverness, Scotland. Inverness and its suppliers and distributors will also retain the right to use those names and applicable trademarks and trade dress on product packaging and related materials for a one year period after completion of the split-off and merger.


ANCILLARY AGREEMENTS


     The restructuring agreement provides that prior to the completion of the split-off and merger, Inverness, or another of its subsidiaries, and we, or another of our subsidiaries, will enter into:


     - a transition services agreement relating to the women's health business of Can-Am Care Corporation and Inverness Medical Europe GmbH, and the kitting services and secondary packaging services provided at the Galway, Ireland facility

     - the license agreement attached as Annex 6 to this proxy statement/ prospectus and described under "Post-Closing Arrangements -- The License Agreement" and

     - a sublease from Inverness to us of Inverness' corporate headquarters currently subleased by Inverness at 51 Sawyer Road, Waltham, Massachusetts on the same terms as those of the sublease currently held by Inverness.

EMPLOYEE MATTERS


     The restructuring agreement provides that immediately after the restructuring:



     - specified employees and consultants of Inverness and its subsidiaries and employees of Inverness hired after the date of the split-off and merger agreement and prior to the completion of the split-off and merger who are engaged primarily in a business other than an Innovations business will remain or become employees of Inverness and its subsidiaries in the same capacities as then held by those employees, or in such other capacities and upon such terms and conditions as Inverness determines in its sole discretion



     - other specified employees and consultants and employees of Inverness hired after the date of the split-off and merger agreement and prior to the completion of the split-off and merger who are engaged primarily in an Innovations business will remain or become our employees in the same capacities as then held by those employees or in such other capacities and upon such terms and conditions as we determine in our sole discretion and



     - we will employ a third category of specified employees, who will perform transition services under the transition services agreement, as transition employees, and will provide compensation and benefits to those employees, although Inverness will be responsible for any retention bonuses and severance costs associated with those employees.



     Upon completion of the split-off and merger, we will assume and be responsible for all liabilities related to the designated Innovations employees and the former employees of Inverness and its subsidiaries whose primary responsibilities related to an Innovations business. Inverness will assume and be responsible for all liabilities and obligations related to the designated Inverness employees and the former employees of Inverness and its subsidiaries whose primary responsibilities related to the businesses of Inverness and its subsidiaries other than the Innovations businesses. The restructuring agreement provides that, to the extent permitted by applicable law, the transactions contemplated by the restructuring agreement will not constitute a termination of employment that would entitle an employee to receive severance or similar compensation and benefits. The restructuring agreement also provides that Inverness and we will use our reasonable best efforts to amend, if necessary, any benefit plans to achieve that result. The restructuring agreement does not confer on any employee any right to continued employment after the completion of the split-off and merger.


     We will assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy or agreement relating exclusively to one or more Innovations employees. In addition, to the extent any Innovations employee participates prior to the completion of the split-off and merger in benefit plans that do not relate exclusively to Innovations employees, we will establish and maintain, upon the completion of the split-off and merger, benefit plans, other than equity plans, that provide substantially comparable benefits to those provided to the Innovations employee prior to the completion of the split-off and merger.



     If specified Inverness employees or former employees of Inverness whose primary responsibilities related to a business of Inverness other than an Innovations business participate in a benefit plan that is a defined benefit pension plan maintained by us or our subsidiaries, the liabilities in respect of those participants, together with assets equal to such liabilities, will be transferred from that defined benefit pension plan to a benefit plan established or maintained by Inverness or Johnson & Johnson or one of their respective subsidiaries. Similarly, if Innovations employees or former employees of Inverness whose primary responsibilities related to an Innovations business participate in a benefit plan that is a defined benefit pension plan maintained by Inverness or its subsidiaries, the liabilities in respect of those participants, together with assets equal to such liabilities, will be transferred from that defined benefit pension plan to a benefit plan established or maintained by us or one of our subsidiaries.


     Upon the completion of the split-off and merger, with respect to collective bargaining agreements to which Inverness or its subsidiaries is a party, we will assume those agreements covering Innovations employees and Inverness will assume those agreements covering its continuing employees. We and Inverness also will take all other actions necessary to ensure that we and Inverness remain solely responsible for the liabilities and obligations under those collective bargaining agreements covering our respective employees.

CONVERSION OF OPTIONS AND WARRANTS


     Options. Under the terms of the restructuring agreement, Inverness will convert each outstanding option to purchase shares of Inverness common stock, as part of the restructuring, into:



     - an option to purchase the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness option and


     - an option to purchase the number of shares of our common stock equal to the number of shares of Inverness common stock subject to the original Inverness option multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness option and the Innovations option so that the combined exercise prices of the new options will equal the exercise price of each original Inverness option to purchase Inverness common stock. Inverness will allocate the aggregate exercise price of each original Inverness option between the replacement Inverness option and the Innovations option in proportion to the deemed fair market value of the shares of Johnson & Johnson common stock and Innovations common stock, in each case, to be received for one share of Inverness common stock in the split-off and merger. Johnson & Johnson, Inverness and we will determine the deemed fair market value of such shares with reference to the closing prices of Johnson & Johnson common stock on the New York Stock Exchange and our common stock on the American Stock Exchange on the first full trading day following the completion of the split-off and merger.



     Inverness will determine the exercise price per share of Inverness common stock issuable under the replacement Inverness option by dividing:


     - the aggregate exercise price allocated to the replacement Inverness option by

     - the aggregate number of shares of Inverness common stock that may be purchased under the replacement Inverness option.

     Inverness and we will determine the exercise price per share of our common stock issuable under the Innovations option by dividing:


     - the aggregate exercise price allocated to the Innovations option by

     - the aggregate number of shares of our common stock that may be purchased under the Innovations option.


     All other terms of the original Inverness options will continue to apply to the replacement Inverness options and the Innovations options, except that:



     - all replacement Inverness options and Innovations options will be fully vested and immediately exercisable at and following the completion of the split-off and merger



     - all replacement Inverness options which will be held by persons who are not going to be employees or directors of Inverness or its subsidiaries immediately following the split-off and merger and all Innovations options which will be held by persons who are not going to be employees or directors of our company or our subsidiaries immediately following the split-off and merger will, in each case, remain exercisable for the remainder of the originally stated term of the original Inverness options irrespective of employment by or service to Johnson & Johnson, Inverness, our company or any subsidiaries of those companies.



     Warrants. Under the terms of the restructuring agreement, Inverness will convert each outstanding warrant to acquire shares of Inverness common stock, as part of the restructuring, into:


     - a warrant to acquire the same number of shares of Inverness common stock, referred to in this description as the replacement Inverness warrant and

     - a warrant to acquire the number of shares of our common stock equal to the number of shares of Inverness common stock subject to the original Inverness warrant multiplied by 0.20.


     Inverness will set the exercise prices of the replacement Inverness warrant and the Innovations warrant so that the combined exercise prices of the replacement warrants will equal the exercise price of each original Inverness warrant to acquire Inverness common stock. Inverness will allocate the aggregate exercise price of each original Inverness warrant between the replacement Inverness warrant and the Innovations warrant in proportion to the deemed fair market value of the shares of Johnson & Johnson common stock and our common stock, in each case, to be received for one share of Inverness common stock in the split-off and merger. Johnson & Johnson, Inverness and we will determine the deemed fair market value of such shares with reference to the closing prices of Johnson & Johnson common stock on the New York Stock Exchange and our common stock on the American Stock Exchange on the first full trading day following the completion of the split-off and merger.



     Inverness will determine the exercise price per share of Inverness common stock issuable under the replacement Inverness warrant by dividing:


     - the aggregate exercise price allocated to the replacement Inverness warrant by

     - the aggregate number of shares of Inverness common stock that may be purchased under the replacement Inverness warrant.


     Inverness and we will determine the exercise price per share of our common stock issuable under the Innovations warrant by dividing:


     - the aggregate exercise price allocated to the Innovations warrant by

     - the aggregate number of shares of our common stock that may be purchased under the Innovations warrant.

     All other terms of the original Inverness warrants will continue to apply to the replacement Inverness warrants and the Innovations warrants.

CONDITIONS


     The obligations of Inverness and our company to complete the restructuring are subject to the fulfillment of each of the following conditions:



     - Inverness, Innovations and Johnson & Johnson shall have executed and delivered each of the following documents:



      - the tax allocation agreement attached to this proxy statement/prospectus as Annex 4



      - the transition services agreement described above



      - the license agreement attached as Annex 6 to this proxy statement/prospectus and



      - the sublease of Inverness' current corporate headquarters



     - satisfaction or waiver of each condition to the closing of the merger in the split-off and merger agreement, other than the condition to each party's obligation as to the consummation of the transactions contemplated by the restructuring agreement



     - release of liens on assets contributed, or to be contributed, to us and capital stock of any of our subsidiaries, in each case arising pursuant to Inverness' credit agreement dated as of February 18, 1998, with Chase Manhattan Bank, and there are no liens on our assets or the capital stock of any of our subsidiaries imposed in connection with the financing required by the split-off and merger agreement and



     - the Inverness board of directors being reasonably satisfied that, after giving effect to the restructuring, we will not be insolvent and will not have unreasonably small capital with which to engage in our business.


MUTUAL RELEASE


     Effective upon the completion of the split-off and merger and except as otherwise specifically set forth in the transaction agreements, each of Inverness and its subsidiaries, on the one hand, and we and our subsidiaries, on the other hand, will release and discharge the other and its affiliates, and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other person or any of its assigns, which the releasing person has or ever had, other than those based on fraud, gross negligence or wilful misconduct by such other person, which arise out of or relate to events, circumstances or actions taken by such other person prior to the completion of the split-off and merger. This release does not apply to any transaction agreement or the transactions contemplated by those agreements and does not affect any person's right to enforce any transaction agreement or any other agreement contemplated in accordance with its terms.


TERMINATION

     In the event the split-off and merger agreement is terminated pursuant to its terms, the restructuring agreement will automatically and simultaneously terminate and the restructuring and split-off will automatically and simultaneously be abandoned without our approval or that of the Inverness stockholders.

THE SPLIT-OFF AND MERGER

     At the effective time of the split-off and merger, each outstanding share of Inverness common stock will be converted into the right to receive:


     - 0.20 of a share of our common stock and

     - a fraction of a share of Johnson & Johnson common stock based on an exchange ratio intended to value that fractional share at $35.00, except that treasury stock and stock held by Johnson & Johnson and Sunrise Acquisition Corp. will be canceled.



Inverness stockholders will receive cash for any fractional shares of Johnson & Johnson common stock and our common stock they would otherwise receive in the split-off and merger. For a more complete description of the terms of the split-off and merger, see "The Split-off and Merger Agreement" on page 58 of this proxy statement/prospectus.

                           POST-CLOSING ARRANGEMENTS

     This is a summary of material post-closing arrangements with respect to, among other things, tax allocation, indemnification, noncompetition, solicitation and hiring of employees and the licensing of intellectual property rights to us. The tax allocation agreement, which is attached as Annex 4 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. The post-closing covenants agreement, which is attached as Annex 5 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. The license agreement, which is attached as Annex 6 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read those agreements carefully.

THE TAX ALLOCATION AGREEMENT

     Prior to the restructuring, we, Inverness and Johnson & Johnson will enter into a tax allocation agreement which sets forth each party's rights and obligations with respect to payments and refunds, if any, of Federal, state, local or foreign taxes for periods before and after the split-off and merger and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings.


     Preparation and Filing of Tax Returns. We are responsible for preparing and filing all separate state, local or foreign tax returns of Innovations and our post-closing subsidiaries, referred to as the Innovations group, and any consolidated, combined, unitary or aggregate state, local, or foreign tax returns that do not include Inverness or any of its post-closing subsidiaries, referred to as the Inverness group. Johnson & Johnson is responsible for preparing and filing with our cooperation and that of the members of the Innovations group, all other tax returns.



     Payments with Respect to Taxes. For all taxes with respect to which Johnson & Johnson, Inverness or any other member of the Inverness group is required to file a tax return as described above, we will pay Inverness the amount of the taxes attributable to the Innovations business. This payment must be made within ten business days after receipt from Johnson & Johnson or Inverness of a copy of the tax return, or a copy of the decision or agreement with respect to any final determination regarding the period to which the tax return relates, together with a statement showing in reasonable detail the calculation of any taxes attributable to the Innovations business. The tax allocation agreement provides specific guidelines for calculating the amount of taxes attributable to the Innovations business.



     For all taxes with respect to which we or any other member of the Innovations group is required to file a tax return as described above, Inverness will pay us the amount of the taxes attributable to the Inverness group's business. This payment must be made within ten days after receipt from us of a copy of the tax return, or a copy of the decision or agreement with respect to any final determination regarding the period to which the tax return relates, together with a statement showing in reasonable detail the calculation of any taxes attributable to the Inverness group's business. The tax allocation agreement provides specific guidelines for calculating the amount of taxes attributable to the Inverness group's business.


     Indemnification. Inverness and each other member of the Inverness group will indemnify and hold us and each member of the Innovations group harmless from and against:

     - any liability for taxes attributable to the Inverness group's business as calculated pursuant to the tax allocation agreement and

     - any liability for taxes directly or indirectly attributable to the split-off or merger or any related transaction.

     We and each other member of the Innovations group will indemnify and hold Johnson & Johnson, Inverness and each other member of the Inverness group harmless from and against any liability for taxes attributable to the Innovations businesses as calculated pursuant to the tax allocation agreement.

     Cooperation. Johnson & Johnson and Inverness, on the one hand, and we, on the other hand, will, and will cause the members of the Inverness group and the Innovations group, respectively, to, cooperate with each other in the preparation and filing of tax returns and the conduct of any audit or other proceeding and deliver powers of attorney and make available other documents as are necessary to carry out the intent of the tax allocation agreement. Johnson & Johnson, Inverness and we will use reasonable efforts to reduce any transfer, sales or other similar taxes that either party may incur with respect to the transactions contemplated by the transaction agreements.


THE POST-CLOSING COVENANTS AGREEMENT

     Prior to the completion of the split-off and merger, Johnson & Johnson, Inverness, certain subsidiaries of Inverness, we and certain of our subsidiaries will enter into the post-closing covenants agreement. The post-closing covenants agreement will govern the terms of the relationship between Johnson & Johnson and Inverness, on the one hand, and us, on the other hand, after the completion of the split-off and merger with respect to, among other things, indemnification rights, payment of restructuring, split-off and merger expenses, non-compete and nonsolicitation agreements and adjustments to our net cash position.


     Indemnification by Innovations and Our Subsidiaries. The post-closing covenants agreement provides that we and our post-closing subsidiaries, referred to in this description as the Innovations companies, will jointly and severally indemnify, defend and hold harmless Johnson & Johnson and its affiliates, subsidiaries and representatives, referred to in this description as the Johnson & Johnson indemnitees, from and against, and pay or reimburse the Johnson & Johnson indemnities for all losses, as incurred:


     - relating to or arising from the Innovations businesses or the assets or liabilities transferred to and assumed by us in the restructuring, whether such losses relate to or arise from events, occurrences, action, omissions, facts or circumstances occurring, existing or asserted before, at or after the completion of the split-off and merger

     - relating to or arising from any untrue statement or alleged untrue statement of a material fact relating to any Innovations company, contained in any of the filings made or required to be made with the SEC in connection with the transactions contemplated by the split-off and merger agreement and the other transaction agreements, or any omission or alleged omission to state in any of the filings a material fact relating to any Innovations company required to be stated in the filings or necessary to make the statements in the filings, in light of the circumstances under which they were made, not misleading, but only with respect to statements made in the filings or incorporated by reference in the filings based upon information supplied by any Innovations company specifically for inclusion or incorporation by reference in the filings

     - relating to or arising from the breach by any Innovations company of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger or

     - relating to or arising from the failure of Inverness to obtain, prior to the completion of the split-off and merger, the consent of particular holders of warrants to purchase Inverness common stock to amend the terms of those warrants to permit their conversion into warrants to purchase Johnson & Johnson common stock and our common stock as contemplated by the transaction agreements.

     Notwithstanding the joint and several nature of the indemnification obligations described above, each subsidiary of ours will only be liable for losses:


     - in the case of the losses described in the first bullet point of this subsection, relating to or arising from:



      - the Innovations business conducted by that subsidiary



      - the assets used, held for use or intended for use in the Innovations business conducted by that subsidiary and

      - the liabilities of or attributable to the Innovations business of that subsidiary and


     - in the case of the losses described in the third bullet point of this subsection, relating to or arising from a breach by that subsidiary.


     Indemnification by Inverness and Its Post-Closing Subsidiaries. The post-closing covenants agreement provides that Inverness and its post-closing subsidiaries will jointly and severally indemnify, defend and hold harmless us, our affiliates, subsidiaries and representatives, referred to in this description as the Innovations indemnitees, from and against, and pay or reimburse the Innovations indemnitees for:


     - all losses, as incurred, relating to or arising from Inverness' post-restructuring business or the assets or liabilities retained by Inverness in the restructuring, whether such losses related to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the completion of the split-off and merger or


     - all losses, as incurred, together with interest on those losses at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such losses is delivered to Inverness after the completion of the split-off and merger, relating to or arising from the breach by Inverness or its post-closing subsidiaries of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger.


     Notwithstanding the joint and several nature of the indemnification obligations described above, each post-closing subsidiary of Inverness will only be liable for losses:


     - in the case of the losses described in the first bullet point of this subsection, relating to or arising from the assets used, held for use or intended for use in the post-restructuring business conducted by that subsidiary and the liabilities of or attributable to the post-restructuring business of that subsidiary and


     - in the case of the losses described in the second bullet point of this subsection, relating to or arising from a breach by that subsidiary.

     In the event that Inverness transfers any material portion of its assets in a single transaction or in a series of transactions, Johnson & Johnson promptly will either guarantee the indemnification obligations referred to in the first bullet point of this subsection or take such other action to insure that the ability of Inverness, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     Indemnification by Johnson & Johnson. The post-closing covenants agreement provides that Johnson & Johnson will indemnify, defend and hold harmless the Innovations indemnitees from and against, and pay or reimburse the Innovations indemnitees for:

     - all losses, as incurred, relating to or arising form any untrue statement or alleged untrue statement of a material fact contained in any of the filings made or required to be made with the SEC in connection with the transactions contemplated by the split-off and merger agreement and the other transaction agreements, or any omission or alleged omission to state in any of the filings a material fact required to be stated in the filings or necessary to make the statements in the filings, in light of the circumstances under which they were made, not misleading, but only with respect to statements made in the filings or incorporated by reference in the filings based upon information supplied by Johnson & Johnson specifically for inclusion or incorporation by reference in the filings or


     - all losses, as incurred, together with interest on those losses at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such losses is delivered to Inverness after the completion of the split-off and merger, relating to or arising from the breach by Inverness or any of its post-restructuring subsidiaries of any agreement or covenant contained in any transaction agreement which is to be performed or complied with after the completion of the split-off and merger.

     Expenses. Notwithstanding anything to the contrary in the split-off and merger agreement, Inverness will be responsible for:

     - all expenses of Inverness, its subsidiaries and us and our subsidiaries directly related to the restructuring, the split-off and the merger in an amount of up to $12 million plus


     - all fees and expenses incurred in connection with any litigation to the extent arising out of or related in any way to the transactions contemplated by the transaction agreements and


     - all fees and expenses up to $2 million in connection with securing financing required as a closing condition to the split-off and merger.

     We will be responsible for all such expenses in excess of those amounts.

     Agreements Not to Compete and Not to Solicit or Hire Employees. For a period of ten years from the completion of the split-off and merger, we will not, and will not permit any of our affiliates, in any manner, directly or indirectly, alone or in association with any person, to:

     - subject to limited exceptions, compete with Johnson & Johnson, Inverness or any of their affiliates in the field of diabetes generally, including the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions, referred to as the diabetes field

     - engage in any activity in the diabetes field or

     - actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person who is engaged in any activity in the diabetes field or, with the exception of Ernest Carabillo, consult with any person on matters in the diabetes field, except physician practice management activities, as described below, and except that we and our subsidiaries in the aggregate, and each other affiliate of ours, may acquire:


      - an entity which participates in the diabetes field if at the time of the acquisition and during the ten year period referred to above, the entity's activity in the diabetes field is limited to the sale of products and services and the revenues derived from the sale of the products and services constitute no more than 3% of the entity's total revenues, and the entity does not receive any royalty revenue from the diabetes field and


      - up to 2% of the equity or voting interest in an entity that is engaged in activities in the diabetes field, so long as none of Ron Zwanziger, David Scott or Jerry McAleer is actively involved, whether directly or indirectly, in the management of the entity during the period of the applicable non-competition covenants contained in his consulting and noncompetition agreement with Johnson & Johnson and Inverness.

     Despite the noncompetition provisions described above, we will not be prohibited from participating, directly or indirectly, in physician practice management activities in the diabetes field, including competing, engaging, controlling, managing, owning, investing, consulting and soliciting customers. For the purposes of the post-closing covenants agreement, "physician practice management activities" means and is limited to the following:

     - owning physician practices

     - providing back office management services to physicians and practitioners, such as billing, collections, scheduling and reimbursement

     - compiling data from physicians and practitioners for the purposes of establishing disease management best practices and

     - providing group-buying services for physicians and practitioners, excluding any and all products and services in the diabetes field and excluding particular testing system applications, including diabetes tests, involving multiple analytes.

     For a period of three years from the completion of the split-off and merger, we will not, and will cause our affiliates not to, in any manner, directly or indirectly:

     - induce any person that has been an employee of any of Inverness and its post-closing subsidiaries at any time between January 1, 2001 and the time when the split-off and merger are completed, to leave the employ of Inverness and its post-closing subsidiaries

     - except in response to a good faith request by a person that is not an affiliate of ours for a recommendation regarding the employment qualifications of an employee, recommend to any other person that such person employ that employee or

     - subject to limited exceptions, hire any such employee.

     For a period of five years from the completion of the split-off and merger, we will not, and will cause our affiliates not to, in any manner, directly or indirectly:


     - solicit, either directly or indirectly, any customer or supplier of Johnson & Johnson, Inverness or any of their affiliates to:



        - transact business in the diabetes field with a business or enterprise that competes with Johnson & Johnson, Inverness or any affiliates in the diabetes field or



        - reduce or refrain from doing any business with Johnson & Johnson, Inverness or any of their respective affiliates in the diabetes field except with respect to physician practice management activities or


     - disparage, including by relative comparison, Johnson & Johnson or Inverness or any of their products or activities in the diabetes field, except good faith comparative assessment with respect to physician practice management activities.


     Net Cash Adjustment. As part of the restructuring, we and our subsidiaries are to be funded by Inverness with $40 million of net cash, defined as cash and marketable securities less debt for borrowed money, other than debt outstanding under any revolving line of credit. Under the terms of the post-closing covenants agreement, if upon the completion of the split-off and merger, we and our subsidiaries have more than $40 million in net cash, we will pay any excess amount to Inverness.


THE LICENSE AGREEMENT

     Prior to the completion of the split-off and merger, we and Inverness will enter into the license agreement. Under the terms of the license agreement, Inverness will grant us a paid-up, royalty-free license with respect to certain of Inverness' intellectual property and we will grant Inverness a paid-up, royalty-free license with respect to certain of our intellectual property, each as described in more detail below.

     Division of Fields. The license agreement defines the various fields in which the parties may use the intellectual property rights granted to them under that agreement.

      Inverness' Field. For purposes of the license agreement, Inverness' field is defined as the field of diabetes generally, including the testing, monitoring, diagnosing, prognosticating, treatment, management and cure of diabetes. Inverness' field does not include certain testing systems involving multiple analytes, referred to as multi-analyte systems, nor does it include the testing, monitoring, diagnosing, prognosticating, treatment, or management of cholesterol, creatinine and similar analytes.

      Innovations' Field. For purposes of the license agreement, our field is defined as the manufacture, marketing, licensing, support, performance and use of products and services that are not included in Inverness' field and fall within any of the following categories, referred to as Innovations' subfields:

     - point of care applications

     - prothrombin applications

     - multi-analyte system applications

     - immunodiagnostic applications, including products for the detection or measurement of cardiac markers

     - pregnancy, ovulation or osteoporosis applications and

     - pain management applications

      Shared Field. For purposes of the license agreement, the shared field is defined as all fields outside of Innovations' field and Inverness' field.


     License Grants Relating to Electrochemical Intellectual Property. For purposes of the license agreement, electrochemical intellectual property refers to all technology that relates to the design, manufacture or use of devices useful for the detection of analytes by applying a current or voltage potential to a fluid containing the analyte, and all related intellectual property rights. This definition excludes intellectual property pertaining to the sampling of interstitial fluids. The license agreement provides for the grant of the following rights with respect to Inverness' electrochemical intellectual property:


     - for use in Innovations' field, Inverness grants us a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use Inverness' electrochemical intellectual property and all technology developed by or for Inverness during the first three years of the license relating to certain methods and apparatus for coating or infusing strips with chemicals for use in testing and all related intellectual property. Although this license is perpetual and irrevocable, our right to use the licensed intellectual property rights in an Innovations subfield will terminate in ten years if, by that time, we have not commercialized a product in that subfield. We have certain rights to transfer our licensed rights with respect to one or more of our subfields, subject to specified limitations

     - for use in the shared field, Inverness grants us a perpetual, irrevocable, worldwide, paid-up, royalty-free, co-exclusive license to use Inverness' electrochemical intellectual property and all technology developed by or for Inverness during the first three years of the license relating to certain methods and apparatus for coating or infusing strips with chemicals for use in testing and all related intellectual property and

     - for use in Inverness' field, we grant Inverness a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use all electrochemical technology developed by or for us during the first three years of the license using the electrochemical technology and intellectual property licensed to us from Inverness under the license agreement.

     License Grants Relating to Interstitial Intellectual Property and Wireless Intellectual Property. For purposes of the license agreement, interstitial intellectual property refers to intellectual property pertaining to the sampling of interstitial fluid, and wireless intellectual property refers to intellectual property pertaining to the wireless transmission of information. The license agreement provides for the grant of the following rights with respect to Inverness' interstitial intellectual property and wireless intellectual property:

     - for use in Innovations' field and the shared field, Inverness grants us a perpetual, irrevocable, worldwide, paid-up, royalty-free, co-exclusive license to use its interstitial intellectual property and

     - for use in Inverness' field, we grant Inverness a perpetual, irrevocable, worldwide, paid-up, royalty-free, exclusive license to use all electrochemical technology developed by or for us during the first three years of the license using the interstitial intellectual property and wireless intellectual property licensed to us from Inverness under the license agreement.

     Confidentiality and Ownership. The license agreement provides that, subject to certain limited exceptions, each party will not use any confidential information of the other party except as authorized by the agreement and only for the purposes of the license agreement, and will not disclose such confidential information to anyone, except to its employees, contractors, consultants, agents and sublicensees who have a need to know such information in connection with their activities pursuant to the licenses granted under the license agreement. These confidentiality obligations will extend for a period of five years following the date of disclosure of any such confidential information.

     The license agreement also provides that, as between the parties, any new technology that is invented, developed or created by or on behalf of a party, and all related intellectual property, will be the property of such party. Any new technology that is invented, developed or created jointly by or on behalf of both parties, and all related intellectual property, will be jointly owned by the parties.

     RIGHTS OF FIRST REFUSAL AND SHARING OF PROFITS ON DIABETES TESTS. The license agreement provides that if we commercialize a multi-analyte system, and the system includes one or more diabetes tests, we must pay Inverness an amount equal to our gross profits from sales of that system multiplied by the ratio of the number of diabetes tests in the system to the total number of tests in the system.

     The license agreement also provides that if we develop a product, process, or service in our subfield of prothrombin applications that we wish to commercialize, we will notify Inverness of such development and offer Inverness the right to become the exclusive distributor of that product, process, or service on terms substantially similar to the distribution agreement between Inverness and LifeScan, Inc. dated as of June 7, 1999, but with pricing specific to the applicable product, process, or service which is commercially reasonable. Inverness will then have a period of time to accept such terms or object that the pricing terms are not commercially reasonable. If Inverness fails to timely make an election to become the exclusive distributor of such a product, process or service, it will lose its rights under the license agreement to become such an exclusive distributor.

     The license agreement further provides that we will not grant any exclusive sublicense of any intellectual property licensed to us under the license agreement or enter into any exclusive distribution agreement with respect to products manufactured by us using any such licensed intellectual property without first delivering to Inverness a written term sheet outlining the terms of such a transaction. Inverness will then have a period of 30 days in which to agree to enter into that transaction with us on the proposed terms. If Inverness fails to exercise this right, we may enter into the transaction with any other person, but only if the transaction is consummated by a written agreement within 6 months from the end of the 30-day response period and the final terms of the transaction, taken as a whole, are not substantially more favorable to the other person than the terms proposed in the written term sheet delivered by us to Inverness.


     ASSIGNMENT. The license agreement provides that either party may assign its rights, duties and obligations under the license agreement without restriction, provided that the assignee assumes the assignor's obligations under the agreement in writing.



     SUBLICENSES. Under the terms of the license agreement, in some circumstances, subject to specified restrictions, Innovations may grant exclusive or non-exclusive sublicenses with respect to the licensed intellectual property.

                                 CAPITALIZATION


     The following table sets forth our historical and pro forma capitalization as of June 30, 2001 on an actual basis and as adjusted to give effect to the split-off and merger. You should read this table in conjunction with the consolidated financial statements and notes included herein and the information under "Selected Historical Consolidated Financial Data of Inverness Medical Innovations, Inc. and Subsidiaries."



                                                                   JUNE 30, 2001
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(1)
                                                              --------    ------------
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
Current Portion of Notes Payable............................  $  7,878            --
Long-Term Liabilities:
  Other long-term liabilities...............................       166           166
  Notes payable, net of current portion.....................    10,151            --
                                                              --------      --------
     Total long-term liabilities............................    10,317           166
                                                              --------      --------
Stockholders' equity:
  Common stock, $0.001 par value:...........................         0             7
     Authorized -- 1,000 shares
     Issued and outstanding -- 1,000 shares actual,
      6,550,852 shares pro forma............................
  Additional paid-in capital................................    53,227        93,175
  Net parent Company investment.............................     4,466            --
  Accumulated deficit.......................................   (12,070)      (12,070)
  Accumulated other comprehensive income....................       748           748
                                                              --------      --------
     Total Stockholders' equity.............................    46,371        81,860
                                                              --------      --------
     Total Capitalization...................................  $ 64,566      $ 82,026
                                                              ========      ========


---------------
(1) Reflects the assumption or discharge of all third-party and related-party debt by Inverness, the contribution of $40 million of net cash by Inverness and the transfer of the diabetes care products operations to Inverness.

     Following completion of the split-off and merger there will be approximately -- shares of our common stock issued and outstanding. This amount includes:

     - -- shares of our common stock issued to Inverness stockholders in the split-off


     - 1,168,191 shares of restricted stock sold to an executive officer of Innovations under our stock option plan prior to the split-off and



     - 778,794 shares of common stock issuable upon the exercise of Innovations options granted to certain executive officers of Innovations under our stock option plan prior to the split-off, which options are expected to be exercised within a few months after the split-off.


     The information above is based on the number of shares of Inverness common stock outstanding as of --, 2001, assumes that this number will not change prior to the split-off and merger, and excludes:

     - -- shares of our common stock issuable upon exercise of Inverness options outstanding as of --, 2001, which options will partially convert into Innovations options in the split-off

     - -- shares of our common stock issuable upon exercise of Inverness warrants outstanding as of --, 2001, which warrants will partially convert into Innovations warrants in the split-off


     - 1,877,096 shares reserved for issuance in connection with future grants under our stock option plan, including options to purchase an aggregate of 389,397 shares which will be granted to certain executive officers immediately after the split-off and options to purchase an aggregate of 150,000 shares which will be granted to our non-employee directors immediately after the split-off, and



     - 500,000 shares reserved for issuance under our employee stock purchase plan.

                                DIVIDEND POLICY

     We do not intend to pay any dividends on our common stock in the foreseeable future. Any future payments of dividends and the amount of the dividend will be determined by our board of directors from time to time based on our:

     - results of operations

     - financial condition

     - cash requirements

     - applicable legal requirements

     - contractual restrictions on the payment of dividends, such as restrictions that are often present in financing documents

     - future prospects and

     - other factors deemed relevant by our board of directors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
            OF INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES


     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements, related notes and the other information contained in this prospectus. The following table provides selected historical consolidated financial data of Innovations as of and for each of the fiscal years in the five-year period ended December 31, 2000 and as of and for each of the six-month periods ended June 30, 2000 and June 30, 2001. The data as of and for each of the fiscal years in the three-year period ended December 31, 2000 have been derived from our consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The consolidated financial data as of and for each of the fiscal years in the two-year period ended December 31, 1997 and as of and for the six months ended June 30, 2000 and June 30, 2001 have been derived from our unaudited financial statements. The unaudited consolidated financial statements for the six-month periods have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and consolidated results of operations for these periods. The historical consolidated financial information presents our results of operations and financial position as if we had been a separate entity for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what our financial position and results of operations would have been if we had been a separate stand-alone entity during the periods covered.



     The discontinuation of the diabetes businesses of our subsidiaries is one of a number of events that will occur upon the closing of the split-off and merger and related transactions that will have a significant impact on our financial statements. Under the terms of the split-off and merger agreement and related agreements, Inverness is obligated to capitalize us with $40 million in net cash. Inverness is also obligated to assume or discharge all of the third-party debt associated with our businesses and forgive all amounts due from us to Inverness as of the closing date. The unaudited pro forma combined financial statements reflect these transactions as discussed in greater detail at Note 1 on page XF-10.



     At closing, Inverness expects to distribute to its stockholders one share of our common stock for every five shares of Inverness common stock held. In order for Inverness to do so, we will declare a stock split, to be effected as a dividend. Accordingly, in addition to the presentation of historical earnings per share information using for all periods the actual number of shares of Innovations common stock outstanding as of the date of our incorporation, we have also presented unaudited pro forma earnings per share reflecting the planned distribution ratio and estimated stock split that would have been necessary had the transactions contemplated in the split-off and merger agreement and related agreements been completed on June 30, 2001.


     Our combined financial statements reflect the allocation of Inverness' common expenditures. Such allocations have been made in accordance with Staff Accounting Bulletin (SAB) No. 55, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.

     When you read this selected financial data, it is important that you also read the historical financial statement and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        HISTORICAL
                                            -------------------------------------------------------------------
                                                                                              SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1996      1997      1998      1999      2000      2000      2001
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS:
Net revenues..............................  $14,024   $50,606   $74,645   $79,294   $84,529   $41,635   $39,910
Cost of sales.............................   10,592    24,725    40,563    45,534    48,183    23,255    22,739
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................    3,432    25,881    34,082    33,760    36,346    18,380    17,171
                                            -------   -------   -------   -------   -------   -------   -------
Operating Expenses:
  Research and development................    6,011     7,001     2,869     1,428     1,359       652       655
  Selling, general and administrative.....    6,518    21,070    28,484    25,275    26,519    13,353    12,337
  Other operating expenses................       --        81     5,372        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
  Total operating expenses................   12,529    28,152    36,725    26,703    27,878    14,005    12,992
                                            -------   -------   -------   -------   -------   -------   -------
    Operating (loss) income...............   (9,097)   (2,271)   (2,643)    7,057     8,468     4,375     4,179
Interest expense, including amortization
  of original issue discount..............     (579)   (3,223)   (3,682)   (3,158)   (2,988)   (1,536)   (1,056)
Interest and other (expense) income,
  net.....................................        3       707      (721)     (567)     (389)      (56)     (292)
                                            -------   -------   -------   -------   -------   -------   -------
(Loss) income before minority interest....   (9,673)   (4,787)   (7,046)    3,332     5,091     2,783     2,830
Minority interest in Orgenics.............      133       139        89         1        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes.........   (9,540)   (4,648)   (6,957)    3,333     5,091     2,783     2,831
Provision for income taxes................       --     1,456     2,103     2,793     2,909     1,625     1,809
                                            -------   -------   -------   -------   -------   -------   -------
Net (loss) income.........................  $(9,540)  $(6,104)  $(9,060)  $   540   $ 2,182   $ 1,158   $ 1,022
                                            =======   =======   =======   =======   =======   =======   =======
Basic net income (loss) per common and
  potential common share(1)
Basic and diluted.........................  $(9,540)  $(6,104)  $(9,060)  $   540   $ 2,182   $ 1,158   $ 1,022
                                            =======   =======   =======   =======   =======   =======   =======



                                                                           HISTORICAL
                                                   -----------------------------------------------------------
                                                                    DECEMBER 31,                     JUNE 30,
                                                   -----------------------------------------------   ---------
                                                    1996      1997      1998      1999      2000       2001
                                                   -------   -------   -------   -------   -------   ---------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................    2,113     5,099     1,120       695     3,090      2,524
Working capital..................................   (2,226)   (1,882)   (3,924)   (1,092)   (2,224)    (1,953)
Total assets.....................................   17,518    67,663    89,771    90,092    89,541     91,164
Debt obligations(2)..............................    2,542    26,595    38,994    31,948    22,257     18,029
Total stockholders' equity.......................    3,053    18,442    28,932    34,953    41,812     46,371


---------------
(1) Computed as described in our historical financial statements and reflected notes included in this prospectus.

(2) Excludes amounts due to related parties.

                                                                       PRO FORMA(1)
                                            -------------------------------------------------------------------
                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1996      1997      1998      1999     2000(2)   2000(2)   2001(2)
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro Forma Consolidated Statement of
  Operations:
Net revenues..............................  $14,024   $50,606   $54,685   $50,584   $51,051   $26,198   $24,084
Cost of sales.............................   10,592    24,725    26,720    26,890    25,075    12,434    11,620
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................    3,432    25,881    27,965    23,694    25,976    13,764    12,464
                                            -------   -------   -------   -------   -------   -------   -------
Operating Expenses:
  Research and development................    5,853     6,210     2,322     1,395     1,360       652       655
  Selling, general and administrative.....    6,518    21,070    22,769    18,350    17,763     9,177     8,833
  Other operating expenses................       --        81     4,969        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
    Total operating expenses..............   12,371    27,361    30,060    19,745    19,123     9,829     9,488
                                            -------   -------   -------   -------   -------   -------   -------
      Operating (loss) income.............   (8,939)   (1,480)   (2,095)    3,949     6,853     3,935     2,976
Interest expense, including amortization
  of original issue discount Interest and
  other (expense) income, net.............     (576)   (2,516)   (3,056)   (2,586)     (388)      (56)     (287)
                                            -------   -------   -------   -------   -------   -------   -------
  (Loss) income before minority
    interest..............................   (9,515)   (3,996)   (5,151)    1,363     6,465     3,879     2,689
Minority interest in Orgenics.............      133       139        89         1        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
  (Loss) income before income taxes.......   (9,382)   (3,857)   (5,062)    1,364     6,465     3,879     2,689
Provision for income taxes................       --     1,456     1,115     1,007     1,781       999     1,105
                                            -------   -------   -------   -------   -------   -------   -------
  (Loss) income from continuing
    operations............................  $(9,382)  $(5,313)  $(6,177)  $   357   $ 4,684   $ 2,880   $ 1,584
                                            =======   =======   =======   =======   =======   =======   =======
Net (loss) income per common and potential
  common share:
  Basic and diluted.......................  $ (9.84)  $ (3.32)  $ (2.53)  $  0.11   $  0.99   $  0.67   $  0.25
                                            =======   =======   =======   =======   =======   =======   =======



                                                                   PRO
                                                                  FORMA
                                                                ----------
                                                                 JUNE 30,
                                                                 2001(4)
                                                                ----------
                                                                   (IN
                                                                THOUSANDS)
Balance Sheet Data:
  Cash and cash equivalents.................................       40,000
  Working capital...........................................       45,071
  Total assets..............................................       94,137
  Debt obligations(3).......................................           --
  Total stockholders' equity................................       81,860


---------------

(1) Reflects the discontinued operations of the diabetes operations.



(2)Reflects the elimination of third-party and related-party interest expense.



(3) Excludes amounts due to related parties.


(4) Reflects the assumption of all third-party and related-party debt by Inverness, the contribution of $40 million of net cash by Inverness and the transfer of the diabetes operations of our subsidiaries to Inverness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis with the selected historical consolidated financial data and consolidated financial statements, including the notes to the financial statements, appearing in this prospectus. The following discussion and analysis contains certain forward-looking statements which are subject to risks, uncertainties and contingencies, including those set forth under the headings "Risk Factors" and "Special Statement Regarding Forward-Looking Statements," which could cause our actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

                                    GENERAL

     We are, and until the split-off will continue to be, a majority-owned subsidiary of Inverness. Upon completion of the restructuring, we will operate all of the women's health, nutritional supplements and clinical diagnostics businesses of Inverness. As part of the merger of Inverness and Johnson & Johnson, we will be split-off from Inverness and all of the shares of our common stock held by Inverness will be delivered to Inverness' stockholders. At that time we will become an independent, publicly owned company. The split-off will not occur unless the merger is completed.


     As an independent company, we expect to incur additional legal, risk management, tax, treasury, human resources, administrative and other expenses that we did not experience as a subsidiary of Inverness. We also expect that these expenses will initially constitute a higher percentage of our revenues as we enhance our administrative and corporate overhead structure. The historical consolidated financial information includes our results of operations and financial position as if we had been an independent company operating the women's health, nutritional supplements and clinical diagnostics businesses of Inverness for all periods presented. The historical consolidated financial information also includes the allocation of Inverness common expenditures. However, generally accepted accounting principals require that the historical consolidated financial information also include all revenues and costs historically generated by any entity that was a subsidiary of any entity transferred to Innovations as of the time of the split-off, even where such a subsidiary will ultimately be transferred to Johnson & Johnson through the merger. For this reason, the historical consolidated financial statements must include all revenues and costs of Can-Am Care Corporation, a subsidiary of Innovations until immediately prior to the split-off, even though Can-Am operates a diabetes care products business that will be transferred to Inverness immediately prior to the split-off and acquired by Johnson & Johnson in the merger. For these and other reasons, the historical financial information likely does not reflect what our financial position and results of operations would have been if we were a separate stand-alone entity during the periods covered and is likely not indicative of our future performance. In addition, unless and until there has been an affirmative vote by the Inverness stockholders adopting the split-off and merger agreement, we cannot report Can-Am's results as discontinued operations in our historical financial statements. Accordingly, the discussion that follows will include a discussion not only of the historical financial statements for Innovations, but also the pro forma financial statements that reflect our continuing operations. The basis of presentation for the pro forma information is discussed beginning on page X-45.

                        HISTORICAL RESULTS OF OPERATIONS

RESULTS OF OPERATIONS AS A PERCENTAGE OF NET REVENUE

     The following table summarizes our consolidated financial statements of income as a percentage of net revenue.


                                                                                     SIX MONTHS
                                                                                       ENDED
                                                      YEARS ENDED DECEMBER 31,        JUNE 30,
                                                     --------------------------    --------------
                                                      1998      1999      2000     2000     2001
                                                     ------    ------    ------    -----    -----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue........................................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of sales......................................   54.3      57.4      57.0      55.9     57.0
                                                     -----     -----     -----     -----    -----
Gross profit.......................................   45.7      42.6      43.0      44.1     43.0
                                                     -----     -----     -----     -----    -----
Operating expenses:
  Research and development.........................    3.8       1.8       1.6       1.6      1.6
  Selling, general and administrative..............   38.2      31.9      31.4      32.1     30.9
  Other expenses...................................    7.2        --        --        --       --
                                                     -----     -----     -----     -----    -----
  Total operating expenses.........................   49.2      33.7      33.0      33.7     32.5
                                                     -----     -----     -----     -----    -----
     Operating income (loss).......................   (3.5)      8.9      10.0      10.4     10.5
                                                     -----     -----     -----     -----    -----
Interest expense, including amortization of
  original issue discount..........................   (4.9)     (4.0)     (3.5)     (3.7)    (2.6)
Interest and other income (expense), net...........   (1.0)     (0.7)     (0.5)     (0.1)    (0.7)
Minority interest in Orgenics......................    0.1        --        --        --       --
                                                     -----     -----     -----     -----    -----
  (Loss) income before income taxes................   (9.3)      4.2       6.0       6.6      7.2
Provision for income taxes.........................    2.8       3.5       3.4       3.9      4.5
                                                     -----     -----     -----     -----    -----
  Net (loss) income................................  (12.1)%     0.7%      2.6%      2.7%     2.7%
                                                     =====     =====     =====     =====    =====


SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION


     The following table sets forth our unaudited quarterly combined operating results for each of the ten quarters ending June 30, 2001. We have prepared this information on a basis consistent with our audited combined financial statements. These quarterly results are not necessarily indicative of future results of our operations. This information should be read in conjunction with our consolidated financial statements and notes included in this prospectus.



                                             1999                                    2000                          2001
                             -------------------------------------   -------------------------------------   -----------------
                              FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND
                             QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                             -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue................  $18,866   $18,842   $19,813   $21,773   $20,952   $20,684   $22,072   $20,821   $18,662    21,248
Gross profit...............    8,188     7,934     8,127     9,512     9,332     9,049     9,260     8,705     7,802     9,369
Operating income...........      947     1,905     1,404     2,801     2,355     2,020     2,209     1,884     1,349     2,830
Net income (loss)..........     (774)      533      (178)      959       539       619       586       438       129       894
Earnings (loss) per
  share -- basic and
  diluted(1)...............  $  (774)  $   533   $  (178)  $   959   $   539   $   619   $   586   $   438   $   129       894


---------------
(1) Basic and diluted earnings (loss) per share are computed as described in
    Note 2j of the "Notes to Combined Financial Statements".

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000



     Net Revenues. Net revenues in the six months ended June 30, 2001 decreased $1.7 million or 4% to $39.9 million from $41.6 million in the six months ended June 30, 2000. The decline was predominately due to a $3.9 million, or 36%, decrease in the net sales of our nutritional supplements to $6.8 million in the six months ended June 30, 2001 from $10.7 million in the six months ended June 30, 2000. Despite past sales and marketing efforts, which were limited due to the size of our company, sales of our nutritional supplements have declined each year since 1998. We anticipate sales of our nutritional supplements to continue to decline as a result of fierce competition. The decrease in sales of nutritional supplements was partially offset by an increase in the sales of our women's health products, primarily branded and private label pregnancy and ovulation tests. Net sales of our women's health products were $12.0 million in the first six months of 2001, an increase of $1.7 million or 17%, as compared to $10.3 million in the first six months of 2000. We intend to increase our market share of women's health products by introducing new or improved products and through future business combinations. Also, our subsidiary, Can-Am, which is a unit that sells diabetes care products and is one of the units being acquired by Johnson & Johnson as part of the merger, had a volume-related increase in sales. Can-Am's net sales increased by $345,000, or 2% to $15.8 million in the six months ended June 30, 2001 as compared to $15.4 million in the six months ended June 30, 2000. Net sales of the clinical diagnostic products for the six months ended June 30, 2001 were $5.3 million, an increase of $25,000 from net sales of $5.2 million in the six months ended June 30, 2000. Our clinical diagnostics products have been targeted at a niche market of small and medium sized decentralized laboratories operating in the field of infectious disease. To the extent that trends or changes in the health care industry favor economies of scale and centralized laboratory testing, sales of our clinical diagnostic products could decline.



     Gross Profit. Total gross profit for the six months ended June 30, 2001 decreased $1.2 million or 7% to $17.2 million from $18.4 million for the six months ended June 30, 2000. Gross margin for the six months ended June 30, 2001 was 43% as compared to 44% for the six months ended June 30, 2000. The decline in gross profit and gross margin resulted primarily from lower sales of nutritional supplements, which are higher margin products compared to products in our other business segments. The gross profit on the sale of nutritional supplements declined by $2.3 million, or 38%, to $3.9 million in the six months ended June 30, 2001 from $6.2 million in the six months ended June 30, 2000. The gross profit on the sale of clinical diagnostic products declined by $71,000 or 2% to $3.0 million in the six months ended June 30, 2001 from $3.1 million in the six months ended June 30, 2000, despite the $25,000 increase in sales, due to product mix. The gross profit on the sale of women's health products increased by $1.1 million, to $5.6 million in the six months ended June 30, 2001 from $4.5 million in the six months ended June 30, 2000. The gross profit on the sale of diabetes products increased by $91,000, or 2%, to $4.7 million in the six months ended June 30, 2001 from $4.6 million in the six months ended June 30, 2000.



     Research and Development Expense. Research and development expense for the first six months of 2001 increased $2,000 to $654,000 from $652,000 in the first six months of 2000. Most of the research and development expense was related to our clinical diagnostics business. We expect to increase our spending on new product development and to improve existing products.



     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $1.0 million or 8% to $12.3 million for the first six months of 2001 from $13.3 million in the first six months of 2000. The decrease was primarily attributable to a reduction in selling and marketing expenses associated with the sales of nutritional supplements. Selling, general and administrative expense as a percentage of net revenues decreased to 31% of net sales for the six months ended June 30, 2001 from 32% of net sales for the six months ended June 30, 2000.



     Interest Expense. Interest expense decreased $479,000 to $1.1 million in the first six months of 2001 from $1.5 million in the first six months of 2000. The decrease in interest expense primarily resulted from a lower total average outstanding debt balance during the first six months of 2001.



     Other Expense, Net. Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income increased by $62,000 to $74,000 in the six months ended June 30, 2001 from $12,000 for the six months ended June 30, 2000, primarily due to the increase in the average cash balances. In the six months ended June 30, 2001, we recognized $387,000 in realized and unrealized foreign exchange transaction losses as compared to a loss of $55,000 related to foreign exchange transactions in the six months ended June 30, 2000.



     Income Taxes. In the first six months of 2001, we recorded provisions of $1.8 million for income taxes compared to $1.6 million in the first six months of 2000. Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit and non-deductibility of goodwill amortization associated with the 1998 acquisition of Can-Am.



     Net Income. Net income for the six months ended June 30, 2001 was $1.0 million or $1,022 per basic and diluted common share as compared to net income of $1.2 million or $1,158 per basic and diluted common share for the six months ended June 30, 2000 (see Note 2j of the "Notes to Combined Financial Statements").


YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net Revenues. Net revenues in 2000 increased $5.2 million or 7% to $84.5 million from $79.3 million in 1999. The primary reason for the increase in revenues was the increased sales of our women's health products, primarily pregnancy tests in the United States. Net sales of the women's health products, excluding nutritional supplements, were $21.7 million in 2000, an increase of $3.2 million or 17% as compared to $18.5 million in 1999. Another major factor was the increase in sales by Can-Am of a low-cost alternative electrochemical blood glucose monitoring test strip, Excel(R) G, which we introduced in the fourth quarter of 1999 for use with Glucometer Elite(R) meters sold by Bayer Diagnostics. The aforementioned increases were partially offset by decreases in the sales of our nutritional supplements and clinical diagnostic products. The net sales of our nutritional supplements decreased by $2.1 million or 10% to $18.9 million in 2000 compared to $21.0 million in 1999. Net sales of our clinical diagnostics products in 2000 decreased $399,000 or 4% to $10.7 million from $11.1 million in 1999.

     Gross Profit. Gross profit for 2000 increased $2.5 million or 8% to $36.3 million from $33.8 million in 1999. The gross profit increased primarily as a result of increased sales of pregnancy tests combined with reduced unit costs of those tests. Gross profit on diabetes products increased by $228,000, principally as a result of the increased sales of Excel G test strips. These increases were partially offset by a lower gross profit on the sales of nutritional supplements. Gross margin was 43% for both 1999 and 2000.


     Research and Development Expense. Research and development expense remained basically flat at $1.4 million for both years decreasing by $68,000 from 1999 to 2000. Most of the research and development expense was related to clinical diagnostic products.


     Selling, General and Administrative Expense. Selling, general and administrative expense increased $1.2 million or 5% to $26.5 million from $25.3 million in 1999. The increase in selling, general and administrative expense resulted from higher marketing expenditures related to Excel G strips and women's health products. Selling, general and administrative expense as a percentage of net revenues decreased to 31% of net sales for 2000 from 32% of net sales for 1999.

     Interest Expense. Interest expense decreased $170,000 to $3.0 million in 2000 from $3.2 million in 1999. The decrease in interest expense primarily resulted from a lower total average outstanding debt balance during 2000.

     Other Expense, Net. Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income in 2000 decreased by $2,000 to $28,000 from $30,000 in 1999. The other portions of other income and expense generally represent foreign currency exchange gains and losses. In 2000, we recognized $389,000 in realized and unrealized foreign exchange transaction losses as compared to $531,000 of such losses in 1999.

     Income Taxes. In 2000, we recorded provisions of $2.9 million for income taxes compared to $2.8 million in 1999. Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit and the non-deductibility of goodwill amortization associated with the 1998 acquisition of Can-Am (see Note 12 of the "Notes to Combined Financial Statements").


     Net Income. Net income for 2000 was $2.2 million as compared to net income of $540,000 for 1999. The basic and diluted earnings per common share for 2000 were $2,182 compared to a basic and diluted earnings per common share of $540 for 1999 (see Note 2j of the "Notes to Combined Financial Statements").


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


     Net Revenues. Net revenues in 1999 increased $4.7 million or 6% to $79.3 million from $74.6 million in 1998. The largest increase came from Can-Am. Can-Am's net sales increased by $9.1 million. Can-Am was acquired in February 1998 and therefore our results included only a partial year of Can-Am's sales in 1998. Also, in the fourth quarter of 1999, Can-Am introduced a new product, Excel G(R) test strips, for use with Glucometer Elite(R) meters sold by Bayer Diagnostics. Net sales from our women's health products, primarily branded and private label pregnancy and ovulation tests, were $18.5 million in 1999, an increase of $2.8 million or 18%, as compared to $15.7 million in 1998. Net sales of nutritional supplements decreased by $1.8 million or 8% to $21.0 million in 1999 from $22.9 million in 1998. Net sales of the clinical diagnostic products for 1999 were $11.1 million, a decrease of $4.8 million or 30% from net sales of $15.9 million in 1998. The decrease in diagnostic product sales was primarily due to our sale of the diagnostics business line of our wholly owned subsidiary in Ireland, Cambridge Diagnostics Ireland, Ltd. in September 1998. Additionally, a decline in sales of our wholly owned subsidiary in Israel, Orgenics Ltd., accounted for $2.1 million of the decline in clinical diagnostic product revenues. This was due primarily to a one-time non-recurring sale of HIV test kits for $1.6 million during 1998.


     Gross Profit. Gross profit for 1999 decreased $323,000 or 1% to $33.8 million from $34.1 million in 1998. The decrease in gross profit was primarily due to lower sales of nutritional supplements and clinical diagnostic products. Gross profit from the sales of nutritional supplements decreased by $2.6 million or 18% to $12.1 million in 1999 from $14.7 million in 1998. Gross profit from the sales of clinical diagnostics products decreased by $2.7 million or 31% to $6.2 million in 1999 compared to $8.9 million in 1998. The decrease was attributable to the sale of Cambridge Diagnostics' diagnostics business in September 1998 and lower sales of Orgenics' products. These decreases were partially offset by the gross profits on higher sales of diabetes products sold by Can-Am, as well as an increase in sales of pregnancy and ovulation tests. The gross profit from the sales of diabetes products sold by Can-Am increased by $3.7 million or 58% to $10.1 million in 1999 compared to $6.4 million in 1998. The gross profit from the sales of women's health products, primarily pregnancy tests, increased by $771,000 or 20% to $4.6 million in 1999 compared to $3.8 million in 1998. Gross margin was 43% in 1999 compared to 46% in 1998. The decline in gross margin primarily resulted from lower sales of the higher margin nutritional supplements.

     Research and Development Expense. Research and development expense for 1999 decreased $1.5 million or 50% to $1.4 million from $2.9 million in 1998. The decrease was primarily due to our sale of the diagnostics business line of Cambridge Diagnostics in September 1998 and a reduction in research and development expenses of Orgenics' clinical diagnostics products.

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $3.2 million or 11% to $25.3 million from $28.5 million in 1998. The decrease was primarily attributable to a reduction in expenses associated with the clinical diagnostics business. Selling, general and administrative expense as a percentage of net revenues decreased to 32% of net sales for 1999 from 38% of net sales for 1998.


     Net Charge for Business Disposition, Asset Impairment and Restructuring Activities. There were no charges for business disposition, asset impairment or restructuring activities in 1999. On September 30, 1998, we sold the clinical diagnostics business of Cambridge Diagnostics to Trinity Biotech plc for consideration of 555,731 shares of Inverness common stock, which were then owned by Trinity, $230,000 in cash and other consideration valued at approximately $43,000. We recorded a gain of approximately $1.2 million as a result of the sale of the assets. In the fourth quarter of 1998, we also recorded impairment and restructuring charges totaling $6.6 million reflecting the impairment of certain assets and severance and related costs (see Note 7 of the "Notes to Combined Financial Statements").

     Interest Expense. Interest expense decreased $524,000 to $3.2 million in 1999 from $3.7 million in 1998. The decrease in interest expense primarily resulted from a lower total average outstanding debt balance during 1999.

     Other Expense, Net. Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income decreased by $124,000 to $30,000 in 1999 from $154,000 in 1998, primarily due to the decrease in cash balances. In 1999, we recognized $531,000 in realized and unrealized foreign exchange transaction losses as compared to a gain of $21,000 related to foreign exchange transactions in 1998. In 1998, Orgenics wrote off fixed assets amounting to $658,000.

     Income Taxes. In 1999, we recorded provisions of $2.8 million for income taxes compared to $2.1 million in 1998 Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit and the non-deductibility of goodwill amortization associated with the 1998 acquisition of Can-Am (see Note 12 of the "Notes to Combined Financial Statements").

     Net (Loss) Income. Net income for 1999 was $540,000 or $540 per basic and diluted common share as compared to a net loss of $9.1 million or $9,060 per basic and diluted common share for 1998 (see Note 2j of the "Notes to Combined Financial Statements").

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2000, we had cash and cash equivalents of $3.1 million, a $2.4 million increase from December 31, 1999. We have historically funded our business through operating cash flows and proceeds from borrowings. Cash generated from our operating activities in 2000 was $11.2 million due largely to net income of $8.3 million adjusted for noncash expenses, primarily amortization of intangible assets. During 2000, we used cash of $837,000 for our investing activities, consisting mostly of capital expenditures. During 2000, we used $7.8 million for financing activities. We made $9.7 million in principal repayments on loans from Chase Manhattan Bank and for the refinancing of certain subordinated notes. We had a working capital deficit of $2.2 million at December 31, 2000 compared to a deficit of $1.1 million at December 31, 1999.


     At June 30, 2001, we had cash and cash equivalents of $2.5 million, a $566,000 decrease from December 31, 2000. Cash generated from our operating activities in the first six months of 2001 was $3.1 million and was due largely to $3.2 million in earnings before non-cash expenses, primarily amortization of intangible assets. During the six months ended June 30, 2001, we used cash of $1.4 million to purchase property and equipment. During the six months ended June 30, 2001, we also used $2.8 million for financing activities. We made $3.7 million in principal repayments on the term loan from Chase Manhattan Bank and $500,000 on other notes. Capital contributions from Inverness Medical Technology, Inc. totaled $1.5 million during the six months ended June 30, 2001. We had a working capital deficit of $2.0 million at June 30, 2001.


     In February 1998, we acquired Can-Am, a leading supplier of diabetes care products, for a combination of cash, notes and shares of Inverness common stock. At the time, we entered into a $42 million credit agreement with Chase Manhattan Bank to fund the cash portion of the purchase price and to repay outstanding indebtedness under a prior credit facility. The Chase credit agreement consists of a $37 million term loan and a $5 million revolving line of credit. Borrowings under the Chase credit agreement are secured by the capital stock of one of our subsidiaries, our assets and the assets of certain of our subsidiaries. Our subsidiary is required to make quarterly principal payments on the term portion of the loan ranging from $1.2 million to $1.7 million through December 31, 2003. Our subsidiary must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sells assets outside of the ordinary course of business, issues or sells indebtedness or issues stock. During 2000, our subsidiary made quarterly principal payments and mandatory prepayments totaling $5.5 million. At December 31, 2000 and June 30, 2001, the entire balance of the revolving line of credit was unused.


     As of December 31, 2000, we had approximately $23.3 million of foreign net operating loss carryforwards. These losses are available to reduce foreign taxable income in future years, if any. We have recorded a valuation allowance against the portion of the deferred tax assets related to foreign net operating losses and other foreign deferred tax assets to reflect uncertainties that might affect the realization of the deferred tax assets, as these assets can only be realized via profitable foreign operations.


     Based upon our operating plans, we believe that our existing capital resources, together with the $40 million in net cash that we will retain or receive as part of the restructuring, will be adequate to fund our operations and scheduled debt obligations for at least the next 12 months. We may expand our research and development of, and may pursue the acquisition of, new products and technologies, whether through licensing arrangements, business acquisitions or otherwise. Additional capital may not be available to finance such activities, or, if available, it may not be available on acceptable terms. If we raise additional funds by issuing equity securities, dilution to then existing stockholders will result.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 138), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 has subsequently been amended by SFAS No. 137, issued in June 1999, which delays the effective date for implementation of SFAS No. 133 until fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 has not had a material effect on our consolidated financial statements because we do not presently utilize derivative investments or engage in hedging activities.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt SAB 101 as of the fourth quarter of 2000. The adoption of SAB 101 has not had a material effect on our financial condition or results of operations.

     In March 2000, the FASB issued FASB Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000 but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 has not had a material impact on our financial position or results of operations.


     In May 2000, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 00-14, Accounting for Certain Sales Incentives, which is effective for the quarter ended June 30, 2001. EITF Issue No. 00-14 establishes accounting and reporting standards for the cost of certain sales incentives. Inverness offers certain sales incentives that fall within the scope of EITF Issue No. 00-14, such as coupons and free products, to some of its customers. The adoption of the consensus will require Inverness to reclassify $3,447,000, $3,288,000 and $1,860,000 in 2000, 1999 and 1998, respectively, from selling, general and administrative expenses to net product sales. This reclassification will have no impact on net income, and these adjustments are already reflected in our historical consolidated financial statements.

     In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 addresses changes in the financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. Effective July 1, 2001 all business combinations should be accounted for using only the purchase method of accounting. Innovations does not believe the adoption of this statement will have a material effect on its financial position, results of operation or cash flows.


     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses changes in the financial accounting and reporting for acquired goodwill and other intangible assets. Effective January 1, 2002, all existing acquired goodwill and other intangible assets will no longer be amortized to expense, with early adoption required for all goodwill and other intangible assets acquired subsequent to June 30, 2001. The statement also provides specific guidance for determining and measuring impairment of all goodwill and other intangible assets. Innovations recorded goodwill amortization of approximately $3,182,000, $1,798,000, $1,686,000, $843,000 and $874,000 for
the years ended December 31, 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively. Innovations has not yet made an assessment as to whether the impairment measurements required by SFAS No. 142 will have an impact on its financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements. We are exposed to market risks related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes.

     Interest Rate Risk. We are exposed to market risks from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions, research and development and other capital expenditures may be impacted if we are not able to obtain appropriate financing at acceptable rates. In order to manage interest rate exposure we intend to invest our initial cash reserve, as well as cash from future operations, in accordance with the same investment policy currently in place at Inverness. That policy requires investment in approved instruments with an initial maximum allowable maturity of 18 months and an average maturity of our portfolio that should not exceed 6 months, with at least $500,000 cash available at all times.


     Foreign Currency Risk. We face exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on our business, financial condition and results of operation. For the six months ended June 30, 2001, the net impact of foreign currency changes on our businesses was a loss of $387,000. Historically, our primary exposures have been related to the operations of our European and South American subsidiaries. The Euro was introduced as a common currency for members of the European Monetary Union in 1999. We believe that in the near term the Euro will have minimal impact on foreign exposure. We intend to hedge against fluctuations in the Euro if this exposure becomes material. At June 30, 2001, the assets of our women's health, nutritional supplements and clinical diagnostics businesses related to non-dollar-denominated currencies amounted to approximately $9.3 million.


                        PRO FORMA RESULTS OF OPERATIONS

BASIS OF PRESENTATION

     The following management's discussion and analysis of financial condition and results of operations refers to Innovations' unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect the following transactions, as described in Note 1 of the "Notes to Combined Financial Statements":

     Unaudited pro forma statements of operations:


     - Amounts related to discontinued diabetes operations have been excluded (see "Notes to Combined Financial Statements" for summarized results from discontinued operations) and



     - All third-party and related-party interest expense pertaining to debt to be assumed or discharged by Inverness has been eliminated in 2000 and the six months ended June 30, 2000 and 2001. Total interest expense eliminated was $1,904,696, $977,839 and $723,581 during 2000 and the six months ended June 30, 2000 and 2001, respectively.



     Unaudited pro forma balance sheet as of June 30, 2001:



     - Assets and liabilities relating to diabetes operations have been removed and shown as a distribution to Inverness via a reduction of additional paid-in capital (see "Notes to Combined Financial Statements" for summarized net assets of discontinued operations),


     - Cash has been increased to $40 million with an offsetting increase to additional paid-in-capital and


     - All third-party and related-party debt to be assumed or discharged by Inverness has been removed and shown as an increase to additional paid-in capital. Total debt eliminated was $18,402,573 at June 30, 2001.


RESULTS OF OPERATIONS AS A PERCENTAGE OF NET REVENUE

     The following table summarizes our pro forma combined financial statements of operations as a percentage of net revenues.


                                                                                      SIX MONTHS
                                                                  YEARS ENDED            ENDED
                                                                 DECEMBER 31,          JUNE 30,
                                                             ---------------------   -------------
                                                             1998    1999    2000    2000    2001
                                                             -----   -----   -----   -----   -----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales..............................................   48.9    53.2    49.1    47.5    48.2
                                                             -----   -----   -----   -----   -----
Gross profit...............................................   51.1    46.8    50.9    52.5    51.8
                                                             -----   -----   -----   -----   -----
Operating expenses:
  Research and development.................................    4.3     2.7     2.7     2.5     2.7
  Selling, general and administrative......................   41.6    36.3    34.8    35.0    36.7
  Other expenses...........................................    9.1      --      --      --      --
                                                             -----   -----   -----   -----   -----
  Total operating expenses.................................   55.0    39.0    37.5    37.5    39.4
                                                             -----   -----   -----   -----   -----
     Operating (loss) income...............................   (3.9)    7.8    13.4    15.0    12.4
Interest and other income (expense), net...................   (5.6)   (5.1)   (0.7)   (0.2)   (1.2)
                                                             -----   -----   -----   -----   -----
(Loss) income from continuing operations before income
  taxes....................................................   (9.5)    2.7    12.7    14.8    11.2
Provision for income taxes.................................    2.0     2.0     3.5     3.8     4.6
                                                             -----   -----   -----   -----   -----
     Net (loss) income from continuing operations..........  (11.5)%   0.7%    9.2%   11.0%    6.6%
                                                             =====   =====   =====   =====   =====


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

SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION


     The following table sets forth our unaudited pro forma quarterly combined operating results for each of the ten quarters ending June 30, 2001. We have prepared this information on a basis consistent with our audited combined financial statements. These quarterly results are not necessarily indicative of future results of our operations. This information should be read in conjunction with our combined financial statements and notes included in this prospectus.



                                       1999                                    2000                          2001
                       -------------------------------------   -------------------------------------   -----------------
                        FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND
                       QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue..........  $13,292   $11,900   $12,648   $12,743   $13,455   $12,743   $12,519   $12,334   $11,812   $12,272
Gross profit.........    6,302     5,590     5,793     6,010     6,908     6,856     6,026     6,186     5,986     6,478
Operating income.....      454     1,308       937     1,249     1,983     1,952     1,327     1,591     1,515     1,462
Net income (loss)
  from continuing
  operations.........     (498)      476       107       272     1,321     1,559       783     1,021     1,082       502
Earnings (loss) per
  share -- basic and
  diluted(1).........  $ (0.16)  $  0.14   $  0.03   $  0.08   $  0.34   $  0.33   $  0.16   $  0.19   $  0.18   $  0.08


---------------
(1) Basic and diluted earnings (loss) per share are computed as described in Notes 1 and 2j of the "Notes to Combined Financial Statements".


SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000



     Net Revenues. Net revenues in the six months ended June 30, 2001 decreased $2.1 million or 8% to $24.1 million from $26.2 million in the six months ended June 30, 2000. The largest decrease was in the sales of our nutritional supplements. Net sales of nutritional supplements decreased by $3.9 million, or 36%, to $6.8 million in the six months ended June 30, 2001 as compared to $10.7 million in the six months ended June 30, 2000. The decrease in the sales of nutritional supplements was partially offset by the increase in sales of our women's health products, primarily branded and private label pregnancy and ovulation tests which were $12.0 million in the first six months of 2001, an increase of $1.7 million or 17%, as compared to $10.3 million in the first six months of 2000. Net sales of the clinical diagnostic products in the six months ended June 30, 2001 were $5.3 million, an increase of $25,000 from net sales of $5.2 million in the six months ended June 30, 2000.



     Gross Profit. Total gross profit for the six months ended June 30, 2001 decreased $1.3 million or 9% to $12.5 million from $13.8 million for the six months ended June 30, 2000. Gross margin for the six months ended June 30, 2001 was 52% as compared to 53% for the six months ended June 30, 2000. The decline in gross profit and gross margin resulted primarily from lower sales of nutritional supplements, which are higher margin products compared to our women's health and clinical diagnostics products. The gross profit on the sale of nutritional supplements declined by $2.3 million, or 38%, to $3.9 million in the six months ended June 30, 2001 from $6.2 million in the six months ended June 30, 2000. The gross profit on the sale of clinical diagnostic products declined by $71,000 or 2% to $3.0 million in the six months ended June 30, 2001 from $3.1 million in the six months ended June 30, 2000, despite the $25,000 increase in sales, due to product mix. The gross profit on the sale of women's health products increased by $1.1 million, or 25%, to $5.6 million in the six months ended June 30, 2001 from $4.5 million in the six months ended June 30, 2000.



     Research and Development Expense. Research and development expense for the first six months of 2001 increased $2,000 to $654,000 from $652,000 in the first six months of 2000. Most of the research and development expense was related to our clinical diagnostics business. We expect to increase our spending on new product development and to improve existing products.


                                       X-47
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     Selling, General and Administrative Expense.  Selling, general and administrative expense decreased $343,000 or 4% to $8.8 million in the first six months of 2001 from $9.2 million in the first six months of 2000. The decrease was primarily attributable to a reduction in selling and marketing expenses associated with the sales of nutritional supplements. Selling, general and administrative expense as a percentage of net revenues increased to 37% of net sales for the six months ended June 30, 2001 from 35% of net sales in the six months ended June 30, 2000.



     Other Expense, Net. Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income increased by $62,000 to $74,000 in the six months ended June 30, 2001 from $12,000 in the six months ended June 30, 2000, primarily due to the increase in the average cash balances. In the six months ended June 30, 2001, we recognized $387,000 in realized and unrealized foreign exchange transaction losses as compared to a loss of $55,000 related to foreign exchange transactions in the six months ended June 30, 2000.



     Income Taxes. In the first six months of 2001, we recorded provisions of $1.1 million for income taxes compared to $1.0 million in the first six months of 2000. Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit.



     Income from Continuing Operations. Income from continuing operations was $1.6 million or $0.25 per basic and diluted common share for the six months ended June 30, 2001 compared to income from continuing operations of $2.9 million or $0.67 per basic and diluted common share for the six months ended June 30, 2000. The decrease in income from continuing operations was due to the decline in sales of nutritional supplements (see Notes 1 and 2j of the "Notes to Combined Financial Statements").


YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net Revenues. Net revenues in 2000 increased $467,000 or 1% to $51.1 million from $50.6 million in 1999. The primary reason for the increase in revenues was the increased sales of our women's health products, primarily pregnancy tests in the United States. Net sales of the women's health products, excluding nutritional supplements, were $21.7 million in 2000, an increase of $3.2 million or 17% as compared to $18.5 million in 1999. The aforementioned increase was partially offset by decreases in the sales of our nutritional supplements and clinical diagnostic products. The net sales of our nutritional supplements decreased by $2.1 million or 10% to $18.9 million in 2000 compared to $21.0 million in 1999. Net sales of our clinical diagnostics products in 2000 decreased $399,000 or 4% to $10.7 million from $11.1 million in 1999.

     Gross Profit. Total gross profit for 2000 increased $2.3 million or 10% to $26.0 million from $23.7 million in 1999. Gross margin of net product sales was 51% in 2000 compared to 47% in 1999. The gross profit increased primarily as a result of increased sales of pregnancy tests combined with reduced unit costs of those tests. This increase was partially offset by a lower gross profit on the sales of nutritional supplements.

     Research and Development Expense. Research and development expense remained basically flat (decrease of $36,000 from 1999 to 2000) at $1.4 million for both years. Most of the research and development expense was related to clinical diagnostic products.

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $587,000 or 3% to $17.8 million from $18.3 million in 1999. The decrease in selling, general and administrative expense resulted primarily from lower selling and marketing expenditures related to our nutritional supplements. Selling, general and administrative expense as a percentage of net revenues decreased to 35% of net sales for 2000 from 36% of net sales for 1999.


     Interest Expense. Interest expense in 1999 was $2.0 million, which was mostly incurred due to the indebtedness with Chase (see Note 4(b) of the "Notes to Combined Financial Statements"). In 2000, the interest expense amount was eliminated as part of the pro forma adjustments (see Note 1 of the "Notes to Combined Financial Statements").

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     Other Expense, Net.  Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income in 2000 decreased by $3,000 to $27,000 from $30,000. The other portions of other income and expense generally represent foreign currency exchange gains and losses. In 2000, we recognized $389,000 in realized and unrealized foreign exchange transaction losses as compared to $531,000 of such losses in 1999.

     Income Taxes. In 2000, we recorded provisions of $1.8 million for income taxes compared to $1.0 million in 1999. Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit and the non-deductibility of goodwill amortization associated with the 1998 acquisition of Can-Am (see Note 12 of the "Notes to Combined Financial Statements").


     Income from Continuing Operations. Income from continuing operations was $4.7 million or $0.99 per basic and diluted common share for 2000 compared to income from continuing operations of $357,000 or $0.11 per basic and diluted common share for 1999. The increase in income was due to greater income on sales of pregnancy and ovulation tests partially offset by a decrease in the income on nutritional supplements. Additionally, interest expense of $1.9 million was eliminated as part of the pro forma adjustments in 2000 (see Notes 1 and 2j of the "Notes to Combined Financial Statements").


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net Revenues. Net revenues in 1999 decreased $4.1 million or 7% to $50.6 million from $54.7 million in 1998. Net sales of nutritional supplements decreased by $1.8 million or 8% to $21.0 million in 1999 from $22.9 million in 1998. Net sales of the clinical diagnostic products for 1999 were $11.1 million, a decrease of $4.8 million or 30% from net sales of $15.9 million in 1998. The decrease in diagnostic product sales is primarily due to our sale of the diagnostics business line of Cambridge Diagnostics, in September 1998. Additionally, a decline in sales of our wholly owned subsidiary Orgenics accounted for $2.1 million of the decline in clinical diagnostic product revenues. This was due primarily to a one-time non-recurring sale of HIV test kits for $1.6 million during 1998. Net sales from our women's health products, primarily branded and private label pregnancy and ovulation tests, were $18.5 million in 1999, an increase of $2.8 million or 18%, as compared to $15.7 million in 1998.

     Gross Profit. Total gross profit for 1999 decreased $4.3 million or 15% to $23.7 million from $28.0 million in 1998. The decrease in gross profit was primarily due to lower sales of nutritional supplements and clinical diagnostic products. Gross profit from the sales of nutritional supplements decreased by $2.6 million or 18% to $12.1 million in 1999 from $14.7 million in 1998. Gross profit from the sales of clinical diagnostics products decreased by $2.7 million or 31% to $6.2 million in 1999 compared to $8.9 million in 1998. The decrease was attributable to the sale of Cambridge Diagnostics' diagnostics business in September 1998 and lower sales of Orgenics' products. These decreases were partially offset by the gross profits on increased sales of pregnancy and ovulation tests. The gross profit from the sales of women's health products, primarily pregnancy tests, increased by $771,000 or 20% to $4.6 million in 1999 compared to $3.8 million in 1998.

     Research and Development Expense. Research and development expense for 1999 decreased $927,000 or 40% to $1.4 million from $2.3 million in 1998. The decrease was primarily due to our sale of the diagnostics business line of Cambridge Diagnostics in September 1998 and a reduction in research and development expenses of Orgenics' clinical diagnostics products.

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $4.4 million or 19% to $18.3 million from $22.7 million in 1998. The decrease was primarily attributable to a reduction in expenses associated with the clinical diagnostics business. Selling, general and administrative expense as a percentage of net revenues decreased to 36% of net sales for 1999 from 42% of net sales for 1998.

     Net Charge for Business Disposition, Asset Impairment and Restructuring Activities. There were no charges for business disposition, asset impairment or restructuring activities in 1999. On September 30, 1998, we sold the clinical diagnostics business of Cambridge Diagnostics to Trinity Biotech plc (Trinity)
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for consideration of 555,731 shares of Inverness common stock, which were then owned by Trinity, $230,000 in cash and other consideration valued at approximately $43,000. We recorded a gain of approximately $1.2 million as a result of the sale of the assets. In the fourth quarter of 1998, we recorded impairment charges totaling $6.2 million reflecting the change in the fair value of certain assets that were no longer expected to contribute to our profitability.


     Interest Expense. Interest expense decreased $294,000 or 13% to $2.0 million in 1999 from $2.3 million in 1998 as a result of lower average outstanding debt balances.


     Other Expense, Net. Other expense, net, includes interest income and other income and expenses, primarily foreign exchange gains and losses. Interest income decreased by $118,000 to $30,000 in 1999 from $148,000 in 1998, primarily due to the decrease in cash balances. In 1999, we recognized $531,000 in realized and unrealized foreign exchange transaction losses as compared to a gain of $21,000 related to foreign exchange transactions in 1998. In 1998, Orgenics wrote off fixed assets and other investments amounting to $838,000.

     Income Taxes. In 1999, we recorded provisions of $1.0 million for income taxes compared to $1.1 million in 1998. Our effective tax rate is substantially higher than the combined federal and statutory rate due to foreign and divisional losses for which we have not recorded a tax benefit and the non-deductibility of goodwill amortization associated with the 1998 acquisition of Can-Am (see Note 12 of the "Notes to Combined Financial Statements").


     (Loss) Income from Continuing Operations. Income from continuing operations was $357,000 or $0.11 per basic and diluted common share for 1999 compared to a loss from continuing operations of $6.2 million or $2.53 per basic and diluted common share for 1998. The improvement was due to greater income related to pregnancy and ovulation tests and a reduction in operating costs associated with the clinical diagnostics business, partially offset by a decrease in the income on nutritional supplements (see Notes 1 and 2j of the "Notes to Combined Financial Statements").


LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2000, we had cash and cash equivalents of $3.1 million, a $2.4 million increase from December 31, 1999. We had working capital of $16.1 million at December 31, 2000.


     At June 30, 2001, we had net cash and cash equivalents on a pro forma basis of $40.0 million. We had working capital of $45.1 million at June 30, 2001. Pursuant to the split-off and merger agreement and related agreements, we will have $40.0 million in net cash upon the consummation of the split-off and merger. In addition, at the completion of the split-off and merger, we will have no third-party or related-party debt.



     Based upon our operating plans, we believe that our existing capital resources will be adequate to fund our operations for at least the next 12 months. We may expand our research and development, and may pursue the acquisition of new products and technologies, whether through licensing arrangements, business acquisitions or otherwise. Additional capital may not be available to finance such activities, or, if available, it may not be available on acceptable terms. If additional funds are raised by issuing equity securities, dilution to then existing stockholders will result.


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                                    BUSINESS

     We are currently a majority-owned subsidiary of Inverness. After the split-off, we will be an independent, publicly owned company. Except where otherwise indicated, the discussions below and elsewhere in this prospectus regarding our business and operations assume the completion of the restructuring and the split-off.

OVERVIEW

     We develop, manufacture and sell products for the women's health market, and, to a lesser extent, clinical diagnostic products for the infectious disease market. Our self-test products for the women's health market include home pregnancy detection tests and ovulation prediction tests. We also sell a line of nutritional supplements targeted primarily at the women's health market. Our clinical diagnostic products consist of test kits used by smaller laboratories, small blood banks, physicians' offices and other patient point-of-care sites for the detection of certain infectious diseases such as HIV, hepatitis A, B and C, chlamydia, as well as the congenital and perinatal infections toxoplasmosis, rubella, cytomegalovirus and herpes, commonly referred to collectively as TORCH.

DEVELOPMENT OF BUSINESS


     The history of our businesses began when Inverness was incorporated as Selfcare, Inc. in Delaware on August 25, 1992 and acquired its predecessor company, Superior Sensors, Inc., by merger on September 15, 1992. In 1994, Inverness acquired Cambridge Diagnostic Ireland Ltd, an Irish corporation. In 1997, Inverness formed our wholly-owned subsidiary, Inverness Medical, Inc., formerly known as Selfcare Consumer Products, Inc., for the sole purpose of purchasing and selling acquired consumer products. These products included a line of nutritional supplements to which Inverness acquired the U.S. rights in 1997. Also in 1997, Inverness acquired Orgenics Ltd., an Israeli corporation that develops, manufactures and markets clinical diagnostics products for infectious diseases. Effective May 11, 2000, Inverness changed its name to Inverness Medical Technology, Inc.


     Our company was incorporated as New IMT Corporation in Delaware on May 11, 2001. We changed our name to Inverness Medical Innovations, Inc. on July 19, 2001. As part of the restructuring and split-off, we will acquire Inverness' women's health, nutritional supplements and clinical diagnostics businesses and will operate those businesses as a new, independent public company.


ACQUISITIONS



     Our businesses have developed to a significant extent through strategic acquisitions as well as through internal development. We intend to pursue aggressively opportunities for the acquisition of or investment in new and complementary businesses, products and technologies. We are currently considering potential strategic acquisitions. However, we currently have no material binding commitments or agreements with respect to any such acquisitions. We may not enter into any agreements relating to any such acquisitions or, if we do, we may not complete any of them. In order to finance any such acquisitions, one or more of which may be very significant to our company, we may have to incur indebtedness, use our existing cash and/or issue securities. We currently have no commitments for any financing and we may be unable to obtain financing, if required, on terms and conditions acceptable to us. We may sell equity securities at a discount to our common stock's then market value due to the illiquidity of privately placed securities or otherwise. Any issuance of equity securities may result in substantial dilution to existing stockholders, which may be increased as a result of any discount to our common stock's market price.



     We are in discussions with IVC Industries, Inc. to acquire all of the outstanding stock of IVC. IVC manufactures and distributes vitamins and nutritional supplements. It is based in Freehold, New Jersey and its common stock is quoted on the OTC Bulletin Board. We signed a non-binding letter of intent with IVC on September 21, 2001, which sets forth the general terms of our proposed acquisition of IVC. As

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contemplated by the letter of intent, each stockholder of IVC would receive from us either cash, shares of our common stock, or a combination of cash and common stock, valued at $2.50 for each share of IVC common stock held by such stockholder. The aggregate value of the acquisition excluding assumed debt would be approximately $5.25 million, based on IVC's 2.1 million shares outstanding. IVC's outstanding indebtedness as of April 30, 2001 was approximately $24.6 million.



     Our proposed acquisition of IVC is subject to a number of conditions, including negotiation of a definitive acquisition agreement, approval by our board of directors and IVC's board of directors, modification of loan agreements with IVC's principal lender, satisfactory due diligence and completion of the split-off and merger with Johnson & Johnson. The letter of intent is non-binding, and we may not reach a definitive agreement with IVC. If we do enter into a definitive agreement with IVC, we may not complete the acquisition of IVC or may not acquire IVC on the terms described in the letter of intent.


OUR PRODUCTS

  Women's Health


     In the women's health market, we manufacture and market home pregnancy and ovulation prediction tests under our Inverness Medical label and under various private labels. The U.S. market for over-the-counter pregnancy and ovulation prediction products is estimated to be approximately $275 million. We are the largest supplier in terms of total units sold of both pregnancy and ovulation diagnostic self-test kits in the United States, accounting for nearly one-third of total unit sales.



     Pregnancy Test Products -- We market our pregnancy self-test kits in both stick and cassette versions. The stick version has an exposed wick which absorbs urine when placed in the urine stream. The cassette version requires the user to first collect a urine sample in a cup and then use an enclosed dropper to place the urine sample in the test well. Both versions employ identical technology enabling the display of visual results in approximately three minutes. We manufacture our pregnancy test kits at our facility in Galway, Ireland and sell them over-the-counter through drug store chains, grocery chains and mass merchandisers under their own store brand label as well as under our own name. While sales of our own brand now account for 65% of our volume, we remain the largest supplier of private label products to this segment.


     Ovulation Prediction Products -- We market our ovulation prediction self-test kits in stick and cassette versions, each of which operates in a manner similar to the comparable version of our pregnancy self-test kits. We market our ovulation prediction test kits under our own name and under various store brand labels of retail drugstore chains, grocery stores and mass merchandisers. Our ovulation prediction test kit provides 24 to 48 hours notice of when ovulation is likely to occur. By identifying the days when a woman is most fertile, these products assist couples in their family planning. Clinically accurate results are available in approximately three minutes. All of our ovulation prediction tests are manufactured at our facility in Galway, Ireland.

  Nutritional Supplements

     We market a line of nutritional supplements through retail drug store chains and mass merchandisers. In 1997, Inverness acquired the U.S. rights to a line of nutritional supplements from American Home Products Corporation. This product line includes the following products, which we target primarily at the women's health market:


     - Stresstabs(R), a B-complex vitamin with added antioxidants



     - Ferro-Sequels(R), a time release iron supplement



     - Protegra(R), an antioxidant vitamin and mineral supplement


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


     - Posture(R), a calcium supplement



     - ALLBEE(R), a line of B-complex vitamins and



     - Z-BEC(R), a zinc supplement with B-complex vitamins and added antioxidants.


     In subsequent years, Inverness strengthened this line by adding strategic line extensions, adjusting tablet counts to enhance consumer value and developing the Soy Care(TM) brand. Soy Care is a line of soy-based supplements that we market to senior women. Also, in 1999 Inverness debuted the SmartCare(R) program, which assists consumers in matching their health concerns to the appropriate Inverness supplement products. SmartCare provides the supplement line with a means of linking the various products, allowing for greater efficiencies in advertising, promotion and merchandising. We intend to augment this program with additional products as they are developed.

     Many companies in this market are substantially larger than we are and, therefore, may possess greater resources for advertising and promotion. Stresstabs, Ferro-Sequels, Posture, Protegra, ALLBEE and Z-BEC are registered trademarks of Inverness Medical, Inc., the subsidiary through which we market our nutritional supplement products.

  Clinical Diagnostics for Infectious Diseases

     We manufacture and market professional diagnostic products based on several proprietary technological platforms through our wholly-owned subsidiary, Orgenics Ltd., which is located in Yavne, Israel. These platforms are used to detect a wide variety of infectious diseases, including HIV-1, HIV-2, hepatitis, chlamydia and TORCH. The products are designed to enable small to medium-sized laboratories to economically analyze low volumes of tests specimens.

     Our clinical diagnostic products are based on three primary platforms:
ImmunoComb(TM), DoubleCheck(TM) and ImmunoGold(TM). ImmunoComb is our main platform and currently serves as the basis for 25 diagnostic products. The platform is based upon a plastic "comb" with twelve projections upon which antigens or antibodies are applied and which is inserted into a vessel containing a patient's specimen. This manual testing platform provides the sensitivity, accuracy and versatility of more expensive automated testing platforms at lower prices. DoubleCheck is a single test device through which a specimen migrates to a reaction zone where it filters through and subsequently binds to immobilized antigens or antibodies. DoubleCheck produces results in less than 15 minutes. ImmunoGold consists of a strip containing antigens or antibodies immobilized along a line to which a pad containing gold conjugate is attached. When rehydrated by the liquid specimen the gold particles migrate laterally along the strip where they react with immobilized reagents to produce a sharp red line. ImmunoGold produces results in about 5 minutes and has the advantages of not requiring refrigerated storage or addition of reagents during the test procedure. ImmunoComb, DoubleCheck and ImmunoGold are trademarks of Orgenics Ltd.

INDUSTRY

     Women's Health. The market for women's health self-test products is comprised mostly of home pregnancy detection tests, which represent approximately 90% of the market, and ovulation prediction tests, which represent approximately 10% of the market. We believe that the market for ovulation prediction products is growing steadily because of increased awareness of the incidence of infertility, as well as a desire on the part of couples to plan conception with more certainty. The pregnancy test products market is growing also, but at a slower pace due to the relative maturity of the market.

     There are numerous pregnancy self-tests on the market, which are typically urine-based tests and provide results in less than five minutes. Pregnancy self-tests are sensitive enough to indicate pregnancy within one or two days of a missed menstrual period. Determinations of fertility are generally made using ovulation prediction tests, most notably those based on the luteinizing hormone. Ovulation prediction

                                       X-53
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urine-based tests are generally easy to use and are becoming widely accepted by professional fertility care providers and the general public.

     Nutritional Supplements. The Dietary Supplement Information Bureau estimates the total mass retail market for nutritional supplements at $5.7 billion in sales. Growth in the industry is driven by media commentary regarding the quality and efficacy of nutritional supplements. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also impact individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. These dramatic positive and negative changes generally affect new products and new product segments. Well established market segments, where competition is greater and media commentary less frequent, generally experience relatively slow and stable growth. There has been little or no growth in the overall nutritional supplements industry over the last year, as the decline of the herbal supplement segment, which was extremely active in the past, has offset the growth in particular new mineral and non-herbal supplements. The resulting retailer reduction of shelf space for nutritional supplements has forced many under-performing items out of distribution, including several broad product lines.

     Clinical Diagnostics. The clinical diagnostics market consists of products designed to assist laboratories in analyzing human body fluids for markers of human disease. This market can be divided based on customer, disease and technology.

     Customers in this market can be divided into two increasingly polarized market segments. One market segment consists of centralized laboratories that increasingly benefit from computerization and automation. The second market segment, which is our primary target, consists of small and medium-sized non-centralized laboratories and testing locations, including small blood banks, doctors' offices and some rapid response laboratories in larger medical centers. These decentralized sites do not benefit from computerization or automation, do not have state-of-the-art laboratory equipment and, particularly in the developing world, may not be able to rely on refrigeration of test samples.


     Clinical diagnostics for infectious diseases represent approximately 20% of the overall clinical diagnostics market. We believe that this market is growing faster than other market segments due to the increasing incidence of certain diseases or groups of diseases, including viral hepatitis, acquired immuno deficiency syndrome, tuberculosis, as well as chlamydia and other sexually transmitted diseases.


     We also believe there is a growing demand in the clinical diagnostics market for fast, high-quality, inexpensive, self-contained diagnostic kits for infectious diseases resulting in part from efforts in many nations to control health care expenditures.

MARKETING AND SALES

     Women's Health Products. We market and sell our women's health products under our own brand names as well as under store brands. Our customers include retail drug store chains, drug wholesalers, grocery retailers and mass merchandisers in North America and Europe. Our three largest customers are Walgreen Co., CVS Corporation and Rite Aid Corporation, each of which sells our products under its own store brands.

     Nutritional Supplements. We market and sell our nutritional supplements under our own brand names to retail drug store chains, drug wholesalers, grocery retailers and mass merchandisers in the United States and Canada. Our three largest customers are Walgreen Co., Wal-Mart Stores, Inc. and McKesson Corporation. Our rights to the trademarks Stresstabs, Ferro-Sequals, Posture, Protegra, ALLBEE and Z-BEC are limited to use in North America, but we are not restricted from marketing the formulations sold under those brand names in North America under other brand names outside of North America.

     Clinical Diagnostics Products. We have sales offices in Israel, France, Russia, Brazil and Colombia which market our clinical diagnostics products to smaller laboratories, blood banks, physicians' offices and

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other patient point-of-care sites in more than 90 countries, principally in
Europe, Latin America, Africa and Asia. We are in the process of establishing additional sales offices in Nigeria, Kenya and Argentina.

MANUFACTURING

     Women's Health Products. We produce nearly all of our pregnancy detection and ovulation prediction tests at our facility in Galway, Ireland. Our Galway facility is an FDA registered establishment which employs modern production techniques to produce consistent, high-quality components that are assembled on-site and subsequently packaged by a third party in the United States. We purchase a small number of low cost women's health products from third party suppliers for distribution in Europe.


     Nutritional Supplements. Our nutritional supplement products are manufactured domestically under third party manufacturing contracts. Currently, all of our nutritional supplement products other than Protegra, Ferro-Sequals and Gevrabon, or approximately 80% of our sales volume of nutritional supplement products, are manufactured by J.W.S. Delavau Co., Inc.


     Clinical Diagnostics Products. Our clinical diagnostic products are manufactured at our facility in Yavne, Israel. The Yavne manufacturing facility is ISO 9001 and 9002 certified, as well as Good Manufacturing Practices certified by the Israeli Ministry of Health.

RESEARCH AND DEVELOPMENT


     We intend to focus our research and development efforts on the development of new products and enhanced features for our lines of women's health and clinical diagnostics products, as well as the development of product lines targeting new markets. Most of our research and development activities are carried out in Galway, Ireland and Yavne, Israel. We may, from time to time, supplement our internal research and development efforts with third parties' efforts either through co-development or licensing arrangements, or through product or technology acquisitions. In connection with co-development or licensing activities that we may enter into in the future, we may provide financial development assistance to these parties and may also utilize our own research and development resources to design certain portions of such products.


FOREIGN OPERATIONS

     Our business relies heavily on our foreign operations. Our two manufacturing facilities are both outside the United States, one in Galway, Ireland and the other in Yavne, Israel. Although sales of our women's health products are primarily in the United States, in 2000 roughly 7%, and in the first quarter of 2001 roughly 4%, of these sales were outside the United States, primarily in Europe and, to a much lesser extent, in Israel. Substantially all of our sales of clinical diagnostic test kits are outside the United States, with the largest percentage of sales attributable to our operations in France, 26% and Brazil, 16%.

COMPETITIVE POSITION

     General. We have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than we do. These strengths may allow them to devote greater resources than we can to the development, marketing and sales of their products. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and clients.

     We expect that industry forces will impact us and our competitors. Our competitors will likely strive to improve their product offerings and price competitiveness. We also expect our competitors to develop new strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and
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the development of strategic relationships by our competitors could cause a decline in sales or loss of market acceptance of our products or price competition, or make our products less attractive. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.


     Women's Health Products. Competition in the pregnancy detection and ovulation prediction market is intense. Our competitors in the United States are numerous and include, among others, large medical and consumer products companies as well as private label manufacturers. Among our major competitors in the pregnancy detection market are Warner Lambert Company, which produces the e.p.t. pregnancy detection test, Carter-Wallace, Inc., Abbott Laboratories, Unipath and London International US Holdings, Inc. Among our major competitors in the ovulation prediction market are Unipath, Carter-Wallace, Inc. and Princeton BioMeditech Company. For consumer products companies, competition principally centers around brand name recognition. For private label manufacturers, competition is based primarily on the delivery of products with substantially the same features and performance as brand name products at lower prices. Many of our competitors have substantially greater financial, production, marketing and distribution resources than we do. In the women's health market, we believe that we have developed a significant market penetration with our private label and branded pregnancy detection and ovulation prediction tests. We believe that we can continue to compete effectively in the women's health market based on our research and development capabilities, advanced manufacturing expertise and established wholesale and retail distribution networks. In addition, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for our women's health products business in certain foreign jurisdictions.


     Nutritional Supplements. In the nutritional supplements industry, competition is based principally upon brand name recognition, price, quality of products, customer service and marketing support. There are numerous companies in this industry selling products to retailers. A number of these companies, particularly manufacturers of nationally advertised brand name products, are substantially larger than us and have greater financial resources. We are within the nutritional supplement market. Among our major competitors are American Home Products, Pharmavite, Leiner Health Products, Royal Numico and SmithKline Beecham. There are also several manufacturers that produce store brand nutritional supplements with formulations very similar to those of nationally marketed brands, including ours.

     Clinical Diagnostic Products. The main competitors of our ImmunoComb products are standard enzyme linked immuno sorbent assay, or ELISA, systems, such as those produced by Organon, Inc., Bio-Rad, Abbott, Ortho, Roche and others. ELISA tests are generally used by high-volume batch processors such as blood banks and other centralized laboratories. The primary competitors of our rapid test platforms include multinational corporations with much greater resources and more extensive sales networks than we have. These companies tend to concentrate their efforts on sales of automated diagnostic systems to centralized laboratories. Other competitors include Trinity Biotech, Savyon, Gull Laboratories and SDS, which are smaller companies operating primarily in our niche market. Some of these companies do not have the international sales network or the number of products that we have.

PATENTS AND PROPRIETARY TECHNOLOGY; TRADEMARKS

     The medical products industry, including the diagnostic testing industry, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability to obtain patent protection for our products and manufacturing processes to preserve our trade secrets and to avoid infringing the proprietary rights of third parties.

     We hold certain patent rights and expect to seek patents in the future. However, we cannot assure you as to the success or timeliness in obtaining any such patents or as to the breadth or degree of protection that any such patents might afford us. The patent position of medical products and diagnostic

                                       X-56
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testing firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of patents at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in medical product patents. Accordingly, we cannot assure you that patent applications relating to our products or technology will result in patents being issued, that, if issued, such patents will afford adequate protection to our products or that our competitors will not be able to design around such patents.

     The medical products industry, including the diagnostic testing industry, historically has been characterized by extensive litigation regarding patents, licenses and other intellectual property rights. We could and have incurred substantial costs in defending ourselves against patent infringement claims and in asserting such claims against others. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could also result in substantial costs to us. If the outcome of any such litigation is adverse to us, our business could be materially adversely affected.

     In addition, we are sometimes required to obtain licenses to patents or other proprietary rights of third parties to market their products. We cannot assure you that licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we may encounter delays in product market introductions while we attempt to design around such patents or other rights, or we may be unable to develop, manufacture or sell such products in certain countries, or at all.

     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part through confidentiality agreements and, if applicable, inventors' rights agreements with collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise be disclosed to, or discovered by, competitors or potential competitors. Moreover, we may from time to time conduct research through academic advisors and collaborators who are prohibited by their academic institutions from entering into confidentiality or inventors' rights agreements.

     Finally, we believe that certain of our trademarks in the nutritional supplements product line are valuable assets and are important to the marketing of the nutritional supplements. Substantially all of these trademarks have been registered with the United States Patent and Trademark Office. We cannot assure you, however, that registrations will afford us adequate protection and will not be challenged as unenforceable or invalid, or will not be infringed. In addition, we could incur substantial costs in defending suits brought against us or in prosecuting suits in which we assert rights under such registrations.

EMPLOYEES


     As of June 30, 2001, Inverness had 297 full-time employees, 42 of whom are located in the United States, who are expected to become our employees in conjunction with the split-off. In addition, we utilize the services of a number of consultants specializing in research and development in our targeted markets, regulatory compliance, strategic planning, marketing and legal matters.


PROPERTIES

     Our principal corporate administrative office, together with the administrative office of our U.S. businesses, will be housed in approximately 20,600 square feet of leased space located at 51 Sawyer Road, Waltham, Massachusetts at a monthly rent of approximately $74,000. Inverness currently subleases this space and we expect that Inverness will obtain the lessor's and sublessor's approval to assign the sublease to us at the time of the split-off and merger. That lease expires on May 30, 2003. For transitional purposes, we have agreed to provide Johnson & Johnson with a limited license to occupy a portion of our principal office for up to 12 months following the split-off and merger. We also have leases to smaller

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facilities for office space in Brussels, Belgium and Quebec, Canada. We believe that these facilities are adequate for our operations in the foreseeable future.

     We have manufacturing operations in Ireland and Israel. Our facility in Galway, Ireland consists of a 40,000 square foot space. We own half of the Galway facility and lease the other half from a private developer under a lease that expires in 2026. The Galway facility houses the manufacturing, warehousing and research and development of our pregnancy detection and ovulation prediction test products. Additionally, the Galway facility will for a limited period of time continue to perform certain diabetes-related packaging work for Inverness in accordance with our transition services agreement with Inverness. Aggregate annual mortgage and lease payments for our Galway facility total approximately $197,000.

     The FDA regulates companies that manufacture commercial medical devices and requires that such companies manufacture such devices in a properly designed environment. Our Galway facility is designed and constructed to comply with the FDA's regulations and requirements necessary for approvals and commercial sales within the United States. As required by the regulations, this facility has been registered with the FDA, ensuring that it is in compliance prior to commercial sales in the United States. A registered facility is required to submit to an FDA inspection not less than once every two years. The Galway facility has maintained ISO 9002 certification since August 1996.

     We also house administrative offices, development and manufacturing operations of our clinical diagnostics business in a leased facility of approximately 10,000 square feet in Yavne, Israel. The lease for this facility expires in 2006 and carries rent of approximately $25,000 per month. The facility includes a number of specialized features and equipment, including environmentally controlled areas, customized production equipment, and computerized systems for purchasing, inventory management and materials tracking. Our Israeli subsidiary also maintains small sales offices in Paris, France, Sao Paulo, Brazil, St. Petersburg, Russia and Bogota, Columbia, and is the process of establishing additional sales offices in Nigeria, Kenya and Argentina. We believe these facilities are adequate for our clinical diagnostics business operations in the foreseeable future. Our Yavne facility is ISO 9001, 9002 and Good Manufacturing Practices certified.

     We have insurance coverage for the properties and equipment that we own or lease.

REGULATION


     Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Most of our self-test products require governmental approvals for commercialization. Future products may require pre-clinical and clinical trials. Manufacturing and marketing of many of our products are subject to the rigorous testing and approval process of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes pre-clinical and clinical testing of many of our products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejection as a result of changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.


     In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income. Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products. Such changes are not uncommon due to advances in basic research.

     The manufacturing, processing, formulation, packaging, labeling and advertising of our nutritional supplements is subject to regulation by one or more federal agencies, including the FDA, the Federal

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Trade Commission and the Consumer Product Safety Commission. These activities are also regulated by various agencies of the states, localities and foreign countries in which our nutritional supplements are now sold or may be sold in the future. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, as well as food additives, over-the-counter and prescription drugs and cosmetics. The Good Manufacturing Practices promulgated by the FDA are different for nutritional supplement, drug and device products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of dietary supplements, OTC drugs, cosmetics and foods.


PRODUCT LIABILITY AND LIMITED INSURANCE COVERAGE


     The testing, manufacturing and marketing of medical diagnostic devices entail an inherent risk of product liability claims. In addition, the marketing of the nutritional supplements may subject us to various product liability claims, including, among others, claims that our nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. We cannot be assured that existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that we are held liable for a claim, against which we are not indemnified or for damages exceeding the limits of our insurance coverage, such claim could have a material adverse effect on our business, financial condition and results of operations.


LEGAL PROCEEDINGS


     In connection with the split-off, we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Inverness for all liabilities, whether or not pending at the time of the split-off, of the businesses that were split-off from Inverness to form our company. Plaintiffs in these matters may seek to add us as a defendant or substitute us as a defendant in place of Inverness, and we expect that any injunctive relief awarded in these matters which affects our women's health, nutritional supplements or clinical diagnostics businesses would ultimately apply to us. These liabilities include, among other things, the following legal proceedings.



     Abbott Laboratories v. Selfcare, Inc. and Princeton Biomeditech Corporation. In April 1998, Abbott commenced a lawsuit in the United States District Court for the District of Massachusetts against Inverness and Princeton BioMeditech Corporation, which manufactured certain products for our businesses. Abbott asserts patent infringement arising from Inverness' and PBM's manufacture, use and sale of products that Abbott claims are covered by one or more of the claims of U.S. Patent Nos. 5,073,484 and 5,654,162, to which Abbott asserts that it is the exclusive licensee. We refer to these patents as the Pregnancy Test Patents. Abbott claims that certain of Inverness' products relating to pregnancy detection and ovulation prediction infringe the Pregnancy Test Patents. Abbott is seeking an order finding that Inverness and PBM infringe the Pregnancy Test Patents, an order permanently enjoining Inverness and PBM from infringing the Pregnancy Test Patents, compensatory damages to be determined at trial, treble damages, costs, prejudgment and post-judgment interest on Abbott's compensatory damages, attorneys' fees and a recall of all of our existing products found to infringe the Pregnancy Test Patents. On August 5, 1998, the court denied Abbott's motion for a preliminary injunction. On March 31, 1999, the District Court granted a motion by Inverness, PBM and PBM-Selfcare LLC, the joint venture between the two companies, filed to amend Inverness' counterclaim against Abbott, asserting that Abbott is infringing U.S. Patent Nos. 5,559,041 and 5,728,587, which are owned by the LLC, and seeking a declaration that Abbott infringes the patents and that Inverness is entitled to permanent injunctive relief, money damages and attorneys' fees. On November 5, 1998, Abbott filed suit in the United States District Court for the Northern District of Illinois seeking a declaratory judgment of non-infringement, unenforceability and invalidity of the 041 patent and the 587 patent. The Illinois court granted Inverness' motion to transfer the aforementioned Illinois action to Massachusetts. Inverness and its co-defendant moved for summary judgment on their defense that the Abbott patents are invalid, and on September 29, 2000, the court granted partial summary judgment, holding that certain key claims in Abbott's patents are invalid as a matter of law. The court refused to grant summary judgment on Abbott's claims of


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infringement or Inverness' remaining claims of invalidity, which will now go forward to trial. As successor to Inverness in this matter, we believe that we have strong defenses against Abbott's claims and will continue to defend the case vigorously after the split-off closes; however, a final ruling against us would have a material adverse impact on our sales, operations or financial performance.


     Becton, Dickinson and Company v. Selfcare, Inc. et. al. On January 3, 2000, Becton, Dickinson and Company filed suit against Inverness in the U.S. District Court for the District of Delaware (Case No: 00-001) alleging that certain pregnancy and ovulation test kits sold by Inverness infringe U.S. Patent Nos. 4,703,017 and 5,591,645. Inverness was served with Becton Dickinson's complaint in April 2000 and filed its answer on May 30, 2000. Becton Dickinson has since lost its rights to U.S. Patent No. 5,591,645 and is no longer asserting claims for infringement of that patent; the case is scheduled for trial on February 4, 2002. While a final ruling against us, as successor to Inverness, could have a material adverse impact on our sales, operations or financial performance, we believe that we have strong defenses and intend to defend this litigation vigorously.



     Cambridge Biotech Corporation and Cambridge Affiliate Corporation v. Ron Zwanziger, Selfcare, Inc., Cambridge Diagnostics Ireland, Ltd., Trinity Biotech, Plc and Pasteur Sanofi Diagnostics. On January 22, 1999, Cambridge Biotech Corporation and Cambridge Affiliate Corporation filed suit (Civil Action No. 99-378) in the Middlesex County Massachusetts Superior Court against Inverness, its president, and our Chief Executive Officer, Ron Zwanziger, Cambridge Diagnostics Ireland, Ltd., Inverness, and, after the split-off, our, subsidiary in Ireland, Trinity Biotech plc and Pasteur Sanofi Diagnostics. The complaint alleges, among other things, that actions taken by Mr. Zwanziger as president of CAC in connection with the sale by Cambridge Diagnostics of its diagnostics business to Trinity were not properly authorized and that, as a result of the actions, CBC may lose the benefit of valuable patent licenses from Pasteur. CBC's requested relief is to have the CAC/Trinity manufacturing and sales agreements declared null and void, the license between Pasteur and CBC declared to be in full force, to recover damages allegedly caused by Inverness and Mr. Zwanziger and to recover damages due to Pasteur's actions. CBC moved for a preliminary injunction, seeking to enjoin Inverness, Cambridge Diagnostics, Mr. Zwanziger, and Trinity from acting pursuant to the CAC/Trinity agreements and to enjoin Pasteur from terminating its license agreements with CBC. Following a hearing on January 25, 1999, the Court denied CBC's motion. Thereafter, Pasteur successfully moved for dismissal on grounds that the issues between it and CBC should be litigated in France. Trinity has moved for dismissal on grounds that the issues between it and CBC should be litigated in Ireland or, in the alternative, should be arbitrated. The Court denied Trinity's motion. The parties are currently conducting discovery. Inverness filed an answer denying the material allegations of the complaint along with a counterclaim to declare its actions lawful and valid and to redress harm that may result if the court invalidates the sale of Cambridge Diagnostics' diagnostics business to Trinity, despite CBC's representations to Inverness that it had the right to make such a sale. We have agreed to assume Inverness' liabilities under this litigation after the split-off. While a final ruling against Inverness, Mr. Zwanziger, or Cambridge Diagnostics could have a material adverse impact on our sales, operations or financial performance, we believe that we have strong defenses and intend to defend this litigation vigorously.



     Intervention, Inc. v. Selfcare, Inc. and Companion Cases. In May 1999, Intervention, Inc., a California corporation, filed separate suits in California Contra Costa County Superior Court against Inverness, four of our private label customers and our major competitors and their private label customers alleging that, under Section 17200 of the California Business and Professions Code, the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions. The plaintiff seeks restitution of profits on behalf of the general public, injunctive relief and attorneys' fees. Inverness is defending its private label customers under agreement and we have agreed to assume this obligation upon closing of the split-off. The matter is scheduled for trial in November of 2001. We believe that the actions are without merit and intend to continue Inverness' vigorous defense against them. We do not believe that an adverse ruling against us or the private label customers would have a material adverse impact on our sales, operations or financial performance.


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain available information regarding our directors and executive officers immediately following the split-off. None of our directors or executive officers will serve as directors or executive officers of Inverness or Johnson & Johnson after the split-off.


NAME                                        AGE                         POSITION
----                                        ---                         --------
Directors and Executive Officers
Ron Zwanziger.............................  47    Chairman of the Board, President and Chief Executive
                                                  Officer
David Scott, Ph.D. .......................  44    Director and Chief Scientific Officer
Anthony J. Bernardo.......................  49    President and Chief Operating Officer of Inverness
                                                  Medical, Inc.
Kenneth D. Legg, Ph.D. ...................  58    Executive Vice President
Jerry McAleer, Ph.D. .....................  46    Vice President, Research and Development
David Toohey..............................  44    Vice President, New Products
Duane L. James............................  41    Vice President, Finance and Treasurer
John Yonkin...............................  42    Vice President, U.S. Sales & Marketing
Doug Shaffer..............................  43    Vice President, U.S. Operations
Paul T. Hempel............................  52    General Counsel and Secretary
Ernest A. Carabillo, Jr. .................  63    Director
Carol R. Goldberg.........................  70    Director
Robert P. Khederian.......................  48    Director
John F. Levy..............................  54    Director
Peter Townsend............................  66    Director
Alfred M. Zeien...........................  71    Director



     RON ZWANZIGER, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Zwanziger has served as President, Chief Executive Officer and Chairman of Inverness since its inception. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company.


     DAVID SCOTT, PH.D., DIRECTOR AND CHIEF SCIENTIFIC OFFICER. Dr. Scott served as Managing Director of Inverness Medical Limited, a subsidiary of Inverness, from June 1995 to July 1999, when he assumed the position of Chairman of Inverness Medical Limited. Dr. Scott has been a member of the Innovations board of directors since July 31, 2001 and is expected to be Chief Scientific Officer of Innovations. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, most recently as managing director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.


     ANTHONY J. BERNARDO, PRESIDENT AND CHIEF OPERATING OFFICER OF INVERNESS MEDICAL, INC. Mr. Bernardo has served as Inverness' Vice President of New Business Development since April 2000. Prior to joining Inverness, Mr. Bernardo served as Vice President and Senior Director of Operations for a division of Polaroid Corporation from April 1997. From 1991 to 1997, he held several executive management positions with Dade International Inc., most recently as Vice President of Site Operations for the Paramax Chemistry unit where he was responsible for the integration of the in-vitro diagnostics business unit acquired from DuPont.


     KENNETH D. LEGG, PH.D., EXECUTIVE VICE PRESIDENT. Dr. Legg joined Inverness as Secretary and Vice President in charge of U.S. Operations in November 1991, and was appointed its Executive Vice President in May 2000.

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     JERRY MCALEER, PH.D., VICE PRESIDENT, RESEARCH AND DEVELOPMENT.  Dr.
McAleer joined Inverness as Director of Development of Inverness Medical Limited in 1995 and headed the development of Inverness' electrochemical glucose strips. In 1999, he became Vice President of Research and Development for Inverness and Inverness Medical Limited. Prior to joining Inverness, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

     DAVID TOOHEY, VICE PRESIDENT, NEW PRODUCTS. David Toohey joined Inverness in May 2001 with the understanding that he would serve as Chairman and Managing Director of a yet to be formed entity focused on new product development. Mr. Toohey is expected to serve in the same capacity for us, and until such an entity is formed he will serve as our Vice President, New Products. Prior to joining Inverness, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation's Galway, Ireland facility, Boston Scientific's largest and most complex manufacturing facility with 2500 employees. Between 1995 and 2001 he oversaw the growth of that facility from a 100 person start-up initially as General Manager, later as Managing Director and finally as Vice President of Operations. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

     DUANE L. JAMES, VICE PRESIDENT OF FINANCE AND TREASURER. Mr. James served as Inverness' Corporate Controller beginning in February 1996 and its Chief Accounting Officer beginning in August 1998. He became Inverness' Vice President of Finance and Treasurer in October 2000. From June 1991 to February 1996, he held positions at Aquila Biopharmaceuticals, Inc. ranging from accounting manager to corporate controller.

     JOHN YONKIN, VICE PRESIDENT, U.S. SALES & MARKETING. Mr. Yonkin joined Inverness in October 1997 as Manger of Product Development. In October 1998, he was appointed Vice President of U.S. Sales and, in January 2000, General Manager. From January 1995 to September 1998, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in Genetic testing services for hospitals, physicians and managed healthcare companies. Previously, he worked for MediSense, a medical device company, in a number of marketing and sales capacities.

     DOUGLAS SHAFFER, VICE PRESIDENT, U.S. OPERATIONS. Mr. Shaffer became Inverness' Vice President, U.S. Operations in January 2001 where he oversees the operations of Inverness' subsidiary Inverness Medical Inc. Prior to that he served as Inverness' Controller, U.S. Operations since December 1996. Before joining Inverness, Mr. Shaffer served as a division controller for several different divisions of MKS Instruments, Inc., a leading producer of gas management instrumentation.


     PAUL T. HEMPEL, GENERAL COUNSEL AND SECRETARY. Mr. Hempel joined Inverness on October 1, 2000 as General Counsel and Assistant Secretary. He was a founding stockholder and managing director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.


     ERNEST A. CARABILLO, JR., DIRECTOR. Mr. Carabillo has served on the board of directors of Inverness since May 2000 and on the board of directors of Innovations since May 30, 2001. He is the founder and president of EXPERTech Associates, Inc., which provides regulatory, clinical and quality management consulting services to medical device companies, where he has served as president since 1990. He has also served in management positions at Baxter Healthcare, C.R. Bard and the medical device/pharmaceutical division of Union Carbide. Mr. Carabillo has served as the head of three different divisions of the Food and Drug Administration and Department of Justice and as Associate Director of Regulatory Affairs for the President's office of Drug Abuse Policy.

     CAROL R. GOLDBERG, DIRECTOR. Mrs. Goldberg has served on the board of directors of Inverness since August 1992 and on the board of directors of Innovations since May 30, 2001. Since December 1989, she has served as president of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a director of America Service Group, Inc., a managed healthcare

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company, The Gillette Company, a consumer products company, and Konover Property
Trust, Inc., a real estate investment trust. Ms. Goldberg is a member of our board's compensation committee.

     ROBERT P. KHEDERIAN, DIRECTOR. Mr. Khederian has served on the board of directors of Innovations since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Since 1998, Mr. Khederian has also served as the Managing Partner of Provident Capital and First Healthcare Partners, both of which are investment banking firms based in Boston, Massachusetts. Mr. Khederian is a member of our board's audit committee.

     JOHN F. LEVY, DIRECTOR. Mr. Levy has served on the board of directors of Inverness since August 1996 and on the board of directors of Innovations since May 30, 2001. Since 1993, he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is a member of our board's audit committee.

     PETER TOWNSEND, DIRECTOR. Mr. Townsend has served on the board of directors of Inverness since August 1996 and on the board of directors of Innovations since May 30, 2001. From 1991 to 1995, when he retired, Mr. Townsend served as chief executive officer and a director of Enviromed plc, a medical products company currently known as Theratase plc. Mr. Townsend is a member of our board's audit committee.

     ALFRED M. ZEIEN, DIRECTOR. Mr. Zeien has served on the board of directors of Innovations since July 31, 2001. From 1991 until his retirement in 1999, Mr. Zeien served as Chairman of the Board and Chief Executive Officer of The Gillette Company, a consumer products company. Mr. Zeien currently serves on the boards of EMC Corporation, Massachusetts Mutual Life Insurance Company, Raytheon Company, Polaroid Corporation and Bernard Technologies. Mr. Zeien is a member of our board's compensation committee.

CLASSIFIED BOARD OF DIRECTORS


     Our board of directors is divided into three classes. Ernest Carabillo and John Levy will be the class 1 directors with an initial term expiring at our first annual stockholders meeting for election of directors. Carol Goldberg, Alfred Zeien and Ron Zwanziger will be the class 2 directors with an initial term expiring at our second annual stockholders meeting for election of directors. Robert Khederian, David Scott and Peter Townsend will be the class 3 directors with an initial term expiring at the third annual stockholders meeting for the election of directors. After their initial terms, directors will generally serve for three years.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has a compensation committee and an audit committee. The compensation committee, consisting of Carol Goldberg and Alfred Zeien, makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for certain senior officers and employees, and administers our stock option plans. The audit committee, consisting of Robert Khederian, John Levy and Peter Townsend, reviews the results and scope of the financial audit and other services provided by our independent public accountants.

DIRECTOR COMPENSATION


     Employee directors are not entitled to cash compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at board and committee meetings. In addition, options and other awards may be granted to directors in the sole discretion of the administrator of the 2001 Stock Option and Incentive Plan.

     On the first full trading day for our common stock following the split-off, we will grant each of our non-employee directors an option to purchase 25,000 shares of our common stock. These options will vest in three equal annual installments beginning on the first anniversary of the date of grant and will have a per share exercise price equal to the closing price of our common stock on the date of grant.


EXECUTIVE COMPENSATION


     Set forth below is information regarding the compensation for fiscal year 2000 of our chief executive officer, while serving as the chief executive officer of Inverness, and for our four other executive officers who received the highest compensation during fiscal year 2000 as executive officers of Inverness, collectively referred to as our "named executive officers". After the split-off, all of the named executive officers will be our employees and our compensation committee will determine their compensation as well as the compensation of our other executive officers. We anticipate that the annual salary for each of the named executive officers, as well as our other executive officers, will initially be comparable to their fiscal year 2000 salaries. As described in "Annual Fixed Bonuses," and "Executive Bonus Plan" below, Mr. Zwanziger, Dr. Scott and Dr. McAleer are entitled to both annual fixed cash bonuses and performance-based cash bonuses. Our compensation committee will make changes to the compensation practices and policies if the committee deems them appropriate.



     Summary Compensation Table. The following summary compensation table contains information regarding the named executive officers' compensation from Inverness for the last three completed fiscal years:


                                                                      LONG-TERM
                                                                     COMPENSATION
                                                     ANNUAL          ------------
                                                  COMPENSATION        SECURITIES
                                                -----------------     UNDERLYING      ALL OTHER
                                        YEAR     SALARY     BONUS     OPTIONS(1)     COMPENSATION
                                        ----    --------    -----    ------------    ------------
Ron Zwanziger.........................  2000    $350,000     --             --            --
  Chief Executive Officer and Chairman  1999     271,273     --        500,000(2)         --
                                        1998     193,536     --          6,491            --
David Scott(3)........................  2000     218,026     --             --            --
  Chief Scientific Officer              1999     193,040     --        250,000(2)         --
                                        1998     133,826     --        124,183(4)         --
Kenneth D. Legg, Ph.D. ...............  2000     203,066     --             --            --
  Executive Vice President              1999     180,980     --        150,000(2)         --
                                        1998     135,360     --         74,438(4)         --
Jerry McAleer, Ph.D.(3)...............  2000     189,588     --             --            --
  Vice President, R&D                   1999     175,337     --        200,000(2)         --
                                        1998     126,783     --        124,183(4)         --
John Yonkin...........................  2000     155,577     --          8,000            --
  Vice President, U.S. Sales &
     Marketing                          1999     136,667     --         12,000            --
                                        1998      95,000     --         23,019            --

---------------
(1) Upon closing of the split-off and merger, each option to acquire one share of Inverness common stock will be replaced with an option to purchase .20 shares of our common stock and an option to purchase a number of shares of Johnson & Johnson common stock to be determined pursuant to the terms of the split-off and merger agreement.

(2) These options were granted on August 16, 1999 and were to become exercisable on August 15, 2006 subject to certain accelerated vesting provisions. Because the Company achieved certain market price goals these options vested in their entirety on December 31, 2000. The option exercise price for such options is $5.00.

(3) Salary paid in LStg and reported in U.S. dollars using the average exchange rate for each year.

(4) Of the options granted to Messrs. Scott, Legg and McAleer during 1998, each executive retains 70,000. The remaining options granted to those executives during 1998 have been cancelled.

     Option Grants. The following table sets forth certain information concerning grants of stock options made to the named executive officers by Inverness during fiscal year 2000:

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                    PERCENT OF                                 ANNUAL RATES OF
                                    NUMBER OF      TOTAL OPTIONS                                 STOCK PRICE
                                   SECURITIES       GRANTED TO     EXERCISE                     APPRECIATION
                                   UNDERLYING      EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
                                 OPTIONS GRANTED    FISCAL YEAR    PER SHARE    DATE(1)        5%          10%
                                 ---------------   -------------   ---------   ----------   ---------   ---------
John Yonkin(2).................       6,000                         $3.4375      1/7/10      $12,971     $32,871
John Yonkin(3).................       2,000                         $ 6.875     3/20/10      $ 8,647     $21,914

---------------

(1) The exercisability of these options is accelerated upon the occurrence of a change of control (as defined in Inverness' 1996 option plan).


(2) These incentive stock options were granted by Inverness on January 7, 2000 and are exercisable in four equal annual installments commencing on January 7, 2001 at a price of $3.4375 per share, the closing market price of Inverness common stock on the grant date. Upon closing of the split-off and merger, these options will be replaced with fully-vested, non-qualified options to purchase 1,200 shares of our common stock and an option to purchase a number of shares of Johnson & Johnson common stock to be determined pursuant to the terms of the split-off and merger agreement.

(3) These incentive stock options were granted by Inverness on March 20, 2000 and are exercisable in four equal annual installments commencing on March 20, 2001 at a price of $6.875 per share, the closing market price of Inverness common stock on the grant date. Upon closing of the split-off and merger, these options will be replaced with fully-vested, non-qualified options to purchase 400 shares of our common stock and an option to purchase a number of shares of Johnson & Johnson common stock to be determined pursuant to the terms of the split-off and merger agreement.

     Year End Option Values. The following table sets forth certain information concerning exercises of stock options during fiscal year 2000 by each of the named executive officers and the number and value of unexercised options held by each of the named executive officers on December 31, 2000:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES
                                                               UNDERLYING       VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL   IN-THE-MONEY OPTIONS
                                  NUMBER OF                     YEAR-END        AT FISCAL YEAR-END(1)
                                   SHARES                   -----------------   ---------------------
                                 ACQUIRED ON     VALUE        EXERCISABLE/          EXERCISABLE/
NAME                              EXERCISE      REALIZED    UNEXERCISABLE(2)      UNEXERCISABLE(2)
----                             -----------   ----------   -----------------   ---------------------
Ron Zwanziger..................    300,000     $6,819,000     1,262,425/0          $49,158,830/$0
David Scott, Ph.D. ............     53,992      1,266,652   530,008/35,000      20,638,512/1,362,900
Kenneth D. Legg, Ph.D. ........         --             --   371,446/35,000      14,464,107/1,362,900
Jerry McAleer, Ph.D. ..........     45,000      1,036,890   376,500/35,000      14,660,910/1,362,900
John Yonkin....................         --             --    22,519/26,500        876,890/1,031,910

---------------
(1) Based on the fair market value of Inverness common stock as of December 29, 2000 ($38.94 per share), the closing price of Inverness common stock as reported on the American Stock Exchange on such date, less the option exercise price, multiplied by the number of shares underlying the options.

(2) All options to acquire shares of Inverness common stock will become fully exercisable upon closing of the split-off and merger.

CHANGE-IN-CONTROL ARRANGEMENTS


     There are no compensatory plans or arrangements with any named executive officer in connection with a change in control of Innovations or a change in such officer's responsibilities, except that the 2001 stock option and incentive plan proposed for ratification by the Inverness stockholders along with their consent and approval of the split-off and merger provides that in the event of a "change of control," as defined in the plan, of Innovations, all stock options will automatically become fully exercisable and all other stock awards will automatically become vested and non-forfeitable.


2001 STOCK OPTION AND INCENTIVE PLAN


     Please note that all information in this section regarding shares of common stock and per share amounts reflects the estimated stock split that will occur immediately prior to the split-off.



     General. We have adopted the 2001 stock option and incentive plan, referred to as the stock option plan, which allows for the issuance of up to 3,824,081 shares of common stock and other awards. Any shares forfeited from awards under the stock option plan will also be available for future awards under the plan. The stock option plan permits us to:


     - grant incentive stock options

     - grant non-qualified stock options

     - issue or sell common stock with vesting or other restrictions, or without restrictions

     - grant rights to receive common stock in the future with or without vesting

     - grant common stock upon the attainment of specified performance goals

     - grant deferred stock units and

     - grant dividend rights in respect of common stock.

     These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of Innovations.

     Our board of directors or a committee of independent directors appointed by the board, referred to as the administrator, will administer the stock option plan. Subject to the provisions of the plan, the administrator may


     - select the individuals eligible to receive awards



     - determine or modify the terms and conditions of the awards granted



     - accelerate the vesting schedule of any award and



     - generally administer and interpret the plan.


     The administrator may determine the exercise price of options granted under the stock option plan, which may not be less than the fair market value of the stock on the date of the option grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Innovations. Options granted under the plan will typically be subject to vesting schedules, terminate ten years from the date of grant, may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us, and will generally be non-transferable. Upon the exercise of options, the option exercise price must be paid in full:

     - in cash or by certified or bank check or other instrument acceptable to the administrator

     - in the sole discretion of the administrator, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months and

     - by a broker under irrevocable instructions to the broker selling all or some of the underlying shares from the optionee.


     Upon certain events, including a merger, reorganization or consolidation, the sale of all or substantially all of our assets or all of our outstanding capital stock or a liquidation or other similar transaction, all outstanding awards issued under the stock option plan will become fully vested and exercisable upon the closing of the transaction. The stock option plan and all awards issued under the plan will terminate upon any of the transactions described above, unless we and the other parties to such transactions have agreed otherwise. The stock option plan permits all participants, for a period of time to be determined by the administrator, to exercise before any termination all awards held by them that are then exercisable or will become exercisable upon the closing of the transaction.



     New Plan Benefits -- Restricted Stock Sale. Pursuant to the Innovations stock option plan, on August 15, 2001, Innovations sold 1,168,191 shares of restricted stock to Ron Zwanziger, Chairman and Chief Executive Officer of Innovations, at a price of $9.13 per share. In connection with this sale, Mr. Zwanziger delivered a five-year promissory note to Innovations in the principal amount of $10,665,584. The note accrues interest which compounds annually at the rate of 4.99% per year. Both principal and interest are payable at the end of the five-year term, unless repaid earlier. The promissory note is 75% non-recourse as to principal and full recourse as to the remaining principal and all interest. Two-thirds of these shares of restricted stock, or 778,794 shares, vest in 36 equal monthly installments beginning on the last day of the calendar month in which the split-off occurs. Vesting on these 778,794 shares will also accelerate in the event of death, disability or actual or constructive termination without cause. One-third of these shares of restricted stock, or 389,397 shares, vest in 48 equal monthly installments beginning on the last day of the calendar month in which the split-off occurs. Any non-vested shares forfeited by Mr. Zwanziger will be subject to repurchase by Innovations at cost. If Inverness stockholders do not approve the Innovations stock option plan or the Innovations executive bonus plan, all shares sold will be repurchased by Innovations at cost.



     New Plan Benefits -- Option Grants. Pursuant to the Innovations stock option plan, in August 2001, Innovations granted options to purchase shares of our common stock to certain executive officers of Innovations. It is anticipated that these options will be exercised within a few months after the split-off. The following table sets forth certain information regarding these options.


                               NEW PLAN BENEFITS

                                                                NUMBER OF SHARES
                                                              ISSUABLE ON EXERCISE    EXERCISE
                     NAME AND POSITION                             OF OPTIONS          PRICE
                     -----------------                        --------------------    --------
David Scott, Ph.D. .........................................        399,381            $6.20
  Chief Scientific Officer
Jerry McAleer, Ph.D. .......................................        379,413            $6.20
  Vice President, Research and Development


     These options will expire on January 31, 2002. The exercise price of these options may be paid using the proceeds of a five-year promissory note from the optionee to Innovations. Each note will accrue interest which compounds annually at the applicable federal rate for a five-year note for the month in which the option is exercised. Both principal and interest will be payable at the end of the five-year term, unless repaid earlier. The promissory note of each executive will be 75% non-recourse as to principal and full recourse as to the remaining principal and all interest. Upon exercise, the shares of our common stock purchased will vest in 36 equal monthly installments beginning on the last day of the calendar month in which the option is exercised. Vesting on these shares will also accelerate in the event of death, disability or actual or constructive termination without cause. Upon termination of employment, any non-vested shares will be subject to repurchase by Innovations at their then fair market value. In the event that the executive has not purchased all of the shares underlying the option by the expiration date, Innovations will grant the executive a new option for the number, if any, of unpurchased shares underlying the original option. This new option will have a ten-year term, will become exercisable in 36 equal monthly installments and will have a per share exercise price equal to the greater of the per share exercise price of the original option or the fair market value of a share of Innovations common stock on the date of grant. Exercisability of these options will accelerate in the event of death, disability or actual or constructive termination without cause. The exercise price of the new option may be paid using the proceeds of a five-year promissory note which will have terms similar to those discussed above.

     Innovations has also agreed to grant additional options to these executive officers immediately following the split-off. The following table sets forth certain information regarding these options.

                               NEW PLAN BENEFITS

                                                                NUMBER OF SHARES
                                                              ISSUABLE ON EXERCISE    EXERCISE
                            NAME                                   OF OPTIONS          PRICE
                            ----                              --------------------    --------
David Scott, Ph.D. .........................................        199,691            $15.00
Jerry McAleer, Ph.D. .......................................        189,706            $15.00

     These options will have a ten-year term and will become exercisable in 48 equal monthly installments. The exercise price of these options may be paid using the proceeds of a five-year promissory note which will have terms similar to those discussed above.


     If Inverness stockholders do not approve the Innovations stock option plan or the Innovations executive bonus plan, the options granted in August 2001 will be canceled and the additional options will not be granted immediately following the split-off.


ANNUAL FIXED BONUSES


     During the years 2001 through 2006, we will pay each of the following key executives, in addition to his base salary, the following bonus during the month of January of the following year:


                                   ANNUAL FIXED BONUS    ANNUAL FIXED BONUS
KEY EXECUTIVE                            (2001)             (2002-2006)
-------------                      ------------------    ------------------
Ron Zwanziger....................       $225,000              $550,000
David Scott......................         55,000               125,000
Jerry McAleer....................         50,000               120,000

EXECUTIVE BONUS PLAN

     Our board of directors has adopted the executive bonus plan, referred to as the bonus plan. The bonus plan will be administered by our compensation committee, which is composed of "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code. Three key executives, Ron Zwanziger, David Scott and Jerry McAleer, are eligible to receive bonuses under the bonus plan.

     The Inverness compensation committee has established certain stock price targets, which may be adjusted to reflect stock splits. The key executives will be eligible to receive the performance bonuses set forth in Table I below if our stock achieves specified stock price targets. The key executives will be eligible to receive the additional performance bonuses set forth in Table II below if our stock achieves higher specified stock price targets. With respect to each cash bonus listed in the tables below, each key executive will be entitled to receive that bonus if the average closing price of our common stock during any 30-day period exceeds:

     - the price per share target for a particular cash bonus on or prior to its target date or

     - any higher price per share target for any other cash bonus having a later target date on or prior to said later target date.


     At the end of each calendar year, our compensation committee will certify in writing whether the price per share target has been achieved. If the price per share target or targets have been achieved, we will pay bonuses earned in cash in January of the following year pursuant to the following tables:


                                    TABLE I

                                                           MAXIMUM CASH BONUSES PAYABLE
                                                       IF PRICE PER SHARE TARGET IS ACHIEVED
                                             ---------------------------------------------------------
                                             TARGET PRICE
TARGET DATES                                  PER SHARE      MR. ZWANZIGER    DR. SCOTT    DR. MCALEER
------------                                 ------------    -------------    ---------    -----------
December 31, 2002..........................    $28.125        $2,400,000      $850,000      $800,000
December 31, 2003..........................      33.75         2,400,000       850,000       800,000
December 31, 2004..........................     39.375         2,400,000       850,000       800,000

                                    TABLE II

                                                           MAXIMUM CASH BONUSES PAYABLE
                                                       IF PRICE PER SHARE TARGET IS ACHIEVED
                                             ---------------------------------------------------------
                                             TARGET PRICE
TARGET DATES                                  PER SHARE      MR. ZWANZIGER    DR. SCOTT    DR. MCALEER
------------                                 ------------    -------------    ---------    -----------
December 31, 2002..........................    $ 33.75         $900,000       $$750,000     $725,000
December 31, 2003..........................      45.00          900,000        750,000       725,000
December 31, 2004..........................      56.25          900,000        750,000       725,000
December 31, 2005..........................      67.50          900,000        750,000       725,000


     Our compensation committee has the right to amend the plan, but any amendment that would increase the maximum bonus that might be payable to any key executive or establish different performance targets is subject to further stockholder approval in order for the bonus payments to the key executives to constitute "performance-based compensation" under Section 162(m) of the Internal Revenue Code.


2001 EMPLOYEE STOCK PURCHASE PLAN


     We have adopted the 2001 employee stock purchase plan, referred to as the stock purchase plan, under which employees will be eligible to purchase shares of our common stock at a discount through periodic payroll deductions. We adopted the stock purchase plan in order to provide eligible employees the opportunity to purchase our common stock, enhance our ability to attract and retain highly qualified personnel, and better enable such persons to participate in our long-term success and growth. Our board of directors will appoint an administrator for the stock purchase plan. We intend the stock purchase plan to meet the requirements of Section 423 of the Internal Revenue Code. After the initial period, purchases will occur at the end of six month offering periods at a purchase price equal to 85% of the market value of our common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. The first offering period under the stock purchase plan will begin on the first day of the month following the split-off and merger and will end on August 31, 2002. Subsequent six-month offerings will begin on each March 1 and September 1. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $25,000 within any calendar year (valued at the beginning of each offering period). We have reserved 500,000 shares of common stock for issuance under this stock purchase plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH EXPERTECH ASSOCIATES, INC.


     Ernest J. Carabillo, Jr., one of our directors, is President and a major shareholder (approximately 50%) of EXPERTech Associates, Inc., a regulatory and quality systems consulting firm. EXPERTech has assisted Inverness, and its subsidiary Inverness Medical Limited, on an "as required basis" since its inception. EXPERTech has rendered its services primarily in connection with Inverness' diabetes products business, and at least 85% of such services were rendered on behalf of Inverness Medical Limited, which will be acquired by Johnson & Johnson through the merger. During fiscal year 2000, EXPERTech billed Inverness and Inverness Medical Limited $576,098 for services rendered, and through July 20, 2001 EXPERTech billed Inverness and Inverness Medical Limited an additional $512,780.


PARTICIPATION IN PUBLIC OFFERING


     On November 27 and 28, 2000, Inverness sold a total of 3,500,000 shares of its common stock pursuant to a Form S-3 Registration Statement filed with the Securities and Exchange Commission on November 20, 2000. A total of nine executive officers and significant employees of Inverness participated in that public offering by selling a total of 640,000 shares of Inverness common stock at $25.00 per share and receiving, after underwriting discounts and commissions, aggregate consideration of $15,160,000. Seven of the participating executive officers and significant employees are or are expected to be executive officers and significant employees of Innovations. Those persons (and the number of Inverness shares sold by each) were Ron Zwanziger (300,000), Kenneth D. Legg (123,100), Duane L. James (7,600), Jerry MacAleer (75,000), David Scott (90,000), Douglas Shaffer (7,500) and John Yonkin (6,800).


PRIVATE PLACEMENT OF "UNITS"


     In June 2000, Inverness entered into an agreement pursuant to which it sold units consisting of a $25,000 one-year subordinated promissory note and a warrant to acquire 123 shares of Inverness common stock for the aggregate purchase price of $19,349,195. Inverness sold the units primarily for the purpose of retiring Inverness' then outstanding $10,200,000 two-year subordinated promissory notes and $7,500,000 subordinated revenue royalty notes. Among the purchasers of the units were two of our current directors, John F. Levy and Ernest A. Carabillo, Jr.



LOAN TO EXECUTIVE OFFICER AND DIRECTOR



     On August 15, 2001, Ron Zwanziger, our Chairman, President and Chief Executive Officer, purchased 1,168,191 shares of restricted stock at a price of $9.13 per share under our 2001 stock option and incentive plan. In connection with this purchase, Mr. Zwanziger delivered a five-year promissory note to us in the principal amount of $10,665,584. The note accrues interest which compounds annually at the rate of 4.99% per year. Both principal and interest are payable at the end of the five-year term, unless repaid earlier. The promissory note is 75% non-recourse as to principal and full recourse as to the remaining principal and all interest. For additional discussion of the terms of the restricted stock, see the section of this prospectus entitled "Management -- 2001 Stock Option and Incentive Plan."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the amount of our common stock expected to be beneficially owned by


     - each person or entity known by us to beneficially own more than five percent of Inverness common stock



     - each of our directors



     - each of our named executive officers and



     - all of our directors and executive officers as a group upon completion of the split-off.


     Unless otherwise stated, our expected beneficial ownership is calculated based upon beneficial ownership of Inverness common stock as of July 1, 2001. Because all of the shares of our common stock held by Inverness will be issued to stockholders of Inverness, the number of shares of our common stock shown below to be owned beneficially by the persons or entities listed below will depend on the number of shares of Inverness stock held by the person or entity at the time of the split-off. We will be a majority-owned subsidiary of Inverness until the split-off.


     In estimating the beneficial ownership of our common stock, we assumed that the persons or entities listed in the table will receive .20 of a share of our common stock for each share of Inverness common stock owned in accordance with the exchange ratio provided for by the split-off and merger agreement. We also assumed that all options to purchase shares of Inverness common stock held as of July 1, 2001 constitute beneficially owned shares of Inverness common stock because all such options, if not already vested, will vest on the date of the split-off.



                                                               AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP(2)    PERCENT(3)
---------------------------------------                       -----------------------    ----------
Ron Zwanziger...............................................         1,741,417(4)           19.1%
David Scott, Ph.D. .........................................           548,555               6.0%
Anthony J. Bernardo.........................................            11,954                 *
Kenneth D. Legg, Ph.D. .....................................           104,885               1.2%
Jerry McAleer, Ph.D. .......................................           475,944               5.2%
David Toohey................................................            10,000                 *
Duane L. James..............................................             8,547                 *
John Yonkin.................................................            16,487                 *
Doug Shaffer................................................             8,386                 *
Paul T. Hempel..............................................             5,811                 *
Ernest A. Carabillo, Jr. ...................................             5,550                 *
Carol R. Goldberg...........................................            48,574                 *
Robert P. Khederian.........................................            77,160(5)              *
John F. Levy................................................           110,239               1.2%
Peter Townsend..............................................            10,285                 *
Alfred M. Zeien.............................................                 0                 *
All executive officers and directors (16 persons)...........         3,183,794              34.8%


---------------
 *  Represents less than 1%

(1) The address of each director or executive officer beneficially owning more than 5% of our common stock is c/o Innovations at our principal office.


(2) Includes the number of our shares that each listed individual may acquire pursuant to Inverness options or warrants held as of July 1, 2001 and the subsequent exchange of Inverness options and warrants for our options and warrants pursuant to the split-off and merger agreement, in the following aggregate amounts: Mr. Zwanziger, 283,935 shares; Dr. Scott, 137,183 shares; Mr. Bernardo, 10,054 shares; Dr. Legg, 88,572 shares; Dr. McAleer, 96,500 shares; Mr. Toohey, 10,000 shares;

    Mr. James, 8,183 shares; Mr. Yonkin, 13,830 shares; Mr. Shaffer, 8,221 shares; Mr. Hempel, 5,811 shares; Mr. Carabillo, 5,550 shares; Ms. Goldberg, 27,348 shares; Mr. Levy, 9,261 shares; and Mr. Townsend, 10,285 shares. Also includes 1,168,191 shares of restricted common stock sold to Mr. Zwanziger on August 15, 2001, 399,381 shares underlying options granted to Dr. Scott in August 2001 and 379,413 shares underlying options granted to Dr. McAleer in August 2001.



(3) The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying all Inverness options and warrants held by such person, group or entity because all such warrants or options are either currently exercisable or will become exercisable through the split-off and merger. This number excludes shares of Inverness common stock underlying options, warrants or convertible securities held by any other person.



(4) Of these shares, Mr. Zwanziger disclaims beneficial ownership of 21,950 shares of our common stock owned by his spouse, 78,000 shares of our common stock held in trust for the benefit of his children where he, his spouse and an unrelated individual serve as co-trustees, and 39,428 shares of our common stock held in trust for the benefit of Mr. Zwanziger's children where his spouse is the sole trustee.



(5) Of these shares, Mr. Khederian disclaims beneficial ownership of a total of 7,160 shares of our common stock held as custodian for his minor children.

                    DESCRIPTION OF INNOVATIONS CAPITAL STOCK

     The following summary describes the material terms of our capital stock. To fully understand the actual terms of our capital stock you should refer to our certificate of incorporation and by-laws, forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Immediately after the split-off, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, issuable in one or more series designated by our board of directors. Based on the number of shares of Inverness common stock outstanding at --, 2001 and assuming no other shares of Inverness common stock are issued prior to the date of the split-off, approximately -- shares of our common stock will be issued to the Inverness stockholders on the date of the split-off. Other than 1,168,191 shares of restricted stock sold to an executive officer of Innovations prior to the split-off and 778,794 shares of common stock that are expected to be issued to certain executive officers of Innovations shortly after the split-off upon the exercise of Innovations options granted prior to the split-off, those shares of our common stock will be the only shares of our common stock issued and outstanding on the date of the split-off, which shares will be held by approximately -- holders of record. No shares of our preferred stock will be issued and outstanding on the date of the split-off.



     In addition, based on the options and warrants to purchase Inverness common stock outstanding at --, 2001, immediately after the split-off there will be outstanding options to purchase -- shares of our common stock, all of which will be immediately exercisable, and outstanding warrants to purchase -- shares of our common stock, all of which will be immediately exercisable. Furthermore, immediately following the split-off, we will grant options to purchase an aggregate of 389,397 shares of our common stock to certain of our executive officers and options to purchase an aggregate of 150,000 shares to our non-employee directors.


COMMON STOCK

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.


     Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.


     Other Rights. Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK


     Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan.

     We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

INDEMNIFICATION MATTERS


     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance, will assist us in attracting and retaining qualified individuals to serve as our directors and officers.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS


     Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.


     Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.


     Director Vacancies and Removal. Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

     No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.


     Special Meetings of Stockholders. Our certificate of incorporation and by-laws provide that only our board of directors may call a special meeting of stockholders may be called only by our board of directors. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.


     Advance Notice of Director Nominations and Stockholder Proposals. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of the split-off, a stockholder's notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which we publicly announce the date of such annual meeting.

     Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

     Amendment of By-laws. Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

     Following the split-off, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from completing a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination

     - upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock.

     The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

TRADING ON THE AMERICAN STOCK EXCHANGE

     We have applied to have our common stock approved for listing on the American Stock Exchange under the symbol "--."

NO PREEMPTIVE RIGHTS

     No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be EquiServe Trust Company.

                     MATERIAL DIFFERENCES IN THE RIGHTS OF
                  OUR STOCKHOLDERS AND INVERNESS STOCKHOLDERS

     Both we and Inverness are corporations formed under and governed by the laws of the State of Delaware. Accordingly, any differences in the rights of our stockholders and Inverness' stockholders are based on the provisions set forth in the certificate of incorporation and by-laws of each company. The material differences between the rights of the stockholders of each company are described below.

CAPITALIZATION

  Inverness

     Inverness is authorized to issue 75,000,000 shares of capital stock, of which 70,000,000 shares are common stock, par value $0.001 per share, and 5,000,000 shares are preferred stock, par value $0.001 per share.

  Innovations


     We are authorized to issue 55,000,000 shares of capital stock, of which 50,000,000 shares are common stock, par value $.001 per share, and 5,000,000 shares are preferred stock, par value $.001 per share.


NOTICE OF STOCKHOLDER ACTIONS

  Inverness

     In order to be timely, notice of a stockholder proposal, including one relating to director nominations, must be delivered by the stockholder to the Secretary of Inverness not later than 75 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting of stockholders, except that if the date of the current year's annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting, the notice must be delivered not later than the close of business on the later of the 75th day prior to the annual meeting or the 15th day following the date on which the date of the current year's annual meeting was first publicly announced in order to be timely.

  Innovations

     In order to be timely, notice of a stockholder proposal, including one relating to director nominations, must be delivered by the stockholder to our Secretary not later than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting of stockholders, except that if the date of the current year's annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting, the notice must be delivered not later than the close of business on the later of the 75th day prior to the annual meeting or the 10th day following the date on which the date of the current year's annual meeting was first publicly announced in order to be timely. In the event that the number of directors to be elected to our board of directors at the annual meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board at least 85 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice with respect to nominees for newly-created positions on our board of directors created by the increase will be timely if delivered to our secretary not later than the close of business on the 10th day following the day on which the public announcement described above is first made.

AMENDMENTS TO CHARTER DOCUMENTS

  Inverness

     The affirmative vote of not less than two-thirds of the outstanding shares entitled to vote thereon, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend or repeal provisions relating to stockholder action, directors, limitation of liability and amendment of the certificate of incorporation.

  Innovations

     The affirmative vote of not less than 75% of the outstanding shares entitled to vote thereon, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, is required to amend or repeal provisions relating to stockholder action, directors, limitation of liability, amendment of the by-laws by our stockholders and amendment of the certificate of incorporation.

AMENDMENTS OF THE BY-LAWS

  Inverness

     Amendment or repeal of the Inverness by-laws by the stockholders of Inverness requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at the stockholders' meeting voting as a single class, unless the Inverness board of directors recommends that the stockholders approve such amendment or repeal, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the stockholders' meeting.

  Innovations

     Amendment or repeal of our by-laws by our stockholders requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at the stockholders' meeting voting as a single class, unless our board of directors recommends that the stockholders approve such amendment or repeal, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the shareholders' meeting.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We estimate that -- shares of our common stock will be issued in the split-off, based on the number of shares of Inverness common stock outstanding on --, 2001 and the .20 ratio for the exchange of outstanding Inverness common stock. All of these shares of common stock will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by our "affiliates" (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). Our affiliates will be subject to the limitations of Rule 144 or Rule 145, as applicable, promulgated under the Securities Act. In general, under Rule 144 as currently in effect, persons who may be deemed our affiliates or affiliates of Inverness prior to the split-off, as that term is defined in the Securities Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1 percent of the then outstanding shares of our common stock (approximately -- shares immediately after the split-off) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about us. In general, under Rule 145 as currently in effect, our affiliates (which generally is defined to include affiliates of Inverness prior to the split-off) would also be subject to the above restrictions on sales of our common stock.

                           MATERIAL TAX CONSEQUENCES


     The following discussion summarizes the material federal income tax consequences of the split-off and the merger to holders of Inverness common stock who are citizens or residents of the United States. This discussion does not include tax consequences to Inverness stockholders entitled to special treatment under the Internal Revenue Code, such as insurance companies, dealers in securities, tax exempt organizations or foreign persons, or to Inverness stockholders who acquired their shares of Inverness common stock pursuant to the exercise of employee stock options or otherwise in compensatory transactions. In addition, this discussion does not address any state, local or foreign tax considerations and does not address any federal estate, gift, employment, excise or other non-income tax considerations. This discussion is based upon provisions of the Internal Revenue Code, regulations, administrative rulings and judicial decisions presently in effect, all of which are subject to change (possibly with retroactive effect) and to different interpretations. WE URGE INVERNESS STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPLIT-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.



     Goodwin Procter LLP, counsel to Inverness, has provided to Inverness an opinion letter regarding certain of the federal income tax consequences of the split-off and merger. No ruling from the Internal Revenue Service has been or will be sought with respect to any of the tax matters relating to the split-off and merger. The conclusions of counsel in its opinion letter are based upon certain assumptions and representations, including representations made by Inverness and Johnson & Johnson, and are counsel's best legal judgment. The opinion letter does not bind the IRS, any tax authority or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions set forth in the opinion letter, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position.


TWO SEPARATE TRANSACTIONS

     Counsel concludes in its opinion letter that the deemed redemption of a portion of a stockholder's shares of Inverness common stock in exchange for Innovations common stock in the split-off and the exchange of a portion of such stockholder's shares of Inverness common stock for Johnson & Johnson common stock in the merger will be two separate transactions for federal income tax purposes.

THE SPLIT-OFF

     Counsel concludes in its opinion letter that, subject to certain assumptions and representations, it is more likely than not that the split-off qualifies, as to the Inverness stockholders, as a transaction described in
Section 355 of the Internal Revenue Code. For this purpose, the phrase "more likely than not" means that if counsel's conclusion is challenged by the IRS, counsel believes that there is a greater than 50% likelihood that counsel's conclusion would be sustained by a court of law.

     If counsel is correct that the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code, then:

     - an Inverness stockholder will not recognize any gain or loss when shares of its Inverness common stock are redeemed in exchange for Innovations common stock in the split-off

     - cash, if any, that an Inverness stockholder receives instead of a fractional share of Innovations common stock will be treated as received in exchange for that fractional share. The stockholder will recognize gain or loss to the extent of the difference between its tax basis in that fractional share and the cash that the stockholder receives for that fractional share. Provided that the stockholder holds the Innovations common stock that it receives in the split-off as a capital asset, the gain or loss will be capital gain or loss

     - an Inverness stockholder's tax basis in its Inverness common stock will be divided between the Innovations common stock that it receives in the split-off and the Johnson & Johnson common stock that it receives in the merger in proportion to the relative fair market values of such

       Innovations common stock and Johnson & Johnson common stock at the time that the split-off and merger occur and

     - an Inverness stockholder's holding period for the Innovations common stock that it receives in the split-off will include the stockholder's holding period for its Inverness common stock that is redeemed in the split-off, provided that the stockholder holds its Inverness common stock as a capital asset.

     Inverness stockholders should be aware that counsel's conclusion that the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code is based on counsel's interpretation of how various requirements of Section 355 of the Internal Revenue Code apply to the split-off. According to counsel, with respect to some of these interpretations there is no controlling legal authority, and no published rulings or cases squarely address the application of Section 355 of the Internal Revenue Code to a transaction identical to the split-off.

     If certain representations and assumptions relied upon by counsel in rendering its opinion letter are inaccurate, or if the IRS successfully challenges counsel's conclusions regarding the federal income tax treatment of the split-off, then:

     - an Inverness stockholder will recognize gain or loss when shares of its Inverness common stock are redeemed in exchange for Innovations common stock in the split-off. Such gain or loss will be capital gain or loss if the stockholder holds its Inverness common stock as a capital asset

     - the amount of the gain or loss that an Inverness stockholder will recognize will be equal to the difference between its tax basis in its redeemed Inverness common stock and the fair market value of the Innovations common stock that the stockholder receives in the split-off. The stockholder's tax basis in its redeemed Inverness common stock will be a percentage of its tax basis in all of its Inverness stock. In general, that percentage will be equal to the percentage that the fair market value of the Innovations common stock that the stockholder receives in the split-off is of the fair market value of the total consideration that the stockholder receives in the split-off and merger

     - an Inverness stockholder's tax basis in the Innovations common stock that it receives in the split-off will be equal to the fair market value of that Innovations common stock and

     - an Inverness stockholder's holding period for the Innovations common stock that it receives in the split-off will begin on the day after the split-off occurs.

     Even if the split-off qualifies, as to the Inverness stockholders, as a transaction described in Section 355 of the Internal Revenue Code, Inverness stockholders should be aware that the split-off will be taxable to Inverness. The amount of Inverness' taxable gain will depend on both the difference between the fair market value of the women's health business assets and Inverness' tax basis in those assets immediately before the pre-split-off restructuring, and on the difference between the fair market value and tax basis of the Innovations common stock after the restructuring but before the split-off. Under the tax allocation agreement, Inverness is solely responsible for the payment of Inverness' tax liability arising from the restructuring and the split-off and is not entitled to reimbursement from Innovations or Johnson & Johnson.

THE MERGER

     Counsel also concludes in its opinion letter that, subject to certain assumptions and representations, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly:

     - an Inverness stockholder will not recognize any gain or loss when shares of its Inverness common stock are exchanged for Johnson & Johnson common stock in the merger

     - cash, if any, that an Inverness stockholder receives instead of a fractional share of Johnson & Johnson common stock will be treated as received in exchange for that fractional share. The stockholder will recognize gain or loss to the extent of the difference between its tax basis in that fractional share and the cash that the stockholder receives for that fractional share. Provided that the stockholder holds the Johnson & Johnson common stock that it receives in the merger as a capital asset, the gain or loss will be capital gain or loss

     - an Inverness stockholder's tax basis in the Johnson & Johnson common stock that it receives in the merger will equal its tax basis in the Inverness common stock that the stockholder exchanges in the merger for that Johnson & Johnson common stock and

     - an Inverness stockholder's holding period for the Johnson & Johnson common stock that it receives in the merger will include the stockholder's holding period for the Inverness common stock that the stockholder exchanges in the merger for that Johnson & Johnson common stock, provided that the stockholder holds its Inverness common stock as a capital asset.

     The foregoing discussion is only a summary of the material federal income tax consequences of the split-off and merger and is included here for general information only. The foregoing discussion may not address federal income tax consequences relevant to an Inverness stockholder's particular circumstances. INVERNESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPLIT-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the common stock we are issuing will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. The owners and presidents of two professional corporations which are partners in the firm of Goodwin Procter LLP beneficially own an aggregate of approximately 50,142 shares of Inverness common stock and 3,995 shares of Inverness common stock, respectively. Assuming these professional corporations still own these shares as of the date of the split-off, then, immediately following the split-off, they will own an aggregate of approximately 10,028 shares of our common stock and 799 shares of our common stock, respectively.

                                    EXPERTS

     The consolidated financial statements of Inverness Medical Innovations, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing giving said reports.

         ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Office at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.



     After the split-off, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the locations described above. You can obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. We have applied for approval for listing of our common stock on the American Stock Exchange under the symbol "--."

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                         COMBINED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  XF-1
Combined Statements of Operations for the Years Ended
  December 31, 1998, 1999 and 2000 and the Six Months Ended
  June 30, 2000 and 2001 (unaudited)........................  XF-2
Unaudited Pro Forma Combined Statements of Operations for
  the Years Ended December 31, 1998, 1999 and 2000 and the
  Six Months Ended June 30, 2000 and 2001...................  XF-3
Combined Balance Sheets as of December 31, 1999 and 2000 and
  June 30, 2001 (unaudited).................................  XF-4
Unaudited Pro Forma Combined Balance Sheet as of June 30,
  2001......................................................  XF-5
Combined Statements of Stockholders' Equity and Net Parent
  Company Investment for the Years Ended December 31, 1998,
  1999 and 2000 and the Six Months Ended June 30, 2001
  (unaudited)...............................................  XF-6
Combined Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999 and 2000 and the Six Months Ended
  June 30, 2000 and 2001 (unaudited)........................  XF-7
Notes to Combined Financial Statements......................  XF-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Inverness Medical Innovations, Inc.:


     We have audited the accompanying combined balance sheets of Inverness Medical Innovations, Inc. (a Delaware corporation), a subsidiary of Inverness Medical Technology, Inc., and subsidiaries as of December 31, 1999 and 2000, and the related combined statements of operations, stockholders' equity and net parent company investment and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Inverness Medical Innovations, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
August 8, 2001

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS


                                                                                     SIX MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                   JUNE 30,
                                       ---------------------------------------   -------------------------
                                          1998          1999          2000          2000          2001
                                       -----------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
Net product sales....................  $74,645,142   $79,293,848   $84,529,140   $41,635,633   $39,910,284
Cost of sales........................   40,562,912    45,534,338    48,182,950    23,255,272    22,739,004
                                       -----------   -----------   -----------   -----------   -----------
  Gross profit.......................   34,082,230    33,759,510    36,346,190    18,380,361    17,171,280
                                       -----------   -----------   -----------   -----------   -----------
Operating expenses:
Research and development.............    2,869,363     1,427,690     1,359,500       652,299       654,686
Selling, general and
  administrative.....................   28,483,439    25,274,348    26,518,517    13,353,065    12,337,689
Net charge for business dispositions,
  asset impairments and restructuring
  activities (Note 7)................    5,372,337            --            --            --            --
                                       -----------   -----------   -----------   -----------   -----------
                                        36,725,139    26,702,038    27,878,017    14,005,364    12,992,375
                                       -----------   -----------   -----------   -----------   -----------
  Operating (loss) income............   (2,642,909)    7,057,472     8,468,173     4,374,997     4,178,905
Interest expense.....................   (3,682,291)   (3,158,086)   (2,988,149)   (1,535,449)   (1,056,137)
Other expense, net...................     (631,646)     (566,189)     (388,419)      (56,069)     (291,744)
                                       -----------   -----------   -----------   -----------   -----------
  (Loss) income before income
     taxes...........................   (6,956,846)    3,333,197     5,091,605     2,783,479     2,831,024
Provision for income taxes...........    2,102,833     2,793,493     2,909,784     1,625,946     1,808,588
                                       -----------   -----------   -----------   -----------   -----------
  Net (loss) income..................  $(9,059,679)  $   539,704   $ 2,181,821   $ 1,157,533   $ 1,022,436
                                       ===========   ===========   ===========   ===========   ===========
Net (loss) income per common share --
  Basic and diluted..................  $    (9,060)  $       540   $     2,182   $     1,158   $     1,022
                                       ===========   ===========   ===========   ===========   ===========
Weighted average shares --
  Basic and diluted..................        1,000         1,000         1,000         1,000         1,000
                                       ===========   ===========   ===========   ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES


         UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (NOTE 1)



                                                                                    SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                   JUNE 30,
                                      ---------------------------------------   -------------------------
                                         1998          1999          2000          2000          2001
                                      -----------   -----------   -----------   -----------   -----------
Net product sales...................  $54,684,972   $50,583,854   $51,050,574   $26,197,653   $24,083,883
Cost of sales.......................   26,719,991    26,890,187    25,074,536    12,433,509    11,619,521
                                      -----------   -----------   -----------   -----------   -----------
  Gross profit......................   27,964,981    23,693,667    25,976,038    13,764,144    12,464,362
                                      -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development..........    2,322,472     1,395,401     1,359,500       652,299       654,686
  Selling, general and
     administrative.................   22,769,187    18,349,671    17,763,109     9,176,655     8,833,354
  Net charge for business
     dispositions, asset impairments
     and restructuring activities
     (Note 7).......................    4,968,816            --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
                                       30,060,475    19,745,072    19,122,609     9,828,954     9,488,040
                                      -----------   -----------   -----------   -----------   -----------
  Operating (loss) income...........   (2,095,494)    3,948,595     6,853,429     3,935,190     2,976,322
Interest expense....................   (2,316,879)   (2,022,974)           --            --            --
Other expense, net..................     (650,365)     (562,298)     (387,884)      (56,460)     (286,630)
                                      -----------   -----------   -----------   -----------   -----------
  (Loss) income from continuing
     operations before income
     taxes..........................   (5,062,738)    1,363,323     6,465,545     3,878,730     2,689,692
Provision for income taxes..........    1,114,633     1,006,709     1,781,244       998,824     1,105,115
                                      -----------   -----------   -----------   -----------   -----------
(Loss) income from continuing
  operations........................  $(6,177,371)  $   356,614   $ 4,684,301   $ 2,879,906   $ 1,584,577
                                      ===========   ===========   ===========   ===========   ===========
Unaudited pro forma net (loss)
  income from continuing operations
  per common share -- Basic and
  diluted...........................  $     (2.53)  $      0.11   $      0.99   $      0.67   $      0.25
                                      ===========   ===========   ===========   ===========   ===========
Unaudited pro forma weighted average
  shares -- Basic and diluted.......    2,442,997     3,363,946     4,726,390     4,287,244     6,237,502
                                      ===========   ===========   ===========   ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS


                                                              DECEMBER 31,
                                                        -------------------------    JUNE 30,
                                                           1999          2000          2001
                                                        -----------   -----------   -----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $   695,080   $ 3,090,192   $ 2,523,749
  Accounts receivable, net of reserves of
     approximately $2,520,000, $2,802,000 and
     $2,556,000 at December 31, 1999 and 2000 and June
     30, 2001, respectively...........................   12,307,795    13,398,302    13,321,463
  Inventories.........................................    8,734,781     7,461,717     8,013,356
  Deferred tax asset..................................    1,365,637     2,259,908     2,259,908
  Prepaid expenses and other current assets...........      907,212       389,555     1,291,851
                                                        -----------   -----------   -----------
     Total current assets.............................   24,010,505    26,599,674    27,410,327
                                                        -----------   -----------   -----------
  Property, plant and equipment, net..................    3,212,459     3,182,600     3,942,618
  Goodwill, trademarks and other intangible assets,
     net..............................................   61,635,821    58,667,132    59,141,411
  Deferred financing costs and other assets, net......    1,233,498     1,091,499       669,484
                                                        -----------   -----------   -----------
                                                        $90,092,283   $89,540,905   $91,163,840
                                                        ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
AND NET PARENT COMPANY INVESTMENT
CURRENT LIABILITIES:
  Current portion of notes payable....................  $ 6,864,104   $ 8,850,888   $ 7,877,996
  Accounts payable....................................    8,003,258     7,423,880     7,246,592
  Accrued expenses and other current liabilities......    5,002,699     7,251,637     7,574,503
  Due to Inverness Medical Technology, Inc. and
     affiliated companies, net (Note 8(a))............    5,232,865     5,297,327     6,664,216
                                                        -----------   -----------   -----------
     Total current liabilities........................   25,102,926    28,823,732    29,363,307
                                                        -----------   -----------   -----------
LONG-TERM LIABILITIES:
  Note payable to Inverness Medical Technology, Inc.
     (Note 8(b))......................................    4,043,609     4,208,274     3,992,540
  Deferred tax liability..............................      719,436     1,120,674     1,120,674
  Other long-term liabilities.........................      189,568       170,000       166,000
  Notes payable, net of current portion...............   25,083,728    13,406,175    10,150,813
                                                        -----------   -----------   -----------
     Total long-term liabilities......................   30,036,341    18,905,123    15,430,027
                                                        -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' EQUITY AND NET PARENT COMPANY
  INVESTMENT:
  Common stock, $0.001 par value......................
     Authorized, issued and outstanding
       shares -- 1,000................................            1             1             1
  Additional paid-in capital..........................   48,592,560    51,151,077    53,226,077
  Net parent company investment.......................    3,994,757     3,693,975     4,465,986
  Accumulated deficit.................................  (18,250,540)  (13,798,883)  (12,069,827)
  Accumulated other comprehensive income..............      616,238       765,880       748,269
                                                        -----------   -----------   -----------
     Total stockholders' equity and net parent company
       investment.....................................   34,953,016    41,812,050    46,370,506
                                                        -----------   -----------   -----------
                                                        $90,092,283   $89,540,905   $91,163,840
                                                        ===========   ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES


              UNAUDITED PRO FORMA COMBINED BALANCE SHEET (NOTE 1)



                                                                 JUNE 30,
                                                                   2001
                                                                -----------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $40,000,000
  Accounts receivable, net of reserves of approximately
     $1,288,000.............................................      9,008,377
  Inventories...............................................      4,374,210
  Deferred tax asset........................................      1,539,489
  Prepaid expenses and other current assets.................      1,139,648
                                                                -----------
     Total current assets...................................     56,061,724
                                                                -----------
  Property, plant and equipment, net........................      3,796,444
  Goodwill, trademarks and other intangible assets, net.....     33,609,344
  Deferred financing costs and other assets, net............        669,484
                                                                -----------
                                                                $94,136,996
                                                                ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 4,335,968
  Accrued expenses and other current liabilities............      6,654,446
                                                                -----------
     Total current liabilities..............................     10,990,414
                                                                -----------
LONG-TERM LIABILITIES:
  Deferred tax liability....................................      1,120,674
  Other long-term liabilities...............................        166,000
                                                                -----------
     Total long-term liabilities............................      1,286,674
                                                                -----------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' EQUITY:
  Common stock, $0.001 par value
     Authorized, issued and outstanding 6,476,293 shares....          6,625
  Additional paid-in capital................................     93,174,843
  Accumulated deficit.......................................    (12,069,827)
  Accumulated other comprehensive income....................        748,267
                                                                -----------
     Total stockholders' equity.............................     81,859,908
                                                                -----------
                                                                $94,136,996
                                                                ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                       AND NET PARENT COMPANY INVESTMENT

                                                                                                         ACCUMULATED
                                         COMMON STOCK                                                       OTHER
                                     ---------------------   ADDITIONAL    NET PARENT                   COMPREHENSIVE
                                      NUMBER      $0.001       PAID-IN       COMPANY     ACCUMULATED       (LOSS)
                                     OF SHARES   PAR VALUE     CAPITAL     INVESTMENT      DEFICIT         INCOME
                                     ---------   ---------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1997.........    1,000        $1       $29,870,146   $   895,693   $(12,301,235)   $  (22,620)
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........       --        --         2,037,543            --             --            --
Capital contribution from Inverness
  related to acquisition of Can-Am
  Care Corporation.................       --        --        12,598,434            --             --            --
Capital contribution from Inverness
  related to acquisition of
  minority interest in Orgenics,
  Ltd. ............................       --        --            94,001            --             --            --
Capital contribution from Inverness
  related to acquisition of Core
  Immuno-Assay technology..........       --        --                --     5,037,132             --            --
Net cash distributed to
  Inverness........................       --        --                --       (80,274)            --            --
Changes in cumulative translation
  adjustment.......................       --        --                --            --             --      (137,226)
Net loss...........................       --        --                --    (1,007,524)    (8,052,155)           --
                                       -----        --       -----------   -----------   ------------    ----------
  Total comprehensive loss.........
BALANCE, DECEMBER 31, 1998.........    1,000         1        44,600,124     4,845,027    (20,353,390)     (159,846)
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........       --        --         2,796,851            --             --            --
Capital contribution from Inverness
  related to transfer of Women's
  Health division..................       --        --         1,151,326    (1,151,326)            --            --
Capital contribution from Inverness
  related to acquisition of
  minority interest in Orgenics,
  Ltd. ............................       --        --            44,259            --             --            --
Net cash contributed by
  Inverness........................       --        --                --     1,864,202             --            --
Changes in cumulative translation
  adjustment.......................       --        --                --            --             --       776,084
Net (loss) income..................       --        --                --    (1,563,146)     2,102,850            --
                                       -----        --       -----------   -----------   ------------    ----------
  Total comprehensive income.......
BALANCE, DECEMBER 31, 1999.........    1,000         1        48,592,560     3,994,757    (18,250,540)      616,238
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........       --        --         2,558,517            --             --            --
Net cash contributed by
  Inverness........................       --        --                --     1,969,054             --            --
Changes in cumulative translation
  adjustment.......................       --        --                --            --             --       149,642
Net (loss) income..................       --        --                --    (2,269,836)     4,451,657            --
                                       -----        --       -----------   -----------   ------------    ----------
  Total comprehensive income.......
BALANCE, DECEMBER 31, 2000.........    1,000         1        51,151,077     3,693,975    (13,798,883)      765,880
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc.
  (unaudited)......................       --        --            75,000            --             --            --
Capital contribution from Inverness
  related to contingent payment to
  former Can-Am stockholders
  (unaudited)......................       --        --         2,000,000            --             --            --
Net cash contributed by Inverness
  (unaudited)......................       --        --                --     1,478,631             --            --
Changes in cumulative translation
  adjustment (unaudited)...........       --        --                --            --             --       (17,611)
Net (loss) income (unaudited)......       --        --                --      (706,620)     1,729,056            --
                                       -----        --       -----------   -----------   ------------    ----------
  Total comprehensive income
    (unaudited)....................
BALANCE, JUNE 30, 2001
  (unaudited)......................    1,000        $1       $53,226,077   $ 4,465,986   $(12,069,827)   $  748,269
                                       =====        ==       ===========   ===========   ============    ==========


                                         TOTAL       COMPREHENSIVE
                                     STOCKHOLDERS'      (LOSS)
                                        EQUITY          INCOME
                                     -------------   -------------
BALANCE, DECEMBER 31, 1997.........   $18,441,985     $        --
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........     2,037,543              --
Capital contribution from Inverness
  related to acquisition of Can-Am
  Care Corporation.................    12,598,434              --
Capital contribution from Inverness
  related to acquisition of
  minority interest in Orgenics,
  Ltd. ............................        94,001              --
Capital contribution from Inverness
  related to acquisition of Core
  Immuno-Assay technology..........     5,037,132              --
Net cash distributed to
  Inverness........................       (80,274)             --
Changes in cumulative translation
  adjustment.......................      (137,226)       (137,226)
Net loss...........................    (9,059,679)     (9,059,679)
                                      -----------     -----------
  Total comprehensive loss.........                    (9,196,905)
                                                      ===========
BALANCE, DECEMBER 31, 1998.........    28,931,916
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........     2,796,851              --
Capital contribution from Inverness
  related to transfer of Women's
  Health division..................            --              --
Capital contribution from Inverness
  related to acquisition of
  minority interest in Orgenics,
  Ltd. ............................        44,259              --
Net cash contributed by
  Inverness........................     1,864,202              --
Changes in cumulative translation
  adjustment.......................       776,084         776,084
Net (loss) income..................       539,704         539,704
                                      -----------     -----------
  Total comprehensive income.......                     1,315,788
                                                      ===========
BALANCE, DECEMBER 31, 1999.........    34,953,016
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc. .........     2,558,517              --
Net cash contributed by
  Inverness........................     1,969,054              --
Changes in cumulative translation
  adjustment.......................       149,642         149,642
Net (loss) income..................     2,181,821       2,181,821
                                      -----------     -----------
  Total comprehensive income.......                     2,331,463
                                                      ===========
BALANCE, DECEMBER 31, 2000.........    41,812,050
Capital contribution from Inverness
  related to income taxes for
  Inverness Medical, Inc.
  (unaudited)......................        75,000              --
Capital contribution from Inverness
  related to contingent payment to
  former Can-Am stockholders
  (unaudited)......................     2,000,000              --
Net cash contributed by Inverness
  (unaudited)......................     1,478,631              --
Changes in cumulative translation
  adjustment (unaudited)...........       (17,611)        (17,611)
Net (loss) income (unaudited)......     1,022,436       1,022,436
                                      -----------     -----------
  Total comprehensive income
    (unaudited)....................                   $ 1,004,825
                                                      ===========
BALANCE, JUNE 30, 2001
  (unaudited)......................   $46,370,506
                                      ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                           SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                   JUNE 30,
                                            ----------------------------------------   -------------------------
                                                1998          1999          2000          2000          2001
                                            ------------   -----------   -----------   -----------   -----------
                                                                                        UNAUDITED     UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income.........................  $ (9,059,679)  $   539,704   $ 2,181,821   $ 1,157,533   $ 1,022,436
Adjustments to reconcile net (loss) income
  to net cash provided by operating
  activities:
  Noncash portion of net charge on
    business dispositions, asset
    impairments and restructuring
    activities............................     5,119,713            --            --            --            --
  Loss on disposal of property, plant and
    equipment.............................       838,000        20,218            --            --            --
  Amortization of deferred revenue........       (56,667)           --            --            --            --
  Depreciation and amortization...........     6,954,372     4,187,299     4,043,281     2,038,411     2,109,692
  Deferred income taxes...................      (234,392)       (7,180)     (493,033)           --            --
  Capital contribution from Inverness
    related to income taxes for Inverness
    Medical, Inc. ........................     2,037,543     2,796,851     2,558,517       538,000        75,000
  Other noncash gains.....................       (75,019)         (538)           --            --            --
  Changes in current assets and
    liabilities, net of acquisitions:
    Accounts receivable, net..............      (721,954)   (1,989,052)   (1,167,203)     (249,955)      (92,144)
    Inventories...........................       662,767    (1,281,232)    1,258,240    (2,920,219)     (706,137)
    Prepaid expenses and other current
      assets..............................        39,579       (72,870)      843,191       331,680      (889,633)
    Accounts payable......................    (1,779,867)      341,203      (539,935)    1,429,611        50,983
    Due to Inverness and affiliated
      companies...........................    (5,246,069)    2,264,643       229,127    (1,217,508)    1,129,818
    Accrued expenses and other current
      liabilities.........................     1,762,964    (1,121,805)    2,283,153     2,763,066       380,834
                                            ------------   -----------   -----------   -----------   -----------
  Net cash provided by operating
    activities............................       241,291     5,677,241    11,197,159     3,870,619     3,080,849
                                            ------------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and
  equipment...............................      (555,265)   (1,526,246)     (840,350)     (272,161)   (1,451,387)
(Increase) decrease in other assets.......      (210,395)          (18)        3,569         3,300       340,602
Cash paid for purchase of Can-Am Care
  Corporation.............................   (15,317,628)           --            --            --            --
                                            ------------   -----------   -----------   -----------   -----------
  Net cash used in investing activities...   (16,083,288)   (1,526,264)     (836,781)     (268,861)   (1,110,785)
                                            ------------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash paid for deferred financing costs....    (1,224,609)           --      (103,750)     (103,750)      (47,524)
Proceeds from borrowings under notes
  payable.................................    41,196,381       873,381        12,000        12,000            --
Repayments of notes payable...............   (28,040,527)   (7,775,410)   (9,701,279)   (3,644,686)   (4,193,375)
Contribution (to) from Inverness, net.....       (80,274)    1,864,202     1,969,054       769,395     1,478,631
                                            ------------   -----------   -----------   -----------   -----------
  Net cash provided by (used in) financing
    activities............................    11,850,971    (5,037,827)   (7,823,975)   (2,967,041)   (2,762,268)
                                            ------------   -----------   -----------   -----------   -----------
FOREIGN EXCHANGE EFFECT ON CASH AND CASH
  EQUIVALENTS.............................        12,129       461,986      (141,291)     (313,619)      225,761
                                            ------------   -----------   -----------   -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.............................    (3,978,897)     (424,864)    2,395,112       321,098      (566,443)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD..................................     5,098,841     1,119,944       695,080       695,080     3,090,192
                                            ------------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..................................  $  1,119,944   $   695,080   $ 3,090,192   $ 1,016,178   $ 2,523,749
                                            ============   ===========   ===========   ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


                                                                                          SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                  JUNE 30,
                                             --------------------------------------   ------------------------
                                                 1998          1999         2000         2000         2001
                                             ------------   ----------   ----------   ----------   -----------
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
Cash Paid For
  Interest.................................  $  2,801,486   $3,020,608   $2,630,666   $1,339,559   $   771,295
                                             ============   ==========   ==========   ==========   ===========
  Income taxes.............................  $    192,950   $   71,926   $   30,000   $   20,000   $    20,000
                                             ============   ==========   ==========   ==========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
On February 18, 1998, Innovations acquired
  Can-Am Care Corporation:
     Accounts receivable...................  $  2,812,000   $       --   $       --   $       --   $        --
     Inventories...........................     3,766,000           --           --           --            --
     Other current assets..................       313,000           --           --           --            --
     Property, plant and equipment.........        32,000           --           --           --            --
     Goodwill..............................    26,916,062           --           --           --     2,000,000
     Cash paid for acquisition.............   (15,317,628)          --           --           --    (2,000,000)
                                             ------------   ----------   ----------   ----------   -----------
       Noncash consideration paid..........    18,521,434           --           --           --            --
     Assumed accounts payable..............    (5,923,000)          --           --           --            --
     Note payable to Can-Am stockholders by
       Inverness...........................    (2,000,000)          --           --           --            --
                                             ------------   ----------   ----------   ----------   -----------
     Issuance of common stock by
       Inverness...........................  $(10,598,434)  $       --   $       --   $       --   $        --
                                             ============   ==========   ==========   ==========   ===========
Shares Issued by Inverness in Connection
  with Purchase of Core Immuno-Assay
  Technology...............................  $  4,565,778   $       --   $       --   $       --   $        --
                                             ============   ==========   ==========   ==========   ===========
Capital contribution from Inverness related
  to acquisition of minority interest in
  Orgenics, Ltd............................  $     94,001   $   44,259   $       --   $       --   $        --
                                             ============   ==========   ==========   ==========   ===========
Capital contribution from Inverness related
  to transfer of Women's Health division...  $         --   $1,151,326   $       --   $       --   $        --
                                             ============   ==========   ==========   ==========   ===========


    The accompanying notes are an integral part of these combined financial statements.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                               DECEMBER 31, 2000

(1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


     On May 23, 2001, Inverness Medical Technology, Inc. (Inverness) entered into an Agreement and Plan of Split-Off and Merger (the Agreement) pursuant to which Johnson & Johnson will acquire Inverness' diabetes care products business and Inverness will simultaneously split-off its women's health, nutritional supplements and clinical diagnostics businesses as part of an independent, publicly owned company. As a part of the transaction, Inverness will restructure its operations so that all non-diabetes businesses (women's health, nutritional supplements and clinical diagnostics) will be held by a subsidiary, Inverness Medical Innovations, Inc. (Innovations or the Company). At the closing of the transaction, all of the shares of Innovations common stock held by Inverness will be split-off from Inverness in a pro rata distribution to Inverness stockholders and Inverness will merge with and become a wholly-owned subsidiary of Johnson & Johnson.


     Innovations was incorporated on May 11, 2001 for the purpose of receiving Inverness' contribution of its women's health, nutritional supplements and clinical diagnostics businesses in connection with the transactions described in the Agreement and related agreements. Innovations' combined financial statements consist of Inverness subsidiaries and businesses that are to be initially contributed to Innovations for all periods presented as if such subsidiaries and businesses were historically organized in a manner consistent with the restructuring set forth in the Agreement and related agreements. The primary subsidiaries and businesses that comprise the combined entity are as follows:


     - Inverness Medical, Inc. (IMI), a U.S. corporation, and its wholly-owned subsidiary, Can-Am Care Corporation (Can-Am), a U.S. corporation


     - Cambridge Diagnostics Ireland Ltd. (CDIL), an Irish corporation

     - Orgenics, Ltd. (Orgenics), an Israeli corporation

     - The women's health business of Inverness Medical Europe GmbH (IME), a German corporation

     - Inverness Medical Benelux Bvba (IMB), a Belgian corporation

     - The women's health assets held by Inverness, plus allocations to Innovations of Inverness common expenditures


     - Jmar Ames, Inc. (Jmar), a majority-owned U.S. corporation, for the period prior to its bankruptcy and liquidation


     Innovations has combined the financial statements of the individual legal entities, along with the assets, liabilities, revenues and expenses of the businesses, in a manner consistent with consolidated financial statements. All material intercompany transactions have been eliminated. Amounts due to or due from Inverness and Inverness subsidiaries that are not part of Innovations are reflected as amounts due to or from affiliates (see below and Note 8). Innovations' equity accounts reflect the par value of Innovations' stock at the date of incorporation, the historical equity accounts of the legal entities that comprise Innovations and a "Net Parent Company Investment" representing the net assets of the businesses that will be contributed to Innovations.


     Pursuant to the Agreement and related agreements, Innovations will transfer to Inverness those entities or businesses that conduct business in the diabetes segment, principally the Can-Am subsidiary of IMI and the diabetes business of IMB. Because Inverness has solicited a stockholder vote for the transactions contemplated by the Agreement, including the restructuring of its subsidiaries' businesses, Innovations cannot present the historical diabetes operations of its subsidiaries as discontinued operations

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



in the historical combined financial statements under Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, unless or until the stockholders vote in favor of the transaction.



     The discontinuation of the diabetes businesses is one of a number of transactions that will occur upon the closing of transactions set forth in the Agreement that will have a significant impact on Innovation's financial statements. Under the terms of the Agreement and related agreements, Inverness is obligated to capitalize Innovations with $40 million in net cash. Inverness is also obligated to assume or discharge all of Innovations' third-party and related-party debt. The unaudited pro forma combined financial statements reflect these transactions as follows:


     Unaudited pro forma statements of operations:


     - Amounts related to discontinued diabetes operations have been excluded (see Note 15 for summarized results from discontinued operations) and



     - All third-party and related-party interest expense pertaining to debt to be assumed or discharged by Inverness has been eliminated in 2000 and the six months ended June 30, 2000 and 2001. Total interest expense eliminated was $1,904,696, $977,839 and $723,581 during 2000 and the six months ended June 30, 2000 and 2001, respectively.



     Unaudited pro forma balance sheet as of June 30, 2001:



     - Assets and liabilities relating to diabetes operations have been removed and shown as a distribution to Inverness via a reduction of additional paid-in capital (see Note 15 for summarized net assets of discontinued operations),


     - Cash has been increased to $40 million with an offsetting increase to additional paid-in capital and


     - All third-party and related-party debt to be assumed or discharged by Inverness has been removed and shown as an increase to additional paid-in capital. Total debt eliminated was $18,402,573 at June 30, 2001.



     At closing, Inverness expects to distribute to its stockholders one Innovations share for every five Inverness shares held. In order for Inverness to do so, Innovations will declare a stock split, to be effected as a dividend. Accordingly, in addition to the presentation of historical earnings per share information using for all periods the actual number of shares of Innovations common stock outstanding as of the date of its incorporation, Innovations has also presented unaudited pro forma earnings per share reflecting the planned distribution ratio and estimated stock split that would have been necessary had the transactions contemplated in the Agreement and related agreements been completed on June 30, 2001.


     Innovations' combined financial statements reflect the allocation of Inverness' common expenditures. Such allocations have been made in accordance with Staff Accounting Bulletin (SAB) No. 55, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.


     The accompanying combined financial statements reflect substantially all costs of doing business, including those incurred by Inverness on Innovations' behalf. Costs that are clearly identifiable as being applicable to an Innovations subsidiary or business have been allocated to Innovations. The most significant costs included in this category include salary and benefits of certain employees and legal and other professional fees. Costs of centralized departments and corporate operations that serve all operations have been allocated, where such allocations would be material, using relevant allocation measures, such as estimated percentage of time worked for salary and benefits of certain executives and employees and

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



square feet occupied for occupancy costs in shared facilities. Corporate costs that clearly relate to businesses or subsidiaries that will be retained by Inverness or that do not provide any significant direct or indirect benefit to Innovations have not been allocated to Innovations. As discussed more thoroughly in Note 2g and 11, Innovations accounts for income taxes using the separate return method, pursuant to Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes. Inverness has historically charged interest on loans made to its subsidiaries. Accordingly, Innovations' combined statements of operations reflect interest expense on amounts due to entities not included in Innovations' combined historical financial statements (primarily to Inverness) (see Note 8). Interest expense also reflects amounts recorded on third-party notes payable when such notes relate specifically to Innovations' operations. Interest expense does not include amounts recorded on general corporate borrowings of Inverness. Innovations believes that the allocation methods described herein are reasonable and fairly reflect its financial position and results of operations.



     As part of the Agreement and related agreements, all Inverness options and warrants will be split such that all holders will receive an Inverness option or warrant and an Innovations option or warrant. The option or warrant split will be accomplished in such a manner that the aggregate intrinsic value of the two options or warrants will equal the intrinsic value of the Inverness option or warrant before the split. The option or warrant split also requires that the ratio of intrinsic value to market value for each option or warrant be the same. Concurrent with the option split, Innovations' Board of Directors will exercise its ability to (1) accelerate the vesting for all Innovations options and (2) extend the period of exercisability for existing Inverness employees that will not become Innovations employees. Such action is deemed to be award modifications pursuant to Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation. Under FIN No. 44, Innovations will measure compensation at the date of the award modifications based on the intrinsic value of the option and will recognize such compensation if, absent the modifications, the award would have been forfeited pursuant to the award's original terms. For Inverness employees who will not become employees of Innovations, the recognition of this charge will be immediate and may be significant. Innovations is not yet able to estimate the amount of this charge. The total estimated number of common shares underlying stock options Innovations will issue upon conversion of Inverness options is approximately 990,000.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  (a) Interim Financial Information



     The financial information as of June 30, 2001, and for the six months ended June 30, 2000 and 2001 is unaudited, but includes all adjustments consisting of only normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of Innovations' financial position, operating results and cash flows for such periods. Operating results for the six month period ended June 30, 2001 are not necessarily indicative of results to be expected for the full year of 2001 or any future period.



  (b) Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



  (c) Foreign Currencies



     Innovations follows the provisions of SFAS No. 52, Foreign Currency Translation. All assets and liabilities of Innovations' foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date while income and expense accounts are translated using the average rates of exchange during each period. Cumulative translation gains or losses on deemed permanent intercompany investments are reflected as a separate component of stockholders' equity. Foreign currency exchange transaction gains (losses) of approximately $21,000, $(531,000), $(389,000), $(55,000) and $(387,000) during
1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively, are reflected as a component of other expense, net, in the accompanying combined statements of operations.



  (d) Cash and Cash Equivalents



     Innovations considers all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of money market funds as of December 31, 1999 and 2000 and June 30, 2001.



  (e) Inventories


     Inventories are stated at the lower of cost (first-in, first-out) or market.


  (f) Depreciation and Amortization


     Innovations records property, plant and equipment at historical cost. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives of the related assets: machinery, laboratory equipment and tooling (3-16 years), buildings (20 years), leasehold improvements (lesser of term of lease or useful life of asset), furniture and fixtures (3-10 years) and computer equipment (1-6 years).


  (g) Goodwill, Trademarks and Other Intangible Assets



     Innovations is amortizing its goodwill and trademarks related to the acquisitions of certain nutritional supplement lines and Can-Am using the straight-line method over their estimated useful lives of 25 years. The intangible asset pertaining to Innovations' acquired core immuno-assay technology (used in the women's health business) is being amortized over 15 years. Innovations recorded amortization expense of approximately $4,415,000, $3,095,000, $2,966,000, $1,501,000 and $1,526,000 during 1998, 1999, 2000, and the six months ended June 30, 2000 and 2001, respectively, related to goodwill, trademarks and other intangible assets. This amortization expense is allocated to research and development and general and administrative expenses in the accompanying combined statements of operations.



     Innovations periodically examines the carrying value of its long-lived and intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in long-lived and intangible assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified based on the fair value of the asset. During 1998, Innovations recorded an impairment charge associated with certain goodwill and trademarks pertaining to a specific nutritional supplement, the goodwill associated with Orgenics and certain other long-lived assets held by CDIL (see Note 7). Innovations believes that the remaining carrying value of these assets were realizable as of December 31, 1999 and 2000 and June 30, 2001.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



  (h) Income Taxes



     Innovations provides for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Innovations' income tax provisions mainly represent those recorded by its U.S. subsidiary, IMI. Most of Innovations' foreign subsidiaries have been in net loss positions and, accordingly, have paid virtually no income taxes in their jurisdictions. For federal and some state income tax filing purposes, the results of IMI's operations are consolidated with Inverness. IMI has stand-alone tax filing responsibilities in some states. The tax accounts of Innovations have been computed using the separate return method. Accordingly, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates expected to be in effect when these differences reverse. Innovations' primary temporary differences which give rise to the deferred tax asset and liability are nondeductible reserves and accruals and different lives assigned to the goodwill and trademarks (see Note 12).



  (i) Revenue Recognition


     Innovations' revenues are derived from product sales. Product revenue is recognized upon shipment to customers, at which time title is transferred, less a reserve for estimated product returns and allowances. The Securities and Exchange Commission issued SAB No. 101, Revenue Recognition, in December 1999, which sets forth provisions for revenue recognition on multiple-element arrangements and acceptance and delivery criteria, among other items. The adoption of SAB No. 101 did not have a material impact on Innovations' operating results.


  (j) Employee Stock Compensation Arrangements


     Innovations has adopted an employee stock option plan. Innovations will account for its employee stock compensation arrangements under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44. Innovations will use the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.


  (k) Net (Loss) Earnings per Common Share



     Net (loss) earnings per common share, computed in accordance with SFAS No. 128, Earnings per Share, is based upon the actual number of common shares issued upon incorporation of Innovations, for all periods presented. As discussed in
Note 1, unaudited pro forma earnings per share is based on the weighted average number of Inverness common shares outstanding prior to the split-off and merger adjusted to reflect the consummation of the planned distribution ratio and stock split. There were no dilutive securities outstanding during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001.



  (l) Postretirement Benefits


     Innovations does not have any obligations for postretirement or postemployment benefits, as defined by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits. However, its subsidiary, Orgenics, does provide certain severance benefits (see Note 10(g)).


  (m) Concentration of Credit Risk


     Financial instruments that potentially subject Innovations to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. Innovations invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


Innovations does not require collateral or other securities to support customer receivables; however, it performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

     Innovations had the following significant customers:


                                                                                     SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                                -----------------------------      --------------
                                                1998      1999        2000         2000      2001
                                                ----      ----      ---------      ----      ----
Net revenues --
  Customer A..................................   --        --          10%          --        10%
  Customer B..................................   --        10%         10%          --        10%



                                                 DECEMBER 31,
                                                --------------      JUNE 30,
                                                1999      2000        2001
                                                ----      ----      ---------
Gross Accounts Receivable --
  Customer A..................................   --        12%         10%
  Customer B..................................   14%       --          --



     Innovations has no significant off-balance-sheet or other concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements. See Note 13 for financial information by geographic area and business segment.



  (n) Financial Instruments and Fair Value of Financial Instruments



     Innovations' financial instruments consist of cash equivalents, accounts receivable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1999 and 2000 and June 30, 2001. The estimated fair values have been determined through information obtained from market sources and Innovations does not have any material derivative or other financial instruments.



  (o) Recent Accounting Pronouncements


     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended by SFAS No. 137 in June 1999, the statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which is a significant amendment to SFAS No. 133. SFAS No. 133 and its amendments establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, the derivatives) and for hedging activities. The Emerging Issues Task Force (EITF) has also issued a number of derivative-related tentative and final consensus. The adoption of these statements did not have a material impact on Innovations' combined financial position or results of operations.


     In May 2000, the EITF reached a consensus on Issue No. 00-14, Accounting for Certain Sales Incentives, which is effective for the quarter ended December 15, 2001. EITF Issue No. 00-14 establishes accounting and reporting standards for the cost of certain sales incentives. Innovations offers certain sales incentives that fall within the scope of EITF Issue No. 00-14, such as coupons and free products, to some of its customers. Innovations adopted this consensus in 2001, resulting in reclassifications of approximately $1,860,000, $3,288,000, $3,447,000, $1,421,000 and $1,229,000 in 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively, from selling, general and administrative expenses to net product sales.


     In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 addresses changes in the financial accounting and reporting for business combinations and supersedes APB Opinion

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. Effective July 1, 2001, all business combinations should be accounted for using only the purchase method of accounting. Innovations does not believe the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.


     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses changes in the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives. Effective January 1, 2002, all existing acquired goodwill and other intangible assets with indefinite lives will no longer be amortized to expense, with early adoption required for all goodwill and other intangible assets with indefinite lives acquired subsequent to June 30, 2001. The statement also provides specific guidance for determining and measuring impairment of all goodwill and other intangible assets. Innovations recorded goodwill amortization of approximately $3,182,000, $1,798,000, $1,686,000, $843,000 and $874,000 during 1998, 1999,
2000 and the six months ended June 30, 2000 and 2001, respectively. Innovations has not yet made an assessment as to whether the required impairment measurements required by SFAS No. 142 will have an impact on its financial statements.



  (p) Reclassifications



     Certain prior-period account balances have been reclassified to be consistent with the current period's presentation.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(3) OTHER BALANCE SHEET INFORMATION

     Components of other selected captions in the Combined Balance Sheets consisted of:


                                                     DECEMBER 31,
                                              --------------------------     JUNE 30,
                                                 1999           2000           2001
                                              -----------    -----------    -----------
INVENTORIES:
Raw materials...............................  $ 1,851,230    $ 2,205,402    $ 2,063,767
Work-in-process.............................      181,029        204,579        246,341
Finished goods..............................    6,702,522      5,051,736      5,703,248
                                              -----------    -----------    -----------
                                              $ 8,734,781    $ 7,461,717    $ 8,013,356
                                              ===========    ===========    ===========
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Machinery, laboratory equipment and
  tooling...................................  $ 3,546,981    $ 3,706,142    $ 4,246,496
Buildings...................................      672,061        628,812        567,381
Leasehold improvements......................      618,778        674,490        650,549
Furniture and fixtures......................      389,460        660,743      1,098,083
Computer equipment..........................    1,159,953      1,472,676      1,776,591
                                              -----------    -----------    -----------
                                                6,387,233      7,142,863      8,339,100
Less: Accumulated depreciation and
  amortization..............................    3,174,774      3,960,263      4,396,482
                                              -----------    -----------    -----------
                                              $ 3,212,459    $ 3,182,600    $ 3,942,618
                                              ===========    ===========    ===========
GOODWILL, TRADEMARKS AND OTHER INTANGIBLE
  ASSETS:
Goodwill....................................  $45,222,353    $45,222,353    $47,222,353
Trademarks..................................   21,159,521     21,159,521     21,159,521
Other intangible assets.....................    5,757,465      5,757,465      5,757,465
                                              -----------    -----------    -----------
                                               72,139,339     72,139,339     74,139,339
Less: Accumulated amortization..............   10,503,518     13,472,207     14,997,928
                                              -----------    -----------    -----------
                                              $61,635,821    $58,667,132    $59,141,411
                                              ===========    ===========    ===========
ACCRUED EXPENSES AND OTHER CURRENT
  LIABILITIES:
Compensation and compensation-related.......  $   843,389    $ 1,585,481    $ 1,081,974
Professional fees...........................      336,923        869,283        603,273
Advertising and marketing...................    1,828,928      2,755,762      2,618,304
Accrued royalties...........................      742,699        475,058        932,547
Other.......................................    1,250,760      1,566,053      2,338,405
                                              -----------    -----------    -----------
                                              $ 5,002,699    $ 7,251,637    $ 7,574,503
                                              ===========    ===========    ===========


(4) ACQUISITION AND FINANCING OF CAN-AM

  (a) Can-Am Acquisition

     On February 18, 1998, Innovations purchased all of Can-Am's outstanding stock and entered into a bank lending agreement (see Note 4(b)). The aggregate purchase price of approximately $27,900,000 consisted of $13,600,000 in cash, 1,108,333 shares of Inverness common stock with a fair value of

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



$10,600,000, a $2,000,000 subordinated note payable by Inverness to former Can-Am stockholders and closing costs of approximately $1,700,000. The aggregate purchase price was allocated to the acquired assets and assumed liabilities approximately as follows:


Accounts receivable.........................................  $ 2,812,000
Inventory...................................................    3,766,000
Other current assets........................................      313,000
Fixed assets................................................       32,000
Goodwill....................................................   26,900,000
Liabilities assumed.........................................   (5,923,000)
                                                              -----------
                                                              $27,900,000
                                                              ===========


     In connection with the purchase of Can-Am, Can-Am's shareholders granted a right of first refusal to Inverness to purchase the assets or stock of an entity under the common control of the Can-Am stockholders and A.M.G. Medical, Inc.
(AMG). AMG historically performed certain administrative, management and manufacturing functions for Can-Am and, concurrent with the purchase of Can-Am, Can-Am and AMG entered into formal management services and supply agreements. Under the terms of the management services agreement, AMG agreed to continue providing such administrative and management services to Can-Am on an arm's-length basis. The management services agreement provides a mechanism to adjust charges for services based on the needs of Can-Am and an arbitration provision in the event the parties cannot agree on such charges. Under the terms of the supply agreement, Can-Am must purchase 100% of its requirements for monolet compatible lancets from AMG unless AMG is unable to meet Can-Am's requirements.



     Innovations recorded amounts owed of approximately $1,397,000, $616,000 and $1,059,000 at December 31, 1999 and 2000 and June 30, 2001, respectively, under these agreements. Further, Can-Am's president entered into an employment agreement with Inverness to continue serving Inverness and Innovations for three years at an annual salary of $150,000, which expired in February 2001.


     The principal amount of the promissory note issued by Inverness was subject to adjustment based on the performance of Inverness common stock within 90 trading days prior to the maturity of such note. Subsequent to December 31, 2000, Inverness computed the value of this contingent payment to be $2,000,000, which Innovations recorded as additional goodwill contributed by Inverness. Inverness paid the entire $4,000,000 balance of the promissory note in February 2001.

  (b) Financing

     Concurrent with the acquisition of Can-Am, IMI entered into a $42,000,000 credit agreement (IMI Credit Agreement) with a bank; Inverness is the guarantor of all obligations due under the IMI Credit Agreement. The IMI Credit Agreement consists of a $37,000,000 term loan and a $5,000,000 revolving line of credit. Of the proceeds from this term loan, IMI used $32,000,000 to finance the cash portion of the Can-Am purchase price and refinance the then existing bank debt that resulted from the earlier acquisition of certain nutritional supplement lines. The remaining $5,000,000 was used for working capital purposes.

     The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate, as defined, plus a spread from 0.50% to 2.00%, or the London Interbank Offered Rate (LIBOR) (6.71% at December 31, 2000) plus a spread from 2.00% to 3.50%. The spreads depend on IMI's ratio of senior-funded debt to earnings before interest expense, taxes, depreciation and amortization (EBITDA). Borrowings are secured by IMI's stock and the assets of IMI and Can-Am.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



Inverness' guarantee is secured by certain of Inverness and its other subsidiaries' assets. Borrowings under the revolving line of credit are based on certain percentages of eligible assets, as defined. IMI is required to pay an annual fee of 0.375% for the unused portion of the revolving line of credit. At December 31, 2000 and June 30, 2001, there was no outstanding balance under the revolving line of credit. The revolving line of credit expires on February 18, 2002. IMI is required to make quarterly principal payments against the term loan ranging from $1,200,000 to $1,700,000 through December 31, 2003, with payments of $1,433,333 that began on June 30, 1998. IMI must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sells assets not in the ordinary course of business, issues or sells indebtedness or issues stock, as defined. During the six months ended June 30, 2001, IMI made a mandatory prepayment of approximately $1,056,000.



     The IMI Credit Agreement requires compliance with various financial and nonfinancial covenants for both IMI and Inverness. The primary financial covenants pertain to, among other things, interest coverage, debt services coverage, leverage and EBITDA. Both IMI and Inverness were in compliance with such covenants at December 31, 2000 and June 30, 2001.


     As discussed in Note 1, upon the closing of the transactions contemplated in the Agreement and related agreements, Inverness will assume or discharge all third-party debt of Innovations and its subsidiaries, including the IMI Credit Agreement.

(5) TRANSACTIONS BETWEEN CDIL AND CAMBRIDGE AFFILIATE CORPORATION

     Concurrent with Inverness' 1994 acquisition of CDIL, CDIL entered into a series of agreements with Cambridge Affiliate Corporation (Cambridge Affiliate). Cambridge Affiliate is 49%-owned by Inverness and 51%-owned by the successor corporation of the company that sold CDIL to Inverness in 1994. Cambridge Affiliate was formed to allow CDIL access to certain non-assignable technologies, pursuant to the terms of the 1994 acquisition. CDIL accounts for its investment in Cambridge Affiliate under the equity method. Under the terms of the agreements mentioned above, CDIL manufactured and sold products on behalf of and managed the affairs of Cambridge Affiliate. During 1998, CDIL paid royalties of $62,000 and earned total sales, manufacturing and management fees of $2,211,000 under the terms of these agreements. Following the disposition of certain assets pertaining to its infectious disease diagnostic business and subsequent reorganizations in 1998 (see Note 7(b)), CDIL has not conducted and will not conduct any significant business with Cambridge Affiliate.

(6) TRANSFER OF WOMEN'S HEALTH DIVISION

     Effective January 1, 1999, Inverness contributed its Women's Health (WH) division to IMI. The transfer of WH's net assets of approximately $1,151,000 was accounted for at book value as a capital contribution to IMI by agreement between the parties. The contribution of assets and liabilities was as follows:

Accounts receivable, net....................................  $ 2,650,000
Inventories.................................................      472,000
Other current assets........................................       20,000
Property, plant and equipment, net..........................      390,000
Accounts payable............................................   (1,584,000)
Accrued expenses............................................     (797,000)
                                                              -----------
Total contribution..........................................  $ 1,151,000
                                                              ===========

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(7) NET CHARGE FOR BUSINESS DISPOSITIONS, ASSET IMPAIRMENTS AND RESTRUCTURING ACTIVITIES

     The components of the net charge for business dispositions, asset impairments and restructuring activities in 1998 are as follows:


Bankruptcy of majority-owned subsidiary.....................  $   (64,408)
Gain on sale of CDIL product line...........................   (1,232,492)
Asset impairments and restructuring activities at CDIL......      810,486
Impairment of Orgenics' goodwill............................    5,000,000
Impairment of intangible assets relating to a nutritional
  supplement line...........................................      858,751
                                                              -----------
                                                              $ 5,372,337
                                                              ===========


  (a) Bankruptcy of Majority-Owned Subsidiary

     As of December 31, 1998, Inverness owned a 61.7% interest in Jmar, a distributor of certain consumer products. In December 1998, the Jmar Board of Directors (with Inverness' approval) voted to file for Chapter 7 bankruptcy. In February 1999, the bankruptcy petition was filed. Innovations recorded income of approximately $64,000 in 1998, representing the extinguishment of certain Jmar liabilities, net of assets written-off.

  (b) Sale of CDIL Product Line

     On September 30, 1998, CDIL signed an agreement with Trinity Biotech, Ltd. (Trinity) whereby CDIL agreed to sell certain assets pertaining to its infectious disease diagnostic business, primarily inventories, equipment and its ongoing business. In return for these assets, CDIL received consideration of approximately $2,300,000 consisting of 555,731 shares of Inverness common stock, 300,000 shares of Theratase plc stock and $230,000 in cash. Innovations recorded a gain on the sale of the business of approximately $1,232,000 in 1998.

     After the sale of these assets, Innovations reorganized the remaining business conducted by CDIL during the fourth quarter of 1998. As a result of this strategic reorganization, CDIL's activities consist of manufacturing certain consumer products for other Innovations subsidiaries, primarily IMI. CDIL's activities no longer include the manufacture of disease diagnostic products for unrelated customers. In connection with this strategic reorganization, CDIL incurred expenses of approximately $268,000 pertaining to severance, outplacement and related obligations, of which $69,000 and $199,000 were paid during 1998 and 1999, respectively. CDIL also wrote off the net book value of certain fixed assets and leasehold improvements relating to the discontinued activities for which it has no alternative future use. The total asset impairment charge was approximately $437,000. The balance of this charge relates to legal and advisory fees related to the reorganization.

  (c) Impairment of Orgenics' Goodwill

     During the fourth quarter of 1998, Innovations determined that Orgenics' goodwill had suffered an impairment of value (see Note 2(f)). Orgenics' declining financial performance and short-term outlook (both earnings and gross cash flows) suggested that impairment had occurred. Innovations performed an impairment test using a discounted future cash flow model and recorded an impairment charge of $5,000,000 in 1998, which fully eliminated the Orgenics' goodwill balance.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (d) Impairment of Intangible Assets Related to Certain Nutritional Supplement Lines

     Goodwill and trademarks acquired in connection with the purchase of the nutritional supplement lines are being amortized over 25 years. During 1998, Innovations recorded an impairment charge of approximately $859,000 relating to the intangible assets of one discontinued nutritional supplement line (see Note 2(f)). The impairment charge represents the remaining net book value of the goodwill and trademark values assigned to this product line.

(8) RELATED PARTY TRANSACTIONS

  (a) Due to Inverness and Affiliated Companies

     The amounts for "Due to Inverness and affiliated companies" are comprised of the following:


                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1999          2000          2001
                                                 ----------    ----------    ----------
Due to Inverness...............................  $2,767,857    $3,295,182    $5,067,668
Due to IME, an Inverness subsidiary............   1,016,871       913,022       886,906
Due to Inverness Medical Limited (IML), an
  Inverness subsidiary.........................   1,448,137     1,089,123       709,642
                                                 ----------    ----------    ----------
                                                 $5,232,865    $5,297,327    $6,664,216
                                                 ==========    ==========    ==========



     The amounts "Due to Inverness" and "Due to IME" mostly represent funding, net of repayments, from the respective entities to Innovations entities or businesses. The amount due to IML relates to product purchases. Innovations purchased products from IML in Scotland totaling approximately $1,256,000, $3,215,000, $1,834,000 and $1,586,000 during 1999, 2000 and the six months ended
June 30, 2000 and 2001, respectively. There were no products purchased from IML during 1998.



     The combined statements of operations include expenses, which are allocated to IMI by Inverness. These allocations include, among other things, support services such as financial, computer, legal, sales, marketing, customer support and accounting, as well as rent and administrative costs (see Note 1). IMI recorded expenses of approximately $2,443,000, $4,176,000, $3,976,000,
$2,016,000 and $2,332,000 relating to these allocations during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively, which it believes approximates arm's-length costs. The allocated expenses, which are included in the respective captions in the accompanying combined statements of operations, are made up of the following:



                                                                             SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                JUNE 30,
                                   ------------------------------------   -----------------------
                                      1998         1999         2000         2000         2001
                                   ----------   ----------   ----------   ----------   ----------
Cost of sales....................  $   85,000   $  200,000   $  261,000   $  123,000   $  168,000
Selling, general and
  administrative.................   2,266,000    3,860,000    3,678,000    1,855,000    2,146,000
Research and development.........      92,000      116,000       37,000       38,000       18,000
                                   ----------   ----------   ----------   ----------   ----------
  Total allocated expenses.......  $2,443,000   $4,176,000   $3,976,000   $2,016,000   $2,332,000
                                   ==========   ==========   ==========   ==========   ==========



     At December 31, 1999 and 2000 and June 30, 2001, IMI owed Inverness approximately $535,000, $1,802,000 (including a dividend payable of $1,187,000; see Note 12) and $1,856,000, respectively, relating to Inverness services and expenses, which are included in the amounts for "Due to Inverness".

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (b) Notes Payable to Inverness


     On February 19, 1997, in connection with the purchase of the nutritional supplement product line from American Home Products, IMI borrowed $2,000,000 from Inverness. Interest is payable at an annual rate of 6.5%. Interest expense on this note was approximately $129,000, $130,000, $130,000, $65,000 and $64,000
during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively. This note is subordinate to all bank debt and cannot be repaid until all bank debt is repaid in December 2003.



     At December 31, 1999 and 2000 and June 30, 2001, CDIL had note payable balances plus accrued interest totaling $2,044,000, $2,208,000 and $1,993,000, respectively, due to Inverness under a note payable agreement originally dated July 1, 1997. Interest is accrued at an annual rate of 9%. Interest expense on this note was approximately $180,000, $119,000, $165,000, $67,000 and $100,000
during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively. This note is subordinate to all bank debt and cannot be repaid until all bank debt is repaid.


  (c) Transition Services Agreement with Inverness

     Prior to the closing of the Agreement, Inverness and Innovations will enter into a transition services agreement (the Transition Services Agreement), whereby each party will provide transition services to the other for an agreed-upon period of time and service fee. Transition services will include, but will not be limited to, operational services provided by IMI and CDIL to Inverness related to certain diabetes products and by IME to Innovations related to women's health products.

(9) NOTES PAYABLE

     Innovations had the following debt outstanding:


                                                     DECEMBER 31,
                                              --------------------------     JUNE 30,
                                                 1999           2000           2001
                                              -----------    -----------    -----------
Term loan -- IMI (Note 4(b))................  $26,500,000    $21,023,862    $17,365,701
Revolving line of credit -- IMI (Note
  4(b)).....................................    3,226,050             --             --
Bank debt -- Orgenics.......................    1,716,000        868,000        437,000
Mortgage loan...............................      505,782        365,201        226,108
                                              -----------    -----------    -----------
                                               31,947,832     22,257,063     18,028,809
Less: Current portion.......................    6,864,104      8,850,888      7,877,996
                                              -----------    -----------    -----------
                                              $25,083,728    $13,406,175    $10,150,813
                                              ===========    ===========    ===========



     As discussed in Note 1, upon the closing of the transaction contemplated in the Agreement and related agreements, Inverness will assume or discharge all third-party debt outstanding, as reflected in the accompanying unaudited pro forma balance sheet as of June 30, 2001. Each of the debt instruments listed is discussed in the notes to the combined financial statements as referenced, except for the following:


  (a) Bank Debt -- Orgenics

     The outstanding balance of Orgenics' bank debt is collateralized by certain of Orgenics' assets. The notes bear interest at rates ranging from 5.6% to 8.6% and are payable monthly through 2002.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (b) Mortgage Loan

     During 1999, CDIL financed the purchase of one of its manufacturing buildings through a mortgage loan (the CDIL Mortgage) with the seller. The outstanding balance of the CDIL Mortgage is collateralized by the building. The CDIL Mortgage bears interest at 6% and is payable semiannually through 2003.

  (c) Maturities of Long-term Debt

     Maturities of long-term debt and obligations at December 31, 2000 are as follows:

2001........................................................  $ 8,850,888
2002........................................................    6,313,935
2003........................................................    7,092,240
                                                              -----------
                                                              $22,257,063
                                                              ===========

(10) COMMITMENTS AND CONTINGENCIES

  (a) Operating Leases

     Innovations has operating lease commitments for certain of its facilities and equipment that expire through 2026. The following schedule outlines future minimum annual rental payments under these leases at December 31, 2000:

2001........................................................  $  558,000
2002........................................................     565,000
2003........................................................     383,000
2004........................................................     270,000
2005........................................................     270,000
Thereafter..................................................   1,922,000
                                                              ----------
                                                              $3,968,000
                                                              ==========


     Rent expense relating to these operating leases was approximately $775,000, $688,000, $610,000, $310,000 and $344,000 during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively.


  (b) Industrial Development Authority of Ireland Grants

     Prior to the acquisition of CDIL, CDIL received certain grants from the Industrial Development Authority of Ireland (the IDA). As a condition to retaining the grants, the IDA requires CDIL to maintain a certain number of employees in Ireland. The IDA also prohibits CDIL from disposing of assets or terminating business activities that were funded by the grants within 10 years of such grants. Due to the sale of its infectious disease diagnostic business (see Note 7(b)), CDIL may not be in compliance with the IDA requirements. As a result, the IDA could require CDIL to repay capital expenditure and revenue grants totaling 307,770 Irish pounds (approximately $368,000 at December 31,
2000). The IDA historically has not pursued its right to recoup these grants from CDIL and, as of December 31, 2000, CDIL management believes that the IDA is unlikely to do so, provided that CDIL does not terminate its operations in Ireland. Accordingly, as management believes that repayment is not probable, CDIL has not provided for a potential liability for the repayment of these grants. If the IDA did pursue its rights to recoup these grants, it would not have a material adverse effect on Innovations or CDIL.

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (c) Legal Proceedings


     Because of the nature of its business, Innovations may from time to time be subject to consumer product claims or various other lawsuits arising in the ordinary course of its business and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries or other commercial claims. In each of the following legal proceedings, neither Innovations nor its legal advisers are currently able to estimate the range of potential losses due to the early stage and complexity of these proceedings. As part of the Agreement and related agreements, Inverness will retain liability arising from litigation pertaining to diabetes-related matters and Innovations will assume liabilities relating to the following legal proceedings:



     On January 3, 2000, Becton, Dickinson and Company (Becton Dickinson) (see
Note 10(e)) filed suit against Inverness alleging that certain pregnancy and ovulation test kits sold by Innovations infringe two U.S. patents. Becton Dickinson has since lost its rights to one of the two U.S. patents and is no longer asserting claims for infringement of that patent. A trial has been scheduled for February 4, 2002. While a final ruling against Innovations, as successor to Inverness, could have a material adverse impact on its sales, operations or financial performance, Innovations believes that it has strong defenses and intends to defend this litigation vigorously.


     In April 1998, Abbott Laboratories (Abbott) commenced a patent infringement lawsuit against Inverness and Princeton BioMeditech Corporation (PBM) (see Note 10(d)). Abbott claims that certain of Inverness' pregnancy detection and ovulation prediction products infringe patents that Abbott claims to have rights to in the United States. Abbott is seeking an order finding that Inverness and PBM infringe the patents and enjoining such infringement, reimbursement of certain damages and a recall of all of Inverness' existing products found to infringe such patents. Inverness and PBM moved for summary judgment on their defense that the Abbott patents are invalid, and the court granted partial summary judgment, holding that certain key claims in Abbott's patents are invalid as a matter of law. The court refused to grant summary judgment on Abbott's claims of infringement or Inverness' remaining claims of invalidity, which will now go forward to trial. As a successor to Inverness, Innovations believes that Abbott's claims will be proven to be without merit and will continue to defend the case vigorously. A final ruling of this suit against Innovations could have a material adverse impact on Innovations' sales, operations or financial performance.


     In May 1999, Intervention, Inc., a California corporation, filed separate suits against Inverness and certain of its private label customers and competitors alleging that the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions. The plaintiff seeks restitution of profits on behalf of the general public, injunctive relief and attorneys' fees. Inverness is defending its private label customers under its agreements with these customers and Innovations has agreed to assume this obligation upon closing of the split-off and merger. The matter is scheduled for trial in November of 2001. Innovations believes that the actions are without merit and intends to continue Inverness' vigorous defense. Innovations does not believe that an adverse ruling against it would have a material adverse impact on its sales, operations or financial performance.


     On January 22, 1999, in connection with CDIL's sale of its infectious disease business (see Note 7(b)), Cambridge Biotech Corporation (CBC) and Cambridge Affiliate (see Note 5) filed suit against Inverness, Inverness' chief executive officer, CDIL, Trinity and Pasteur Sanofi Diagnostic (Pasteur) alleging, among other things, that the sale of the business was not properly authorized and, as a result, CBC may lose the benefit of certain patent licenses from Pasteur. CBC is requesting that the sale agreement be declared null and void, the license between Pasteur and CBC be declared to be in full force and that it be awarded damages caused by the actions of Inverness, its chief executive officer and Pasteur. On January 25, 1999, the Court denied CBC's motion. The parties are currently conducting discovery.
                                      XF-23
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             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


Inverness filed an answer denying the material allegations of the complaint along with a counterclaim to declare its actions lawful and valid and to redress harm that may result if the court invalidates the sale of CDIL's diagnostics business to Trinity, despite CBC's representations to Inverness that it had the right to make such a sale. Innovations has agreed to assume Inverness' liabilities under this litigation after the closing of the split-off and merger. While a final ruling against Inverness or CDIL could have a material adverse impact on its sales, operations or financial performance, Innovations believes that it has strong defenses and intends to defend the action vigorously.

  (d) Agreement with PBM


     On August 6, 1997, Innovations and PBM, along with wholly-owned subsidiaries of each, formed a limited liability company, PBM-Selfcare LLC (the
LLC), in which each party owns a 50% interest, and entered into a joint venture and a series of related technology transfer and licensing agreements to develop a comprehensive strategy to commercially exploit products and related intellectual property in the area of pregnancy detection and ovulation prediction (collectively, the Joint Venture Agreement). Under the Joint Venture Agreement, PBM contributed intellectual property and Innovations agreed to fund up to $2,000,000 on an as-needed basis to cover expenses incurred by the LLC in enforcing the rights of the LLC in the intellectual property. To date, Innovations has not incurred material costs pursuant to the Joint Venture Agreement.


  (e) License Agreements with Becton Dickinson


     Innovations entered into two women's health-related patent license agreements with Becton Dickinson, effective from April 1, 1998 until the date on which the last of the patents expire. The agreements grant Innovations the right to manufacture and sell products incorporating certain patented technology as set forth in the agreement. Innovations was to pay royalties on the net sales of products incorporating the licensed technology at a rate of 6% until December 31, 1998, 6.25% on the first $108,000,000 of net sales beginning January 1, 1999, and 5.25% thereafter, extending through the expiration of the patents. During 1999, 2000 and the six months ended June 30, 2000, Innovations paid royalties of approximately $1,001,000, $576,000 and $576,000, respectively, under this agreement and had approximately $416,000 and $639,000 accrued at December 31, 2000 and June 30, 2001, respectively. Innovations did not make any such royalty payments during the six months ended June 30, 2001. In December 1999, Innovations gave Becton Dickinson a written notice to terminate these license agreements effective January 1, 2000, prior to the expiration of the patents. As a result of this early termination, Becton Dickinson has filed suit against Innovations (see Note 10(c)).


  (f) Orgenics Royalty Commitment


     Orgenics has received funding under programs sponsored by the Chief Scientist of the Ministry of Industry and Commerce of Israel (the Chief Scientist) for the support of its research and development projects. In the event that development of the products in which the Chief Scientist participates is successful, Orgenics will be obligated to pay royalties at the rate of 2.0% to 3.5% of the sales of products developed with funds provided by the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's research and development grants to such projects. The balance of the maximum contingent royalty as of December 31, 2000 and June 30, 2001 was approximately $2,200,000. Orgenics does not have any liability to the State of Israel for amounts received in support of unsuccessful programs or unsaleable products. During 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, Orgenics paid approximately $170,000, $196,000, $206,000, $104,000 and $87,000, respectively, in royalties to the Chief Scientist.


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             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (g) Orgenics Severance Obligations


     Israeli law provides that employers have certain severance obligations to employees in Israel. Orgenics' liability for severance pay pursuant to such law is provided by managers' insurance policies and by severance pay funds. Severance expenses were approximately $166,000, $156,000, $68,000, $103,000 and $65,000 during 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively. The balance of accrued severance was approximately $161,000, $170,000 and $166,000 at December 31, 1999 and 2000 and June 30, 2001,
respectively.



     France has a government-run mandatory pension plan to which contributions are made monthly by both the employee and employer based on the employee's gross monthly salary. Orgenics' liability for its employees in France is fully covered by these contributions. In addition, pursuant to industry employment agreements, a lump-sum severance is payable upon retirement to employees still in the service of Orgenics' French subsidiary at the date of retirement. There were no such obligations outstanding as of December 31, 2000 and June 30, 2001.


  (h) Purchase Agreement with Kendall Sherwood


     Can-Am has an exclusive purchase agreement with Kendall Sherwood (Kendall), a syringe and a lancet manufacturer, through the year 2002. Pursuant to the terms of the agreement and associated amendments, Can-Am has minimum purchase commitments of $9,777,000 and $10,948,000 in 2001 and 2002, respectively. Can-Am did not meet the minimum purchase requirements during 2000, but received a waiver from Kendall. Likewise, Can-Am does not expect to meet the 2001 minimum purchase commitment, but anticipates that it will be able to obtain a waiver from Kendall. If Can-Am is unable to obtain a waiver from Kendall, Kendall will have the right to remove the exclusivity clause of the purchase agreement with Can-Am.



  (i) Non Binding Term Sheet with IVC Industries, Inc.



     On September 21, 2001, Innovations entered into a non-binding letter of intent with IVC Industries, Inc. (IVC) to acquire all of the outstanding common stock of IVC. IVC is a manufacturer and distributor of vitamins and nutritional supplements.



     In accordance with the letter of intent, each stockholder of IVC may receive cash, common stock or a combination of cash and common stock, value at $2.50 per share for each share of IVC common stock. The total aggregate value of the acquisition, excluding assumed debt of IVC as of April 30, 2001 of approximately $24.6 million, would be approximately $5.25 million, based upon IVC's 2.1 million shares outstanding.



     The acquisition is subject to a number of conditions, including negotiation of a definitive acquisition agreement, approval by Innovations' and IVC's boards of directors, modification of loan agreements with IVC's principal lender, satisfactory due diligence and completion of the split-off and merger with Johnson & Johnson discussed in Note 1. As a result of these factors and the fact that the letter of intent is non-binding, there is no assurance that Innovations will be able to reach a definitive agreement with IVC or that it will complete the acquisition of IVC on the terms described in the letter of intent.

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(11) STOCKHOLDERS' EQUITY


     In this Note, all amounts pertaining to shares and share prices, for both the 2001 Plan, the Stock Purchase Plan, restricted stock sale and option grants, have been presented on an unaudited pro forma basis, assuming the estimated stock split described in Note 1.


  (a) Stock Options


     In 2001, Innovations adopted the 2001 Stock Option and Incentive Plan (the 2001 Plan) which will allow for the issuance of up to 3,824,081 shares of common stock and other awards. The 2001 Plan would be administered by a compensation committee in order to select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 2001 Plan. The key terms of the 2001 Plan permit the granting of incentive stock options or nonqualified stock options with a term of up to ten years and the granting of stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards and dividend equivalent rights. The 2001 Plan also provides for option grants to nonemployee directors and automatic vesting acceleration of all options and stock appreciation rights upon a change in control, as defined by the 2001 Plan.



     On August 15, 2001, Innovations sold to its Chief Executive Officer 1,168,191 shares of restricted common stock at a price of $9.13 per share. Two-thirds of the restricted stock will vest ratably over 36 months, the remaining one-third will vest ratably over 48 months. The Chief Executive Officer will pay for the restricted stock using the proceeds of a five-year promissory note which, for accounting purposes, will be treated as a non-recourse note. The note will bear interest at an annual rate of 4.99%. In certain circumstances, Innovations may repurchase unvested shares at cost. Innovations will account for this arrangement under EITF Issue No. 95-16 Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25. (EITF 95-16).



     In August 2001, Innovations granted options to purchase 778,794 shares of common stock at an exercise price of $6.20 per share to two other key executive officers. The options expire on January 31, 2002 and permit exercise for cash or with proceeds from a promissory note which, for accounting purposes, would be treated as a non-recourse note. The notes would bear interest at the applicable federal rate for a five-year note in effect during the month of exercise. Shares issued upon exercise would vest ratably over 36 months. Under certain circumstances, Innovations may repurchase unvested shares at the then fair value. In the event that the executives exercise part, but not all, of the option prior to expiration of such options, Innovations will grant a new option with an exercise price of the greater of the then fair value or that of the original option for the number of unexercised shares from the original option. Innovations will account for this arrangement under EITF 95-16, FIN No. 44 and EITF Issue No. 00-23, Issues Related to Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44.



     Innovations has also agreed to grant immediately after the effective date of the split-off options to purchase an additional 389,397 shares of common stock to these key executive officers. These options will become exercisable ratably over four years and will have a life of 10 years. The exercise price will be $15.00 per share. The options will permit exercise for cash, Innovations shares paid for at least 6 months prior to the date of exercise or with proceeds from a promissory note which will contain terms that are substantially the same as those described above.


  (b) Employee Stock Purchase Plan


     In 2001, Innovations adopted the 2001 Employee Stock Purchase Plan (the 2001 Stock Purchase Plan) under which eligible employees will be allowed to purchase shares of Innovations common stock at a

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



discount through periodic payroll deductions. Purchases may occur at the end of six month offering periods at a purchase price equal to 85% of the market value of Innovations common stock at either the beginning or end of the offering period, whichever is lower. Innovations may issue up to 500,000 shares of common stock under this plan.


  (c) Executive Bonus Plan

     In 2001, Innovations adopted, subject to Inverness stockholder approval, the Executive Bonus Plan pursuant to which certain key executives of Innovations may be entitled to receive annual cash bonuses if shares of Innovations common stock attain certain targeted prices per share. Performance determinations will be made at the end of each calendar year. Payments under the Executive Bonus Plan, if any, will be paid in cash in January of the following year. The maximum amount that may be earned under the Executive Bonus Plan is $21,650,000.


     If Inverness stockholders do not approve the 2001 Plan or the Executive Bonus Plan, all shares of restricted stock sold to Innovations' Chief Executive Officer will be repurchased by Innovations at cost, the options granted to the two other key executive officers in August 2001 will be canceled and the additional options will not be granted immediately following the split-off.


(12) INCOME TAXES


     Innovations' income tax provisions mainly represent those recorded by its U.S. subsidiary, IMI. For federal and some state income tax filing purposes, the results of IMI's operations are consolidated with Inverness. IMI has stand-alone tax filing responsibilities in some states. The tax accounts maintained by IMI and other Innovations subsidiaries have been computed using the separate return method. To date, Inverness has been in a net loss position and, accordingly, has paid virtually no income taxes in any jurisdiction. IMI has a tax sharing agreement with Inverness, under which Inverness agreed to pay all of IMI's tax liabilities (or offset these liabilities via Inverness' net operating loss carryforwards) until IMI's cumulative taxable income (beginning January 1, 1998) exceeds $15,500,000. Once IMI's cumulative taxable income passes this threshold, IMI is required to pay a dividend to Inverness equal to 40% of the amount that exceeds the threshold. During 2000, IMI surpassed the threshold and IMI has accrued a dividend to Inverness of approximately $1,187,000 as of December 31, 2000. Pursuant to this agreement, IMI records a capital contribution from Inverness for taxes paid by Inverness or offset via Inverness' net operating loss carryforward.

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



     The Company provides for income taxes in accordance with the provisions of SFAS No. 109. Accordingly, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates expected to be in effect when these differences reverse. The Company's primary temporary differences that give rise to the deferred tax asset and liability are nondeductible reserves and accruals and different lives assigned to the goodwill and trademarks. The income tax effect of these temporary differences are as follows:


                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               1999           2000
                                                           ------------    -----------
Current deferred tax assets:
  Net operating loss (NOL) carryforwards.................  $  4,242,018    $ 4,703,240
  Nondeductible accruals.................................     1,557,797      2,474,120
  Other temporary differences............................       107,840         85,788
  Valuation allowance....................................    (4,542,018)    (5,003,240)
                                                           ------------    -----------
                                                              1,365,637      2,259,908
Long-term deferred tax liabilities:
  Difference between book and tax bases of intangibles...       719,436      1,120,674
                                                           ------------    -----------
Net deferred tax asset...................................  $    646,201    $ 1,139,234
                                                           ============    ===========

     At December 31, 2000, Innovations has available foreign net operating loss carryforwards of approximately $23,322,000 to reduce future foreign taxable income, if any. These carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. The valuation allowance related to Innovations' net operating losses and other foreign deferred tax assets is due to uncertainty surrounding their realizeability, as these assets can only be realized via profitable foreign operations.

     The following tables present the components of Innovations' provision for income taxes and a reconciliation from the statutory tax rate to Innovations' effective tax rate:

                                                    1998          1999          2000
                                                 ----------    ----------    ----------
Current --
  Federal......................................  $1,435,439    $2,215,149    $2,533,692
  State........................................     640,945       683,910       851,125
  Foreign......................................     260,841       (98,386)       18,000
                                                 ----------    ----------    ----------
                                                  2,337,225     2,800,673     3,402,817
                                                 ----------    ----------    ----------
Deferred --
  Federal......................................    (178,725)       (5,486)     (377,165)
  State........................................     (55,667)       (1,694)     (115,868)
                                                 ----------    ----------    ----------
                                                   (234,392)       (7,180)     (493,033)
                                                 ----------    ----------    ----------
Total tax provision............................  $2,102,833    $2,793,493    $2,909,784
                                                 ==========    ==========    ==========

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     The 1998 tax provision included foreign taxes of approximately $261,000, of which $214,000 represented capital gains taxes due in Ireland upon the business disposition described in Note 7(b).


                                                      YEARS ENDED           SIX MONTHS
                                                      DECEMBER 31,        ENDED JUNE 30,
                                                  --------------------    --------------
                                                  1998    1999    2000    2000      2001
                                                  ----    ----    ----    ----      ----
Statutory rate..................................  (34)%    34%     34%     34%       34%
Foreign and divisional losses not benefited.....   20      22      10      12         9
Rate differential on foreign losses.............   --      --      (6)     (7)       (5)
State income taxes, net of federal benefit......    4      10       7       6         7
Non-deductible goodwill.........................   39      11       6       6         7
Other...........................................    1       7       6       7        12
                                                  ---      --      --      --       ---
                                                   30%     84%     57%     58%       64%
                                                  ===      ==      ==      ==       ===


(13) FINANCIAL INFORMATION BY SEGMENT

     Under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Innovations' chief operating decision making group is composed of the chief executive officer and members of senior management. Innovations' reportable operating segments are Diabetes (comprised of the historical diabetes care products businesses of Innovations' subsidiaries), Women's Health (including the nutritional supplements business), Clinical Diagnostics and Other.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Innovations evaluates performance based on EBITDA. Revenues are attributed to geographic areas based on where the customer is located. Segment information for the years ended

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



December 31, 1998, 1999, 2000 and the six months ended June 30, 2000 and 2001, respectively, is as follows:


                                                  WOMEN'S      CLINICAL
                                   DIABETES       HEALTH      DIAGNOSTICS      OTHER         TOTAL
                                  -----------   -----------   -----------   -----------   -----------
1998
Net product sales to external
  customers.....................  $19,604,667   $38,569,362   $15,852,391   $   618,722   $74,645,142
EBITDA..........................      775,900     8,457,622       937,193    (1,161,595)    9,009,120
Depreciation and amortization...    1,018,954     1,901,075     3,498,170       536,173     6,954,372
Interest income:
  External......................        6,360        44,534       103,238            --       154,132
Interest expense:
  External......................    1,368,050     1,705,981       241,000        56,951     3,371,982
  To Inverness..................       90,155       220,154            --            --       310,309
                                  -----------   -----------   -----------   -----------   -----------
  Total interest expense........    1,458,205     1,926,135       241,000        56,951     3,682,291
Provision for income taxes......      988,200       853,792       260,841            --     2,102,833
Net charge on business
  dispositions, asset
  impairments and restructuring
  activities....................           --       858,751     4,577,994       (64,408)    5,372,337
Assets..........................   32,163,480    46,582,536     6,301,200     4,723,255    89,770,471
Expenditures for property, plant
  and equipment.................       35,068       122,497       238,931       158,769       555,265
1999
Net product sales to external
  customers.....................  $28,694,439   $39,518,146   $11,079,702   $     1,561   $79,293,848
EBITDA..........................    4,354,578     6,146,997       902,006      (727,092)   10,676,489
Depreciation and amortization...    1,123,247     2,124,388       545,379       394,285     4,187,299
Interest income:
  External......................          332        10,417        15,000            --        25,749
Interest expense:
  External......................    1,135,112     1,518,055       252,000          (457)    2,904,710
  To Inverness..................           --       192,973            --        60,403       253,376
                                  -----------   -----------   -----------   -----------   -----------
  Total interest expense........    1,135,112     1,711,028       252,000        59,946     3,158,086
Provision for income taxes......    1,786,784       956,709        50,000            --     2,793,493
Assets..........................   35,555,719    44,585,518     5,698,263     4,252,783    90,092,283
Expenditures for property, plant
  and equipment.................       50,147     1,317,709       127,000        31,390     1,526,246

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



                                                  WOMEN'S      CLINICAL
                                   DIABETES       HEALTH      DIAGNOSTICS      OTHER         TOTAL
                                  -----------   -----------   -----------   -----------   -----------
2000
Net product sales to external
  customers.....................  $33,211,109   $40,612,891   $10,681,000   $    24,140   $84,529,140
EBITDA..........................    2,448,363     9,690,493     1,239,000    (1,254,821)   12,123,035
Depreciation and amortization...    1,144,171     2,121,718       398,000       379,392     4,043,281
Interest income:
  External......................          868        12,442        15,000            --        28,310
Interest expense:
  External......................    1,083,453     1,344,675       265,000            --     2,693,128
  To Inverness..................           --       130,356            --       164,665       295,021
                                  -----------   -----------   -----------   -----------   -----------
  Total interest expense........    1,083,453     1,475,031       265,000       164,665     2,988,149
Provision for income taxes......    1,128,540     1,763,244        18,000            --     2,909,784
Assets..........................   32,727,300    46,440,591     6,423,591     3,949,423    89,540,905
Expenditures for property, plant
  and equipment.................       16,179       500,657       246,000        77,514       840,350
SIX MONTHS ENDED JUNE 30, 2000
Net product sales to external
  customers.....................  $15,437,980   $20,965,653   $ 5,232,000   $        --   $41,635,633
EBITDA..........................      846,497     5,638,593       418,000      (545,751)    6,357,339
Depreciation and amortization...      564,888     1,040,952       244,000       188,571     2,038,411
Interest income:
  External......................          307           842        11,000            --        12,149
Interest expense:
  External......................      559,016       706,536       138,000            --     1,403,552
  To Inverness..................           --        64,822            --        67,075       131,897
                                  -----------   -----------   -----------   -----------   -----------
  Total interest expense........      559,016       771,358       138,000        67,075     1,535,449
Income taxes....................      627,122       979,824        19,000            --     1,625,946
Assets..........................   34,623,236    47,097,483     5,687,288     4,085,860    91,493,867
Expenditures for property, plant
  and equipment.................           --       212,710        46,000        13,451       272,161
SIX MONTHS ENDED JUNE 30, 2001
Net product sales to external
  customers.....................  $15,759,444   $18,893,840   $ 5,257,000   $        --   $39,910,284
EBITDA..........................    1,486,371     4,618,969       373,000      (481,487)    5,996,853
Depreciation and amortization...      606,540     1,060,802       202,000       240,350     2,109,692
Interest income:
  External......................         (110)       68,240            --         6,000        74,130
Interest expense:
  External......................      332,556       396,207            --       162,615       891,378
  To Inverness..................           --        64,466            --       100,293       164,759
                                  -----------   -----------   -----------   -----------   -----------
  Total interest expense........      332,556       460,673            --       262,908     1,056,137
Provision for income taxes......      703,473     1,099,115         6,000            --     1,808,588
Assets..........................   34,611,854    46,780,836     5,481,208     4,289,942    91,163,840
Expenditures for property, plant
  and equipment.................        3,165       895,929       152,000       400,293     1,451,387

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              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



                                                                                SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                   JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1998          1999          2000          2000          2001
                                  -----------   -----------   -----------   -----------   -----------
RECONCILIATION OF EBITDA TO NET
  (LOSS) INCOME
EBITDA..........................  $ 9,009,120   $10,676,489   $12,123,035   $ 6,357,339   $ 5,996,853
Depreciation and amortization
  expense.......................   (6,954,372)   (4,187,299)   (4,043,281)   (2,038,411)   (2,109,692)
Interest expense................   (3,682,291)   (3,158,086)   (2,988,149)   (1,535,449)   (1,056,137)
Income taxes....................   (2,102,833)   (2,793,493)   (2,909,784)   (1,625,946)   (1,808,588)
Other noncash items.............   (5,329,303)        2,093            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
  Net (loss) income.............  $(9,059,679)  $   539,704   $ 2,181,821   $ 1,157,533   $ 1,022,436
                                  ===========   ===========   ===========   ===========   ===========
REVENUE BY GEOGRAPHIC AREA
United States...................  $57,421,719   $66,301,776   $71,650,682   $35,511,053   $33,349,867
France..........................    4,362,890     3,247,000     2,778,000     1,544,000     1,435,000
Other...........................   12,860,533     9,745,072    10,100,458     4,580,580     5,125,417
                                  -----------   -----------   -----------   -----------   -----------
                                  $74,645,142   $79,293,848   $84,529,140   $41,635,633   $39,910,284
                                  ===========   ===========   ===========   ===========   ===========



                                                               DECEMBER 31,
                                                         ------------------------     JUNE 30
                                                            1999          2000          2001
                                                         ----------    ----------    ----------
LONG-LIVED TANGIBLE ASSETS BY GEOGRAPHIC AREA
Ireland................................................  $1,396,123    $1,568,506    $1,907,378
Israel.................................................   1,164,000     1,135,000     1,158,381
United States..........................................     480,300       345,331       746,836
Other..................................................     172,036       133,763       130,023
                                                         ----------    ----------    ----------
                                                         $3,212,459    $3,182,600    $3,942,618
                                                         ==========    ==========    ==========


(14) VALUATION AND QUALIFYING ACCOUNTS


     Innovations has established reserves against accounts receivable for doubtful accounts, product returns, discounts and other allowances. The activity in the table below includes all accounts receivable reserves. Provisions for doubtful accounts are recorded as a component of selling, general and administrative expenses. Provisions for returns, discounts and other allowances are charged against net product sales. The following table sets forth activity in Innovations' accounts receivable reserve account:



                                  BALANCE AT                       AMOUNTS         BALANCE AT
                                 BEGINNING OF                      CHARGED           END OF
                                    PERIOD       PROVISION     AGAINST RESERVES      PERIOD
                                 ------------    ----------    ----------------    ----------
Year ended December 31, 1998...   $1,550,469     $3,431,024      $(3,044,635)      $1,936,858
Year ended December 31, 1999...    1,936,858      8,742,899       (8,159,587)       2,520,170
Year ended December 31, 2000...    2,520,170      7,602,943       (7,320,930)       2,802,183
Six months ended June 30,
  2001.........................    2,802,183      4,144,566       (4,390,341)       2,556,408


(15) DISCONTINUED OPERATIONS (UNAUDITED)

     Pursuant to the Agreement and related agreements, Innovations will transfer to Inverness those entities or businesses that conduct business in the diabetes segment, principally the Can-Am subsidiary of

              INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


IMI and the diabetes business of IMB. As discussed in Note 1, the accompanying unaudited pro forma financial statements reflect the transfer of the diabetes businesses by Innovations as discontinued operations.


     The net assets of the discontinued operations in the accompanying unaudited pro forma balance sheet as of June 30, 2001 is composed of the following:



Current assets..............................................   $  8,907,627
Property, plant and equipment, net..........................        146,173
Other non-current assets....................................     25,532,067
                                                               ------------
                                                                 34,585,867
                                                               ------------
Current liabilities.........................................     (9,280,420)
Long-term liabilities.......................................     (4,629,448)
                                                               ------------
                                                                (13,909,868)
                                                               ------------
Net assets of discontinued operations.......................   $ 20,675,999
                                                               ============


     The accompanying unaudited pro forma statements of operations include (losses) income from discontinued operations as follows:


                                 YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                          ---------------------------------------   -------------------------
                             1998          1999          2000          2000          2001
                          -----------   -----------   -----------   -----------   -----------
Net product sales.......   19,960,170    28,709,993    33,478,566   $15,437,981   $15,826,400
Cost of sales...........   13,842,920    18,644,151    23,108,414    10,821,763    11,119,484
                          -----------   -----------   -----------   -----------   -----------
     Gross profit.......    6,117,250    10,065,842    10,370,152     4,616,218     4,706,916
Operating expenses......    6,664,664     6,956,967     8,755,407     4,176,407     3,504,336
                          -----------   -----------   -----------   -----------   -----------
     Operating (loss)
       income...........     (547,414)    3,108,875     1,614,745       439,811     1,202,580
Other expenses, net.....   (1,346,694)   (1,139,002)   (1,083,989)     (557,219)     (337,668)
                          -----------   -----------   -----------   -----------   -----------
     (Loss) income
       before income
       taxes............   (1,894,108)    1,969,873       530,756      (117,408)      864,912
Provision for income
  taxes.................      988,200     1,786,784     1,128,540       627,122       703,473
                          -----------   -----------   -----------   -----------   -----------
     Net (loss) income
       from discontinued
       operations.......  $(2,882,308)  $   183,089   $  (597,784)  $  (744,530)  $   161,439
                          ===========   ===========   ===========   ===========   ===========

     Until 25 days after the date of the split-off all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.


     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                                                         ANNEX 1

                   AGREEMENT AND PLAN OF SPLIT-OFF AND MERGER

                            DATED AS OF MAY 23, 2001

                                     AMONG

                               JOHNSON & JOHNSON,

                           SUNRISE ACQUISITION CORP.

                                      AND

                       INVERNESS MEDICAL TECHNOLOGY, INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                          THE SPLIT-OFF AND THE MERGER
SECTION 1.01.  The Merger..................................................    2
SECTION 1.02.  Closing.....................................................    2
SECTION 1.03.  Effective Time..............................................    2
SECTION 1.04.  Effects of the Merger.......................................    2
SECTION 1.05.  Certificate of Incorporation and By-laws....................    2
SECTION 1.06.  Directors...................................................    2
SECTION 1.07.  Officers....................................................    2

                                   ARTICLE II

                     EFFECT OF THE SPLIT-OFF AND THE MERGER
                           ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock.....................................    3
SECTION 2.02.  Exchange of Certificates....................................    3

                                   ARTICLE III

                              RELATED TRANSACTIONS
SECTION 3.01.  Reorganization Agreements...................................    6
SECTION 3.02.  Ancillary Agreements........................................    6
SECTION 3.03.  Restructuring of Assets and Assumption of Liabilities.......    7

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
SECTION 4.01.  Representations and Warranties of the Company...............    7
SECTION 4.02.  Representations and Warranties of Parent and Sub............   22

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01.  Conduct of Business.........................................   25
SECTION 5.02.  No Solicitation.............................................   28

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
SECTION 6.01.  Preparation of the Parent Form S-4, the Newco Form S-4, the
               Form 8-A and the Parent Proxy Statement; Stockholders'
               Meeting.....................................................   30
SECTION 6.02.  Access to Information; Confidentiality......................   31
SECTION 6.03.  Commercially Reasonable Efforts.............................   31
SECTION 6.04.  Sunrise Options; Sunrise Warrants...........................   32
SECTION 6.05.  Indemnification, Exculpation and Insurance..................   33
SECTION 6.06.  Fees and Expenses...........................................   34
SECTION 6.07.  Public Announcements........................................   35
SECTION 6.08.  Affiliates..................................................   35
SECTION 6.09.  Securities Listings.........................................   35
SECTION 6.10.  Tax Treatment...............................................   35
SECTION 6.11.  Stockholder Litigation......................................   36

                                       1-i

                                                                             PAGE
                                                                             ----
SECTION 6.12.  Employee Matters............................................   36
SECTION 6.13.  Restructuring Agreement.....................................   36

                                   ARTICLE VII

                              CONDITIONS PRECEDENT
SECTION 7.01.  Conditions to Each Party's Obligation to Effect the
               Split-Off and the Merger....................................   37
SECTION 7.02.  Conditions to Obligations of Parent and Sub.................   37
SECTION 7.03.  Conditions to Obligation of the Company.....................   38
SECTION 7.04.  Frustration of Closing Conditions...........................   39

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.  Termination.................................................   39
SECTION 8.02.  Effect of Termination.......................................   40
SECTION 8.03.  Amendment...................................................   40
SECTION 8.04.  Extension; Waiver...........................................   40

                                   ARTICLE IX

                               GENERAL PROVISIONS
SECTION 9.01.  Nonsurvival of Representations and Warranties...............   40
SECTION 9.02.  Notices.....................................................   40
SECTION 9.03.  Definitions.................................................   41
SECTION 9.04.  Interpretation..............................................   42
SECTION 9.05.  Counterparts................................................   43
SECTION 9.06.  Entire Agreement; No Third-Party Beneficiaries..............   43
SECTION 9.07.  Governing Law...............................................   43
SECTION 9.08.  Assignment..................................................   43
SECTION 9.09.  Specific Enforcement........................................   43
SECTION 9.10.  Severability................................................   43
Appendix  Index of Defined Terms
Exhibit A  Form of Affiliate Letter
Annex A  Form of Restructuring Agreement
Annex B  Form of Tax Allocation Agreement
Annex C  Form of Post-Closing Covenants Agreement
Annex D  Form of License Agreement
Annex E  Form of Settlement Agreement and Release of Claims

                                       1-ii

     AGREEMENT AND PLAN OF SPLIT-OFF AND MERGER (this "Agreement") dated as of May 23, 2001, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), SUNRISE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the "Company").

     WHEREAS Parent and Company wish to effect Parent's acquisition of the Sunrise Business of the Company through a merger of the Company with Sub (the "Merger") on the terms and conditions set forth herein;

     WHEREAS the Board of Directors of the Company has approved an Agreement and Plan of Restructuring in the form of Annex A attached hereto with such changes as may be permitted under Section 6.13 (the "Restructuring Agreement"), which will be entered into prior to the Effective Time (as defined in Section 1.03), pursuant to which, prior to the Effective Time, (a) all the assets of the Company primarily related to the Clinical Diagnostics Business, the Nutritional Supplements Business and the Women's Health Business (each as defined in the Restructuring Agreement) will be transferred to a wholly owned subsidiary of the Company ("Newco") or one or more of Newco's subsidiaries and (b) Newco or one or more of the Subsidiaries will assume the Assumed Liabilities (as defined in the Restructuring Agreement);

     WHEREAS upon the Split-Off (as defined below) it is intended that the Company will own only the Sunrise Business;

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the holders of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock") will receive a distribution of all the shares of common stock, par value $.001 per share, of Newco ("Newco Common Stock") in consideration for the redemption of a portion of their shares of Company Common Stock (the "Split-Off");

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Sub will merge with and into the Company and each issued and outstanding share of Company Common Stock, other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive (a) shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") and (b) shares of Newco Common Stock;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, and the sole stockholder of Sub has approved this Agreement and the transactions contemplated hereby;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain Company executives have entered into separate consulting and non-competition agreements with Parent (collectively, the "Non-Competition Agreements");

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company will enter into a stock option agreement (the "Option Agreement"), pursuant to which the Company will grant Parent the option to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, for Federal income tax purposes, it is intended (a) by the Company that the distribution of Newco Common Stock in connection with the transactions contemplated by this Agreement shall qualify, as to the stockholders of the Company, as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") (it being understood and agreed that such qualification shall not be a condition to the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and that Parent shall have no obligation to cause such distribution to so qualify) and
(b) by the parties that (i) the Merger shall qualify as a "reorganization"

                                       1-1
within the meaning of Section 368(a) of the Code, as amended (the "Code") and
(ii) this Agreement constitutes a plan of reorganization; and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Split-Off and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                          THE SPLIT-OFF AND THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 1.02. Closing. The closing of the Split-Off and the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time, if any, as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the first sentence of paragraph 1 thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Sunrise Acquisition Corp." Notwithstanding any provisions herein to the contrary, Parent may cause the Certificate of Incorporation of Sub to be amended to increase the number of shares of authorized capital stock.

     (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub immediately prior to the effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                       1-2

                                   ARTICLE II

                     EFFECT OF THE SPLIT-OFF AND THE MERGER
                          ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, or by Parent or Sub, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive (x) from the Company, 0.20 (the "Newco Exchange Ratio") of a validly issued, fully paid and nonassessable shares of Newco Common Stock (the "Split-Off Consideration") and (y) from Parent, a number of validly issued, fully paid and nonassessable share of Parent Common Stock equal to the Parent Exchange Ratio (the "Merger Consideration"). The Split-Off Consideration and the Merger Consideration are collectively referred to as the "Closing Consideration". For purposes of this Agreement, "Parent Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $35.00 by the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Stock on the New York Stock Exchange (the "NYSE"), as reported by Bloomberg Financial Markets (or such other source to which Parent and the Company may agree), for each of the 20 consecutive trading days ending with the third trading day immediately preceding the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Closing Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Parent Common Stock and Newco Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(e), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (i) the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction or (ii) Parent shall have established the record date for such a change and such record date occurs prior to the Effective Time, the Parent Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time (i) the Company shall deposit with EquiServe Trust Company or such other bank or trust company of similar size as may be designated by the Company and Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Newco Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and the Company and Newco shall deposit any dividends or distributions with respect thereto with a record date after the

                                       1-3

Effective Time and an amount of cash representing any cash payments in lieu of any fractional shares of Newco Common Stock determined in accordance with
Section 2.02(e) and (ii) Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and an amount of cash representing any cash payments in lieu of any fractional shares of Parent Common Stock determined in accordance with
Section 2.02(e) (such shares of Newco Common Stock and Parent Common Stock, together with the amounts of cash described above, are collectively referred to as the "Exchange Fund"). The Exchange Agent shall be required to keep all cash deposited by the Company and Newco, on the one hand, and all cash deposited by Parent, on the other hand, pursuant to this Section 2.02 in separate accounts.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive the Closing Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Closing Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and a certificate representing that number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock and Newco Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a certificate representing the proper number of shares of Newco Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock and Newco Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.02(c) or 2.02(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock and Newco Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), in each case, until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock and the certificate representing whole shares of Newco Common Stock distributed in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock and a fractional share of Newco Common Stock to which such holder is entitled pursuant to Section 2.02(e) (such amount to be paid out of the appropriate accounts in the Exchange Fund) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and to such whole shares of Newco Common Stock (such amount to be paid out of the appropriate accounts

                                       1-4
in the Exchange Fund) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock and such whole shares of Newco Common Stock (such amount to be paid by Parent or Newco, as applicable).

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and Newco Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock or fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent or Newco, as applicable, shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent or Newco, as applicable.

     (ii) In lieu of such fractional share interests, each former holder of Company Common Stock as of the Effective Time shall be entitled to receive from Parent or the Company, as applicable, an amount in cash equal to the product obtained by multiplying (A) the fractional share interest in Parent Common Stock and the fractional share interest in Newco Common Stock to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) (x) in the case of Parent Common Stock, the per share closing price of Parent Common Stock on the Closing Date, as reported on the NYSE Composite Transactions Tape, and
(y) in the case of Newco Common Stock, the per share closing price of Newco Common Stock, as reported on a national securities exchange or The Nasdaq National Market ("Nasdaq"), as the case may be, on the first full trading day following the Effective Time. Cash payments are being made to holders of Company Common Stock in lieu of fractional shares of Newco Common Stock and Parent Common Stock for the purpose of saving Newco and Parent the expense and inconvenience of issuing and transferring fractional shares. Such cash payments do not represent separately bargained-for consideration.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 18 months after the Effective Time shall be delivered (x) in the case of shares of Newco Common Stock and cash deposited in the Exchange Fund by the Company or Newco, to Newco and (y) in the case of shares of Parent Common Stock and cash deposited in the Exchange Fund by Parent, to Parent, in each case upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter (A) look only to Newco for, and Newco shall remain liable for, payment of their claim for Split-Off Consideration, any cash in lieu of fractional shares of Newco Common Stock and any dividends or distributions with respect to Newco Common Stock and (B) look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, in each case in accordance with this Article II. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Closing Consideration would otherwise escheat to or became the property of any Governmental Entity), any such Closing Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation (with respect to any remaining Merger Consideration and cash related thereto) and the property of Newco (with respect to any remaining Split-Off Consideration and cash related thereto), free and clear of all claims or interest of any person previously entitled thereto.

                                       1-5

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or Newco Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or Newco Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent and Newco on a pro rata basis based upon the amount of cash deposited into the Exchange Fund by Parent, on the one hand, and the Company and Newco, on the other hand.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Company, the posting by such person of a bond in such reasonable amount as Parent or the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Closing Consideration and any cash in lieu of fractional shares and unpaid dividends and distributions on shares of Parent Common Stock and Newco Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

     (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

                                  ARTICLE III

                              RELATED TRANSACTIONS

     SECTION 3.01. Reorganization Agreements. Prior to the Effective Time, the Company shall (a) execute and deliver the Restructuring Agreement, the Tax Allocation Agreement in the form of Annex B attached hereto with such changes as may be mutually agreed upon by the Company and Parent (the "Tax Allocation Agreement"), the Post-Closing Covenants Agreement in the form of Annex C attached hereto with such changes as may be mutually agreed upon by the Company and Parent (the "Post-Closing Covenants Agreement"), the License Agreement in the form of Annex D attached hereto with such changes as may be mutually agreed upon by the Company and Parent (the "License Agreement") and the Settlement Agreement and Release of Claims in the form of Annex E attached hereto with such changes as may be mutually agreed upon by the Company and Parent (the "Settlement Agreement"), (b) cause Newco to execute and deliver the Restructuring Agreement, the Tax Allocation Agreement, the Post-Closing Covenants Agreement, the License Agreement and the Settlement Agreement and (c) cause certain of the Company's subsidiaries (as mutually determined by Parent and the Company) that are necessary to effect the Restructuring to execute and deliver the Restructuring Agreement and each such subsidiary that Parent shall reasonably designate to execute and deliver the Post-Closing Covenants Agreement. Prior to the Effective Time, Parent shall (x) execute and deliver the Tax Allocation Agreement, the Post-Closing Covenants Agreement and the Settlement Agreement and (y) cause LifeScan, Inc. to execute and deliver the Settlement Agreement.

     SECTION 3.02. Ancillary Agreements. Prior to the Effective Time, Parent and the Company shall, and the Company shall cause Newco (and, if applicable, one or more of Newco subsidiaries) to, execute

                                       1-6
and deliver the Ancillary Agreements (as defined in the Restructuring Agreement, and, together with this Agreement, the Option Agreement, the Restructuring Agreement, the Tax Allocation Agreement, the Post-Closing Covenants Agreement and the License Agreement, the "Transaction Agreements") (other than the Transition Services Agreement). For purposes of this Agreement, the Transition Services Agreement (as defined in the Restructuring Agreement) shall not be included in the definitions of "Ancillary Agreements" and "Transaction Agreements". The parties shall use commercially reasonable efforts to cause the Transition Services Agreement to be executed and delivered prior to the Effective Time.

     SECTION 3.03. Restructuring of Assets and Assumption of
Liabilities. Immediately prior to the Effective Time and pursuant to the terms of the Restructuring Agreement, the Company and its subsidiaries shall consummate the Restructuring upon the terms and subject to the conditions set forth in the Restructuring Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Company. Except as (i) disclosed or set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or (ii) disclosed or set forth on the disclosure schedule (with specific reference to the particular subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that an item included on the disclosure schedule with respect to any subsection of this Section 4.01 shall be deemed to relate to each other subsection of this Section 4.01 to the extent such relationship is reasonably apparent) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and is not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent prior to the execution of this Agreement true and correct copies of its Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated By-laws (the "Company By-laws"), in each case as amended through the date hereof. The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders of the Company and each of its subsidiaries, the Board of Directors of the Company and each of its subsidiaries and the committees of each of such Board of Directors, in each case held since January 1, 1999.

          (b) Subsidiaries. As of the date of this Agreement, Section 4.01(b) of the Company Disclosure Schedule contains a true and complete list of all the Company's subsidiaries (whether or not such subsidiaries are engaged in the Sunrise Business). All the outstanding shares of capital stock or other voting securities or equity interests of each subsidiary of the Company are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable.

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

          (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on May 17, 2001, (i) 32,249,698 shares of Company Common Stock were issued and outstanding, (ii) 743,678 shares of Company Common Stock were held by the Company in its treasury, (iii) 4,624,969 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1992 Stock Plan, 1994 Incentive and Non-Qualified Stock Option Plan, Amended and Restated 1996 Stock Option, Grant Plan, 2000 Stock Option and Grant Plan, the INOMET, Inc. 1990 Incentive and Stock Option Plan, the INOMET, Inc. 1991 Incentive and Stock Option, the Integ Incorporated 1994 Long-Term Incentive and Stock Option Plan and the Integ Incorporation 1996 Director's Stock Option Plan (such plans, collectively, the "Company Stock Plans") (of which 4,511,235 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans and 650,000 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted outside the Company Stock Plans (the "Non-Plan Stock Options") (collectively, "Stock Options")), (iv) 575,663 shares of Company Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan (the "Company ESPP"), of which as of the date of this Agreement the Company expects that approximately 25,000 shares of Company Common Stock will be subject to outstanding purchase rights under the Company ESPP on June 30, 2001, (v) warrants to acquire 692,399 shares of Company Common Stock from the Company pursuant to the warrant agreements set forth on Section 4.01(c) of the Company Disclosure Schedule (the "Warrants") were outstanding and (vi) no shares of Preferred Stock were issued and outstanding or were held by the Company as treasury shares. Except as set forth above in this Section 4.01(c), at the close of business on May 17, 2001, no shares of capital stock or other voting securities or equity interest of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 4.01(c), there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock, granted under the Company Stock Plans, the Warrants, the Company ESPP or otherwise. Section 4.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 17, 2001, of all outstanding Warrants, Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and exercise prices thereof and the names of the holders thereof. No stock option agreement evidencing the grant of Stock Options pursuant to any Company Stock Plan provides additional or more favorable benefits in any material respect to the holder of such Stock Options than the benefits provided under the applicable Company Stock Plans. Attached as an exhibit to Section 4.01(c) of the Company Disclosure Schedule are true and complete copies of all stock option agreements pursuant to which Non-Plan Stock Options have been issued. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans, the Non-Plan Stock Options, the Warrants or the Company ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.01(c) or resulting from the issuance of shares of Company Common Stock pursuant to Stock Options or the Warrants outstanding as of the date hereof or rights that may have arisen under the Company ESPP, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or equity interests of the Company and (y) there are not any outstanding obligations of the Company or any of its subsidiaries to

                                       1-8
     repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. None of the Company or any of its subsidiaries is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (1) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests in any subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, or other voting securities or equity interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, or other voting securities or equity interests in, any subsidiary of the Company or (3) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; Noncontravention. The Company has the requisite power and authority to enter into each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby, subject, in the case of the consummation of the Merger by the Company, to receipt of the Stockholder Approval. Each of the Company's subsidiaries has, or prior to the execution and delivery of the Restructuring Agreement will have, the requisite corporate power and authority to enter into each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby. The execution and delivery by the Company of each Transaction Agreement to which it is or will be a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby, subject, in the case of the consummation of the Merger, to receipt of the Stockholder Approval. The execution and delivery by each of the Company's subsidiaries of the Transaction Agreements to which it is or will be a party and the consummation by it of the transactions contemplated thereby have been, or prior to the execution and delivery of the Restructuring Agreement will be, duly authorized by all necessary action on the part of such entity and no other proceedings on the part of such entity are or will be necessary to authorize the Transaction Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Transaction Agreement (other than this Agreement) to which the Company or any of its subsidiaries will be a party will, when executed and delivered by such entity, and, assuming the due authorization, execution and delivery by Parent, constitute a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and each other Transaction Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that it is in the best interest of the stockholders of the Company that each of the Company and its subsidiaries enter into each other Transaction Agreement to which it is a party and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth therein, (iv) directing that this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (v) recommending that the stockholders of the Company adopt this Agreement. The execution and delivery by each of the Company and its subsidiaries of the Transaction Agreements to which it is or will be a party do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of

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

     a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under,
     (x) the Company Certificate or Company By-laws or the Certificate of Incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written (excluding any such items between the Company or any of its subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand) (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or
     (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the execution and delivery of the other Transaction Agreements by the Company or any of its subsidiaries or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (B) a registration statement on Form S-4 to be filed with the SEC by Newco in connection with the distribution of Newco Common Stock in the Split-Off (as amended or supplemented from time to time, the "Newco Form S-4"), (C) a registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the distribution of Newco Common Stock in the Split-Off (the "Form 8-A") and (D) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such filings with and approvals of a national securities exchange or Nasdaq to permit the shares of Newco Common Stock that are to be distributed in the Split-Off to be approved for listing on such national securities exchange, or approved for quotation on Nasdaq, as the case may be, in either case subject to official notice of issuance and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and are not reasonably expected to have a Material Adverse Effect.

          (e) Company SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (together with all voluntary filings made by the Company with the SEC during such time period, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and except to the extent that information contained in any Company SEC Document has been revised, superseded or updated by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to

                                       1-10
     state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements set forth in the Company's Form 10-K for the year ended December 31, 2000, or in the most recent financial statements included in the Filed Company SEC Documents and except for liabilities or obligations incurred in connection with this Agreement or any of the other Transaction Agreements, neither the Company nor any of its subsidiaries has any liabilities or obligations (other than to Parent or any of its Affiliates) of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) each of the Newco Form S-4 and the Parent Form S-4 will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in such documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Newco Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

          (g) Inverness Medical Limited Financial Statements. Section 4.01(g) of the Company Disclosure Schedule sets forth for Inverness Medical Limited ("IML") (x) (i) the audited balance sheet as of December 31, 1999 (the "Audited IML Balance Sheet") and (ii) an audited statement of operations and an audited statement of cash flows for the year ended December 31, 1999 (together, the "Audited IML Financial Statements"), together with the report of IML's independent accountants thereon, and (y) (i) the unaudited balance sheet as of March 31, 2001 (the "Interim IML Balance Sheet") and
     (ii) an unaudited statement of operations and an unaudited statement of cash flows for the three months ended, March 31, 2001 (together, the "Interim IML Financial Statements") and (z) (i) the unaudited balance sheet as of December 31, 2000 (the "Unaudited IML Balance Sheet") and (ii) an unaudited statement of operations and an unaudited statement of cash flows for the year ended December 31, 2000 (together, the "Unaudited IML Financial Statements"). There has been no material change in the financial position of IML since March 31, 2001. Each of the Audited IML Balance Sheet, the Interim IML Balance Sheet and the Unaudited IML Balance Sheet (including any related notes and schedules) fairly presents in all material respects the financial position of IML as of its date, and each of the statements of operations and statements of cash flows included in the Audited IML Financial Statements and the Unaudited IML Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows, as the case may be, of IML for the periods set forth therein (subject in the case of unaudited statements to normal year end adjustments) (i) in the case of the

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     Audited IML Balance Sheet and the Audited IML Financial Statements, in
     accordance with accounting principles generally accepted in the United Kingdom applied on a consistent basis, and (ii) in the case of the Unaudited IML Balance Sheet, the Unaudited IML Financial Statements, the Interim IML Balance Sheet and the Interim IML Financial Statements, in accordance with GAAP. All of the adjustments necessary to convert in all material respects the Audited IML Balance Sheet and the Audited IML Financial Statements into GAAP have been recorded in the appropriate periods on the books and records of the Company, and after the application of such adjustments all the financial statements referred to in this
     Section 4.01(i) have been prepared on a consistent basis.

          (h) Absence of Certain Changes or Events. Except (i) for liabilities incurred in connection with this Agreement or any of the other Transaction Agreements, and (ii) the transactions described in the Transaction Agreements, since March 31, 2001, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or any of its subsidiaries' capital stock, other than the payment of dividends by any wholly owned subsidiary of the Company to its parent (which parent is a Sunrise Company), (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, (iv) prior to the date of this Agreement (A) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of any increase in compensation, bonus or other benefits, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents and except for increases in cash compensation in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) any entry by the Company or any of its subsidiaries into, or any amendment of, (1) any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former director, officer, employee or consultant or (2) any agreement with any current or former director, officer, employee or consultant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement or any of the other Transaction Agreements (all such agreements under this clause (C), collectively, "Benefit Agreements"), (D) any amendment to, or modification of, any Stock Option or Warrant or (E) any adoption of, or amendment to, a Benefit Plan,
     (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or are reasonably expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or its subsidiaries materially affecting the Company's assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (vii) any material tax election or any settlement or compromise of any material income tax liability.

          (i) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or assets that individually or in the aggregate has had or are reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate has had or are reasonably expected to have a Material Adverse Effect.

          (j) Contracts. Except as disclosed in the Filed Company SEC Documents, none of the Company or any of its subsidiaries is a party to, and none of its properties or other assets are subject

                                       1-12
     to, any contract or agreement that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company or any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. None of the Company or any of its subsidiaries has entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. Except as set forth in the Post-Closing Covenants Agreement and except for agreements or covenants which do not affect the Sunrise Business and would not be binding on Parent or any of its Affiliates (other than the Company or any of its subsidiaries) as a result of the Merger, none of the Company or any of its subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any respect the development, marketing or distribution of the Company's or any of its subsidiaries products or services. Other than contracts relating solely to the Newco Business, none of the Company or any of its subsidiaries is a party to or is otherwise bound by any continuing contract for the future sale by the Company or any of its subsidiaries of materials, supplies or equipment that (i) is not terminable at will by the Company or such subsidiary upon not more than 30 days' notice without any obligation of the Company or any of its subsidiaries to pay a termination fee, penalty or similar payment or (ii) imposes any continuing obligation for the sale of materials, supplies or equipment following termination thereof.

          (k) Compliance with Laws. (i) Each of the Company and its subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, "Legal Provisions"), except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. Each of the Company and its subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under the Federal Food, Drug, and Cosmetic Act of 1938, as amended ("FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, and under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as presently conducted, except for failures to have in effect such Permits that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and are not reasonably expected to have a Material Adverse Effect. The Merger and the other transactions contemplated by the Transaction Agreements, in and of themselves, will not cause the revocation or cancellation of any Permit that individually or in the aggregate are reasonably expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate has not had and are not reasonably expected to have a Material Adverse Effect.

          (ii) Except for those matters disclosed in the Filed Company SEC Documents or those matters that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect: (A) each of the Company and its subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by each of the Company and its subsidiaries of any of its currently or previously owned, leased or operated properties, there have been no Releases or threatened Releases of Hazardous Material in, on, under or

                                       1-13
     affecting such properties or any surrounding sites; (C) there is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, relating to or arising under Environmental Laws, and none of the Company or any of its subsidiaries has received any notice of, or entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and
     (D) to the Knowledge of the Company, there are no facts, circumstances or conditions which could reasonably be expected to form the basis for a suit, investigation, claim, action or proceeding against or affecting the Company or any of its subsidiaries relating to or arising under Environmental Laws. The term "Environmental Laws" means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term "Hazardous Material" means (A) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, medical or infectious wastes, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances or (B) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

          (l) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former officer, director, employee or consultant of the Company or any of its subsidiaries (collectively, the "Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. Except for any Benefit Agreements under which the sole obligations of the Company or any of its subsidiaries are (x) to pay no more than $100,000 under each such Benefit Agreement and $500,000 in the aggregate under all such Benefit Agreements and (y) to provide other items that may be purchased for a de minimis monetary value and except as disclosed in the Filed Company SEC Documents, there exist no currently binding Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. Since January 1, 1999, none of the Company or any of its subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (m) Benefit Plan Compliance. (i) Section 4.01(m)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other Benefit Plans. The Company has delivered to Parent true, complete and correct copies of (A) each Benefit Plan and Benefit Agreement (or, in the

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

     case of any unwritten Benefit Plan or Benefit Agreement, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

          (ii) All Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) nor, to the Knowledge of the Company, has any event occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Benefit Plans maintained or contributed to by the Company or any of its subsidiaries required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) nor, to the Knowledge of the Company, has any event occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto or result in the loss of any intended favorable tax treatment for such Benefit Plan. The Company has delivered to Parent a true and complete copy of the most recent determination letter received with respect to each Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any. The Company has also provided to Parent a true and complete list of all Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (iii) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or (B) any unsatisfied liability under Title IV of ERISA.

          (iv) All material reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (v) All contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. No Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (vi) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company or any of its subsidiaries or any employee of the Company or any of its subsidiaries has engaged that could subject the Company or any of its subsidiaries or any such employee, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any

                                       1-15
     trust created under any Benefit Plan to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA and (B) none of the Company, any of its subsidiaries or to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any of its subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. No Benefit Plan or related trust has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Pension Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby.

          (vii) Section 4.01(m)(vii) of the Company Disclosure Schedule discloses whether each Benefit Plan that is an employee welfare benefit plan is (A) unfunded, (B) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its subsidiaries at any time after the Effective Time. The Company and its subsidiaries comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code. The Company does not have any obligations for retiree health or life insurance benefits under any Benefit Plan or Benefit Agreement that has a present value calculated as of the date of this Agreement exceeding $100,000 in the aggregate.

          (viii) None of the execution and delivery of this Agreement or any of the other Transaction Agreements, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement or any of the other Transaction Agreements (including as a result of any termination of employment following the Effective Time) will
     (A) entitle any current or former director, officer, employee or consultant of the Company or any of its subsidiaries to severance or termination pay,
     (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or Benefit Agreement or (C) result in any breach or violation of, or a default under, any Benefit Plan or Benefit Agreement. Section 4.01(m)(viii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the estimated aggregate amount of all payments and the fair market value of all non-cash benefits (exclusive of any benefits or payments related to Stock Options) that may become payable or provided to employees, officers, directors or consultants of the Company or any of its subsidiaries under the Benefit Agreements who as a result of such individuals' employment being terminated immediately following the Effective Time would individually receive such payments and benefits in a total amount exceeding $100,000.

          (ix) None of the Company nor any of its subsidiaries has any material liability or obligations, including under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

          (n) No Excess Parachute Payments. Other than payments or benefits that may be made or provided to the persons listed in Section 4.01(n) of the Company Disclosure Schedule ("Primary Company Individuals"), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of any transaction contemplated by this Agreement or any of the other Transaction Agreements (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any officer, director, employee or consultant of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an "excess parachute payment" (as such

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

     term is defined in Section 280G(b)(1) of the Code). No disqualified individual is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross Up Payment") in the event that the excise tax required by Section 4999(a) of the Code is imposed on such person. None of the Board of Directors of the Company or any of its subsidiaries has granted to any officer, director, employee or consultant of the Company or any of its subsidiaries any right to receive any Parachute Gross Up Payment. Section 4.01(n) of the Company Disclosure Schedule sets forth the estimated aggregate amount of "excess parachute payments" that could be paid or provided to the Primary Company Individuals under all Benefit Plans and Benefit Agreements as a result of the Merger or the other transactions contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time).

          (o) Taxes. (i) Each of the Company and its subsidiaries has timely filed all material tax returns (as defined below in clause (xiii)) required to be filed by it. Each of the Company and its subsidiaries has timely paid or caused to be timely paid all material taxes due and payable with respect to the taxable periods covered by such tax returns and all other material taxes as are due, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all material taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (ii) No tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to material taxes by any taxing authority has been timely paid. No issues relating to material taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The United States Federal income tax returns of the Company and its subsidiaries have either been examined and settled with the IRS or closed by virtue of the expiration of the applicable statute of limitations for all years through 1997.

          (iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes of the Company or its subsidiaries and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material taxes has been executed or filed with any taxing authority.

          (iv) No Liens for material taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due.

          (v) None of the Company or any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other, domestic or foreign (whether national, Federal, state, provincial, local or otherwise) tax laws.

          (vi) The Company and its subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws in all material respects.

                                       1-17

          (vii) Other than the distribution of Newco Common Stock in connection with the transactions contemplated by this Agreement, none of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (viii) The Company was not, at any time during the period specified in
     Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (ix) None of the Company or any of its subsidiaries has made with respect to any of the Sunrise Assets (as defined in the Restructuring Agreement), any consent under Section 341 of the Code.

          (x) None of the Sunrise Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

          (xi) None of the Sunrise Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

          (xii) None of the Company or any of its subsidiaries has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that could reasonably prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (xiii) As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, Federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

          (xiv) If all the transactions described in Section 4.1 of the Restructuring Agreement (excluding (i) the transfer by Inverness Medical Inc. ("IMI") of certain assets to Newco described in Section 4.1(m) of the Restructuring Agreement and (ii) any payments or contributions contemplated by Section 4.1(n) of the Restructuring Agreement) had occurred on December 31, 2000, the aggregate tax basis for federal income tax purposes that the Company would have had in its Newco Common Stock immediately after such transactions had occurred (the "Newco Basis") would have been not less than the amount set forth in Section 4.01(o)(xiv) of the Company Disclosure Schedule. For purposes of computing the Newco Basis, it has been assumed that the fair market value of the stock of Can-Am Care Corporation held by IMI at the time of the transaction described in Section 4.1(g) of the Restructuring Agreement is equal to IMI's basis (for federal income tax purposes) in such stock. The Company is not currently aware of any facts or circumstances that would result in the Newco Basis being materially less than the amount set forth in Section 4.01(o)(xiv) of the Company Disclosure
     Schedule immediately after the transactions referred to in the second preceding sentence if such transactions (excluding (i) the transfer by IMI of certain assets to Newco described in Section 4.1(m) of the Restructuring Agreement and (ii) any payments or contributions contemplated by Section 4.1(n) of the Restructuring Agreement) occurred on the Closing Date instead of December 31, 2000, except for reductions occurring in the ordinary course of business.

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

          (xv) As of December 31, 2000, the aggregate tax basis for federal income tax purposes that IMI has in the assets that it holds that are used or held for use primarily in the operation or conduct of the Women's Health Business (as such term is defined in the Restructuring Agreement) is not less than the amount set forth in Section 4.01(o)(xv) of the Company Disclosure Schedule.

          (xvi) The amount of "net operating loss carryovers" (as defined in Section 172 of the Code) allowable to the Company as a deduction under
     Section 172 of the Code as of January 1, 2001, after taking into account any limitations to which such net operating loss carryovers are subject under Section 382 or any other provision of the Code is not less than the amount set forth in Section 4.01(o)(xvi) of the Company Disclosure Schedule.

          (p) Title to Properties. (i) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as presently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company or any of its subsidiaries to conduct their respective businesses as presently conducted.

          (ii) Each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect in all material respects. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

          (iii) At the Effective Time, the properties and assets of the Sunrise Companies (collectively, the "Sunrise Assets") will compose all the material assets of the Company and its subsidiaries primarily used or held for use in the Sunrise Business (including such material assets primarily used or held for use in the Sunrise Business in connection with research and development activities and programs). Assuming that (i) the Sunrise Companies (A) continue to employ all of the employees of the Sunrise Companies set forth on Schedules 1.1(b) and 1.1(c) of the Restructuring Agreement and (B) retain as consultants those current executives of the Company who have entered into the Non-Competition Agreements and (ii) the existing agreements, contracts and other relationships of the Sunrise Companies remain in effect, at the Effective Time there will be no other assets of the Company or any of its subsidiaries, other than the Sunrise Assets and assets and services contemplated as of the date of this Agreement to be provided pursuant to the Restructuring Agreement or the Transition Services Agreement, that are material to the conduct of the Sunrise Business as currently conducted. For the avoidance of doubt, the Sunrise Assets shall include all Intellectual Property Rights (other than trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, service marks, service mark rights and service names which shall be allocated as set forth in the Restructuring Agreement) related to the Diabetes Field (as defined in the Post-Closing Covenants Agreement).

          (q) Intellectual Property. (i) Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any material fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, domain names, service marks, service mark rights, service names, copyrights, copyright applications and registrations, technical information including engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests and Documentation (as defined in the License Agreement)(collectively,

                                       1-19

     "Intellectual Property Rights") which are material to the conduct of the Sunrise Business free and clear of all material Liens.

          (ii) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing (including with respect to the manufacture, use or sale by the Company or any of its subsidiaries of its commercial products) the rights of any person with regard to any Intellectual Property Right. To the Knowledge of the Company, no person or persons are infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

          (iii) No claims are pending or, to the Knowledge of the Company, threatened with regard to the Company's or any of its subsidiaries' ownership of any of its Intellectual Property Rights.

          (iv) Section 4.01(q)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents, trademarks and applications therefor owned by or licensed to the Company or any of its subsidiaries. All patents and patent applications listed in
     Section 4.01(q)(iv) of the Company Disclosure Schedule are owned by the Company or its subsidiaries free and clear of all material Liens. The patent applications listed in Section 4.01(q)(iv) of the Company Disclosure Schedule are pending and have not been abandoned, and have been and continue to be prosecuted by patent counsel. All patents, trademarks and applications therefor owned by or licensed to the Company or any of its subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.01(q)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 4.01(q)(iv) of the Company Disclosure Schedule has expired or has been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 4.01(q)(iv) of the Company Disclosure Schedule, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that are reasonably expected to invalidate any patent listed in
     Section 4.01(q)(iv) of the Company Disclosure Schedule. To the Knowledge of the Company, each of the patents and patent applications listed in Section 4.01(q)(iv) of the Company Disclosure Schedule properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 4.01(q)(iv) of the Company Disclosure Schedule has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or any of its subsidiaries. Each such inventor has executed an agreement with the Company or any of its subsidiaries obligating such inventor to assign the entire right, title and interest in and to such patent or patent application, and inventions embodied and claimed therein, to the Company or any of its subsidiaries, and, to the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or any of its subsidiaries under such agreement with the Company or such subsidiary.

          (v) Section 4.01(q)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property granted to the Company or any of its subsidiaries, other than software licenses for generally available software, or granted by the Company or any of its subsidiaries to any other person.

          (vi) No material trade secret of the Company or any of its subsidiaries has been published or disclosed by the Company or any of its subsidiaries or, to the Knowledge of the Company, by any other person to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

                                       1-20

          (r) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders' Meeting or any adjournment or postponement thereof in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger. The affirmative vote of the holders of the Company Common Stock is not necessary to approve any transaction contemplated by this Agreement or the other Transaction Agreements (other than the consummation of the Merger).

          (s) State Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the other Transaction Agreements and the consummation of the Merger, the Restructuring and the other transactions contemplated hereby or thereby, and such approval represents all the action necessary to render inapplicable to this Agreement, the other Transaction Agreements, the Merger, the Restructuring and the other transactions contemplated hereby or thereby, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the other Transaction Agreements, the Merger, the Restructuring and the other transactions contemplated hereby or thereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the other Transaction Agreements, the Merger, the Restructuring or the other transactions contemplated hereby or thereby.

          (t) Brokers. No broker, investment banker, financial advisor or other person, other than ABN AMRO Incorporated, UBS Warburg LLC and Covington Associates, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (u) Opinions of Financial Advisors. The Company has received the opinions of ABN AMRO Incorporated and UBS Warburg LLC to the effect that, as of the date thereof, the Closing Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, signed copies of which opinions will be delivered to Parent promptly after receipt thereof by the Company.

          (v) Development, Distribution, Marketing, Supply and Manufacturing Agreements. Section 4.01(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts or agreements (whether or not in written form), other than contracts or agreements with Parent or any of its Affiliates, to which the Company or any of its subsidiaries is a party as of the date hereof or with respect to which the Company or any of its subsidiaries has any ongoing obligations as of the date hereof, in each case relating to the research, development, distribution, training, sale, license, marketing and supply of components for, and manufacturing by third parties of, the Company's or any of its subsidiaries' products or products licensed by the Company or any of its subsidiaries. The Company has made available to Parent true and complete copies of all material contracts or agreements, other than contracts or agreements with Parent or any of its Affiliates, to which the Company or any of its subsidiaries is a party relating to the research, development, distribution, training, sale, license, marketing and supply of components for, and manufacturing by third parties of, the Company's or any of its subsidiaries' products or products licensed by the Company or any of its subsidiaries.

          (w) Regulatory Compliance. (i) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar Legal Provisions in any foreign jurisdiction (each such product, a "Medical Device") that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries, such Medical Device is being manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries in compliance with all applicable

                                       1-21
     requirements under FDCA, the FDA regulations promulgated thereunder, and such similar Legal Provisions, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect. Excluding any notices given directly to Parent or any of its Affiliates, none of the Company or any of its subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Company's products or (B) otherwise alleging any violation of any Legal Provision by the Company or any of its subsidiaries, which, in the case of clause (A) or (B), individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect.

          (ii) No Medical Devices have been recalled, withdrawn, suspended or discontinued by the Company or any of its subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) by order of the FDA or any other Governmental Entity. No proceedings in the United States and outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Medical Devices are pending against the Company or any of its subsidiaries, nor have any such proceedings been pending at any prior time.

          (iii) Except for instances that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect,
     (A) none of the Company, any of its subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy; and (B) none of the Company, any of its subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

          (iv) Excluding any notices given directly to Parent or any of its Affiliates, none of the Company or any of its subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of its subsidiaries, or commenced, or threatened to initiate, any action to enjoin production at any facility of the Company or any of its subsidiaries which has had or are reasonably expected to have a Material Adverse Effect.

          (x) Solvency of Newco. To the Company's Knowledge, immediately following the Effective Time, and after giving effect to the Restructuring and the Merger, (i) the fair value of the assets of each of Newco and its subsidiaries will exceed its debts and liabilities, contingent or otherwise, (ii) the present fair saleable value of the assets of each of Newco and its subsidiaries will be greater than the amount that will be required to pay its then existing debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each of Newco and its subsidiaries will be able to pay its then existing debts and other liabilities, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) Newco and its subsidiaries will not have an unreasonably small amount of capital with which to conduct the businesses in which they will be engaged.

     SECTION 4.02. Representations and Warranties of Parent and Sub.  Except as
(i) disclosed or set forth in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the

                                       1-22

"Filed Parent SEC Documents") or (ii) disclosed or set forth on the disclosure schedule (with specific reference to the particular subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that an item included on the disclosure schedule with respect to any subsection of this Section 4.02 shall be deemed to relate to each other subsection of this Section 4.02 to the extent such relationship is obvious) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and is not reasonably expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date hereof.

          (b) Authority; Noncontravention. Each of Parent and Sub has the requisite power and authority to enter into each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize any such Transaction Agreement or to consummate the transactions contemplated thereby. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall when issued be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub, in accordance with its terms. Each Transaction Agreement (other than this Agreement) to which Parent will be a party will, when executed and delivered by Parent, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute a legal, valid and binding obligation of Parent, enforceable against such entity in accordance with its terms. The execution and delivery by Parent of each Transaction Agreement to which it is a party does not, and the consummation of the Merger and the other transactions contemplated thereby and compliance with the provisions thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (i) the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub,
     (ii) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and are not reasonably expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the other Transaction Agreements by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification and report form by Parent under the

                                       1-23

     HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of (A) a registration statement on Form S-4 by Parent in connection with the distribution of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "Parent Form S-4") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) filings with the NYSE and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and are not reasonably expected to have a Parent Material Adverse Effect.

          (c) Parent SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 1999 (together with all voluntary filings made by Parent with the SEC during such period, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and except to the extent that information contained in any Parent SEC Document has been revised, superseded or updated by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the most recent financial statements included in the Filed Parent SEC Documents and except for liabilities or obligations incurred in connection with this Agreement or any of the other Transaction Agreements, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect.

          (d) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) each of the Parent Form S-4 and the Newco Form S-4 will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Parent Form S-4. The Parent Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

                                       1-24

          (e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (f) Tax Matters. Neither Parent, Sub nor any Affiliate of Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (g) Parent Shareholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to Article II hereof, do not require the approval of the holders of any shares of capital stock of Parent.

          (h) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01. Conduct of Business.  (a) Conduct of Business by the
Company. During the period from the date of this Agreement to the Effective Time, except (x) as set forth in Section 5.01(a) of the Company Disclosure Schedule, (y) as specifically permitted or contemplated by any other provision of this Agreement or the other Transaction Agreements or (z) to the extent Parent shall otherwise consent in advance in writing, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice (including (x) in respect of research and development activities and programs and (y) making capital expenditures with respect to the Sunrise Companies as described in the Company Capital Budget) and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers and employees and preserve the relationships with their respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that their respective goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company agrees that, except for the transactions specifically permitted or contemplated by the Transaction Agreements or as set forth in Section 5.01(a) of the Company Disclosure Schedule, it shall not, and shall not permit any of its subsidiaries to, without Parent's prior written consent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity interests or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options, Warrants or rights under the Company ESPP, in each case, outstanding on the date hereof and in accordance with their terms on the date hereof and (y) the issuance of Stock Options (and shares of Company Common Stock thereunder) to any employee of the Company hired after the date of this Agreement in connection with such hiring, provided that such issuance is in the ordinary course of business consistent with past practice and that such Stock Options have an exercise price per share at least equal to the market value of the Company Common Stock on the date of

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     issuance (and with other material terms no more favorable to such employee than the terms of the Stock Options outstanding on the date of this Agreement that were issued under similar circumstances));

          (iii) amend or propose to amend the Company Certificate or the Company By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any of the Company's subsidiaries;

          (iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $250,000, except for purchases of raw materials, components or supplies in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except sales of inventory and used equipment in the ordinary course of business consistent with past practice;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice not to exceed $250,000 at any time outstanding or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in the ordinary course of business consistent with past practice;

          (vii) except for projects specifically identified in the Company's budget for 2001 (the "Company Capital Budget"), a true and complete copy of which has been provided to Parent, make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000;

          (viii) (w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness for borrowed money, (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company or any of the other Sunrise Companies is a party;

          (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

          (x) enter into any contracts, agreements, binding arrangements or understandings relating to the supply of components for the research, development, distribution, manufacturing and assembling by third parties of, and the training, license and marketing of, products of the Company or any of its subsidiaries or products licensed by the Company or any of its subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

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

          (xi) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (A) adopt, enter into, terminate or amend in any material respect any collective bargaining agreement, Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation, bonus or fringe or other benefits of, any current or former officer, director, employee or consultant of the Company or any of its subsidiaries (subject to and except as set forth in Section 5.01(a)(xi) of the Company Disclosure Schedule, except for normal increases in cash compensation in the ordinary course of business consistent with past practice), (C) pay any benefit or amount not required under any Benefit Plan or Benefit Agreement or any other benefit plan or arrangement of the Company or any of its subsidiaries as in effect on the date of this Agreement, (D) increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, (E) make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Benefit Agreement, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), except as permitted by Section 5.01(a)(ii) (G) amend or modify any Stock Option or Warrant, except as specifically provided in Section 6.04 hereof or in the Restructuring Agreement, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (I) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Benefit Agreement, other than non-discretionary actions required by the terms of any existing Benefit Plans or Benefit Agreement as in effect on the date of this Agreement, or (J) change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined;

          (xii) except as otherwise contemplated by this Agreement, enter into any Contract of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's products in the ordinary course of business consistent with past practice;

          (xiii) revalue any assets of the Company or any of its subsidiaries or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (xiv) except in the ordinary course of business consistent with past practice, extend, accelerate, discount, compromise or settle any account payable or account receivable;

          (xv) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or any of its subsidiaries; or

          (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company, Parent and Sub shall not take any action that would, or that are reasonably expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Split-Off and the Merger set forth in Article VII not being satisfied.

     (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any breach of its representations or warranties that would give rise to the failure of a condition set forth in Section 7.02(a) or 7.03(a), as the case may be, or (ii) the failure of it (and, in the case of Parent, Sub) to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement at or prior to the Closing Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the

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

parties under this Agreement; provided, further, however, that the failure to provide such notification shall not give rise to a failure of a condition set forth in Section 7.02(b) or 7.03(b), if any such breach or failure described in clauses (i) or (ii) above shall have been cured on or prior to the Effective Time or no longer exists immediately prior to the Effective Time. The Company and Parent shall promptly provide the other copies of all filings made by such party or its subsidiaries with any Governmental Entity in connection with any Transaction Agreement and the transactions contemplated thereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by the Transaction Agreements.

     (d) Certain Tax Matters.  From the date hereof until the Effective Time,
(i) the Company and its subsidiaries (including Newco) will file all material tax returns and reports ("Post-Signing Returns") required to be filed by such entity (after taking into account any applicable extensions); (ii) the Company and its subsidiaries (including Newco) will timely pay all material taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns that are so filed; (iii) the Company and its subsidiaries (including Newco) will make reasonable provision for all taxes payable by the Company and its subsidiaries (including Newco) for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries (including Newco) in respect of any material tax and will not settle or compromise any such Action without Parent's prior written consent, which consent shall not be unreasonably withheld; and (v) the Company will not make any material tax election without Parent's prior written consent, which consent shall not be unreasonably withheld.

     SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any of its subsidiaries (collectively, "Representatives") to, directly or indirectly through another person (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be a breach of this Section 5.02(a) by the Company. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 5.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, and subject to compliance with Section 5.02(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

     The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses of the Company or its subsidiaries that constitute 20% or more of the revenues, net income, or the assets of the Company and its subsidiaries, taken as a whole, or

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

20% or more of the Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any person or the shareholders of any person would own 20% or more of the Company or any resulting parent company of the Company, other than the transactions contemplated by this Agreement or the other Transaction Agreements.

     The term "Superior Proposal" means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal (including the financial terms thereof and the likelihood of such proposal being completed) and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)).

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement or the Merger, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to, or that is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.02, if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law (i) make a Company Adverse Recommendation Change and/or
(ii) cause the Company to terminate this Agreement(and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal); provided, however, that (i) no Company Adverse Recommendation Change may be made and (ii) no such termination by the Company may be made, until after the fourth business day following Parent's receipt of written notice (a "Notice of Adverse Recommendation") from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change and/or terminate this Agreement pursuant to this Section 5.02(b) and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 5.02(b), the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (i) keep Parent

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

fully informed of the status and material details (including any change to the material terms thereof) of any such Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any person in connection with any Takeover Proposal or sent or provided by the Company to any person in connection with any Takeover Proposal, except for such correspondence and materials previously provided to Parent by the Company.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from
(x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or
(y) making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure so to disclose would constitute a violation of applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of the Parent Form S-4, the Newco Form S-4, the Form 8-A and the Parent Proxy Statement; Stockholders' Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement, the Newco Form S-4 and the Form 8-A and Parent shall prepare and file with the SEC the Parent Form S-4. The Proxy Statement will be included as a prospectus in the Newco Form S-4 and the Parent Form S-4. Each of the Company and Parent shall use its commercially reasonable efforts to have the Newco Form S-4 and the Parent Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Newco Form S-4 and the Parent Form S-4 are declared effective under the Securities Act. Each of Parent and the Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with, in the case of Parent, the issuance of Parent Common Stock in the Merger and, in the case of the Company, the issuance of Newco Common Stock in the Split-Off. The Company shall furnish all information concerning the Company and the holders of Company Common Stock, and Parent shall furnish all information concerning Parent, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the Newco Form S-4 and the Parent Form S-4. No filing of, or amendment or supplement to, the Parent S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Newco S-4 or the Proxy Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Parent Form S-4, the Newco Form S-4 or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the Newco Form S-4, the Form 8-A or the Parent Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Newco Form S-4, the Parent

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Form S-4, the Form 8-A, the Merger or the other transactions contemplated by the
Transaction Agreements.

     (b) The Company shall, as soon as practicable following the date of this Agreement (taking into account any delays reasonably required as a result of the occurrence of any event described in the last sentence of this clause (b)), establish a record date following the date of this Agreement for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") solely for the purpose of obtaining the Stockholder Approval. Subject to Section 5.02(b), the Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (and, if required, the other Transaction Agreements and the transactions contemplated thereby) and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Merger or this Agreement.

     SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records relating to the Sunrise Business and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of all of the working papers of the Company, its subsidiaries and its independent auditors relating to the determination and calculation of the tax basis in the Newco Assets (subject, in the case of such independent auditors, to the execution and delivery by Parent of a reasonable and customary release and indemnity agreement requested by such independent auditors) and (c) all other information relating to the Sunrise Business as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of April 18, 2001, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause it officers, employees, accountants, counsel, financial advisors and other representatives and controlled Affiliates to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this
Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

     SECTION 6.03. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Restructuring and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the other Transaction Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional

                                       1-31
instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements. In addition, the Company shall assist Parent with Parent's evaluation of the transactions to be completed in order to effect the Restructuring. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the other Transaction Agreements, the Merger or any of the other transactions contemplated hereby or thereby and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the other Transaction Agreements, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger, the Restructuring and the other transactions contemplated by this Agreement and the other Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the other Transaction Agreement, the Merger, the Restructuring and the other transactions contemplated hereby or thereby. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or its subsidiaries or the Sunrise Business.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities necessary to consummate the transactions contemplated hereby under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) keep the other party reasonably informed of communications received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of material communications received or given in connection with proceedings by a private party, in each case regarding any of the transactions contemplated hereby.

     SECTION 6.04. Sunrise Options; Sunrise Warrants. (a) Prior to the Effective Time, and in addition to and after giving effect to the conversion of the Stock Options into Sunrise Options and Newco Options (each as defined in the Restructuring Agreement) and the amendment of each such option as and to the extent set forth in the Restructuring Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Sunrise Options granted under the Company Stock Plans, whether or not exercisable, as necessary to provide that, at the Effective Time, each Sunrise Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Sunrise Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Sunrise Option by the Parent Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Sunrise Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the Company Stock Plans with respect to the Sunrise Options and to the agreements evidencing the grants with respect to Sunrise Options that are Non-Plan Stock Options (the "Non-Plan Stock Option Agreements") as Parent and the Company may agree are appropriate to give effect to the Split-Off and the Merger.

                                       1-32

     (b) The adjustments provided herein with respect to any Sunrise Options held by Sunrise Employees that are "incentive stock options" as defined in
Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans and the obligations of the Company under all Sunrise Options, with the result that all obligations of the Company (including under the applicable Non-Plan Stock Option Agreements) with respect to Sunrise Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

     (d) As soon as practicable but in any event within five business days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans after the Effective Time, may remain outstanding.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Sunrise Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Sunrise Options and that such Sunrise Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

     (f) Except as otherwise contemplated by this Section 6.04 and by Section
6.7 of the Restructuring Agreement, and except to the extent required under the respective terms of the Sunrise Options, all restrictions or limitations on transfer and vesting with respect to Sunrise Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Sunrise Options after giving effect to the Merger and the assumption by Parent as set forth above.

     (g) At the Effective Time and after giving effect to the conversion of warrants pursuant to Section 7.1 of the Restructuring Agreement, each Sunrise Warrant outstanding immediately prior to the Effective Time shall be amended and converted into a warrant to acquire, on the same terms and conditions as were applicable under the Sunrise Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Sunrise Warrant by the Parent Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Sunrise Warrant (each, as so amended, the "Adjusted Warrants"), provided that such exercise price shall be rounded up to the nearest whole cent. The Company shall use its commercially reasonable efforts to cause each Warrant to be amended prior to the Effective Time so as to comply with this Section.

     SECTION 6.05. Indemnification, Exculpation and Insurance. (a) Parent agrees that all of the Company's obligations with respect to rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for not less than six years, and Parent shall cause the Surviving Corporation to fulfill such indemnification obligations. Without limiting the obligations of Parent and the Surviving Corporation pursuant to the foregoing sentence, Parent will cause the Surviving Corporation to reimburse each current director of the Company for such person's reasonable expenses
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(including legal fees and expenses) incurred in connection with the investigation and defense of any claim arising out of or related to the transactions contemplated hereby or by the Transaction Agreements to the extent
(i) such fees and expenses are not paid pursuant to the Company's insurance coverage or statutory indemnification obligations within 30 days after the receipt by the Surviving Corporation of an invoice therefor and (ii) it is permitted by Delaware law for a party to reimburse another for such expenses (as opposed to the more limiting provisions of Section 145 of the DGCL applicable to the indemnification of directors by a corporation). If such insurance coverage or statutory indemnification is paid to such person after reimbursement is made pursuant to this paragraph 6.05(a), the director receiving such reimbursement shall promptly repay the Company therefor to the extent payment therefor has been made to the director under such insurance coverage or statutory indemnification.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.05. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification and reimbursement obligations referred to in Section 6.05(a) or take such other action to insure the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's officers' and directors' liability insurance policy (a true and complete copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that the limit of coverage of such insurance shall be increased to $20 million; provided, further, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable in any material respect to such directors and officers; provided, further, however, that in satisfying its obligation under this Section 6.05(c) Parent shall not be obligated to pay annual premiums in excess of $250,000, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such amount. Prior to the Effective Time, the Company shall have the right to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers, and/or under one or more other policies which provide such coverage, that in the aggregate provide such directors and officers with coverage for six years following the Effective Time of not more than $20 million in coverage and has other terms not materially less favorable on the whole to the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; provided, however, that the aggregate premiums for such coverage do not exceed $500,000. The Company agrees that its purchase of the extended reporting period endorsement described in the immediately preceding sentence shall be deemed to satisfy Parent's obligations pursuant to this Section 6.05(c).

     (d) The provisions of this Section 6.05 (d) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 6.06. Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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

     (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.01(e), (ii) this Agreement is terminated by the Company pursuant to
Section 8.01(f) or (iii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) without a vote at the Stockholders' Meeting having been taken or Section 8.01(b)(iii) and (C) within 12 months after such termination, the Company enters into an Acquisition Agreement with respect to, or consummates, transactions contemplated by any Takeover Proposal (for purposes of this clause (iii)(C), the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.02(a) except that references to 20% therein shall be deemed to be references to 35%), then the Company shall pay Parent a fee equal to $28,000,000 (the "Termination Fee") by wire transfer of same-day funds (x) in the case of a payment required by clause (i) or clause
(ii) above, on the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, on the date of the first to occur of such events referred to in clause (iii)(C).

     (c) The Company acknowledges and agrees that the agreements contained in
Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if to obtain payment of the Termination Fee, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 6.07. Public Announcements. Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 6.08. Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     SECTION 6.09. Securities Listings. (a) To the extent Parent does not issue treasury shares in the Merger that are already listed, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger or upon exercise of the Sunrise Options or Sunrise Warrants to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     (b) The Company shall use its commercially reasonable efforts to cause the shares of Newco Common Stock to be distributed in the Split-Off to be approved for listing on a national securities exchange, or approved for quotation on Nasdaq, in each case subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.10. Tax Treatment. (a) Each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and Parent will not take any action that would breach the representations made by Parent in
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the Parent Representation Letter (as defined below). The Company shall use its commercially reasonable efforts to obtain the opinion of counsel referred to in
Section 7.03(c). Parent shall provide Goodwin Procter LLP, counsel to the Company, with a duly executed letter in the form of the letter set forth in
Section 6.10 of the Company Disclosure Schedule (the "Parent Representation Letter") (i) executed and dated on the date on which the Form S-4 is filed with the SEC and (ii) executed and dated on the Closing Date.

     (b) Parent shall, and shall cause the Surviving Corporation to, report the Split-off for federal income tax purposes in a manner consistent with its treatment for such purposes as integrated with the Merger and as a redemption of a number of shares of Company Common Stock equal in value to the value of the Newco Common Stock distributed in the Split-Off.

     SECTION 6.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Transaction Agreements; provided, however, that no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

     SECTION 6.12. Employee Matters. (a) For a period ending not earlier than December 31, 2002, the Sunrise Employees (other than those employees located in Ireland) shall be provided pension and welfare benefits that are substantially comparable in the aggregate to the pension and welfare benefits provided to such employees immediately prior to the Effective Time. Except as provided above, (i) for a period ending not earlier than December 31, 2002, the Sunrise Employees shall be provided base salary or hourly wage rates that are at least equal to those being received by them immediately prior to the Effective Time and (ii) for a period ending not earlier than December 31, 2001, the Sunrise Employees shall be provided other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Sunrise Employees immediately prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

     (b) With respect to Sunrise Employees employed in the United States or covered by the Company's Benefit Plans that are subject to ERISA, Parent shall recognize the service of each Sunrise Employee at the Effective Time with his or her service through the Effective Time as if such service had been performed with Parent (i) for purposes of eligibility and vesting (but not benefit accrual) under Parent's defined benefit pension plan and (ii) for purposes of eligibility for vacation under Parent's vacation program (in the case of each of clauses (i) and (ii), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation but not for purposes of any other employee benefit plan of Parent). With respect to Sunrise Employees employed outside the United States, Parent shall comply with all applicable local laws in respect of any requirement to credit service of such Sunrise Employees prior to the Effective Time for employee benefit plan purposes.

     (c) The Company shall take all actions necessary to cause the Company ESPP to terminate immediately prior to the Effective Time, and in accordance with the terms of the Company ESPP refund to each participant thereunder the accumulated contributions through the Effective Time.

     SECTION 6.13. Restructuring Agreement. The Company shall not, prior to the Effective Time, amend, waive or fail to enforce any provision of the Restructuring Agreement without the prior written consent of Parent.

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

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. Conditions to Each Party's Obligation to Effect the Split-Off and the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, regulation, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Securities Listing. (i) The shares of Parent Company Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (ii) The shares of Newco Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on a national securities exchange, or approved for quotation on Nasdaq, in either case subject only to official notice of issuance.

          (e) Form S-4. Each of the Parent Form S-4 and the Newco Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Pre-Merger Transactions. The transactions contemplated by Article III, including the Restructuring and the execution and delivery of the Transaction Agreements not executed on the date hereof, shall have been consummated in accordance with the terms of this Agreement and the Restructuring Agreement (including the satisfaction of all conditions to the Restructuring set forth in the Restructuring Agreement) in all material respects.

     SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 4.01(c), 4.01(h)(iv), 4.01(j) (but only with respect to the last two sentences thereof), 4.01(m)(viii) (but only with respect to the last sentence thereof), 4.01(n) (but only with respect to the last sentence thereof), 4.01(o)(xiv), 4.01(p)(iii), 4.01(q) (but only with respect to clauses (i) and (iv) (other than, in the case of clause (iv), the fourth, fifth, sixth and seventh sentences thereof)) and 4.01(w)(ii) to the extent that they are qualified as to materiality shall be true and correct, and such representations and warranties of the Company to the extent that they are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties

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

     are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the vice president of finance and treasurer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the vice president of finance and treasurer of the Company to such effect.

          (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity relating to any of the transactions contemplated by the Transaction Agreements (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Agreements, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Sunrise Business, (ii) seeking to prohibit or materially limit the ownership or operation by any Sunrise Company, Parent or any of Parent's subsidiaries of any portion of the Sunrise Business or of the business or assets of Parent or any of Parent's subsidiaries, or to compel any Sunrise Company or Parent or any of Parent's subsidiaries to divest or hold separate any portion of the Sunrise Business or of the business or assets of Parent or any of Parent's subsidiaries as a result of the transactions contemplated by the Transaction Agreements or
     (iii) seeking to prohibit Parent or any of Parent's subsidiaries from effectively controlling in any material respect any portion of the Sunrise Business.

          (d) Orders. No order, ruling, judgment or other similar legal restraint (collectively, "Orders") that is reasonably expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 7.02 shall be in effect.

          (e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) the Company shall have obtained all consents, waivers and approvals referred to on Section 7.02(e) of the Company Disclosure Schedule and (ii) all consents, approvals, authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby under any applicable competition, merger control, antitrust or similar law or regulation of Switzerland or any country that is part of the European Union shall have been obtained, except in the case of this clause (ii) for those the failure of which to be obtained are not reasonably expected to (A) restrain or prohibit the consummation of the Merger or the other transactions contemplated by the Transaction Agreements or (B) prohibit or limit in any material respect the ownership or operation or effective control by Parent of any portion of the Sunrise Business.

          (f) Other Agreements. The Non-competition Agreements and the other Transaction Agreements shall be in full force and effect and none of the parties thereto (other than Parent) shall have breached or threatened to breach any of its material covenants thereunder.

          (g) Financing. The Company shall have received at least $50,000,000 of proceeds from financings on terms and conditions no less favorable to the Company than those set forth in the commitment letter dated May 18, 2001.

     SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in the Transaction Agreements that are qualified as to materiality shall be true and correct,
                                       1-38
     and the representations and warranties of Parent and Sub contained in the Transaction Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Goodwin Procter LLP, counsel to the Company, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in form and substance reasonably satisfactory to the Company, in each case dated as of such date and to the effect that (i) the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such counsel shall be entitled to rely upon representations reasonably requested by such counsel and made by the Company and upon the Parent Representation Letter.

     SECTION 7.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder
Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated on or before January 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

             (ii) if any Restraint having any of the effects set forth in
        Section 7.01(c) shall be in effect and shall have become final and nonappealable;

             (iii) if the Stockholder Approval shall not have been obtained at the Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (B) is incapable of being cured by the Company within 30 calendar days following

                                       1-39
     receipt of written notice of such breach or failure to perform from Parent; or (ii) if any Order having the effects referred to in clauses (i) through
     (iv) of Section 7.02(c) shall be in effect and shall have become final and nonappealable;

          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and
     (ii) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

          (e) by Parent, in the event that a Company Adverse Recommendation Change shall have occurred; or

          (f) by the Company in accordance with Section 5.02(b).

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(t), the penultimate sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Stockholder Approval with, if necessary, the approval of their respective Boards of Directors; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the stockholders of Parent without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Company may, in its sole discretion, unilaterally change the Newco Exchange Ratio with, if necessary, approval of its Board of Directors.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is

                                       1-40
confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933

        Telecopy No.: (732)524-2788

        Attention: Office of General Counsel

     with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019

        Telecopy No.: (212) 474-3700

        Attention: Robert I. Townsend, III, Esq.

     if to the Company, to:

        Inverness Medical Technology, Inc.
        51 Sawyer Road, Suite 200
        Waltham, MA 02453

        Telecopy No.: (781)647-3939

        Attention: Chief Executive Officer

     with a copy to:

        Goodwin Procter LLP
        53 State Street
        Boston, MA 02109

        Telecopy No.: (617) 523-1231

        Attention: Stephen W. Carr, P.C.

     SECTION 9.03. Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Knowledge" of any person that is not an individual means, with respect to any matter in question, the knowledge of such person's executive officers and other employees having primary responsibility for such matter;

          (c) "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts (or any development or developments which, individually or in the aggregate, are reasonably expected to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Sunrise Business, other than any change, effect, event, occurrence, state of facts or development
     (i) relating to the economy in general, (ii) relating to the industries in which the Company operates in general, (iii) resulting from changes in foreign currency rates, (iv) resulting from the effects of the pendency of the transactions contemplated hereby on current or prospective customers or suppliers, (v) resulting from any action required to be taken by the Company or any other party pursuant to the Transaction Agreements in order to effect the Restructuring and the other transactions contemplated thereby and (vi) resulting from any unjustified action, including the cancellation or extension of any orders for products, taken by Parent or any of its Affiliates in respect
                                       1-41
     of the business relationship between Parent or such Affiliate, on the one hand, and the Company and its subsidiaries, on the other hand;

          (d) "Parent Material Adverse Effect" means any change, effect, event, occurrence or state of facts (or any development or developments which, individually or in the aggregate, could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise, financial condition, results of operations or prospects of Parent or that could reasonably be expected to impair the ability of Parent to consummate the transactions contemplated by, or satisfy its obligations under, the Transaction Agreements, other than any change, effect, event, occurrence, state of facts or development (i) relating to the economy in general, (ii) relating to the industries in which the Company operates in general, (iii) resulting from changes in foreign currency rates and (iv) resulting from the effects of the pendency of the transactions contemplated hereby on current or prospective customers or suppliers;

          (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.04. Interpretation. (a) As used in Section 4.01 (other than clauses (c), (d), (e), (l), (m) and (o) thereof), and Section 7.02(a), unless the context otherwise requires, (i) any reference to the Company and its subsidiaries shall be to the Company and the subsidiaries of the Company if and only to the extent that they are engaged in, or own, lease or otherwise control properties or other assets used in, any part of the Sunrise Business, (ii) any reference to the properties or other assets of the Company and its subsidiaries, including Intellectual Property Rights, shall be to the properties and other assets that are included in the Sunrise Assets, (iii) any reference to the businesses or products of the Company and its subsidiaries shall be to the businesses or products of such subsidiaries if and only to the extent that they are part of the Sunrise Business and (iv) any reference to the directors, officers, employees and consultants of the Company and its subsidiaries shall be to the directors, officers, employees and consultants who will be Sunrise Employees (as defined in the Restructuring Agreement). In addition, (A) any reference to the "Sunrise Business" means all the businesses and operations of the Company and its subsidiaries other than the Clinical Diagnostics Business, the Nutritional Supplement Business and the Women's Health Business, (B) any reference to the "Sunrise Companies" means the Company and its subsidiaries, other than Newco and its subsidiaries (determined after giving effect to the Restructuring) and (C) any reference to Newco and its subsidiaries means Newco and its subsidiaries (determined after giving effect to the Restructuring).

     (b) When a reference is made in this Agreement to an Article, a Section, an Exhibit, an Annex or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and

                                       1-42
references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the other Transaction Agreements and the Confidentiality Agreement
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Agreements and the Confidentiality Agreement and (b) except for the provisions of Article II and
Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.09. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                       1-43

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON,

                                          by:       /s/ JOHN A. PAPA
                                            ------------------------------------
                                          Name: John A. Papa
                                          Title: Treasurer

                                          SUNRISE ACQUISITION CORP.,

                                          by:     /s/ ERIC P. MILLEDGE
                                            ------------------------------------
                                          Name: Eric. P. Milledge
                                          Title: President

                                          INVERNESS MEDICAL TECHNOLOGY, INC.,

                                          by:       /s/ RON ZWANZIGER
                                            ------------------------------------
                                          Name: Ron Zwanziger
                                          Title: CEO

                                       1-44

                                                                        APPENDIX
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM
----
Acquisition Agreement.......................................  Section 5.02(b)
Actions.....................................................  Section 5.01(d)
Adjusted Options............................................  Section 6.049a)(i)
Adjusted Warrants...........................................  Section 6.04(g)
Affiliate...................................................  Section 9.03(a)
Agreement...................................................  Preamble
Audited IML Balance Sheet...................................  Section 4.01(g)
Adjusted IML Financial Statements...........................  Section 4.01(g)
Average Closing Price.......................................  Section 2.01(c)
Benefit Agreements..........................................  Section 4.01(h)
Benefit Plans...............................................  Section 4.01(l)
Certificate.................................................  Section 2.01(c)
Certificate of Merger.......................................  Section 1.03
Closing.....................................................  Section 1.02
Closing Consideration.......................................  Section 2.01(c)
Closing Date................................................  Section 1.02
Code........................................................  Recitals
Commonly Controlled Entity..................................  Section 4.01(l)
Company.....................................................  Preamble
Company Adverse Recommendation Change.......................  Section 5.02(b)
Company By-laws.............................................  Section 4.01(a)
Company Capital Budget......................................  Section 5.01
Company Certificate.........................................  Section 4.01(a)
Company Common Stock........................................  Recitals
Company Disclosure Schedule.................................  Section 4.01
Company ESPP................................................  Section 4.01(c)
Company SEC Documents.......................................  Section 4.01(e)
Company Stock Plans.........................................  Section 4.01(c)
Confidentiality Agreement...................................  Section 6.02
Contracts...................................................  Section 4.01(d)
DGCL........................................................  Section 1.01
Effective Time..............................................  Section 1.03
Environmental Laws..........................................  Section 4.01(k)
ERISA.......................................................  Section 4.01(m)
Exchange Act................................................  Section 4.01(d)
Exchange Agent..............................................  Section 2.02(a)
Exchange Fund...............................................  Section 2.02(a)
FDA.........................................................  Section 4.01(k)
FDCA........................................................  Section 4.01(k)
Filed Company SEC Documents.................................  Section 4.01(e)
Form 8-A....................................................  Section 4.01(d)
GAAP........................................................  Section 4.01(e)
Governmental Entity.........................................  Section 4.01(d)

                                       1-45

TERM
----
Hazardous Material..........................................  Section 4.01(j)
HSR Act.....................................................  Section 4.01(d)
IMI.........................................................  Section 4.01(o)(xiv)
IML.........................................................  Section 4.01(g)
Intellectual Property Rights................................  Section 4.01(q)
Interim IML Balance Sheet...................................  Section 4.01(g)
Interim IML Financial Statements............................  Section 4.01(g)
IRS.........................................................  Section 4.01(l)
Knowledge...................................................  Section 9.03(b)
Legal Provisions............................................  Section 4.01(k)
Liens.......................................................  Section 4.01(b)
Material Adverse Change.....................................  Section 9.03(c)
Material Adverse Effect.....................................  Section 9.03(c)
Medical Device..............................................  Section 4.01(w)
Merger......................................................  Recitals
Merger Consideration........................................  Section 2.01(c)
Nasdaq......................................................  Section 2.02(e)(ii)
Newco.......................................................  Recitals
Newco Assets................................................  Section 4.01(o)(xiv)
Newco Basis.................................................  Section 4.01(o)(xiv)
Newco Common Stock..........................................  Recitals
Newco Exchange Ratio........................................  Section 2.01(c)
Newco Form S-4..............................................  Section 4.01(d)
Non-Competition Agreements..................................  Preamble
Non-Plan Stock Option Agreements............................  Section 6.04(a)(ii)
Non-Plan Stock Options......................................  Section 4.01(c)
Notice of Adverse Recommendation............................  Section 5.02(b)
NYSE........................................................  Section 2.02(c)
Officers....................................................  Section 6.10(c)
Officer's Opinion...........................................  Section 6.10(c)
Order.......................................................  Section 7.02
Parachute Gross Up Payment..................................  Section 4.01(n)
Parent......................................................  Recitals
Parent Common Stock.........................................  Preamble
Parent Disclosure Schedule..................................  Section 4.02
Parent Form S-4.............................................  Section 4.02(b)
Parent Material Adverse Effect..............................  Section 9.03(d)
Parent Representation Letter................................  Section 6.10
Parent SEC Documents........................................  Section 4.02(c)
Pension Plan................................................  Section 4.01(m)
Permits.....................................................  Section 4.01(k)
person......................................................  Section 9.03(e)
Post-Closing Covenants Agreement............................  Section 3.01
Post-Signing Returns........................................  Section 5.01(d)
Preferred Stock.............................................  Section 4.01(c)
Primary Company Individuals.................................  Section 4.01(n)
Principal Stockholders......................................  Recitals
Proxy Statement.............................................  Section 4.01(d)

                                       1-46

TERM
----
Release.....................................................  Section 4.01(k)
Representatives.............................................  Section 5.02(a)
Restraints..................................................  Section 7.01(c)
Restructuring Agreement.....................................  Recitals
Retained....................................................  Section 4.01(t)
SEC.........................................................  Section 4.01(d)
Securities Act..............................................  Section 4.01(e)
Settlement Agreement........................................  Section 3.01
Split-Off...................................................  Recitals
Split-Off Consideration.....................................  Section 2.01(c)
Split-Off Opinion...........................................  Section 6.10(c)
Stockholder Agreement.......................................  Recitals
Stockholder Approval........................................  Section 4.01(r)
Stockholders' Meeting.......................................  Section 6.01(b)
Stock Options...............................................  Section 4.01(c)
Sub.........................................................  Preamble
subsidiary..................................................  Section 9.03(f)
Sunrise Assets..............................................  Section 4.01(p)(iii)
Sunrise Business............................................  Section 9.04
Sunrise Companies...........................................  Section 9.04
Sunrise Employee............................................  Section 9.04
Sunrise Liabilities.........................................  Recitals
Superior Proposal...........................................  Section 5.02(a)
Surviving Corporation.......................................  Section 1.01
Takeover Proposal...........................................  Section 5.02(a)
Tax Allocation Agreement....................................  Section 3.01
taxes.......................................................  Section 4.01(o)
Termination Fee.............................................  Section 6.06
Transaction Agreements......................................  Section 3.02
Transition Services Agreement...............................  Section 3.02
Warrants....................................................  Section 4.01(c)

                                       1-47

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

     The undersigned, a holder of shares of common stock, par value $.001 per share ("Company Common Stock"), of Inverness Medical Technology, Inc., a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 23, 2001, among Johnson & Johnson, a New Jersey corporation ("Parent"), Sunrise Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $1.00 per share ("Parent Common Stock"), of Parent.

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations, if applicable, of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Parent or the undersigned or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any such Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Common Stock sold as indicated in such letter.

     Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

                                       1-48

     There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                       1-49

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

     On               , the undersigned sold the securities of Johnson & Johnson
("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Sunrise Acquisition Corp., a Delaware corporation, with and into Inverness Medical Technology, Inc.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                       1-50

                                                                         ANNEX 2

     STOCK OPTION AGREEMENT dated as of May 23, 2001 (this "Agreement"), by and between INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation ("Issuer"), and JOHNSON & JOHNSON, a New Jersey corporation ("Grantee").

                                    RECITALS

     A. Grantee, Sunrise Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Split-Off and Merger dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into Issuer, with Issuer as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Grantee; and

     B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

          1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,202,271 shares of common stock, par value $0.001 per share, of Issuer (the "Issuer Common Stock") (which amount shall be increased to 6,417,689 upon the filing with the Secretary of State of the State of Delaware of the amendment to the Issuer's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Issuer Common Stock from 40,000,000 to 70,000,000 (the "Certificate Amendment") which was adopted by the stockholders of the Issuer on May 21, 2001, which the Issuer will do promptly after the date of this Agreement (as such total number may be adjusted pursuant to Section 6, the "Option Shares")) at a purchase price of $38.00 per Option Share (as such price may be adjusted pursuant to Section 6, the "Purchase Price"); provided, however, that in no event may the number of Option Shares exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the Option Shares.

          2. Exercise of Option. (a) Subject to the provisions of Section 2(c), Grantee may exercise the Option, with respect to any or all of the Option Shares, at any time or times after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to
     Section 6.06(b) of the Merger Agreement (a "Purchase Event"); provided, however, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee has the right to receive the Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 10 business days following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive the Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee violate any law or regulation to which Issuer is subject (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

                                       2-1

          (b) In the event that Grantee is entitled to and wishes to exercise the Option, Grantee shall send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined below) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), which, subject to the following sentence, shall not be earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing shall be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of the proviso to the first sentence of Section 2(a).

          (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its commercially reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

          In the event (i) Grantee receives notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

          3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all Liens. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a stockholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such stockholder rights plan then in effect.

          (c) Certificates representing the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MAY 23, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF INVERNESS MEDICAL TECHNOLOGY, INC., AT ITS PRINCIPAL EXECUTIVE OFFICES."
                                       2-2

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

          4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

             Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act or any other applicable Federal, state or foreign competition, anti-trust or similar law or regulation, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon an exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option (subject, in the case of those shares of Issuer Common Stock to be authorized for issuance pursuant to the Certificate Amendment, to the filing of the Certificate Amendment with Secretary of State of the State of Delaware) and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including without limitation any preemptive rights of any stockholder of Issuer.

          5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for Grantee's own account for investment only and not with a view towards their distribution, and will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

          6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to this Agreement or an event described in the first sentence of this Section 6(a)) or if the number of outstanding shares of Issuer Common Stock is reduced, the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance or reduction, it equals the same percentage of the aggregate number of shares of Issuer Common Stock issued and outstanding after giving effect to

                                       2-3
     such issuance or reduction as immediately prior to such issuance or reduction, in each case without giving effect to any shares subject to the Option.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full with respect to all Option Shares then purchasable immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

          (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the American Stock Exchange ("AMEX"), (or, if not listed on AMEX, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported therein, as reported in any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if Grantee has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

          7. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as defined below) exceed in the aggregate $28,000,000 minus any Termination Fee actually received by Grantee pursuant to the terms of the Merger Agreement (such net amount, the "Profit Limit") and, if any payment to be made to Grantee hereunder or as part of the Termination Fee otherwise would cause the Profit Limit to be exceeded, Grantee, at its sole election and in its sole discretion, shall (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) take any combination of the foregoing actions, so that the Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Grantee. For the avoidance of doubt, Grantee shall not receive any amounts under the terms of this Agreement or as a Termination Fee which aggregate more than $28,000,000 and will cause any excess above such amount to be repaid to Issuer promptly.

          (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares of Issuer Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as defined below) that would exceed in the aggregate the Profit Limit and, if the
                                       2-4

     Notional Total Option Profit otherwise would exceed such amount, Grantee, at its sole election and in its sole discretion, shall on or prior to the date of exercise (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) take any combination of the foregoing actions, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Grantee, provided that this paragraph
     (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

          (c) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii)(x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Purchase Price of such Option Shares and any cash paid by Grantee to Issuer pursuant to
     Section 7(a)(iii) or Section 7(b)(iii), as the case may be.

          (d) As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Issuer Common Stock as to which Grantee may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises of the Option and (ii) Total Option Profit determined under paragraph (c) above with respect to (x) such number of shares of Issuer Common Stock as to which Grantee proposes to exercise the Option and (y) all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

          (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

             (i) securities listed on a national securities exchange or traded on The Nasdaq National Market ("Nasdaq") shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq for the five trading days after the date of determination; and

             (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be agreed upon in good faith by the parties or, in the absence of such agreement, determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one investment banking firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

          8. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within two years of the exercise of the Option, as promptly as practicable (but in no event later than 90 days after receipt of such request) prepare and file up to three registration statements ("demand registration statements") under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that the Issuer shall have no obligation to prepare and file a demand registration statement hereunder unless such registration statement will cover at least 25% of the Option Shares. Grantee agrees to use its commercially reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be
                                       2-5
     effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then-outstanding voting power of Issuer. Issuer will use its commercially reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include only that portion of the shares requested to be included therein by Grantee that may, in the written opinion of the managing underwriters, be included therein without adversely affecting the success of the offering. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

          9. Transfers. Shares of Issuer Common Stock acquired by Grantee pursuant to an exercise of the Option may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 8 or (ii) to any purchaser or transferee who would not, to the knowledge of Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal, beneficially own more than 5% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any shares of Issuer Common Stock acquired pursuant to an exercise of the Option if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

          10. Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on AMEX (or any other national securities exchange or approved for quotation on any national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on AMEX (or any such other national securities exchange or file an application to have approved for quotation on any such national securities quotation system) and will use its commercially reasonable efforts to obtain approval of such listing (or quotation) as promptly as practicable.

          11. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

                                       2-6

          12. Miscellaneous. (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

          (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the other Transaction Agreements (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 9.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

          (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (f) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

          (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Grantee, but no such assignment shall relieve Grantee of any of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (i) Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a state court located in the State of Delaware.
                                       2-7

          (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (k) Defined Terms. All terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          INVERNESS MEDICAL TECHNOLOGY, INC.,

                                          by        /s/ RON ZWANZIGER
                                            ------------------------------------
                                          Name: Ron Zwanziger
                                          Title:   CEO

                                          JOHNSON & JOHNSON,

                                          by        /s/ JOHN A. PAPA
                                            ------------------------------------
                                          Name: John A. Papa
                                          Title:   Treasurer

                                       2-8

                                                                         ANNEX 3

                                                                      ANNEX A TO
                                                            THE MERGER AGREEMENT

     RESTRUCTURING AGREEMENT, dated as of [DATE], [YEAR] (this "Restructuring Agreement"), among INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the "Company"), [NAME OF NEWCO], a Delaware corporation and a direct wholly owned subsidiary of the Company ("Newco"), and the subsidiaries of the Company party hereto.

     WHEREAS the Company, JOHNSON & JOHNSON, a New Jersey Corporation ("Parent"), and SUNRISE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the "Merger Agreement"), providing for the Split-Off and the Merger (each as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation;

     WHEREAS the respective Boards of Directors of the Company, Newco and each of the Company's subsidiaries party hereto have approved this Restructuring Agreement, which is being entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which the Restructuring (as defined below) will be consummated;

     WHEREAS the purpose of the Restructuring is to make possible the Split-Off and the Merger by separating from the Assets and Liabilities of the Company and its subsidiaries those Assets and Liabilities that Parent will not acquire;

     WHEREAS in the Restructuring, all the Assets primarily related to the Clinical Diagnostics Business, the Nutritional Supplements Business and the Women's Health Business (collectively, the "Newco Business") will be transferred to Newco or one or more of its subsidiaries, which will thereafter conduct such businesses, and Newco or one or more of its subsidiaries will assume the Assumed Liabilities (as defined below);

     WHEREAS, the Company and Newco have entered into a License Agreement, dated as of [DATE], [YEAR] (the "License Agreement"), pursuant to which the Company has granted to Newco the right to use the Licensed Intellectual Property (as defined in the License Agreement) upon the terms and subject to the conditions set forth therein; and

     WHEREAS it is the intention of the parties to this Restructuring Agreement that the transfer of Assets and Liabilities pursuant to this Restructuring Agreement shall qualify as a transaction described in Section 351 or Section 368 of the Code.

     NOW, THEREFORE in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. Terms used but not defined in this Restructuring Agreement shall have the meanings set forth in the Merger Agreement. In addition, the following terms shall have the following meanings:

          "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that for the purposes of this Restructuring Agreement, from and after the Effective Time, none of the Sunrise Companies shall be deemed to be an Affiliate of any Newco Company and none of the Newco Companies shall be deemed to be an affiliate of any Sunrise Company.

          "Ancillary Agreements" shall mean the documents described in Section
     5.1 hereof.

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          "Assets" shall mean any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

             (i) real property interests (including leases), land, plants, buildings, improvements and fixtures;

             (ii) machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

             (iii) inventories, including raw materials, work-in-process, finished goods, parts, accessories and supplies (including items in transit, on consignment or in the possession of any third party);

             (iv) cash, bank accounts, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

             (v) certificates of deposit, banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, reorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

             (vi) financial, accounting and operating data and records including, without limitation, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

             (vii) patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, domain names, trade name rights, service marks, service mark rights, service names, copyrights and copyright applications and registrations, commercial and technical information including engineering, production and other designs, drawings, notebooks and other recording methods, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests;

             (viii) agreements, leases, contracts, sale orders, purchase orders, open bids and other commitments and all rights therein;

             (ix) prepaid expenses, deposits and receipts held by third parties;

             (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind;

             (xi) licenses, franchises, permits, authorizations and approvals;
        and

             (xii) goodwill and going concern value.

          "Assumed Liabilities" shall have the meaning set forth in Section 4.3 hereof.

          "Benefit Plan" shall have the meaning set forth in Section 6.3(a) hereof.

          "Business Stationery" shall have the meaning set forth in Section 5.2 hereof.

          "Clinical Diagnostics Business" shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing diagnostic test kits
                                       3-2
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     and related products for the infectious disease and genetic marker markets, including, without limitation, the business conducted at or at any time prior to the Effective Time by Orgenics, Ltd., Cambridge Diagnostics
     Ireland Ltd., Cambridge Affiliate Corporation and each of their respective subsidiaries.

          "Company" shall have the meaning set forth in the Preamble.

          "Diabetes Business" shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of developing, manufacturing, marketing, selling and/or distributing diabetes management and related products and providing related services.

          "Estimated Net Cash" shall have the meaning set forth in Section 4.1(l) hereof.

          "Information" of a person shall mean any and all information, technical data or know-how, including, but not limited to, that which relates to research, product plans, products, services, employees, suppliers, customers, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, that such person or any of its Representatives furnish or have furnished to the receiving party or any of its Representatives whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary", together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving person or any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that for the purposes hereof all information relating to the Sunrise Companies and the Sunrise Business in the possession of any Newco Company at the Effective Time shall be deemed to have been furnished by the Sunrise Companies and all information relating to the Newco Companies and all businesses of the Newco Companies in the possession of any Sunrise Company at the Effective Time shall be deemed to have been furnished by the Newco Companies; provided, further, however, that the term "Information" does not include information that:

             (a) is or becomes generally available to the public through no wrongful act of the receiving person or its Representatives;

             (b) is or becomes available to the receiving person on a non-confidential basis from a source other than the providing person or its Representatives, provided that such source is not known by the receiving person to be subject to a confidentiality agreement with the providing person; or

             (c) has been independently acquired or developed by the receiving person without violation of any of the obligations of the receiving person or its Representatives under this Restructuring Agreement.

          "Initial Statement" shall have the meaning set forth in Section 4.1(l) hereof.

          "Intercompany Arrangements" shall have the meaning set forth in
     Section 4.7 hereof.

          "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

          "Merger Agreement" shall have the meaning set forth in the Recitals.

          "Net Cash" shall mean, as of the Effective Time, cash and marketable securities less debt for borrowed money (other than debt outstanding under any revolving line of credit) of the Newco Companies on a consolidated basis calculated in accordance with GAAP.
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

          "Net Cash Adjustment Amount" shall have the meaning set forth in
     Section 4.1(l) hereof.

          "Newco" shall have the meaning set forth in the Preamble.

          "Newco Assets" shall have the meaning set forth in Section 4.1 hereof.

          "Newco Benefit Plan" shall have the meaning set forth in Section 6.3(a) hereof.

          "Newco Business" shall have the meaning set forth in the Recitals.

          "Newco Companies" shall mean Newco and its subsidiaries (determined after giving effect to the transactions contemplated by Article IV of this Restructuring Agreement).

          "Newco Employees" shall mean all current employees and consultants of the Company and its subsidiaries listed on Schedule 1.1(a) hereto and employees and consultants hired after the date of the Merger Agreement and prior to the Effective Time engaged primarily in the Newco Business.

          "Newco Replacement Benefit Plans" shall have the meaning set forth in
     Section 6.3(a) hereof.

          "Nutritional Supplements Business" shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing nutritional supplements (including without limitation, the Allbee, Benimal, Z-Bec, Ferro-Sequels, Gevral-T, Gevrabon, Protregra, Stresstabs, SoyCare and Posture brands) and related products and providing related services.

          "Parent" shall have the meaning set forth in the Recitals.

          "Replacement Welfare Plans" shall have the meaning set forth in
     Section 6.2(c) hereof.

          "Representatives" of a person shall mean such person's affiliates, directors, officers, partners, employees, agents or other representatives (including attorneys, accountants and financial advisors).

          "Restructuring" shall have the meaning set forth in Section 4.1 hereof.

          "Restructuring Agreement" shall have the meaning set forth in the Preamble.

          "Sunrise Assets" shall have the meaning set forth in Section 4.2 hereof.

          "Sunrise Business" shall mean all the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, other than the Newco Business.

          "Sunrise Companies" shall mean the Company and its subsidiaries, excluding the Newco Companies (determined after giving effect to the transactions contemplated by Article IV of this Restructuring Agreement).

          "Sunrise Employees" shall mean all current employees and consultants of the Company and its subsidiaries listed on Schedule 1.1(b) hereto and employees and consultants hired after the date of the Merger Agreement and prior to the Effective Time engaged primarily in a business other than the Newco Business.

          "Sunrise Liabilities" shall have the meaning set forth in Section 4.3 hereof.

          "Sub" shall have the meaning set forth in the Recitals.

          "Tax Allocation Agreement" shall have the meaning set forth in Section
     3.1 hereof.

          "Taxes" shall have the meaning set forth in the Tax Allocation Agreement.

          "Transition Employees" shall mean those employees set forth on
     Schedule 1.1(c) hereto and employees (including temporary employees) hired after the date of the Merger Agreement and prior to the expiration of the Transition Services Agreement with the consent of the Company (such consent not to be unreasonably withheld) to replace employees listed on Schedule 1.1(c) hereto
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

     whose employment with the Company or its subsidiaries or Newco or its subsidiaries terminates after the date of the Merger Agreement.

          "Women's Health Business" shall mean the businesses of the Company or any of its subsidiaries and their respective predecessors, at or at any time prior to the Effective Time, of researching and developing, manufacturing, marketing, selling and/or distributing pregnancy tests, ovulation self-test products, feminine hygiene products, and all related products and providing related services.

                                   ARTICLE II

                            CAPITALIZATION OF NEWCO

     2.1 Prior to the Effective Time, the Company shall cause Newco to amend its Certificate of Incorporation to, among other things, increase the authorized shares of Newco Common Stock such that there are sufficient shares of Newco Common Stock to consummate the transactions contemplated by the Merger Agreement.

                                  ARTICLE III

                                  TAX MATTERS

     3.1 Tax Allocation Agreement. Prior to the Restructuring, the Company, Newco and Parent shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in the form attached to the Merger Agreement as Annex B (the "Tax Allocation Agreement").

     3.2 Tax Matters. Notwithstanding anything to the contrary in this Restructuring Agreement, Liabilities of the parties for Taxes are subject to the terms of the Tax Allocation Agreement. All obligations of Newco under the Tax Allocation Agreement shall be treated as Assumed Liabilities and not as Sunrise Liabilities under this Restructuring Agreement and all obligations of the Company under the Tax Allocation Agreement shall be treated as Sunrise Liabilities and not as Assumed Liabilities under this Restructuring Agreement.

                                   ARTICLE IV

                     RESTRUCTURING AND ASSUMED LIABILITIES

     4.1 Restructuring. Prior to the Effective Time, as described below, the Company shall contribute or cause to be contributed to Newco any of the Company's or any of its subsidiaries' right, title and interest in and to (i) all Assets that are used or held for use primarily in the operation or conduct of the Newco Business (other than those set forth on Schedule 4.2)) and (ii) all Assets that are set forth on Schedule 4.1 (collectively, the "Newco Assets"). In that connection, prior to the Effective Time, the Company shall cause the following transactions, elections and filings to occur in the order set forth below (the "Restructuring"):

          (a) Inverness Medical Benelux Bvba ("IMB"), a wholly owned subsidiary of Inverness Medical Europe GmbH ("IME"), which is itself a wholly owned subsidiary of the Company, shall file on United States Treasury Form 8832, Entity Classification Election, an election to be disregarded as a separate entity, effective on a date that is on or prior to the Closing Date, and on or prior to the effective date of the election described in Section 4.1(b).

          (b) IME shall file on United States Treasury Form 8832, Entity Classification Election, an election to be disregarded as a separate entity, effective on a date that is on or prior to the Closing Date.

          (c) IMB shall transfer to IME all of IMB's right, title and interest in and to all of the Sunrise Assets held by IMB, and IME shall transfer to IMB all of IME's right, title and interest in and to all of the Newco Assets held by IME.
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

          (d) IME shall transfer to the Company all of IME's right, title and interest in and to the issued and outstanding capital stock of IMB.

          (e) Inverness Medical Canada Inc. ("IMC") shall transfer to Inverness Medical Inc. ("IMI") all of IMC's right, title and interest in and to all of the Sunrise Assets held by IMC.

          (f) IMI shall transfer to Can-Am Care Corporation ("Can-Am") all of IMI's right, title and interest in and to all of the Sunrise Assets held by IMI (including the Sunrise Assets formerly held by IMC), and Can-Am shall transfer to IMI all of Can-Am's right, title and interest in and to all of the Newco Assets held by Can-Am.

          (g) IMI shall transfer to the Company all of IMI's right, title and interest in and to the issued and outstanding capital stock of Can-Am.

          (h) Cambridge Diagnostics Ireland Ltd. ("CDIL") shall transfer to the Company all of CDIL's right, title and interest in and to all of the Sunrise Assets held by CDIL.

          (i) Inverness Medical Ltd. ("IML") shall transfer to the Company all of IML's right, title and interest in and to all of the Newco Assets held by IML.

          (j) Inverness Medical Asia Pty ("IMA") shall transfer to the Company all of IMA's right, title and interest in and to all of the Newco Assets held by IMA.

          (k) Selfcare Europe Ltd. ("SEL") shall be liquidated.

          (l) The Company shall transfer to Newco (i) all of the Company's right, title and interest in and to all of the Newco Assets held by the Company (including the Newco assets formerly held by IML, IMA and SEL), and
     (ii) all of the Company's right, title and interest in and to the issued and outstanding capital stock of IMB, IMI, CDIL, Selfcare Technology, Inc., Orgenics International Holdings B.V., Selfhelp Israel, Ltd., Orgenics, Ltd. and Cambridge Affiliate Corporation.

          (m) IMI shall transfer to Newco all of the assets held by IMI that are used or held for use primarily in the operation or conduct of the Women's Health Business, which assets shall be valued in accordance with the formula set forth in Schedule 4.1(m).

          (n) not less than four business days prior to the Closing Date, Newco shall prepare and deliver to Parent a statement (the "Initial Statement") setting forth a good faith estimate of 90% of the Net Cash (the "Estimated Net Cash") and (ii) on the Closing Date the Company shall contribute, or cause to be contributed, as a capital contribution to Newco, cash in an amount (the "Net Cash Adjustment Amount") equal to (x) $40,000,000, minus
     (y) the Estimated Net Cash set forth on the Initial Statement.

     4.2 Assets Not Transferred. Notwithstanding anything to the contrary set forth in Section 4.1, the Company hereby retains and does not contribute to Newco any of the Company's or any of its subsidiaries' right, title and interest in and to all Assets that (x) are not used or held for use primarily in the operation or conduct of the Newco Business (other than those set forth on Schedule 4.1) or (y) are set forth on Schedule 4.2 hereto (it being understood and agreed that such Assets shall include all Intellectual Property Rights (other than trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, service marks, service mark rights and service names) of the Company and its subsidiaries related to the Diabetes Field) (collectively, the "Sunrise Assets"); provided, that if necessary to retain or control any such Sunrise Assets, the Company, prior to effecting any of the contributions of the capital stock of its subsidiaries to Newco as described in Section 4.1, will cause its subsidiaries to contribute, grant, convey, assign, transfer and deliver, to the Company or any of its other subsidiaries, all the subsidiaries' right, title and interest in and to all such Sunrise Assets; provided, further, that if necessary to retain, control or temporarily use any Asset material to the operation or conduct of the Sunrise Business that is primarily used in the conduct of the Newco Business, the parties shall cooperate in good faith to provide, as appropriate, for the use or shared ownership of such Asset pursuant to the Transition Services Agreement or the timely transfer of such Asset to the Company or any of its

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

subsidiaries; provided, further, that if necessary to retain, control or temporarily use any Asset material to the operation or conduct of the Newco Business that is primarily used in the conduct of the Sunrise Business, the parties shall cooperate in good faith to provide, as appropriate, for the use or shared ownership of such Asset pursuant to the Transition Services Agreement or the timely transfer of such Asset to Newco or any of its subsidiaries.

     4.3 Assumed Liabilities. Notwithstanding Section 4.1, the parties agree that, except as otherwise specifically set forth in any Transaction Agreement (including the treatment of Tax Liabilities as set forth in Section 3.2 or employee related Liabilities as set forth in Section 6.2), at or prior to the Effective Time, (a) Newco shall, or shall cause the appropriate Newco subsidiary to, unconditionally assume and undertake to pay, satisfy and discharge (x) all Liabilities (whether arising before or after the Restructuring) of the Company and its subsidiaries to the extent primarily related to or arising out of the Newco Business and (y) all Liabilities set forth on Schedule 4.3(a) hereto (clauses (x) and (y) are collectively referred to as the "Assumed Liabilities"), in each case when such Assumed Liabilities become due in accordance with their terms, and (b) the Company shall retain, or shall assume, or shall cause the appropriate Sunrise Company to assume, and undertake to pay, satisfy and discharge (x) all Liabilities (whether arising before or after the Restructuring) of the Company and its subsidiaries other than the Assumed Liabilities and (y) all Liabilities set forth on Schedule 4.3(b) hereto (clauses
(x) and (y) are collectively referred to as the "Sunrise Liabilities"), in each case when such Sunrise Liabilities become due in accordance with their terms.

     4.4 Transfer and Assumption Documentation. In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Assets and the assumption of the Liabilities set forth in this Article IV (i) the transferor shall execute and deliver, and cause its subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) the transferee shall execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

     4.5 Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Restructuring Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of the Newco Companies or the Sunrise Companies thereunder. All such items that are material are set forth on Schedule 4.5. The Company or Newco, as the case may be, shall, or shall cause its applicable subsidiary to, use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Newco or the Sunrise Companies to expend money or offer or grant any financial accommodation), to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to the other party the Assets so to be conveyed pursuant to Section 4.1. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Restructuring Agreement.

     4.6 Tax Election. The Company represents and warrants that (i) in connection with the Restructuring, IME will not transfer Newco Assets to any entity other than IMB, and (ii) Newco has no plan or intention to take any action (or cause any action to be taken) after the effective date of the election described in Section 4.1(a) which would cause IMB to be treated as a corporation for federal tax purposes.

     4.7 Intercompany Arrangements. All agreements, contracts, arrangements and commitments (other than the Transaction Agreements) between the Newco Companies or any operating unit of any Newco Company, on the one hand, and the Sunrise Companies or any operating unit of any Sunrise Company (other than the Newco Companies or any operating unit of any Newco Company), on the other hand, entered into prior to the Closing Date and set forth on Schedule 4.7 for the purchase or sale of goods or services ("Intercompany Arrangements") shall terminate on the Closing Date. All amounts under such

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Intercompany Arrangements which are unbilled and have not been charged to the related contract as of the Closing Date shall be billed and payable on the Closing Date. At or before the Closing, the Company shall cause all intercompany indebtedness (which shall include payables and receivables) between the Newco Companies or any operating unit of any Newco Company, on the one hand, and the Sunrise Companies or any operating unit of any Sunrise Company (other than the Newco Companies or any operating unit thereof), on the other hand, including without limitation any indebtedness under the intercompany arrangements set forth on Schedule 4.7, to be settled or otherwise eliminated.

                                   ARTICLE V

                                OTHER AGREEMENTS

     5.1 Ancillary Agreements. Prior to the Effective Time, the Company, or another of the Sunrise Companies, and Newco, or another of the Newco Companies, shall enter into (a) a transition services agreement relating to the Women's Health Business of Can-Am and IME, and the kitting services and secondary packaging services provided at the Galway, Ireland facility (the "Transition Services Agreement"), and (b) the License Agreement and (c) a sublease from the Company to Newco of the premises currently subleased by the Company at 51 Sawyer Road, Waltham, Massachusetts on the same terms as those of the sublease currently held by the Company (collectively, the "Ancillary Agreements").

     5.2 Use of Name. Except as provided below, from and after the Effective Time, Newco shall have all rights in and use of the names "Inverness" and "Inverness Medical" and all derivatives thereof and the Company and its subsidiaries shall take such actions as are reasonably necessary to vest such rights in Newco or any of its subsidiaries. As a result, promptly after the Effective Time, the Company shall take or cause to be taken all action necessary to (a) change the name of any of the Sunrise Companies to eliminate therefrom the names "Inverness" and "Inverness Medical" and all respective derivatives thereof, including any names confusingly similar to "Inverness" or "Inverness Medical" and (b) promptly deliver to Newco all stationery, business cards, brochures and other documents (collectively, "Business Stationery"), including, without limitation, invoices and purchase orders, bearing the names "Inverness" or "Inverness Medical" and all derivatives thereof. Except as provided below, within 90 days following the Effective Time, the Company shall cause to be removed from display from all of its facilities all demountable displays which contain the names "Inverness" or "Inverness Medical" and all respective derivatives thereof or any corporate symbol related thereto and shall cause the removal of all signs displaying such name and all derivatives thereof. Notwithstanding the foregoing, (i) the Sunrise Companies shall retain and have the right to display on their facilities located in Inverness, Scotland the names "Inverness", "Inverness Medical" and "Inverness Medical, Ltd." and derivatives thereof, including on any sign located at such facilities and (ii) the Sunrise Companies and their suppliers and distributors shall retain and have the right to use the names "Inverness" and "Inverness Medical" and derivatives thereof and applicable trademarks and trade dress on product packaging and related materials for a period of 365 days following the Effective Time.

     5.3 Books and Records. Prior to or as promptly as practicable after the Effective Time, the Company shall deliver to Newco all corporate books and records of the Newco Companies in the possession of the Sunrise Companies and the relevant portions (or copies thereof) of all corporate books and records of the Sunrise Companies relating to the Newco Companies, the businesses of the Newco Companies or the Assumed Liabilities, including, in each case, all active agreements, active litigation files and government filings. From and after the Effective Time, all such books, records and copies shall be the property of Newco. The Company may retain copies of all such corporate books and records. Prior to or as promptly as practicable after the Effective Time, Newco and its subsidiaries shall deliver to the Company all corporate books and records of the Sunrise Companies in the possession of any of the Newco Companies and relevant portions (or copies thereof) of all corporate books and records of the Newco Companies relating to the Sunrise Companies, the Sunrise Business or the Sunrise Liabilities, including, in each case, all active agreements, active litigation files and government filings. From and after the Effective

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Time, all such books, records and copies shall be the property of the Company.
Newco may retain copies of all such corporate books and records.

     5.4 Access. From and after the Effective Time, each of the Company and its subsidiaries, on the one hand, and Newco and its subsidiaries, on the other hand, shall afford to the other and to the other's Representatives reasonable access and duplicating rights (at the requesting person's expense), during normal business hours and upon reasonable advance notice, to all information within the possession or control of any of the Sunrise Companies or any of the Newco Companies, as the case may be, to the extent directly relating to the business, Assets or Liabilities of the other as they existed prior to the completion of the Restructuring or to the extent relating to or arising in connection with the relationship between any of the Sunrise Companies or the Newco Companies, as the case may be, prior to the Restructuring insofar as such access is reasonably required for a reasonable purpose. Without limiting the foregoing, information may be requested under this Section 5.4 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     5.5 Retention of Records. Except as provided in any of the Transaction Agreements, if any information relating to the businesses, Assets or Liabilities of a Sunrise Company or a Newco Company is retained by a Newco Company or Sunrise Company, respectively, each of the Company and Newco shall, and shall cause the other Sunrise Companies and Newco Companies, respectively, to, retain all such information in the Sunrise Companies' or Newco Companies' possession or under their respective control until such information is at least six years old (or for such longer period as may be required by law) except that if, prior to the expiration of such period, any Sunrise Company or Newco Company wishes to destroy or dispose of any such information that is at least three years old, then prior to destroying or disposing of any of such information, (a) the Company or Newco, on behalf of the Sunrise Company or the Newco Company that is proposing to dispose of or destroy any such information, shall provide no less than 45 days' prior written notice to the other person, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other person requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other person, the Company or Newco, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting person.

     5.6 Confidentiality. (a) Each party hereto shall keep, and shall cause its Representatives to keep, the other party's Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 5.6 and not to disclose such Information to any other Person. Without the prior written consent of the other party, each party and its Representatives shall not disclose the other party's Information to any person or entity except as may be required by law or judicial process and in accordance with this Section 5.6.

     (b) In the event that any party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the disclosing party's Information, the receiving party or its Representatives shall promptly notify the disclosing party of the request in writing, and consult with and assist the disclosing party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the disclosing party waives compliance with the terms hereof, such receiving party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party's outside counsel, is legally required to be disclosed, and will exercise its respective commercially reasonable efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same. The providing party will be given an opportunity to review the Information or facts prior to disclosure.

     5.7 Further Assurances. The parties agree that if, after the completion of the Restructuring, either party holds Assets which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party shall, at its expense, promptly assign and transfer or cause to be assigned and transferred such Assets to the other party, and the parties agree that the transferring party will hold such Assets as trustee of the transferee party and all income and risk of

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loss of the transferred Assets to the completion of the Restructuring shall be for the account of the intended owner. Each of the parties hereto, at its own cost and expense, promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     5.8 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure (a) that the Restructuring and the assumption of the Sunrise Liabilities and the Assumed Liabilities are consummated in accordance with the terms hereof, (b) the retention by the Company of the Sunrise Business, including, without limitation, allocation of rights and obligations under Contracts, if any, of the Sunrise Companies or the Newco Companies that relate to the Sunrise Business, (c) the transfer to Newco of all the Newco Assets, including, without limitation, allocation of rights and obligations under Contracts, if any, of the Newco Companies or the Sunrise Companies that relate to the Newco Business and (d) the allocation of employee liabilities and provision of employee benefits in accordance with the provisions of Article VI.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

     6.1 Employment of Newco Employees and Sunrise Employees. Effective as of the Effective Time, (a) Sunrise Employees shall remain or become employees of the Sunrise Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion) and (b) Newco Employees shall remain or become employees of the Newco Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as Newco shall determine in its sole discretion). Nothing contained in this Section
6.1 shall confer on any Sunrise Employee or any Newco Employee any right to continued employment after the Effective Time, and such employees shall continue to be employed "at-will" subject to any requirements under applicable foreign law to the contrary. Newco or a subsidiary thereof shall employ the Transition Employees to perform, among other things, the services contemplated by the Transition Services Agreement. The compensation to be paid, and benefits to be provided, to such Transition Employees shall be borne by Newco, subject to the reimbursement and expense payment provisions of the Transition Services Agreement. Notwithstanding the foregoing, the Sunrise Companies shall be responsible for all retention bonuses paid to and severance costs associated with such Transition Employees.

     6.2 Liabilities and Obligations Generally. Without limiting the generality of Section 4.3, effective as of the Effective Time, Newco shall assume and be solely responsible for all Liabilities including, without limitation, any Liabilities in respect of the failure to maintain the favorable tax status of any Newco Benefit Plan or Newco Replacement Benefit Plan and obligations related to (i) the Newco Employees and (ii) the former employees of the Company and its subsidiaries whose primary responsibilities related to the Newco Business. Without limiting the generality of Section 4.3, effective as of the Effective Time, the Company shall assume (if applicable) and be solely responsible for all Liabilities and obligations related to (i) the Sunrise Employees and (ii) the former employees of the Company and its subsidiaries whose primary responsibilities related to the businesses of the Company and its subsidiaries other than the Newco Business. To the extent permitted by applicable law, the Company and Newco agree (i) that the transactions contemplated by this Restructuring Agreement shall not constitute a termination of employment of any Sunrise Employee or any Newco Employee that would entitle such employee to receive severance or similar compensation and benefits and (ii) to use their reasonable best efforts to amend, if necessary, any applicable Benefits Plans to so provide.

     6.3 Employee Benefits. Without limiting the generality of Section 6.2 above:

          (a) Effective as of the Effective Time, Newco shall assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy or agreement ("Benefit Plans") relating exclusively

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     to one or more Newco Employees (the "Newco Benefit Plans") and any trusts related thereto; provided, however, that notwithstanding any other provision herein to the contrary, any defined benefit pension plan for the benefit of employees in Ireland shall be deemed to be a Newco Benefit Plan. To the extent any Newco Employee participates prior to the Effective Time in Benefit Plans that are not a Newco Benefit Plans, Newco shall establish and maintain or cause to be established or maintained for the benefit of Newco Employees, as of the Effective Time, Benefit Plans (which, for purposes of this Section 6.3(a), shall not include equity plans) that provide substantially comparable benefits to those provided to such Newco Employee immediately prior to the Effective Time (the "Newco Replacement Benefit Plans"). As of the Effective Time, except as required by applicable law, Newco Employees shall cease to participate in any Benefit Plan that is not a Newco Benefit Plan and shall commence participation in the Replacement Benefit Plans.

          (b) In the event the Sunrise Employees or former employees of the Company and its subsidiaries whose primary responsibilities related to the businesses of the Company and its subsidiaries other than the Newco Business participate in a Benefit Plan that is a defined benefit pension plan that is maintained by Newco or its subsidiaries, Newco and the Company shall cause to be transferred from such Benefit Plan to a Benefit Plan established or maintained by the Company or Parent or any of their respective subsidiaries the liabilities in respect of such participants, and assets in an amount, subject to applicable law, equal to such liabilities, determined on a projected benefit basis based on actuarial assumptions mutually agreed by Newco and Parent. In addition, in the event the Newco Employees or former employees of the Company and its subsidiaries whose primary responsibilities related to the Newco Business participate in a Benefit Plan that is a defined benefit pension plan that is maintained by the Company or its subsidiaries, Newco and the Company shall cause to be transferred from such Benefit Plan to a Benefit Plan established or maintained by Newco or any of its subsidiaries the liabilities in respect of such participants, and assets in an amount, subject to applicable law, equal to such liabilities, determined on a projected benefit basis based on actuarial assumptions mutually agreed by Newco and Parent.

          (c) Effective as of the Effective Time, with respect to those collective bargaining agreements to which the Company or its subsidiaries is a party, Newco shall assume the collective bargaining agreements covering Newco Employees, and the Company shall assume the collective bargaining agreements covering the Sunrise Employees, and each of Newco and the Company shall take all other actions necessary to ensure that Newco and the Company remain solely responsible for the Liabilities and obligations under such collective bargaining agreements covering the Newco Employees and the Sunrise Employees, respectively.

     6.4 Preservation of Rights to Amend or Terminate Plans. Except as otherwise provided in the Merger Agreement or this Restructuring Agreement, no provision of this Restructuring Agreement shall be construed as a limitation on the right of the Company or Newco to amend or terminate any Benefit Plan which right the Company or Newco would otherwise have under the terms of such Benefit Plan or otherwise, and no provision of this Restructuring Agreement shall be construed to create a right in any employee or beneficiary of such Benefit Plan that such employee or beneficiary would not otherwise have under the terms of the Benefit Plan itself.

     6.5 Reimbursement; Indemnification. Newco and the Company acknowledge that the Company, on the one hand, and Newco, on the other hand, may incur costs and expenses (including, without limitation, contributions to plans and the payment of insurance, or other similar premiums) pursuant to any of the Benefit Plans which are, as set forth in this Restructuring Agreement, the responsibility of the other party. Accordingly, the Company and Newco agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses reasonably incurred. If applicable foreign laws require that (i) the Company incur Liabilities in respect of Newco Employees or (ii) Newco incur Liabilities in respect of Sunrise Employees, notwithstanding the terms of this Agreement, then Newco or the Company, respectively, shall fully indemnify and hold harmless the Company or Newco, as applicable, to the extent of such Liabilities. All Liabilities retained, assumed or indemnified by Newco pursuant to this Article VI shall in each case be
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

deemed to be Assumed Liabilities, and all Liabilities retained, assumed or indemnified by the Company pursuant to this Article VI shall in each case be deemed to be Sunrise Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article II of the Post-Closing Covenants Agreement.

     6.6 Employment, Consulting and Severance Agreements. Effective as of the Effective Time and except as set forth in Section 6.7 hereof, Newco and the Company shall take all actions necessary (including assignments, if applicable) to ensure that with respect to any employment, consulting, deferred compensation, indemnification, termination, severance or any other agreements with a Newco Employee or a Sunrise Employee, to which any of the Sunrise Companies or Newco Companies is a party, as the same are in effect immediately prior to such time, any such agreement with a Newco Employee shall be assumed by Newco, and that any such agreement with a Sunrise Employee shall be assumed by the Company, and in respect of which Newco or the Company, as the case may be, becomes solely responsible for the obligations and Liabilities (and solely entitled to the rights) under such agreements.

     6.7 Equity Awards. Prior to the Effective Time, and immediately prior to the conversion of Sunrise Options (as defined below) into Adjusted Options, Newco and the Company shall take all actions necessary to cause each outstanding option to purchase Company Common Stock (each an "Original Option") to be converted into an option to purchase Company Common Stock and an option to purchase Newco Common Stock ("Sunrise Options" and "Newco Options", respectively). The number of shares of Newco Common Stock subject to a Newco Option shall equal the number of shares of Company Common Stock subject to the Original Option multiplied by the Newco Exchange Ratio (rounded down to the nearest whole share), and the number of shares of Company Common Stock subject to a Sunrise Option shall equal the number of shares of Company Common Stock subject to the Original Option. The exercise price of the Sunrise Option, and the exercise price of the Newco Option shall each be set, so that the combined exercise price of such options to purchase Company Common Stock and Newco Common Stock equals that of the existing Original Option, and shall be allocated between the Sunrise Option and the Newco Option as set forth below, such that a holder of an Original Option will pay the same aggregate exercise price and will receive the same number of shares of Parent Common Stock and Newco Common Stock that such holder would have received as Merger Consideration and Split-Off Consideration, respectively, if such holder had exercised the Original Option immediately prior to the Split-Off and Merger. The aggregate exercise price of an Original Option shall be allocated to the Sunrise Option and the Newco Option issuable upon conversion thereof in proportion to the deemed fair market value of the Split-Off Consideration and the Merger Consideration which would be issued upon conversion of one share of Company Common Stock pursuant to Section 2.01(c) of the Merger Agreement, which deemed fair market value shall be determined with reference to the closing prices of Parent Common Stock on the NYSE and Newco Common Stock on a national securities exchange or Nasdaq, on the first full trading day following the Effective Time, as reported by Bloomberg Financial Markets (or such other source to which Parent, the Company and Newco may agree).

     The exercise price per share of Company Common Stock issuable upon exercise of a Sunrise Option shall be equal to (A) the aggregate exercise price allocated to such Sunrise Option in accordance with the foregoing for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Option divided by (B) the aggregate number of shares of Company Common Stock deemed purchasable pursuant to such Sunrise Option in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent. The exercise price per share of Newco Common Stock issuable upon exercise of a Newco Option shall be equal to (A) the aggregate exercise price allocated to such Newco Option in accordance with the foregoing for the shares of Newco Common Stock otherwise purchasable pursuant to such Newco Option divided by (B) the aggregate number of shares of Newco Common Stock deemed purchasable pursuant to such Newco Option in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent.

     All other terms of the Original Options will continue to apply to the Sunrise Options and the Newco Options (and the Adjusted Options, following the conversion of the Sunrise Options in accordance with Section 6.04 of the Merger Agreement) except that (i) all Sunrise Options will be fully vested and
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

immediately exercisable at and after the Effective Time, (ii) all Sunrise Options (and the Adjusted Options issuable upon conversion of such Sunrise Options pursuant to Section 6.04 of the Merger Agreement) which will be held by persons other than persons who are Sunrise Employees will remain exercisable for the remainder of the originally stated term of such Sunrise Option irrespective of employment by or service to, or continued employment by or service to, Parent, any Sunrise Company (including the Company), Newco or any Newco Company and (iii) all Newco Options will be fully vested and immediately exercisable at and after the Effective Time. Each of the Company's and Newco's Board of Directors (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in the foregoing sentence. Newco will be responsible for the delivery of shares of Newco Common Stock upon exercise of a Newco Option, and the Company will be responsible for the delivery of shares of Company Common Stock upon exercise of a Sunrise Option. Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

     6.8 Actions By Newco. Any action required to be taken under this Article VII may be taken by one or more of the Newco Companies.

     6.9 No Termination. The Company and Newco shall take such actions as are required to provide that for purposes of the Sunrise Options and the Newco Options and for severance benefits, each Newco Employee shall be deemed not to have incurred a termination of employment as a result of the transactions contemplated by this Restructuring Agreement and the Merger Agreement. If under applicable law, any Sunrise Employee or Newco Employee employed outside the U.S. is deemed to have incurred a termination of employment as a result of the transactions contemplated by this Restructuring Agreement, which entitles such individual to receive any payment or benefit under any non-U.S. Benefit Plan, governmental plan or arrangement or pursuant to any law or regulation, including severance benefits, notwithstanding such individual's continued employment by Newco or the Company then notwithstanding any other provision hereof, to the extent Legally Permitted, appropriate adjustments shall be made to the treatment of such individual during such continued employment, including not giving such individual credit for prior service and/or treating such individual as having been newly hired immediately after such deemed termination, for purposes of all applicable non-U.S. Plans. For purposes of this Agreement, "Legally Permitted" shall mean permitted under the laws of the country, the labor union, works council, or collective agreement, including mandated waiting periods before which working conditions (including benefits) cannot be changed, and upon receiving required agreement from individual employees and/or Benefit Plan trustees, foundation boards and members, and any other organizations having a recognized right to determine or affect benefits and/or funding of the Benefit Plan.

                                  ARTICLE VII

                                    WARRANTS

     7.1 Warrants. Prior to the Effective Time, and immediately prior to the conversion of Sunrise Warrants (as defined below) pursuant to Section 6.04(g) of the Merger Agreement, Newco and the Company shall use their commercially reasonable efforts to take all necessary actions to cause each outstanding warrant to purchase Company Common Stock (each an "Original Warrant") to be converted into a warrant to purchase Company Common Stock and a warrant to purchase Newco Common Stock ("Sunrise Warrants" and "Newco Warrants", respectively). The number of shares of Newco Common Stock subject to a Newco Warrant shall equal the number of shares of Company Common Stock subject to the Original Warrant multiplied by the Newco Exchange Ratio (rounded to the nearest whole share), and the number of shares of Company Common Stock subject to a Sunrise Warrant shall equal the number of shares of Company Common Stock subject to the Original Warrant. The exercise price of the Sunrise Warrant, and the exercise price of the Newco Warrant shall each be set, so that the combined exercise price of such warrants to purchase Company Common Stock and Newco Common Stock equals that of the existing Original Warrant, and shall be allocated between the Sunrise Warrant and the Newco Warrant as set forth below, such that a holder of an Original Warrant will pay the same aggregate exercise

                                       3-13
price and will receive the same number of shares of Parent Common Stock and Newco Common Stock that such holder would have received as Merger Consideration and Split-Off Consideration, respectively if such holder had exercised the Original Warrant immediately prior to the Split-Off and Merger. The aggregate exercise price of an Original Warrant shall be allocated to the Sunrise Warrant and the Newco Warrant issuable upon conversion thereof in proportion to the deemed fair market value of the Split-off Consideration and the Merger Consideration which would be issued upon conversion of one share of Company Common stock pursuant to Section 2.01(c) of the Merger Agreement, which deemed fair market value shall be determined with reference to the closing prices of Parent Common Stock on the NYSE and Newco Common Stock on a national securities exchange or Nasdaq on the first full trading day following the Effective Time, as reported by Bloomberg Financial Markets (or such other source to which Parent, the Company and Newco may agree).

     The exercise price per share of Company Common Stock issuable upon exercise of a Sunrise Warrant shall be equal to (A) the aggregate exercise price allocated to such Sunrise Warrant in accordance with the foregoing for the shares of Company Common Stock otherwise purchasable pursuant to such Sunrise Warrant divided by (B) the aggregate number of shares of Company Common Stock deemed purchasable pursuant to such Sunrise Warrant in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent. The exercise price per share of Newco Common Stock issuable upon exercise of a Newco Warrant shall be equal to (A) the aggregate exercise price allocated to such Newco Warrant in accordance with the foregoing for the shares of Newco Common Stock otherwise purchasable pursuant to such Newco Warrant divided by (B) the aggregate number of shares of Newco Common Stock deemed purchasable pursuant to such Newco Warrant in accordance with the foregoing provided that such per share exercise price shall be rounded up to the nearest whole cent. All other terms of the Original Warrants will continue to apply to the Sunrise Warrants and the Newco Warrants (and the Adjusted Warrants, following the conversion of the Sunrise Warrants in accordance with Section 6.04 of the Merger Agreement). Newco will be responsible for the delivery of shares of Newco Common Stock upon exercise of a Newco Warrant, and the Company will be responsible for the delivery of shares of Company Common Stock upon exercise of a Sunrise Warrant.

                                  ARTICLE VIII

                                   CONDITIONS

     The obligations of the Company and Newco to consummate the Restructuring shall be subject to the fulfillment of each of the following conditions:

          8.1 Other Agreements. Each of the Tax Allocation Agreement in the form attached to the Merger Agreement as Annex B and the Ancillary Agreements shall have been executed and delivered by each of the Company, Newco and Parent.

          8.2 Conditions to Merger Satisfied. Each condition to the closing of the Merger set forth in Article VII of the Merger Agreement, other than the condition to each party's obligation set forth in Section 7.01(f) thereof as to the consummation of the transactions contemplated by this Restructuring Agreement, shall have been satisfied or waived.

          8.3 Release of Liens. Liens on Newco Assets and capital stock of the Newco Subsidiaries, in each case, arising pursuant to the Credit Agreement, dated as of February 18, 1998, among Selfcare Consumer Products, Inc., Selfcare, Inc., and Chase Manhattan Bank as Agent for the Lenders thereunder, as amended, shall have been released, and there shall not be any Liens on Newco Assets and such capital stock imposed in connection with the financing contemplated by Section 7.02(g) of the Merger Agreement.

          8.4 Adequate Surplus. The Board of Directors of the Company shall be reasonably satisfied that, after giving effect to the Restructuring, Newco will not be insolvent and will not have unreasonably small capital with which to engage in its businesses.

                                       3-14

                                   ARTICLE IX

                                    RELEASES

     9.1 Mutual Release. Effective as of the Effective Time and except as otherwise specifically set forth in the Transaction Agreements, each of the Company and its subsidiaries, on the one hand, and Newco and its subsidiaries, on the other hand, releases and forever discharges the other and its affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other person or any of its assigns, which the releasing person has or ever had (other than those based on fraud, gross negligence or wilful misconduct by such other person) which arise out of or relate to events, circumstances or actions taken by such other person prior to the Effective Time; provided, however, that the foregoing general release shall not apply to any Transaction Agreement or the transactions contemplated thereby and shall not affect either person's right to enforce any Transaction Agreement or any other agreement contemplated thereby in accordance with its terms.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1 Termination. In the event the Merger Agreement is terminated pursuant to its terms prior to the Effective Time, this Restructuring Agreement shall automatically and simultaneously terminate and the Restructuring and Split-Off shall automatically and simultaneously be abandoned without the approval of Newco or the stockholders of the Company. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement. It is understood that completion of the Merger shall not constitute a termination of this Restructuring Agreement.

     10.2 Modification or Amendment. The parties hereto may modify or amend this Restructuring Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Restructuring Agreement to assert any of its rights under this Restructuring Agreement or otherwise shall not constitute a waiver of such rights.

     10.4 Counterparts. This Restructuring Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.5 Governing Law. This Restructuring Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                                       3-15
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     10.6 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to the Company (after the Effective Time), to:

          c/o Johnson & Johnson
          One Johnson Plaza
          New Brunswick, NJ 08933

          Telecopy No.: (732)524-2788

          Attention: Office of the General Counsel

     with a copy to:

          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, NY 10019

          Telecopy No.: (212) 474-3700

          Attention: Robert I. Townsend, III

     if to Newco or to the Company
     (prior to the Effective Time):

          Newco
          c/o Inverness Medical Technology, Inc.
          51 Sawyer Road, Suite 200
          Waltham, MA 02453

          Telecopy No.: (781)647-3939

          Attention: Chief Executive Officer

     with a copy to:

          Goodwin Procter LLP
          53 State Street
          Boston, MA 02109

          Telecopy No.: (617) 523-1231

          Attention: Stephen W. Carr, P.C.
                     Paul Schwartz, P.C.

     10.7 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Restructuring Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     10.8 Assignment. Neither this Restructuring Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Restructuring Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.9 Third-Party Beneficiaries. Parent shall be a third-party beneficiary of this Restructuring Agreement. Except as set forth in the immediately preceding sentence, nothing contained in this Restructuring Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns (other than Parent), any benefit, right or remedy under or by reason of this Restructuring Agreement, except that the provisions of Section 6.1 hereof shall inure to the benefit of the Persons referred to therein.

                                       3-16

     10.10 Certain Obligations. Whenever this Restructuring Agreement requires any of the subsidiaries of any party to take any action, this Restructuring Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action; provided, however, that for this purpose, at any time after the Restructuring has been completed, the Newco Companies shall not be considered to be subsidiaries of the Company.

     10.11 Specific Enforcement; Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Restructuring Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Restructuring Agreement and to enforce specifically the terms and provisions of this Restructuring Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Restructuring Agreement or the transactions contemplated by this Restructuring Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Restructuring Agreement or the transactions contemplated by this Restructuring Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     10.12 Severability. If any term or other provision of this Restructuring Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Restructuring Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Restructuring Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10.13 Entire Agreement. The Transaction Agreements (including the documents and the instruments referred to herein and in the Merger Agreement, the Annexes hereto and to the Merger Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule), and the Confidentiality Agreement (as defined in the Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                            [SIGNATURE PAGE FOLLOWS]

                                       3-17

     IN WITNESS WHEREOF, this Restructuring Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                          INVERNESS MEDICAL TECHNOLOGY, INC.,

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          [NEWCO]

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          [NAME OF COMPANY SUBSIDIARY],

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                       3-18

                                                                         ANNEX 4

                                                                      ANNEX B TO
                                                            THE MERGER AGREEMENT

     TAX ALLOCATION AGREEMENT dated as of [DATE], [YEAR] (this "Agreement"), among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the "Company"), and [NAME OF NEWCO], a Delaware corporation and a direct wholly owned subsidiary of the Company ("Newco").

     WHEREAS the Company is the common parent of the group of affiliated corporations (the "Company Consolidated Group"), within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with which the Company filed a consolidated federal income Tax Return (as defined herein) at any time prior to the Split-Off (as defined herein);

     WHEREAS, pursuant to the Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the "Merger Agreement"), among Parent, Sunrise Acquisition Corp. ("Sub") and the Company, the Company will, on the Effective Date (as defined herein) (i) effect the restructuring transactions (the "Restructuring") described in the Restructuring Agreement, dated as of [DATE], [YEAR], among the Company, Newco and certain subsidiaries of the Company (the "Restructuring Agreement") and (ii) distribute to the holders of Company Common Stock all the outstanding shares of Newco Common Stock in consideration of the redemption of a portion of their shares of Company Common Stock (the "Split-Off");

     WHEREAS, on the Effective Date, Sub will merge with and into the Company with the Company surviving (the "Merger") as contemplated by the Merger Agreement, pursuant to which the holders of Company Common Stock will receive solely common stock of Parent in exchange for their Company Common Stock not exchanged in the Split-Off;

     WHEREAS Parent, the Company and Newco intend that, after the Split-Off, neither Newco nor any of its Subsidiaries will be a member of the Company Consolidated Group for federal income tax purposes;

     WHEREAS, for Federal income tax purposes, it is intended (a) by the Company that the distribution of Newco Common Stock in connection with the transactions contemplated by the Merger Agreement shall qualify, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (it being understood and agreed that such qualification shall not be a condition to the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and that Parent shall have no obligation to cause such distribution to so qualify) and (b) by Parent, the Company and Newco that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

     WHEREAS Parent, the Company and Newco desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes relating to taxable periods before and after the Split-Off.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Definitions.  For purposes of this Agreement:

          "Agreement" shall have the meaning set forth in the Preamble.

          "Code" shall have the meaning set forth in the Recitals.

          "Company" shall have the meaning set forth in the Preamble.

          "Company Consolidated Group" shall have the meaning set forth in the Recitals.

                                       4-1

          "Company Group" shall mean the Company and each of its direct and indirect Subsidiaries, other than members of the Newco Group.

          "Dispose" (and, with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

          "Due Date" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

          "Effective Date" shall mean the date on which the Effective Time occurs.

          "Effective Time" shall have the meaning set forth in the Merger Agreement.

          "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.

          "Merger" shall have the meaning set forth in the Recitals.

          "Merger Agreement" shall have the meaning set forth in the Recitals.

          "Newco" shall have the meaning set forth in the Preamble.

          "Newco Business" shall have the meaning set forth in the Restructuring Agreement.

          "Newco Group" shall mean Newco and each corporation that is, immediately after the Split-Off, a direct or indirect Subsidiary of Newco.

          "Parent" shall have the meaning set forth in the Preamble.

          "Payee" shall have the meaning set forth in Section 4.6 hereof.

          "Payor" shall have the meaning set forth in Section 4.6 hereof.

          "Post-Distribution Period" shall mean any taxable period beginning after the Effective Date and, in the case of any Straddle Period, that portion of such Straddle Period that begins on the day immediately following the Effective Date.

          "Pre-Distribution Period" shall mean any taxable period that ends on or prior to the Effective Date and, in the case of any Straddle Period, that portion of such Straddle Period ending on and including the Effective Date.

          "Restructuring" shall have the meaning set forth in the Recitals.

          "Split-Off" shall have the meaning set forth in the Recitals.

          "Sunrise Business" shall have the meaning set forth in the Restructuring Agreement.

          "Straddle Period" shall mean any taxable period that begins before or on and ends after the Effective Date.

          "Subsidiary" shall mean a subsidiary, as defined in the Merger Agreement, that is a corporation.

          "Tax Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

          "Tax Claim" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

          "Taxes", as used in this Agreement, shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed

                                       4-2
     with respect to such amounts; (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) (other than an obligation to indemnify under this Agreement).

          "Tax Return" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended return relating to Taxes.

          "Transaction Taxes" shall have the meaning set forth in Section 3.03(a) hereof.

          "Underpayment Rate" shall mean the interest rate specified under
     Section 6621(a)(2) of the Code.

     Any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement or the Restructuring Agreement, as the case may be.

                                   ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS

     SECTION 2.01. Preparation of Pre-Distribution Period Tax Returns and Straddle Period Tax Returns. (a) Parent or the Company shall, with the cooperation of Newco and each member of the Newco Group (as provided for in Article VI hereof), prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns with respect to the Company Consolidated Group for any Pre-Distribution Period or Straddle Period. Parent and the Company shall have sole discretion as to the positions taken in any such Tax Returns except as otherwise provided in this Agreement. Similar provisions shall apply with respect to any consolidated, combined, unitary, or aggregate state, local, or foreign income Tax Return for any Pre-Distribution Period or Straddle Period that includes any member of the Company Group.

     (b) Newco shall, with respect to any Pre-Distribution Period or Straddle Period, prepare (or cause to be prepared) and file (or cause to be filed) all separate state, local or foreign Tax Returns of each member of the Newco Group and any consolidated combined, unitary or aggregate state, local, or foreign Tax Returns that do not include any member of the Company Group.

     SECTION 2.02. Preparation and Filing of Post-Distribution Period Tax Returns. With respect to Post-Distribution Periods, Newco shall not have any responsibility for preparing (or causing to be prepared) or filing (or causing to be filed) any Tax Return with respect to any member of the Company Group, and Parent and the Company shall not have any responsibility for preparing (or causing to be prepared) or filing (or causing to be filed) any Tax Return with respect to any member of the Newco Group.

     SECTION 2.03. Consistent Treatment.  Each Tax Return described in this
Article II (including Tax Returns with respect to Post-Distribution Periods) shall be prepared (i) in a manner consistent with the opinion of counsel obtained in connection with the Merger pursuant to the provisions of the Merger Agreement, (ii) in a manner consistent with the representations, warranties, statements and covenants set forth in the Transaction Agreements and (iii) in a manner consistent with prior methods, practices and procedures (except to the extent that departure from such methods, practices and procedures would not materially adversely affect another party to this Agreement). Notwithstanding the previous sentence, Tax Returns shall be prepared in the manner required by any applicable Final Determination.

     SECTION 2.04. Amended Returns and Claims for Refund. No member of the Newco Group (or any entity that directly or indirectly controls Newco) shall amend a Tax Return or file a claim for Tax refund with respect to any Pre-Distribution Period subject to a Tax Return described in Section 2.01(a)

                                       4-3
hereof without the prior written consent of Parent or the Company, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE III

                         PAYMENTS WITH RESPECT TO TAXES

     SECTION 3.01. Payment of Taxes. (a) For all Taxes with respect to which Parent, the Company or any other member of the Company Group is required to file a Tax Return pursuant to Section 2.01(a) hereof, Newco shall pay the Company the amount of such Taxes attributable to the Newco Business within 10 business days after receipt from Parent or the Company of a copy of such Tax Return (or a copy of the decision or agreement with respect to any Final Determination regarding the period to which such Tax Return relates), together with a statement showing in reasonable detail the calculation of any Taxes attributable to the Newco Business.

     (b) For all Taxes with respect to which Newco or any other member of the Newco Group is required to file a Tax Return pursuant to Section 2.01(b) hereof, the Company shall pay Newco the amount of such Taxes attributable to the Sunrise Business within 10 days after receipt from Newco of a copy of such Tax Return (or a copy of the decision or agreement with respect to any Final Determination regarding the period to which such Tax Return relates), together with a statement showing in reasonable detail the calculation of any Taxes attributable to the Sunrise Business.

     SECTION 3.02. Remittance of Taxes to a Tax Authority. The Company and Newco shall remit or cause to be remitted in a timely manner to the appropriate Tax Authority all Taxes due in respect of any Tax for which (i) in the case of the Company, the Company or Parent is required to file a Tax Return pursuant to
Section 2.01(a) hereof, and (ii) in the case of Newco, Newco is required to file a Tax Return pursuant to Section 2.01(b) hereof.

     SECTION 3.03. Calculation of Federal Income Taxes Attributable to the Newco Business and the Sunrise Business. (a) For purposes of this Article III, the "Newco Business Tentative Tax" for any taxable period shall equal the excess of
(i) the actual liability for federal income Taxes of the Company Consolidated Group for such period (the "Consolidated Group Tentative Tax"), over (ii) the Consolidated Group Tentative Tax for such period assuming that the Newco Business (and any assets used or held for use primarily in connection therewith) had not been held, used or operated by the Company Consolidated Group, provided, however, that the calculations required by this Section 3.03 shall be made without regard to (x) any "net operating loss carryovers" (as defined in Section 172 of the Code) of the Company Consolidated Group (the "Consolidated Group NOL Carryovers"), and (y) any liability for taxes directly or indirectly attributable to the Restructuring, the Split-Off and all related transactions, including any taxes imposed as a result of the application of Section 355(e) of the Code (collectively the "Transaction Taxes").

     (b) For purposes of this Article III, the "Newco Business NOL Carryovers" for the relevant taxable period shall be the Consolidated Group NOL Carryovers available for such period multiplied by a fraction, the numerator of which is the Newco Business Tentative Tax for such period and the denominator of which is the Consolidated Group Tentative Tax for such period.

     (c) For purposes of this Agreement, the amount of federal income Taxes attributable to the Newco Business for the relevant taxable period shall equal the excess of (i) the actual liability for federal income Taxes of the Company Consolidated Group for such period over (ii) the actual liability for federal income Taxes of the Company Consolidated Group for such period assuming for purposes of this clause (ii) that (x) the Newco Business (and any assets used or held for use primarily in connection therewith) had not been held, used or operated by the Company Consolidated Group, and (y) the Consolidated Group NOL Carryovers for such period had been reduced by an amount equal to the Newco Business NOL Carryovers for such period, provided, however, that the calculations required by this Section 3.03(c) shall be made without regard to the Transaction Taxes.

                                       4-4

     (d) For purposes of this Agreement, the amount of federal income Taxes attributable to the Sunrise Business shall equal the excess of (i) the actual liability for federal income Taxes of the Company Consolidated Group for the such period over (ii) the amount of federal income Taxes attributable to the Newco Business for such period.

     SECTION 3.04. Calculation of Taxes (Other Than Federal Income Taxes Attributable to the Newco Business and the Sunrise Business. For purposes of this Agreement, with respect to Taxes other than federal income Taxes, the amount of such Taxes attributable to the Newco Business and the Sunrise Business shall be determined in a manner similar to and consistent with the provisions of
Section 3.03 hereof.

     SECTION 3.05. Tax Refunds. Newco shall be entitled to its pro rata share of any refund of Tax subject to a Tax Return described in Section 2.01 hereof to the extent of any amount paid by Newco under this Agreement with respect to such Tax Return. Parent or the Company shall be entitled to any refund of Tax subject to a Tax Return described in Section 2.01 in excess of the amount described in the previous sentence. Any refund of Tax received by one party shall, no later than three business days after receipt, be paid to the other party to the extent of the other party's entitlement thereto under this Section 3.05, together with a statement showing in reasonable detail the calculation of such payment.

     SECTION 3.06. Calculation of Pro Rata Share of Tax Refunds. Newco's pro rata share of any Tax refund shall be equal to the excess, if any, of (i) the amount of federal income Taxes attributable to the Newco Business as originally calculated under this Agreement over (ii) the amount of federal income Taxes attributable to the Newco Business as recalculated under this Agreement taking into account the facts and circumstances giving rise to such refund.

     SECTION 3.07. Alternative Minimum Tax. The purpose of this Article III is to allocate tax liability in proportion to the respective tax liabilities attributable to the Sunrise Business and the Newco Business, exclusive of "net operating loss carryovers" (as defined in Section 172 of the Code) and without regard to the Split-Off, the Restructuring and all related transactions. In the case of any Company Consolidated Group alternative minimum tax under Section 55 of the Code, the respective portions of such tax attributable to the Sunrise Business and the Newco Business shall be determined in a manner similar to and consistent with the provisions of Section 3.03 hereof.

                                   ARTICLE IV

                                INDEMNIFICATION

     SECTION 4.01. Obligations of the Company. The Company and each other member of the Company Group shall indemnify and hold Newco and each other member of the Newco Group harmless from and against the following:

          (a) any liability for Taxes attributable to the Sunrise Business as calculated pursuant to Article III hereof;

          (b) any liability for Transaction Taxes; and

          (c) any liability for Taxes attributable to the Company or any other member of the Company Group to the extent that Newco has made a payment to the Company with respect thereto pursuant to Section 3.01 hereof.

     SECTION 4.02. Obligations of Newco. Newco and each other member of the Newco Group shall indemnify and hold Parent, the Company and each other member of the Company Group harmless from and against the following:

          (a) any liability for Taxes attributable to the Newco Business as calculated pursuant to Article III hereof; and

                                       4-5

          (b) any liability for Taxes attributable to Newco or any other member of the Newco Group or Transaction Taxes, to the extent that the Company has made a payment to Newco with respect thereto pursuant to Section 3.01 hereof; and

     SECTION 4.03. Straddle Periods. (a) To the extent permitted by law or administrative practice, the taxable year of any member of the Company Group which includes the Effective Date shall be treated as closing on (and including) the Effective Date.

     (b) Where it is necessary pursuant to this Agreement to apportion between Newco, on the one hand, and the Company, on the other hand, the Tax liability of an entity for a Straddle Period which is not treated under Section 4.03(a) hereof as closing on the Effective Date, such liability shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     SECTION 4.04. Tax Obligations Arising Under a Pre-Distribution Period Tax Sharing Agreement. Except as set forth in this Agreement, any and all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation, or sharing between any member of the Company Group and any member of the Newco Group shall be terminated as of the Effective Date and no remaining liabilities thereunder shall exist thereafter. This Section 4.04 does not address tax sharing agreements (if any) solely among members of the Newco Group or solely among members of the Company Group.

     SECTION 4.05. Indemnification Payments. To the extent that a party (the "Payor") is required to make an indemnification payment to another party (the "Payee") pursuant to Section 4.01, 4.02 or 4.03 hereof, the Payor shall pay the Payee no later than 10 business days prior to the Due Date of the relevant Tax Return or 10 business days after the Payor receives the Payee's calculations of the Payor's indemnification obligation hereunder, whichever occurs last, the amount of such indemnification obligation.

                                   ARTICLE V

                                   TAX CLAIMS

     SECTION 5.01. General. Newco, on the one hand, shall have sole control over all Tax Claims with respect to any Tax Return which Newco is responsible for preparing (or causing to be prepared) pursuant to this Agreement, and Parent and the Company, on the other hand, shall have sole control over all Tax Claims with respect to any Tax Return which Parent or the Company is responsible for preparing (or causing to be prepared) pursuant to this Agreement. The party controlling a Tax Claim pursuant to the preceding sentence shall have the sole right to contest, litigate and Dispose of such Tax Claim and to employ counsel of its choice at Newco's sole expense in the case of a Tax Claim controlled by Newco, and at the Company's sole expense in the case of a Tax Claim controlled by the Company or Parent; provided, however, that the other party may, at its own expense, participate in (but not control) the defense of any such Tax Claim, but only if such Tax Claim may result in a payment by such other party pursuant to the terms of this Agreement. If a Tax Claim may result in a payment by such other party pursuant to the terms of this Agreement or presents an issue that affects both the Newco Business and the Sunrise Business, the party controlling such Tax Claim shall not litigate or Dispose of such Tax Claim without the prior written consent of such other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.02. Tax Claim Management. (a) Parent or the Company, on the one hand, and Newco, on the other hand, shall promptly notify the other party in writing of any Tax Claim that may result in liability of the other party to make a payment under this Agreement or that affects both the Newco Business and the Sunrise Business. With respect to any such Tax Claim, the party controlling such Tax Claim shall (i) not make any submission to any Tax Authority without offering the other party the opportunity to review it, (ii) keep the other party informed as to any information that it receives regarding the progress of such Tax Claim, and (iii) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Claim.
                                       4-6
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                                   ARTICLE VI

                                  COOPERATION

     Parent and the Company, on the one hand, and Newco, on the other hand, shall (and shall cause the members of the Company Group and the Newco Group, respectively, to) cooperate with each other in the preparation and filing of Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Such cooperation shall include, without limitation, (a) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required and
(b) providing such information as might reasonably be required in connection with any such Tax Return or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

     The parties hereto shall use reasonable efforts to reduce any transfer, sales or other similar Taxes that may be incurred with respect to the transactions contemplated by the Transaction Agreements.

                                  ARTICLE VII

                          RETENTION OF RECORDS; ACCESS

     The Company Group and the Newco Group shall (a) retain all records, documents, accounting data and other information (including computer data) which may contain information or provide evidence relevant to any taxable period that is the subject of a Tax Return for which a member of the other group is responsible under this Agreement, until such time as a Final Determination occurs with respect to such taxable period, provided, however, that such records need not be retained longer than 15 years after the end of the latest taxable period to which they relate and such records do not relate to an ongoing contest; and (b) give to the other group reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, with reimbursement by the requesting group of reasonable out-of-pocket costs incurred in connection therewith, to the extent relevant to any obligation or liability of the requesting party under this Agreement.

                                  ARTICLE VIII

                                    DISPUTES

     If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be promptly paid to the appropriate party. If the parties are unable to resolve such dispute within 10 business days thereafter, such dispute shall be resolved by a law firm or accounting firm acceptable to both Parent and the Company, on the one hand, and Newco, on the other hand. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by the Company and Newco in proportion to the final allocation of the Tax liability in dispute. Following the decision of such firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns.

                                   ARTICLE IX

                                    SURVIVAL

     Notwithstanding any provision in any other Transaction Agreement to the contrary, all covenants, obligations and rights under this Agreement shall survive indefinitely, except to the extent otherwise provided herein.

                                       4-7

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.01. Consistent Reporting. (a) Parent, the Company and Newco agree to report the transactions set forth in Section 4.1 of the Restructuring Agreement, for federal income tax purposes, as follows:

          (i) the transaction described in Section 4.1(a) of the Restructuring Agreement is a liquidation under Section 332 of the Code;

          (ii) the transaction described in Section 4.1(b) of the Restructuring Agreement is a liquidation under Section 332 of the Code;

          (iii) the transactions described in Section 4.1(c) of the Restructuring Agreement are transfers between divisions of a single corporation;

          (iv) the transaction described in Section 4.1(d) of the Restructuring Agreement is a transfer between divisions of a single corporation;

          (v) the transaction described in Section 4.1(e) of the Restructuring Agreement is a distribution under Section 301 of the Code;

          (vi) the transactions described in Section 4.1(f) of the Restructuring Agreement are, respectively (I) a contribution under Section 351 of the Code, and (II) a distribution under Section 301 of the Code;

          (vii) the transaction described in Section 4.1(g) of the Restructuring Agreement is a distribution under Section 301 of the Code;

          (viii) the transaction described in Section 4.1(h) of the Restructuring Agreement is a distribution under Section 301 of the Code;

          (ix) the transaction described in Section 4.1(i) of the Restructuring Agreement is a distribution under Section 301 of the Code;

          (x) the transaction described in Section 4.1(j) of the Restructuring Agreement is a distribution under section 301 of the Code;

          (xi) the transaction described in Section 4.1(k) of the Restructuring Agreement is a liquidation under Section 332 of the Code;

          (xii) the transaction described in Section 4.1(1) of the Restructuring Agreement is a transfer in connection with a reorganization under Section 368(a)(1)(D) of the Code; and

          (xiii) the transaction described in Section 4.1(m) of the Restructuring Agreement is a distribution under Section 301 of the Code. For purposes of determining the federal income tax consequences of such transaction, the fair market value of the assets transferred in such transaction shall be computed in accordance with the formula set forth in
     Schedule 4.1(m) to the Restructuring Agreement.

     (b) Parent, the Company and Newco agree to report the Split-Off, for federal income tax purposes, as integrated with the Merger and as a redemption of a number of shares of Company Common Stock equal in value to the value of the Newco Common Stock distributed in the Split-Off, with such redemption qualifying, as to the stockholders of the Company, as a transaction described in
Section 355 of the Code; provided that Goodwin Procter LLP, counsel to the Company, shall have issued (i) an opinion to the Company to the effect that, more likely than not, the Split-Off qualifies, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (the "Split-Off Opinion"), and (ii) an opinion to the officers of the Company and the officers of Parent (collectively, the "Officers") substantially to the effect that the Officers will not incur any liability under the Code for Taxes (including fees and other monetary and non-monetary penalties) solely as a result of causing Parent and the
                                       4-8

Company to report the Split-Off as a transaction qualifying, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (the "Officer's Opinion"). In rendering the Split-Off Opinion and the Officer's Opinion, such counsel shall be entitled to rely upon representations reasonably requested by such counsel, including but not limited to the representations in the Parent Representation Letter.

     SECTION 10.02. Overpayments and Interest on Late Payments. Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the Underpayment Rate. Any payment made under this Agreement the amount of which is subsequently determined to be in excess of the amount due under this Agreement shall be refunded to the payor within 10 business days of such subsequent determination, together with interest at the Underpayment Rate calculated from the date of original payment.

     SECTION 10.03. Determination and Characterization of Payments. (a) All indemnification payments under this Agreement shall be determined on an after-Tax basis, i.e., taking into account the Tax consequences to the indemnified party (and each other member of the indemnified party's Group) of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor, but only to the extent such Tax consequences are not otherwise taken into account in determining the amount of an indemnification payment hereunder.

     (b) The payments made pursuant to this Agreement shall be treated as occurring immediately before the Split-Off, and no member of the Newco Group or the Company Group shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination requires otherwise.

     SECTION 10.04. Notices and Governing Law. All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, in accordance with the applicable provisions of the Merger Agreement.

     SECTION 10.05. Amendments. This Agreement may not be amended except by an agreement in writing, signed by the parties.

     SECTION 10.06. Binding Effect; No Assignment; Third Party
Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors, assigns, and persons controlling any of the corporations bound hereby. Parent and the Company, on the one hand, and Newco, on the other hand, hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of the Company's Subsidiaries and Newco's Subsidiaries, respectively. The Company and Newco shall, upon the written request of any other party, cause any of their respective Subsidiaries to execute this Agreement. No party to this Agreement shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Newco, in the case of Parent or the Company, or without the prior written consent of Parent or the Company, in the case of Newco, except that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (other than tax payment obligations and other payment obligations) to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve the Company of any of its obligations hereunder. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedy under or by reason of this Agreement.

     SECTION 10.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Transaction Agreement, the provisions of this Agreement shall prevail.

     SECTION 10.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.

                                       4-9

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          Johnson & Johnson,

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          Inverness Medical Technology, Inc.,

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          [Name of NEWCO],

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                       4-10

                                                                         ANNEX 5

                                                                      ANNEX C TO
                                                            THE MERGER AGREEMENT

     POST-CLOSING COVENANTS AGREEMENT dated as of [DATE], [YEAR], among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the "Company"), the subsidiaries of the Company party hereto (together with the Company, the "Sunrise Companies"), [NEWCO], a Delaware corporation ("Newco"), and the subsidiaries of Newco party hereto (the "Newco Subsidiary Indemnitors").

     WHEREAS, Parent, SUNRISE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Split-Off and Merger dated as of May 23, 2001 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation;

     WHEREAS, the Board of Directors of the Company has approved a Restructuring Agreement in the form of Annex A to the Merger Agreement (the "Restructuring Agreement"), which will be entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which prior to the Effective Time, among other things (a) all the assets of the Company primarily related to the Newco Business (as defined in the Restructuring Agreement) will be transferred to Newco or one or more of Newco's subsidiaries and (b) Newco or one or more of its subsidiaries will assume the Assumed Liabilities (as defined in the Restructuring Agreement);

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger; and

     WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters that may arise following the Effective Time.

     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Definitions. Terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement or, if not set forth in the Merger Agreement, in the Restructuring Agreement. In addition, the following terms shall have the following meanings:

          "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that for the purposes of this Agreement, from and after the Effective Time, none of the Sunrise Companies shall be deemed to be an Affiliate of any Newco Company and none of the Newco Companies shall be deemed to be an affiliate of any Sunrise Company.

          "Filings" shall mean the Parent Form S-4, the Newco Form S-4, the Form 8-A and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Transaction Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

          "Indemnifiable Losses" shall mean, subject to Section 2.04, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in

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

     asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered or incurred by an Indemnitee.

          "Indemnitee" shall mean any of the Parent Indemnitees or the Newco Indemnitees, as the case may be, who or which may seek indemnification under this Agreement.

          "Newco Indemnitees" shall mean Newco, each Affiliate of Newco, including any of its direct or indirect subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          "Newco Subsidiary Indemnitors" shall have the meaning set forth in the preamble hereto.

          "Newco Recourse Right" shall have the meaning set forth in Section 3.07(a) hereto.

          "Parent Indemnitees" shall mean Parent, each Affiliate of Parent, including any of its direct or indirect subsidiaries (including, after the Effective Time, the Sunrise Companies), each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          "Sunrise Recourse Right" shall have the meaning set forth in Section 3.07(b) hereto.

          "Third Party Claims" shall have the meaning set forth in Section 2.04(a).

                                   ARTICLE II

                                INDEMNIFICATION

     SECTION 2.01. Indemnification by Newco and the Newco Subsidiary Indemnitors. Subject to the provisions of this Article II, Newco and the applicable Newco Subsidiary Indemnitors, as described below, shall jointly and severally indemnify, defend and hold harmless the Parent Indemnitees from and against, and pay or reimburse the Parent Indemnitees for, all Indemnifiable Losses, as incurred:

          (i) relating to or arising from the Newco Business, the Newco Assets or the Assumed Liabilities (including the failure by Newco or any Newco Company to pay, perform or otherwise discharge any of the Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

          (ii) relating to or arising from any untrue statement or alleged untrue statement of a material fact relating to any Newco Company contained in any of the Filings, or any omission or alleged omission to state therein a material fact relating to any Newco Company required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to statements made therein or incorporated by reference therein based upon information supplied by Newco or any Newco Company specifically for inclusion or incorporation by reference therein;

          (iii) relating to or arising from the breach by any Newco Company of any agreement or covenant contained in any Transaction Agreement which is to be performed or complied with after the Effective Time; or

          (iv) relating to or arising from the matters set forth on Schedule 2.01(iv) hereto;

provided, however, that notwithstanding the foregoing each Newco Subsidiary Indemnitor shall only be liable for Indemnifiable Losses (A) in the case of clause (i) of this Section 2.01, relating to or arising from (x) the Newco Business conducted by such Newco Subsidiary Indemnitor before, at or after the Effective Time, (y) the assets used, held for use or intended for use in the Newco Business conducted by such Newco Subsidiary Indemnitor and (z) the liabilities of or attributable to the Newco Business of such Newco Subsidiary Indemnitor or such Newco Subsidiary Indemnitor and (B) in the case of clause
(iii) of this Section 2.01, relating to or arising from a breach by such Newco Subsidiary Indemnitor.

                                       5-2

     SECTION 2.02. Indemnification by the Sunrise Companies. Subject to the provisions of this Article II, the Sunrise Companies shall jointly and severally indemnify, defend and hold harmless the Newco Indemnitees from and against, and pay or reimburse the Newco Indemnitees for:

          (i) all Indemnifiable Losses, as incurred, relating to or arising from the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities (including the failure by any Sunrise Company to pay, perform or otherwise discharge any of the Sunrise Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time; or

          (ii) all Indemnifiable Losses, as incurred (together with interest thereon at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such Indemnifiable Losses is delivered to the Company, but in no event prior to the Effective Time), relating to or arising from the breach by any Sunrise Company of any agreement or covenant contained in any Transaction Agreement which is to be performed or complied with after the Effective Time;

provided, however, that notwithstanding the foregoing each Sunrise Company that is a subsidiary of the Company shall only be liable for Indemnifiable Losses (A) in the case of clause (i) of this Section 2.02, relating to or arising from (x) the assets used, held for use or intended for use in the Sunrise Business conducted by such Sunrise Company and (y) the liabilities of or attributable to the Sunrise Business of such Sunrise Company and (B) in the case of clause (ii) of this Section 2.02, relating to or arising from a breach relating to such Sunrise Company.

     In the event the Company transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent promptly will either guarantee the indemnification obligations referred to in Section 2.02(i) or take such other action to insure that the ability of the Company, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     SECTION 2.03. Indemnification by Parent.  Subject to the provisions of this
Article II, Parent shall indemnify, defend and hold harmless the Newco Indemnitees from and against, and pay or reimburse the Newco Indemnitees for:

          (i) all Indemnifiable Losses, as incurred, relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to statements made therein or incorporated by reference therein based upon information supplied by Parent specifically for inclusion or incorporation by reference therein; or

          (ii) all Indemnifiable Losses, as incurred (together with interest thereon at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such Indemnifiable Losses is delivered to the Company, but in no event prior to the Effective Time), relating to or arising from the breach by any Sunrise Company of any agreement or covenant contained in any Transaction Agreement which is to be performed or complied with after the Effective Time.

     SECTION 2.04. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure; provided further, however, that with respect to any Third Party Claim for which Newco or any Newco Subsidiary Indemnitor is the Indemnifying Party, such
                                       5-3

Indemnifying Party shall be deemed to have received notice with respect to such Third Party Claim by or against any Sunrise Company for which the Company received notice prior to the Effective Time. After any required notification (if applicable), the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by
Section 2.01, 2.02 or 2.03, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the Indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with the Restructuring Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

     (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim (in reasonably sufficient detail to enable the Indemnifying Party to evaluate such claim) with reasonable promptness to the Indemnifying Party. The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnitee within 20 business days following its receipt of such notice that the Indemnifying Party disputes its liability with respect to such claim under Section 2.01, 2.02 or 2.03, as the case may be, the claim shall be conclusively deemed a liability of the Indemnifying Party under Section 2.01,
2.02 or 2.03, as the case may be, and the Indemnifying Party shall pay the amount of such liability to the Indemnitee
                                       5-4
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on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

     (d) The parties hereto agree that Newco shall be the representative of the Newco Subsidiary Indemnitors for all purposes of this Section 2.04, and as such all deliveries, notices and other communications made or delivered to Newco shall also be deemed to have been made or delivered to the Newco Subsidiary Indemnitors, and all elections, selections of counsel, choices, agreements and consents made or delivered by Newco shall be deemed to have also been made or delivered by the applicable Newco Subsidiary Indemnitors, and shall be binding thereon. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 2.04(d) shall in any manner affect, limit or impair the rights of the Parent Indemnitees to indemnification from Newco or any Newco Subsidiary Indemnitor pursuant to Section 2.01.

     (e) The parties hereto agree that the Company shall be the representative of the Sunrise Companies for all purposes of this Section 2.04, and as such all deliveries, notices and other communications made or delivered to the Company shall also be deemed to have been made or delivered to the Sunrise Companies, and all elections, selections of counsel, choices, agreements and consents made or delivered by the Company shall be deemed to have also been made or delivered by the applicable Sunrise Company, and shall be binding thereon. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 2.04(e) shall in any manner affect, limit or impair the rights of the Newco Indemnitees to indemnification from any Sunrise Company pursuant to Section 2.02.

     SECTION 2.05. Certain Limitations. (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses.

     (b) All indemnification payments under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt of indemnification payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from the incurrence or payment of any Indemnifiable Loss. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any Indemnifiable Loss.

     SECTION 2.06. Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

     SECTION 2.07. Production of Witnesses; Records; Cooperation. After the Effective Time, except (i) in the case of a dispute between Parent or a Sunrise Company, on the one hand, and a Newco Company, on the other hand, and (ii) for Third Party Claims that the Indemnifying Party participates in the defense or prosecution of pursuant to Section 2.04(b) hereof (in which case the relevant provisions of such Section will apply), each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal ("Action") in which the requesting party may from time to time be involved, regardless of whether such Action is a
                                       5-5
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matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable costs and expenses (including reasonable allocated costs of in-house personnel) in connection therewith unless such costs and expenses are otherwise subject to indemnification of the requesting party by the producing party.

                                  ARTICLE III

                                OTHER AGREEMENTS

     SECTION 3.01. Insurance. (a) In the event that any Sunrise Asset suffers any damage, destruction or other casualty loss, Newco shall, or shall cause a Newco Company to, surrender to Parent (i) all insurance proceeds received with respect to such damage, destruction or loss and (ii) all rights of the Newco Companies with respect to any causes of action in connection with such damage, destruction or loss. Newco shall, and shall cause each Newco subsidiary to, make available to the Sunrise Companies the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering or relating to the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities. The Newco Companies shall promptly pay to Parent all insurance proceeds relating to the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities received by any Newco Company under any insurance policy. Nothing in this Section 3.01 shall reduce, limit or otherwise affect the right of Newco to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Newco Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect any of the rights of Parent or any Parent Indemnitee set forth in Article II.

     (b) In the event that any Newco Asset suffers any damage, destruction or other casualty loss, the Company shall, or shall cause a Sunrise Company to, surrender to Newco (i) all insurance proceeds received with respect to such damage, destruction or loss and (ii) all rights of the Sunrise Companies with respect to any causes of action in connection with such damage, destruction or loss. The Company shall, and shall cause each of its subsidiaries to, make available to the Newco Companies the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering or relating to the Newco Business, the Newco Assets or the Assumed Liabilities. The Sunrise Companies shall promptly pay to Newco all insurance proceeds relating to the Newco Business, the Newco Assets or the Assumed Liabilities received by any Sunrise Company under any insurance policy. Nothing in this Section 3.01 shall reduce, limit or otherwise affect the right of the Company to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Sunrise Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect the right of the Company to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Sunrise Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect any of the rights of Newco or any Newco Indemnitee set forth in Article II.

     SECTION 3.02. Expenses. Notwithstanding anything to the contrary set forth in the Merger Agreement, the Company (and not Newco) shall be responsible for and agrees to pay all expenses of the Company and its subsidiaries (before giving effect to the Restructuring) directly related to the Restructuring, the Split-Off and the Merger up to the amount set forth on Schedule 3.02(a) hereto, and Newco (and not the Company) shall be responsible for and agrees to pay all expenses of the Company and its subsidiaries (before giving effect to the Restructuring) in excess of such amount.

     SECTION 3.03. Characterization of Payments. The payments made pursuant to this Agreement shall be treated as occurring immediately before the Effective Time, and none of the Newco Companies, the Sunrise Companies and Parent and its subsidiaries shall take any position inconsistent with such treatment before any Taxing Authority, except to the extent that a Final Determination (as defined in the Tax Allocation Agreement) with respect to the recipient party causes any such payment to not be so treated.

     SECTION 3.04. Agreement Not to Compete; Agreement Not to Solicit or Hire Employees. (a) Newco understands that Parent shall be entitled to protect and preserve the going concern value of the

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Sunrise Business to the extent permitted by law and that Parent would not have entered into the Merger Agreement absent the provisions of this Section 3.04. Newco acknowledges and agrees that the purpose of this Section 3.04 is to exclude it, except as expressly provided below, from the field of diabetes generally and specifically from competing with the businesses of the Company and Parent's LifeScan franchise relating to the research, development, manufacturing, marketing and sale of test strips, pumps and meters for a period of ten (10) years. Therefore, Newco agrees that, commencing at the Effective Time and continuing until the date that is ten years from the Effective Time, it shall not, and shall not permit any of its Affiliates, in any manner, directly or indirectly, alone or in association with any person, to:

          (i) compete with Parent, the Company or any of their respective Affiliates in the field of diabetes generally (including without limitation the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions) (the "Diabetes Field")(it being acknowledged that the following shall not be deemed to be in the Diabetes Field: (x) such activities with respect to cholesterol, creatinine and other similar analytes used primarily with respect to diseases other than diabetes, (y) the development and subsequent manufacture of prescription pharmaceutical products (meaning products that are therapeutically active in vivo) (other than insulin) and the sale of such products (including the conversion of pharmaceutical products developed by Newco to over-the-counter status), and (z) development, manufacture, sale, servicing, use and licensing of Multi-Analyte Systems as defined in the License Agreement);

          (ii) engage in any activity in the Diabetes Field (including without limitation researching, developing, manufacturing, marketing, selling, distributing or licensing (to or from third parties) of technology or products or providing services for the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions); or

          (iii) actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person who is engaged in any activity in the Diabetes Field or, with the exception of Ernest Carabillo, consult with any person on matters in the Diabetes Field except PPM Activities; except that Newco and its subsidiaries in the aggregate, and each other Affiliate of Newco may acquire:

             (A) an entity which participates in the Diabetes Field if and only if at the time of the acquisition and during the 10 year period referred to above, (x) such entity's activity in the Diabetes Field is limited to the sale of products and services (as distinguished from the licensing, distribution, manufacture, design, research or development of products, technologies and services) and (y) the revenues derived from the sale of such products and services (it being understood that such entity shall not receive any royalty revenue from the Diabetes Field) constitute no more than 3% of such entity's total revenues; and

             (B) up to 2% of the equity or voting interest in an entity that is engaged in activities in the Diabetes Field so long as none of Ron Zwanziger, David Scott or Jerry McAleer is actively involved, whether directly or indirectly, in the management of such entity during the period of the applicable non-competition covenants set forth in those certain Consulting and Noncompetition Agreements each dated the same date as the Merger Agreement among Parent, the Company and such individual.

For purposes of this Section 3.04, "actively involved" includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, lender, or, on matters in the Diabetes Field, as a consultant, advisor, agent or representative. Notwithstanding anything to the contrary herein, Ernest Carabillo may serve as a director of Boston Medical Technologies, Inc. and the successors to its business.

     (b) Newco agrees that for a period of three years from the Effective Time, it shall not, and shall cause its Affiliates not to, in any manner, directly or indirectly, (i) induce any person that has been an employee of any of the Sunrise Companies at any time between January 1, 2001 and the Effective Time, to leave the employ of any Sunrise Company, (ii) except in response to a good faith request by a person that is not an Affiliate of Newco for a recommendation regarding the employment qualifications of such

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employee, recommend to any other person that they employ any such employee, or
(iii) hire any such employee, except as set forth on Schedule 3.04.

     (c) Newco agrees that for a period of five years from the Effective Time, it shall not, and shall cause its Affiliates not to, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting or by any other means, either directly or indirectly, any customer or supplier of Parent, the Company or any of their respective Affiliates to transact business in the Diabetes Field with a business or enterprise that competes with Parent, the Company or any of their respective Affiliates in the Diabetes Field or reduce or refrain from doing any business with Parent, the Company or any of their respective Affiliates in the Diabetes Field except PPM Activities, or (ii) disparage (including by relative comparison) Parent or the Company or any of their products or activities in the Diabetes Field except good faith comparative assessment with respect to PPM Activities.

     (d) Notwithstanding the termination of this Agreement for any reason, and irrespective of the time, manner or cause of termination, Newco's obligations under this Section 3.04 run with the business of Newco and shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Newco shall continue in full force and effect. Notwithstanding the foregoing, the provisions of Section 3.04(a) and (c) shall not be applicable to an acquirer (including any of its Affiliates other than Newco and its subsidiaries) of all or any part of the Newco Business if (x) such acquiror acquired Newco in a bona fide, arms-length transaction and (y) none of Ron Zwanziger, David Scott or Jerry McAleer are actively involved, whether directly or indirectly, in the management of such acquirer's business in the Diabetes Field during the period of the applicable non-competition covenants set forth in those certain Consulting and Noncompetition Agreements each dated the same date as the Merger Agreement among Parent, the Company and such individual.

     (e) The foregoing notwithstanding, nothing in Section 3.04(a) - (d) shall prevent Newco, or Affiliates of Newco, from participating, directly or indirectly, in any manner whatsoever in PPM Activities in the Diabetes Field, including, without limitation, competing, engaging, controlling, managing, owning, investing, consulting, soliciting customers. For purposes of this Agreement, "PPM Activities" shall mean and be limited to the following:

          1. Owning physician practices;

          2. Providing "back office" management services to physicians and practitioners (both physicians and practitioners are collectively referred to as "members") (such as billing, collections, scheduling, reimbursement etc.);

          3. Compiling data from its members for the purposes of establishing disease management best practices; and

          4. Providing group-buying services for its members, excluding any and all products and services in the Diabetes Field and excluding Multi-Analyte Systems which include Diabetes Tests as defined in the License Agreement;

it being agreed and acknowledged that Newco shall not in any way direct or influence the purchasing decisions of members with respect to products and services in the Diabetes Field or with respect to Multi-Analyte Systems which include Diabetes Tests as defined in the License Agreement.

     SECTION 3.05. Net Cash Adjustment. (a) Not less than four business days prior to the Closing Date and in accordance with the Restructuring Agreement, Newco shall prepare and deliver to Parent the Initial Statement setting forth the Estimated Net Cash. Within 10 days after the Closing Date, Newco shall prepare and deliver to Parent a statement (the "Closing Statement" and, together with the Initial Statement, the "Statements") setting forth Net Cash (which amount shall not include the Net Cash Adjustment Amount) ("Closing Net Cash").

     During the 10 day period following Parent's receipt of the Closing Statement, Parent and its independent auditors will be permitted to review Newco's working papers relating to the Statements. The Statements shall become final and binding upon the parties on the tenth day following receipt of the
                                       5-8
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Closing Statement, unless Parent gives written notice of its disagreement with either Statement ("Notice of Disagreement") to Newco prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on Estimated Net Cash or Closing Net Cash, as the case may be, not being calculated in accordance with this Section 3.05. If a Notice of Disagreement is received by Newco in a timely manner, then the Statements (as revised in accordance with clauses (A) or (B) below) shall become final on the earlier of (A) the date Parent and Newco resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

     During the 20 day period following delivery of a Notice of Disagreement, Parent and Newco shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Newco and its independent auditors shall have access to the working papers relating to the Notice of Disagreement. At the end of such 20 day period, Parent and Newco shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by Parent and Newco in writing, other than Arthur Andersen LLP or PricewaterhouseCoopers LLP. Parent and Newco shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within 20 days following submission. Parent and Newco agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.05 shall be borne by Parent and Newco in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Newco's independent auditors in connection with their review of any Notice of Disagreement shall be borne by Newco and the fees and disbursements of Parent's independent auditors incurred in connection with their review of the Statements shall be borne by Parent.

     (b) If the sum of (x) Closing Net Cash and (y) the Net Cash Adjustment Amount exceeds $40,000,000, Newco shall, within 10 days after the Statements become final and binding on the parties, make payment to the Company by wire transfer of immediately available funds of such excess, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

     (c) The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Statements were prepared in compliance with the requirements of this Section 3.05, and the Accounting Firm is not to make any other determination.

     (d) During the period of time from and after the delivery of the Closing Statement to Parent through the date the Statements becomes final and binding on the parties, Newco shall cause the Newco Companies to afford to Parent and any accountants, counsel or financial advisors retained by Parent in connection with the adjustment contemplated by this Section 3.05 reasonable access during normal business hours to the Newco Companies' books and records to the extent relevant to the adjustment contemplated by this Section 3.05.

     SECTION 3.06. Successors. None of Newco or any of the Newco Subsidiary Indemnitors shall consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any person, unless the resulting, surviving or transferee person (the "Successor Company") shall expressly assume, by an instrument in form and substance reasonably satisfactory to Parent, all the obligations of such Newco Indemnitor under this Agreement. The Successor Company shall be the successor to Newco or such Newco Indemnitor, as applicable, and shall

                                       5-9
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succeed to, and be substituted for, such Newco or Newco Indemnitor, as applicable, under this Agreement, but, in the case of a sale, conveyance, transfer or lease, Newco or such Newco Indemnitor, as applicable, shall not be released from its obligations hereunder.

     SECTION 3.07. Third Party Rights. (a) In the event that after the Effective Time any of the Newco Companies holds any right to indemnification other than a right to indemnification under this Agreement or any other contractual or other right (collectively, a "Newco Recourse Right") with respect to any Sunrise Liability or any Assumed Liability for which any of the Sunrise Companies are held responsible, then (i) to the extent possible such Newco Recourse Right shall be deemed to be held as a shared right of the applicable Newco Companies and the applicable Sunrise Companies to the extent necessary to protect the Sunrise Companies against such Sunrise Liability or such Assumed Liability, and (ii) to the extent not so possible, Newco shall, or shall cause a Newco Company to, assert or otherwise make available to the Sunrise Companies the full benefit of such Newco Recourse Right by making a claim on behalf of the Sunrise Companies or taking other steps reasonably requested by the Sunrise Companies.

     (b) In the event that after the Effective Time any of the Sunrise Companies holds any right to indemnification or any other contractual or other right (collectively, a "Sunrise Recourse Right") with respect to any Assumed Liability or any Sunrise Liability for which any of the Newco Companies are held responsible, then (i) to the extent possible such Sunrise Recourse Right shall be deemed to be held as a shared right of the applicable Sunrise Companies and the applicable Newco Companies to the extent necessary to protect the Newco Companies against such Assumed Liability or such Sunrise Liability, and (ii) to the extent not so possible, the Company shall, or shall cause a Sunrise Company to, assert or otherwise make available to the Newco Companies the full benefit of such Sunrise Recourse Right by making a claim on behalf of the Newco Companies or taking other steps reasonably requested by the Newco Companies.

                                   ARTICLE IV

                           MISCELLANEOUS AND GENERAL

     SECTION 4.01. Effectiveness; Modification or Amendment. The parties hereto agree that this Agreement will become effective at the Effective Time. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

     SECTION 4.02. Extension; Waiver. At any time the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 4.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 4.05. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is

                                       5-10
confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or the Sunrise Companies (including, after the Effective Time, the Company), to

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933

        Telecopy No.: (732) 524-2788

        Attention: Office of General Counsel

     with a copy to:

        Cravath, Swaine & Moore
        825 Eighth Avenue
        New York, NY 10019

        Telecopy No.: (212) 474-3700

        Attention: Robert I. Townsend, III
     (b) if to the Company (prior to the Effective Time), to

        Inverness Medical Technology, Inc.
        51 Sawyer Road, Suite 200
        Waltham, MA 02453

        Telecopy No.: (781) 647-3939

        Attention: Chief Executive Officer

     with a copy to:

        Goodwin Procter LLP
        53 State Street
        Boston, MA 02109

        Telecopy No.: (617) 523-1231

        Attention: Paul D. Schwartz, P.C.
        Stephen W. Carr, P.C.

     (c) if to Newco or the Newco Companies, to

        Newco
        51 Sawyer Road, Suite 200
        Waltham, MA 02453

        Telecopy No.: (781) 647-3939

        Attention: Chief Executive Officer

     with a copy to:

        Goodwin Procter LLP
        53 State Street
        Boston, MA 02109

        Telecopy No.: (617) 523-1231

        Attention: Paul D. Schwartz, P.C.
        Stephen W. Carr, P.C.

     SECTION 4.06. Captions. All the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                                       5-11

     SECTION 4.07. Assignment. Except as provided in Section 3.06, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 4.08. Entire Agreement. The Transaction Agreements (including the documents and instruments referred to therein, the Annexes thereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     SECTION 4.09. Certain Obligations. Whenever this Agreement requires any of the subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action; provided, however, that for this purpose, after the Effective Time, the Newco Companies shall not be considered to be subsidiaries of the Company unless specifically included.

     SECTION 4.10. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.11. No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article II hereof shall inure to the benefit of Indemnitees.

     SECTION 4.12 Specific Enforcement; Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy either pursuant to the indemnification provisions of Section 2.01, 2.02 or 2.03, as the case may be, or at law in the event that any of the provisions of this Agreement, including, but not limited to Section 3.04, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

                                       5-12

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          JOHNSON & JOHNSON,

                                          by:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          INVERNESS MEDICAL TECHNOLOGY, INC.,

                                          by:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          [SUNRISE COMPANIES],

                                          by:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          [NEWCO],

                                          by:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          [NEWCO SUBSIDIARY INDEMNITORS],

                                          by:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       5-13

                                                                         ANNEX 6

                                                 ANNEX D TO THE MERGER AGREEMENT

                               LICENSE AGREEMENT

     LICENSE AGREEMENT (the "Agreement") dated as of [to be dated as of the
effective date of the Merger]           , 2001 (the "Effective Date") by and
between INVERNESS MEDICAL TECHNOLOGY, INC., a           corporation,           ,
a           corporation,           , and           , and a
corporation, [to be filled in with each IMT sub which owns technology]
(collectively, "IMT"), a           corporation, and           [Spinoff Company]
("SpinCo"), a           corporation.

     WHEREAS, SpinCo is a wholly-owned subsidiary of IMT;

     [This background description is subject to change as the structure for forming and capitalizing the new company is refined.]

     WHEREAS, IMT desires, as a contribution to the capital of SpinCo, to grant to SpinCo a paid-up, royalty-free license with respect to certain Intellectual Property of IMT, on the terms and subject to the conditions of this Agreement, and SpinCo is willing to accept said license on such terms and subject to such conditions; and

     WHEREAS, SpinCo desires, as a condition to its obtaining a license to certain Intellectual Property of IMT, to grant to IMT a paid-up, royalty-free license with respect to certain Intellectual Property of SpinCo, on the terms and subject to the conditions of this Agreement, and IMT is willing to accept said license on such terms and subject to such conditions;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, IMT and SpinCo hereby agree as follows.

1. Definitions.

     "Affiliate" of a person means any person that controls, is controlled by, or is under common control with such person.

     "Co-exclusive" with respect to any license granted under this Agreement means a sole license pursuant to which the licensor grants to the licensee a non-exclusive license to make, have made, use, import, sell or have sold in the stated field, and the licensor retains the non-exclusive right the make, have made, use, import, sell or have sold in the stated field. For such Co-exclusive licenses, (i) both licensor and licensee may grant a single Unique Product Field License for each Unique Product Field (ii) the licensor may grant sublicenses to settle litigation where the licensor concludes in good faith that such a sublicense is necessary to avoid a risk of loss to the licensed Intellectual Property, and (iii) neither licensor or licensee shall otherwise sublicense.

     "Confidential Information" means, subject to the exclusions below, all information communicated by one party (the "Disclosing Party") to the other or an Affiliate of the other or any of their respective officers, employees, agents or representatives (collectively, the "Receiving Party"), considered by the Disclosing Party to be confidential and proprietary and, if disclosed in writing, marked "Confidential," or, if disclosed orally or visually by the Disclosing Party, identified by it as being confidential at the time of disclosure and confirmed in writing within thirty (30) days thereof. Confidential Information of a Disclosing Party shall not include information that (i) is shown by written record to have been known to the Receiving Party at or prior to the time of receipt from the Disclosing Party, (ii) is generally known to the public or in the trade at the time of such disclosure, or becomes so generally known thereafter, provided that such public knowledge was not the result of any breach of this Agreement attributable to the Receiving Party,
(iii) is received on a non-confidential basis from a third person who is not known by the Receiving Party to be in breach of a duty of confidentiality to the Disclosing Party in disclosing such

                                       6-1
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information, or (iv) is shown by written record to have been independently developed by the Receiving Party, without use of Confidential Information of the Disclosing Party.

     "Diabetes Tests" means tests which are primarily useful for testing, monitoring, diagnosing, prognosticating, treating, managing, or curing diabetes. Such tests include, without limitation, the measurement and management of: (i) glucose or glucose derivatives, (ii) glycated hemoglobin, (iii) insulin, (iv) drugs which are specific to diabetes, (v) fructosamine, and (vi) any genetic markers which are used primarily for diabetes. Such tests shall not include, without limitation, the measurement and management of cholesterol, creatinine, and similar analytes primarily used with respect to diseases other than diabetes.

     "Documentation" with respect to any Technology means any and all documents, manuals and other tangible materials, in written, electronic or any other form, that embody such Technology or provide information with respect to such Technology or its use.

     "EC Intellectual Property" means all EC Technology, and Intellectual Property related thereto, excluding Interstitial Intellectual Property, that is owned or controlled or licensed in by IMT and in existence on the date of this Agreement, including without limitation all rights with respect to those U.S. and foreign patents and patent applications listed in Exhibit A attached hereto and any divisionals, continuations, continuations-in-part, and re-examinations with respect thereto and any foreign counterparts of any of the foregoing and letters patent issued with respect to any such patent applications, but excluding Intellectual Property licensed to IMT on terms that do not permit IMT to sublicense to SpinCo pursuant to this Agreement.

     "EC Technology" means all Technology that relates to the design, manufacture or use of devices useful for the detection of analytes by applying a current or voltage potential to a fluid containing the analyte.

     "Exclusive Field" of a Party means IMT's Field or SpinCo's Field, as the context requires.

     "IMT's Field" means, except as provided below in this paragraph, the field of diabetes generally, including, without limitation, the testing, monitoring, diagnosing, prognosticating, treatment, management, and cure of diabetes. Such field includes, without limitation, the measurement and management of: (i) glucose or glucose derivatives, (ii) glycated hemoglobin, (iii) insulin, (iv) drugs which are specific to diabetes, (v) fructosamine, and (vi) any genetic markers which are used primarily for diabetes. IMT's field shall not include Multi-Analyte Systems and the testing, monitoring, diagnosing, prognosticating, treatment, management of cholesterol, creatinine, and similar analytes.

     "IMT Improvements" means all Technology developed by or for IMT, alone or jointly with the any other person, during the Technology Sharing Period that pertains or relates to methods and apparatus for coating or infusing strips with chemicals for use in testing based on either IMT's web process or IMT's other screen printing processes and all Intellectual Property pertaining to such Technology. For this purpose, any such Technology that is reduced to practice within one year following the expiration of the Technology Sharing Period shall be deemed to have been conceived during the Technology Sharing Period unless shown to the contrary by documentary evidence.

     "Interstitial Intellectual Property" means Intellectual Property owned or controlled or licensed in by IMT, in existence as of the date of this Agreement, pertaining to the sampling of interstitial fluid, including without limitation, the Intellectual Property owned by Integ Incorporated, now a subsidiary of IMT, including those U.S. and foreign patents and patent applications listed in Exhibit B attached hereto and any divisionals, continuations, continuations-in-part, and re-examinations with respect thereto and any foreign counterparts of any of the foregoing and letters patent issued with respect to any such patent applications.

     "Intellectual Property" means all patents, copyrights, pending patent applications, copyright registrations, rights in trade secrets and other confidential information, and all other intellectual or

                                       6-2
proprietary property throughout the world, but excluding trademarks, service marks, trade names and logos, and rights therein.

     "Jointly Owned Intellectual Property" means any Intellectual Property that is jointly owned by the Parties as provided in Section 5.4.

     "Licensed Intellectual Property" means all EC Intellectual Property, all Interstitial Intellectual Property, all IMT Improvements, all SpinCo Improvements, and all Wireless Intellectual Property.

     "Multi-Analyte System" means a testing system that tests two (2) or more analytes concurrently if there are no Diabetes Tests, and, if any Diabetes Tests are included, a minimum of five (5) analytes not more than twenty percent (20%) of which are Diabetes Tests. Multi-Analyte System specifically excludes products which include Diabetes Tests which are designed, manufactured, approved, and/or marketed for patient self-testing.

     "Party" means either IMT or SpinCo.

     "Point-of-Care Applications" means, except as provided in the following sentence, products and services that are designed and marketed for use in so called "point-of-care" applications; that is, used at the site where a patient is treated whether at home or in a medical facility, and whether used by the patient or a medical professional. Point-of-Care Applications specifically excludes Diabetes Tests other than might be incorporated into Multi-Analyte Systems. For clarity, the Parties acknowledge that Point-of-Care Applications excludes products which include Diabetes Tests which are designed, manufactured, approved, and/or marketed for patient self-testing.

     "Shared Field" means all fields outside of IMT's Field and SpinCo's Field.

     "Significant Transaction" means, except as provided in the following sentence, the grant by SpinCo of any exclusive sublicense of any Licensed Intellectual Property licensed to SpinCo under this Agreement and/or the entry by SpinCo into any exclusive distribution agreement with respect to products manufactured by SpinCo which practice any Licensed Intellectual Property licensed to SpinCo under this Agreement.

     "SpinCo Subfield" means any one of the categories listed in clause (1),
(2), (3), (4), (5) or (6) of the definition of "SpinCo's Field."

     "SpinCo's Field" means the manufacture, marketing, sale, licensing, support, performance and use of products and services that (i) are not included in IMT's Field, and (ii) fall within any of the following categories:

          (1) Point-of-Care Applications;

          (2) Prothrombin applications;

          (3) Multi-Analyte System applications;

          (4) immunodiagnostic applications, including without limitation products for the detection or measurement of cardiac markers;

          (5) pregnancy, ovulation or osteoporosis applications; and

          (6) pain management applications.

     "SpinCo Improvements" means all EC Technology developed by or for SpinCo, alone or jointly with the other Party or any other person, in either case, during the Technology Sharing Period and all Intellectual Property pertaining to such EC Technology. For this purpose, any such Technology that is reduced to practice within one year following the expiration of the Technology Sharing Period shall be deemed to have been conceived during the Technology Sharing Period unless shown to the contrary by documentary evidence.

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     "Technology" means inventions, discoveries, improvements, technical data and research results, software and other works of authorship, confidential information, and other useful or potentially useful technology of any description whatsoever, whether or not patentable or copyrightable.

     "Technology Sharing Period" means the period commencing on the date of this Agreement and expiring three years after the date of this Agreement.

     "Unique Product Field " means a field of use defined by one or more unique products.

     "Unique Product Field License" means a license for a Unique Product Field whereby the licensor grants a license to the Licensed Intellectual Property for the unique products in such Unique Product Field, and whereby the licensee takes such license with all obligations the licensor may have under this License Agreement. Further, under such a license, the licensor does not receive any grantbacks to improvements in the field of the license.

     "Wireless Intellectual Property" means Intellectual Property owned or controlled or licensed in by IMT, in existence as of the date of this Agreement, pertaining to all Technology relating to the wireless transmission of information, including those U.S. and foreign patents and patent applications listed in Exhibit C attached hereto and any divisionals, continuations, continuations-in-part, and re-examinations with respect thereto and any foreign counterparts of any of the foregoing and letters patent issued with respect to any such patent applications.

2. License Grants.

     2.1 EC Intellectual Property and IMT Improvements.

          (a) In SpinCo's Field. IMT hereby grants to SpinCo a perpetual, irrevocable (subject to the following paragraph), worldwide, paid-up, royalty-free, exclusive license, to make, have made, use, import, sell and have sold products and services under the EC Intellectual Property and the IMT Improvements in SpinCo's Field.

          The license granted under this Section 2.1(a) shall terminate as to each SpinCo Subfield for which, within ten (10) years of the Effective Date, SpinCo fails to commercialize a product in such SpinCo Subfield.

          As long as the license granted to SpinCo under this Section 2.1(a) has not terminated according to the previous paragraph, SpinCo may grant a single license transferring all rights and obligations to the EC Intellectual Property and the IMT Improvements for each SpinCo Subfield provided SpinCo does not retain any rights in that SpinCo Subfield and SpinCo does not receive any grantbacks to improvements in that SpinCo Subfield, in each case, except insofar as portions of such SpinCo Subfield overlap with another SpinCo Subfield with respect to which SpinCo has not so sublicensed or assigned its rights.

          For all SpinCo Improvements made as a result of the license granted to SpinCo under this Section 2.1(a), SpinCo grants to IMT a perpetual, worldwide, paid-up, irrevocable, royalty-free, exclusive license to make, have made, use, and sell products, processes and services in IMT's Field.

          (b) In the Shared Field. IMT hereby grants to SpinCo a perpetual, irrevocable, worldwide, paid-up, royalty-free, Co-exclusive license, to make, have made, use, import, sell and have sold products and services under the EC Intellectual Property and the IMT Improvements in the Shared Field.

          For all SpinCo Improvements made as a result of the license granted to SpinCo under this Section 2.1(b), SpinCo grants to IMT a perpetual, worldwide, paid-up, irrevocable, royalty-free, exclusive license to make, have made, use, and sell products, processes and services in IMT's Field.

     2.2 Interstitial Intellectual Property and Wireless Intellectual Property. IMT hereby grants to SpinCo a perpetual, irrevocable, worldwide, paid-up, royalty-free, Co-exclusive license to make, have

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made, use, import, sell and have sold products and services under the
Interstitial Intellectual Property and under the Wireless Intellectual Property in SpinCo's Field and the Shared Field.

     For all SpinCo Improvements made as a result of the license granted to SpinCo under this Section 2.2, SpinCo grants to IMT a perpetual, worldwide, paid-up, irrevocable, royalty-free, exclusive license to make, have made, use, and sell products, processes and services in IMT's Field.

     2.3 IMT Affiliate Activity. The Parties acknowledge that the exclusive licenses granted to SpinCo under this Article 2 pertain to the EC Intellectual Property in place as of the Effective Date and to IMT Improvements that are created by either IMT or IMT's Affiliate, LifeScan, Inc. Should any other Affiliate of IMT conduct research, development, engineering, manufacturing, or sales activities on any EC Technology obtained by a third party or developed without reliance on the EC Intellectual Property, such EC Technology shall be considered separate and apart from this Agreement, and no restrictions or obligations shall be placed on such IMT Affiliate. Further, IMT and its Affiliates shall be able to compete in SpinCo's Field as long as it and its Affiliates honor the licenses granted herein.

     2.4 Disclosure and Technology Transfer.

          (a) Each Party will promptly disclose to the other Party any new Technology invented, discovered, developed or licensed by such Party or any Affiliate of such Party that is subject to a license to the other Party under this Article 2.

          (b) Until one year after the expiration of the Technology Sharing Period, each Party shall provide the other Party access to any and all Documentation possessed by such Party or any Affiliate of such Party with respect to any Technology that is subject to a license to the other Party under Article 2 and will permit such other Party to make copies and extracts therefrom at such other Party's expense. All Documentation provided to a Party under this Section 2.4(b) may be retained, reproduced, and used by such Party, subject to the provisions of Article 5, in connection with such Party's activities under any of the licenses granted under this Agreement.

          (c) In addition to Documentation delivered under Section 2.4(b), each Party shall from time to time during the Technology Sharing Period, upon reasonable request and at the expense of the requesting Party (including payment of reasonable compensation on a time-and-materials basis for services provided by personnel of such Party), provide reasonable advice and instruction with respect to Technology included in the Licensed Intellectual Property of such Party, to the end that the requesting Party may be fully informed with respect to the fundamental principles and manner of use applicable to such Technology.

     2.5 Further Assurances. Each Party hereby agrees, upon request of the other Party and at the other Party's expense, to execute and deliver such instruments, agreements and other documents and take such other actions as may be reasonably necessary or appropriate to grant, confirm and give full effect to the licenses granted and agreed to be granted herein.

     2.6 Marking. In the case of any Licensed Intellectual Property consisting of a U.S. or foreign patent, each Party shall mark, and shall contractually require its sublicensees to mark, in accordance with 35 U.S.C. sec.287, and any similar corresponding foreign regulations, all products and services that are manufactured or sold by such Party that are covered by a license granted under this Article 2 with respect to such Licensed Intellectual Property.

     2.7 No Trademark License. This Agreement does not confer upon either Party any right to use any trademarks, service marks or trade names of the other Party. Neither Party shall use any such trademark, service mark or trade name of the other Party in any way in connection with the manufacture, marketing, sale or performance of products or services under any of the licenses granted under this Agreement without the prior written consent of such other Party.

     2.8 Research and Development. For purposes of this License Agreement, a grant of a license under Licensed Intellectual Property shall allow the licensee the right to contract with third-parties to conduct

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research and development with such Intellectual Property which research and development is for the sole use of the licensee and its permitted licensees.

3. Patent Applications.

     3.1 Right to Patent Improvements. Subject to the limitation in the following sentence, each Party shall have the right to file and prosecute patent applications in any and all jurisdictions relating to improvements made by such Party, either alone or jointly with the other Party or other persons, with respect to Licensed Intellectual Property. No such application may disclose Confidential Information of the other Party without the prior written consent of such other Party, which consent shall not unreasonably be withheld. Each Party shall cooperate as reasonably requested by the other Party in connection with the preparation, filing, prosecution and maintenance of any patent application for Jointly Owned Intellectual Property.

     3.2 Right to Request Amendment or New Application. In the case of Licensed Intellectual Property of either Party which is the subject of a pending patent application in any jurisdiction or for which no patent application has been filed in a particular jurisdiction, the Party that owns such Licensed Intellectual Property will, subject to the limitation in the following sentence, upon request by the other Party, amend such patent application or file a new application in a jurisdiction designated by such other Party, as appropriate and if possible, to provide patent protection useful in any field in which such other Party is permitted to practice such Licensed Intellectual Property. The Party owning such Licensed Intellectual Property shall prosecute such amended or new patent application with the same degree of care it would its own patent applications. Further, the Party that owns such Licensed Intellectual Property shall not be required to make an amendment or file a new application that would disclose Confidential Information of such Party without such Party's consent, which consent shall not unreasonably be withheld. The cost of prosecuting any such new application requested by such other Party, and the cost of prosecuting any such new or amended application, to the extent attributable to such amendment, shall be borne by such other Party.

     3.3 Cooperation. In any case where a Party is pursuing a patent application or owns a patent with respect to Licensed Intellectual Property that is applicable or potentially applicable in any field in which the other Party is permitted to practice such Licensed Intellectual Property, the Party pursuing a patent application shall keep such other Party informed with respect to the progress of such patent application and developments related thereto, and shall cooperate reasonably with such other Party, at the expense of such other Party, in all actions reasonably requested by such other Party relating to the prosecution and maintenance of such patent application or patent to achieve and maintain broad protection with respect to any field in which such other Party is permitted to practice Licensed Intellectual Property. Neither Party shall intentionally abandon or dedicate to the public domain any patent or patent application included in the Licensed Intellectual Property and owned by such Party that is applicable or potentially applicable in any field in which the other Party is permitted to practice Licensed Intellectual Property without the written consent of such other Party.

4. Enforcement and Protection of Licensed Intellectual Property.

     4.1 Infringement.

          (a) Exclusive Field of a Party. In the event that there is infringement on a substantial commercial scale by a third party of any exclusively Licensed Intellectual Property licensed by one Party ("Licensor") to the other Party ("Licensee") hereunder, Licensee may notify the Licensor in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such third party. The Licensor shall have one hundred eighty (180) days from the date of such notification to bring suit, in its own name, against such infringer. Licensor shall bear all the expenses of any suit brought by it and shall retain that portion of any damages or other monies awarded or received in settlement of such suit equal to the amount of its expenses. Licensee will cooperate with the Licensor in any such suit and shall have the right to consult with the Licensor

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

     with regard to the handling of such suit and to participate in and be represented in such suit by its own counsel at its own expense.

          If, after the expiration of said one hundred and eighty (180) days from the date of said notice, Licensor has not (i) overcome the prima facie case of infringement, (ii) obtained a discontinuance of such infringement, or (iii) brought suit against the infringer, Licensee, as the exclusive licensee under the patent being infringed, shall have the right, but not the obligation, to bring suit against such infringer and join Licensor as a party plaintiff, provided that Licensee shall bear all its expenses of such suit. Licensor will cooperate with Licensee in any suit for infringement of a licensed patent brought by Licensee against a third party, and shall have the right to consult with Licensee with regard to the handling of such suit and to participate in and be represented by independent counsel in such litigation at its own expense.

          (b) Shared Field. If a third party infringes Licensed Intellectual Property in the Shared Field, only the Licensor may initiate a suit for infringement.

     4.2 Cooperation and Right to Participate. In any case where, under Section 4.1, a Party has the right to take legal action to enforce Licensed Intellectual Property of the other Party, such other Party shall cooperate with such enforcing Party, including without limitation joining in such action as a party plaintiff if required, and executing such pleadings and other documents as may reasonably be requested by such enforcing Party for the purpose of enabling such enforcing Party to prosecute such action to the fullest possible extent, all at the expense of such enforcing Party. In the case of any such legal action undertaken by an enforcing Party to enforce Licensed Intellectual Property, or in the case of a legal action for declaratory judgment or other comparable remedies undertaken against an enforcing Party, the other Party shall have the right, at its own expense, through legal counsel reasonably acceptable to the enforcing Party, to participate in the prosecution or defense and settlement of any such action to the extent that such prosecution or defense and settlement relates to any affirmative defense, claim or counterclaim asserted in such action based on an allegation that any patent included in the Licensed Intellectual Property is invalid or unenforceable, any trade secret has not been adequately safeguarded or any other type of Intellectual Property right is invalid or unenforceable.

     4.3 Limitation on Settlement. Without the prior written consent of the other Party, which consent shall not unreasonably be withheld, neither Party may enter into any settlement of any claim or action subject to the provisions of this Article 4 that (i) imposes any obligation or liability on the other Party;
(ii) admits the invalidity or unenforceability of Licensed Intellectual Property; (iii) admits the absence of infringement of any Licensed Intellectual Property by the products, services or other activities of any person in the Exclusive Field of the other Party; (iv) otherwise impairs the value or usefulness of any Licensed Intellectual Property to the other Party in an Exclusive Field; or (v) in any way restricts the rights of the other Party with respect to any Licensed Intellectual Property.

     4.4 Entitlement to Damages. Each Party shall be entitled to retain damages and other collections resulting from such prosecution, including any settlements entered into as a result of such prosecution to reimburse or pay litigation expense. Any remaining damages and other collections resulting from the prosecution of infringement of Licensed Intellectual Property in a Party's Exclusive Field shall be paid to such Party. In the case of action undertaken by either Party to prosecute infringement of Licensed Intellectual Property in the Shared Field, damages and other collections resulting from such prosecution, including any settlements entered into as a result of such prosecution, shall first be applied pro rata to the costs of the respective Parties incurred in connection with such prosecution and, after such costs have been fully paid, shall be divided equally between the Parties or apportioned on such other basis as the Parties may reasonably agree. Royalties, license fees or other collections from nonexclusive licenses entered into in settlement of enforcement actions in accordance with the provisions of Section 4.1 shall be deemed to constitute "damages and other collections" subject to this Section 4.4.

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5. Confidentiality and Ownership.

     5.1 Confidentiality Obligations.  Subject to the limitations below in this
Article 5, each Party agrees (i) not to use any Confidential Information of the other Party except as authorized herein and only for the purposes of this Agreement; (ii) to hold all Confidential Information of the other Party in confidence and not to make any disclosure of any of such Confidential Information to anyone, except to its employees, contractors, consultants, agents and sublicensees who have a need to know in connection with its activities pursuant to the licenses granted under this Agreement or otherwise under this Agreement; (iii) to require its employees, contractors, consultants, agents and sublicensees who have access to Confidential Information of the other Party to agree in writing to comply with its obligations under this Section 5.1, and appropriately to notify each person to whom any such disclosure is made that such disclosure is made in confidence and required to be kept in confidence by such person; (iv) not, without the other Party's express written permission, to make or have made, or permit to be made, more copies of any of the furnished Confidential Information than are reasonably necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends that appear on the furnished Confidential Information being copied; and (v) that all of the other Party's Confidential Information shall remain the property of the other Party.

     5.2 Legally Required Disclosure. Either Party may make such disclosure of Confidential Information of the other Party as may be required by order of a court, or other requirement of law, provided that the disclosing Party shall use its reasonable efforts to give the other Party prior notice of any such legally required disclosure and to cooperate with such other Party, at the expense of such other Party, in its efforts to protect its interest in such Confidential Information, through a protective order or other appropriate means.

     5.3 Term of Confidentiality Obligation. The obligations of each Party under Sections 5.1 and 5.2 with respect to any Confidential Information disclosed to such Party shall extend for a period of five (5) years following the date of such disclosure.

     5.4 Ownership of New Inventions and Developments. As between the Parties, any new Technology that is invented, developed or created by or on behalf of a Party, and all Intellectual Property with respect thereto, shall be the property of such Party. Neither Party shall be under any obligation to assign to the other Party any rights of ownership with respect to any such Technology or Intellectual Property. Any new Technology that is invented, developed or created jointly by or on behalf of both Parties and all Intellectual Property with respect thereto shall be jointly owned by the Parties. Except as otherwise provided in Article 2, neither Party shall be subject to any restrictions on its use of any such jointly owned Technology or Intellectual Property, or to any obligation to account to the other Party with respect thereto. The Parties acknowledge that any Intellectual Property developed by Ron Zwanziger, David Scott or Jerry McAleer which under the terms of their consulting agreements with IMT belongs to IMT, belongs to IMT and is not jointly owned.

6. Disclaimer of Warranties. Neither Party makes any representation or warranty of any description whatsoever, either express or implied, with respect to the Intellectual Property of such Party licensed under this Agreement or any products or services that may be manufactured or provided through the use of such Intellectual Property. Without limitation of the foregoing, neither Party makes any representation or warranty with respect to merchantability, fitness for a particular use, or noninfringement; with respect to the validity, enforceability or scope of any such Intellectual Property; or that any manufacture, sale, offer of sale, use or importation of products covered by such Intellectual Property or other use of such Intellectual Property will be free from infringement of patents or other intellectual property rights, other than the patents licensed hereunder and the other intellectual property rights granted herein, but only to the extent to which licenses or rights remain in force hereunder.

7. First Refusal and Profits on Diabetes Tests.

     7.1 Profits on Diabetes Tests. If SpinCo, or an subsidiaries of SpinCo, commercializes a Multi-Analyte System which includes one or more Diabetes Tests, SpinCo shall pay to IMT that portion of

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SpinCo's gross profits (defined as sales price less manufacturing costs) from such Multi-Analyte System equal to the number of Diabetes Tests included in such Multi-Analyte System divided by the total number of tests included in such Multi-Analyte System. SpinCo shall keep accurate books and records necessary to calculate the payment due IMT. Within thirty (30) days of the end of each calendar quarter, SpinCo shall deliver to IMT a written report of the gross profit and include with such report any payment that is due. IMT shall have the right, at its own expense, to nominate an independent accountant acceptable to and approved by SpinCo (which approval shall not be unreasonably withheld) who shall have access to SpinCo's records during reasonable business hours for the sole purpose of verifying the payment due as provided for in this Agreement, and said accountant shall disclose to IMT only information relating solely to the accuracy of the report and payment due. The information received by the accountant shall be held confidential except for information necessary for disclosure to IMT to establish the accuracy of the report and payment.

     7.2 Rights to Prothrombin Applications. Upon development of a product, process, or services in the SpinCo Subfield of Prothrombin Applications which SpinCo wishes to commercialize, and prior to granting any exclusive license with respect to any such product, process, or services, SpinCo shall notify IMT of such development and offer IMT the right to become the exclusive distributor of such product, process or services on terms substantially similar to the distribution agreement between IMT and LifeScan, Inc. dated as of June 7, 1999 but with pricing specific to the applicable product, process or services which is commercially reasonable. IMT shall have a period of ninety (90) days in which to accept such terms or object that the pricing terms proposed are not commercially reasonable. If IMT so objects, the matter shall be determined by arbitration pursuant to Section 8.13, and the period during which IMT shall have to accept SpinCo's proposal shall be extended until 30 days after the determination of pricing terms in such arbitration or by agreement of the parties. If IMT fails timely to elect to become the exclusive distributor of a product, process, or service offered under this Section 7.2, its rights under this Section 7.2 shall terminate.

     7.3 Right of First Refusal. SpinCo agrees not to enter into a Significant Transaction without first delivering to IMT a written term sheet (an "Offer") outlining the terms under which SpinCo is prepared to enter into such Significant Transaction with IMT. IMT shall have a period of 30 days (the "Response Period") following the delivery of an Offer during which to deliver written notice to SpinCo agreeing to enter into such Significant Transaction on the terms specified in such Offer. In the event that IMT accepts an Offer within the Response Period, the Offer and such acceptance shall constitute a binding agreement between the parties on the terms set forth in the Offer. Any dispute between the Parties with regard to the terms of such agreement shall be resolved by arbitration as provided in this Agreement. In the event that IMT fails to accept an Offer in writing within the Response Period, SpinCo may enter into a Significant Transaction with respect to the applicable Licensed Intellectual Property or products with any person, provided that (i) such Significant Transaction is consummated by a written agreement within 6 months following the expiration of the Response Period, and (ii) such Significant Transaction is on terms not substantially more favorable to the other person, taken as a whole, than the terms proposed in the Offer. SpinCo may not enter into a Significant Transaction with respect to the applicable Licensed Intellectual Property or products after the expiration of such 6-month period, or on terms more favorable to the other person, taken as a whole, than the terms proposed in the Offer, without renewed compliance with this Section 7.3. In the event that an agreement between SpinCo and IMT entered into pursuant to this Section 7.3 is terminated without breach by IMT, SpinCo may enter into a Significant Transaction with respect to the applicable Licensed Intellectual Property or products without further compliance with the provisions of this Section so long as the terms thereof are not materially more favorable to SpinCo's counterparty in such Significant Transaction than the terms of the terminated Significant Transaction with IMT. If, however, SpinCo offers terms that are materially improved, SpinCo shall offer such terms to IMT pursuant to this Section 7.3. If an agreement between SpinCo and IMT entered into pursuant to this Section 7.3 is terminated following or as a result of a breach by IMT, SpinCo may enter into a Significant Transaction with respect to the applicable Licensed Intellectual Property or products without further compliance with the provisions of this Section 7.3 regardless of the terms thereof.

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8. General.

     8.1 Term. This Agreement shall continue for so long as any of the Intellectual Property subject to the licenses granted hereunder remains valid.

     8.2 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes and merges all prior proposals, understandings and other agreements, oral and written, between the Parties relating to such subject matter. This Agreement may not be modified or altered except by a written instrument duly executed by authorized officers of both Parties.

     8.3 Relationship of Parties. Each Party is an independent contractor and not the employee or agent of the other Party. Neither Party has any authority to bind the other Party, nor will it represent itself as anything other than an independent contractor to the other Party.

     8.4 Waiver. The failure of a Party to exercise any right provided for herein shall not be deemed a waiver of such right. The waiver by a Party of any such right shall not be deemed a waiver of any other right, or of the same right on any other occasion.

     8.5 Rights and Remedies. The rights and remedies of a Party set forth in this Agreement are in addition to any rights or remedies that Party may otherwise have at law or in equity.

     8.6 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be enforced to the extent possible in accordance with the intent of the parties.

     8.7 Assignment. Either Party may assign or delegate its rights, duties and obligations under this Agreement without restriction, provided that the assignee assumes such Party's obligations under this Agreement by an instrument in writing.

     8.8 Governing Law. This Agreement and performance hereunder is governed by the laws of The Commonwealth of Massachusetts without regard to its conflicts of laws provisions.

     8.9 Joint and Several Liability. Each of the entities comprising IMT shall be jointly and severally liable for all of the obligations of each of them under this Agreement.

     8.10 Export Control. The Parties acknowledge that any commodities and/or technical data provided under this Agreement are subject to the Export Administration Regulations (the "EARs") administered by the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, and that any export or re-export thereof must be in compliance with the EARs. Each Party agrees that it shall not export or re-export, directly or indirectly, any commodities and/or technical data (or direct products thereof) provided under this Agreement in any form except in full compliance with the EARs, and that it shall require such compliance by any person to which it may grant any sublicense any of its rights under any licenses conferred hereunder.

     8.11 Notices. Any notice provided pursuant to this Agreement shall be in writing and shall be effective upon receipt or, if mailed, postage prepaid, certified mail return receipt requested, or sent via courier, upon refusal of delivery. All notices to a Party shall be addressed to that Party as follows:

     If to IMT:

          c/o LifeScan, Inc.
          1000 Gibraltar Drive
          Milpitas, CA 95035

          Attention: President

          Telephone: (408) 956-4700

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

     with a copy to:

          Johnson & Johnson, Inc.
          One Johnson & Johnson Plaza
          New Brunswick, NJ 08933

          Attention: Office of General Counsel

          Telephone: (732) 524-2440

     If to SpinCo:

                         , Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02154

          Attention: President

          Telephone No: (617) 647-3900

     with a copy to:

          Goodwin Procter LLP
          Exchange Place
          Boston, MA 02109

          Attention: Paul D Schwartz, P.C.

          Telephone No: (617) 570-1422

Either Party may change its address by giving written notice to the other Party in accordance with the terms of this Section 8.11.

     8.12 Transfer of IMT Intellectual Property. IMT shall not transfer any Licensed Intellectual Property without first requiring the transferee to assume the obligations of IMT under this Agreement.

     8.13 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney who has at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in New York, New York in the case of an arbitration initiated by SpinCo or an Affiliate of SpinCo, or in Boston, Massachusetts in the case of an arbitration initiated by IMT or an Affiliate of IMT. In rendering the award the arbitrator must apply the substantive law of the state in which the arbitration is located (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSE-

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

QUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS' FEES OR COSTS.

                         [Signatures on following page]

                                       6-12

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as an instrument under seal by their respective officers thereunto duly authorized.

                                          Inverness Medical Technology, Inc.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          [SPINOFF COMPANY]

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       6-13

                                                                         ANNEX 7

                     [LETTERHEAD OF ABN AMRO INCORPORATED]

May 23, 2001

Board of Directors
Inverness Medical Technology, Inc.
51 Sawyer Road
Suite 200
Waltham, Massachusetts 02453

Members of the Board:

     We understand that pursuant to (i) an Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the "Merger Agreement"), by and among Inverness Medical Technology, Inc. ("Inverness" or the "Company"), Johnson and Johnson ("JNJ") and Sunrise Acquisition Corp., a wholly owned subsidiary of JNJ ("Acquisition Sub"), immediately following the Restructuring (as defined below), Acquisition Sub will merge with and into the Company (the "Merger") and each issued and outstanding share of the common stock of the Company, par value $.001 per share ("Company Common Stock"), will be converted into the right to receive
(a) from the Company, 0.20 validly issued, fully paid and nonassessable shares of Newco common stock (the "Split-Off Consideration") and (b) from JNJ, a number of validly issued, fully paid and nonassessable shares of JNJ common stock, par value $1.00 per share (the "Merger Consideration") equal to the quotient determined by dividing $35.00 by the average of the volume weighted averages of the trading prices of JNJ common stock for each of the 20 consecutive trading days ending with the third trading day immediately preceding the Merger (the "Transaction") and (ii) a Restructuring Agreement (the "Restructuring Agreement"), to be entered into between the Company and a wholly owned subsidiary of the Company ("Newco") prior to the effective time of the Merger, the Company proposes to transfer all of the assets and certain of the liabilities primarily related to the Clinical Diagnostics Business, the Nutritional Supplements Business and the Women's Health Business to Newco (the "Restructuring"). The distribution of the shares of Newco common stock to the holders of Company Common Stock is referred to herein as the "Split-Off". All outstanding options of the Company will be converted into options of JNJ and Newco. Additionally, in connection with the Transaction, the Company and Newco will enter into a license agreement for Newco's use of the Company's technology for non-diabetes related applications ("the License Agreement"). For the purposes of this opinion, the Split-Off shall be deemed to have occurred immediately prior to the Merger. The Split-Off Consideration and the Merger Consideration are collectively referred to as the "Closing Consideration".

     You have asked us whether, in our opinion, the Closing Consideration is fair from a financial point of view to the holders of Company Common Stock.

     In connection with this opinion, we have, among other things:

          i. reviewed the Company's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, the Company's Quarterly reports on Form 10-Q for each of the quarters ended March 31, 2000 and March 31, 2001 and other business information relating to the Company and JNJ;

          ii. reviewed unaudited, pro forma income statements, balance sheets and other financial and operating data concerning the Company, the Company after giving effect to the Split-Off and Newco, prepared by management of the Company;

          iii. analyzed unaudited, pro forma financial projections, relating to the Company, the Company after giving effect to the Split-Off and Newco, for the fiscal years ended December 31, 2000 through 2005, prepared by management of the Company;

                                       7-1

          iv. discussed the past and current operations and financial condition and the prospects of the Company, the Company after giving effect to the Split-Off and Newco, including information relating to certain strategic, financial and operational benefits anticipated from the Merger and Split-Off, with senior executives of the Company;

          v. reviewed the reported prices and trading activity for the Company Common Stock for the last twelve months and JNJ common stock for the last three years, respectively;

          vi. compared the pro forma financial and operating performance of the Company after giving effect to the Split-Off and Newco with that of certain publicly-traded companies that we considered to be relevant;

          vii. compared the proposed financial terms of the Merger with the financial terms of certain other public transactions that we considered to be relevant;

          viii. reviewed and discussed with the senior management of the Company the strategic rationale for, and the potential benefits of, the Merger and the Split-Off;

          ix. reviewed the amended and restated Sales Distribution Agreement for Testing System for Glucose in Humans between LifeScan and the Company dated June 7, 1999 and as amended on January 1, 2001;

          x. reviewed the executed Merger Agreement dated May 23, 2001, including certain exhibits and schedules thereto;

          xi. reviewed the form of Restructuring Agreement dated May 23, 2001 and certain related documents, which you have advised us is in substantially final form; and

          xii. reviewed the form of License Agreement dated May 23, 2001, including certain exhibits thereto, which you advised us is in substantially final form.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not obtained, nor have we made or assumed responsibility for undertaking, any independent verification of such information. We have assumed that financial data have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company as to the future financial performance of the Company. We have also relied upon, without independent verification, the assessment by management of the Company of the strategic and other benefits expected to result from the Split-Off and Merger. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and that the Merger shall qualify as a tax-free reorganization or exchange, pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed, with your consent, that the Restructuring and the Split-Off will be consummated in accordance with the terms set forth in the Restructuring Agreement and the Merger Agreement. We have further assumed that the final forms of each of the Restructuring Agreement and the License Agreement would be consistent with the last draft reviewed by us in all material respects.

     We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or of the licensed technology pursuant to the License Agreement, nor have we been furnished with such evaluations or appraisals. Our opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us after the issuance of the opinion which suggests, in our judgement, a material change in the assumptions upon which our opinion is based.

     In connection with our engagement, we were not authorized to solicit, and did not solicit, indications of interest from third parties with respect to a possible transaction with the Company. Prices obtained in an actual transaction if bids had been solicited may be higher or lower than the Closing Consideration.

                                       7-2

     We have been retained by the Board of Directors of the Company to render this opinion and will receive a fee for our services. In the past, ABN AMRO Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received customary fees for the rendering of these services.

     In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as the JNJ common stock and other securities of JNJ, for our own account and for the accounts of customers and may, therefore, at any time hold a long or short position in such securities. Furthermore, certain ABN AMRO Incorporated employees own the Company Common Stock.


     It is understood that this letter was prepared at the request of the Board of Directors of the Company to assist in its consideration of the transaction contemplated by the Merger Agreement and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that the Company may use this letter in its entirety as part of any filing made by the Company in respect of the Merger with the Securities and Exchange Commission and except as otherwise required by law or any regulatory agency or commission.


     This letter does not address the Company's underlying business decision to enter into the Merger Agreement or to effect the Split-Off nor does it constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the proposed Merger and Split-Off. Furthermore, we are not expressing any opinion as to the prices at which the JNJ common stock will trade following the announcement or consummation of the Transaction or the price at which the Newco Common Stock will trade following the Split-Off.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Closing Consideration is fair from a financial point of view to the holders of Company Common Stock.

                                          Very truly yours,

                                          /s/ ABN AMRO Incorporated

                                          ABN AMRO Incorporated

                                       7-3

                                                                         ANNEX 8

                        [LETTERHEAD OF UBS WARBURG LLC]

                                                  May 23, 2001

The Board of Directors
Inverness Medical Technology, Inc.
200 Prospect Street
Waltham, Massachusetts 02453

Dear Members of the Board:

     We understand that Inverness Medical Technology, Inc. ("Inverness") proposes to enter into (i) an Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the "Merger Agreement"), among Johnson & Johnson ("J&J"), Sunrise Acquisition Corp., a wholly owned subsidiary of J&J ("Merger Sub"), and Inverness, and (ii) a Restructuring Agreement among Inverness, a newly formed wholly owned subsidiary of Inverness ("Newco"), and certain other subsidiaries of Inverness (the "Restructuring Agreement" and, together with the Merger Agreement, the "Agreements"). As more fully described in the Agreements and certain related documents, (A) all of the assets and associated liabilities of Inverness primarily related to its Clinical Diagnostics, Nutritional Supplements and Women's Health businesses will be transferred to Newco or one or more of its subsidiaries (the "Restructuring" and, such businesses, the "Newco Business") and (B) following the Restructuring, (i) Merger Sub will merge with and into Inverness pursuant to which J&J will acquire the businesses of Inverness other than the Newco Business (the "Merger" and, together with the Restructuring, the "Transaction") and (ii) each outstanding share of the common stock, par value $0.001 per share, of Inverness ("Inverness Common Stock") will be converted into the right to receive (x) from Inverness, 0.20 of a share (the "Split-off Consideration") of the common stock, par value $0.001 per share, of Newco ("Newco Common Stock") and (y) from J&J, a number of shares of the common stock, par value $1.00 per share, of J&J ("J&J Common Stock") equal to the quotient of $35.00 divided by the average of the volume weighted averages of the trading prices of J&J Common Stock on the New York Stock Exchange ("NYSE") for each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the number of shares of J&J Common Stock into which shares of Inverness Common Stock will be so converted, the "Merger Consideration" and, together with the Split-Off Consideration, the "Aggregate Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreements and related documents.

     You have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Consideration to be received in the Transaction by the holders of Inverness Common Stock.

     UBS Warburg LLC ("UBSW") has been retained by Inverness solely for purposes of rendering this opinion and will receive a fee for its services upon delivery of this opinion. UBSW and its affiliates in the past have provided services to Inverness and J&J unrelated to the proposed Transaction, for which services UBSW and its affiliates have received compensation. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of Inverness and J&J for their own accounts and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the underlying business decision of Inverness to effect the Transaction and does not constitute a recommendation to any stockholder of Inverness as to how such stockholder should vote on the Merger or with respect to any other matters relating to the Transaction. At your direction, we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction. In addition, at your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreements or related documents and the obligations thereunder, or the form of the Transaction. We express no opinion as to what the value of Newco Common Stock or J&J Common

                                       8-1

[UBS WARBURG LLC LOGO]

The Board of Directors
Inverness Medical Technology, Inc.
May 23, 2001
Page  2

Stock will be when issued pursuant to the Transaction or the prices at which Newco Common Stock or J&J Common Stock will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, at your direction, that each of Inverness, J&J, Merger Sub and Newco will comply with all material covenants and agreements set forth in, and other material terms of, the Agreements and related documents and that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We also have relied, in rendering this opinion, upon the representations and warranties of Inverness and J&J as set forth in the Merger Agreement and have assumed, at your direction, that the Transaction will be consummated in compliance with all applicable laws (including, with respect to the Restructuring, laws relating to insolvency and fraudulent conveyance). Representatives of Inverness have advised us, and we therefore have assumed, that the final terms of the Restructuring Agreement and related documents in the forms attached as annexes to the Merger Agreement will not vary materially from the forms reviewed by us.

     In arriving at our opinion, we have, among other things: (i) reviewed current and historical market prices and trading volumes of Inverness Common Stock and J&J Common Stock; (ii) reviewed certain publicly available business and historical financial information relating to Inverness and J&J; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Inverness and Newco, including estimates and financial forecasts prepared by the management of Inverness, that were provided to or discussed with us by Inverness and not publicly available; (iv) reviewed publicly available financial forecasts relating to J&J; (v) conducted discussions with members of the senior management of Inverness; (vi) reviewed publicly available financial and stock market data with respect to certain companies in lines of businesses we believe to be generally comparable to those of Inverness and J&J; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (viii) considered the pro forma financial impact of the Merger on J&J; (ix) reviewed the Merger Agreement, and forms of the Restructuring Agreement and certain related documents attached as annexes to the Merger Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Inverness (including those to be transferred to Newco) or J&J, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above relating to Inverness and Newco, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Inverness as to the future financial performance of Inverness and Newco. As you are aware, we were not provided with internal forecasts for J&J but reviewed publicly available forecasts relating to J&J and assumed, with your consent, that such forecasts represent reasonable estimates and judgments as to the future financial performance of J&J. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Inverness. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

                                       8-2

[UBS WARBURG LLC LOGO]

The Board of Directors
Inverness Medical Technology, Inc.
May 23, 2001
Page  3

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received in the Transaction by the holders of Inverness Common Stock is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ UBS WARBURG LLC

                                          UBS WARBURG LLC

                                       8-3

                                                                         ANNEX 9

                      INVERNESS MEDICAL INNOVATIONS, INC.

                      2001 STOCK OPTION AND INCENTIVE PLAN

     SECTION 1. General Purpose of the Plan; Definitions

     The name of the plan is the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Inverness Medical Innovations, Inc. (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

     The following terms shall be defined as set forth below:

     "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Administrator" is defined in Section 2(a).

     "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

     "Board" means the Board of Directors of the Company.

     "Change of Control" is defined in Section 15.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

     "Committee" means the Committee of the Board referred to in Section 2.

     "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

     "Deferred Stock Award" means Awards granted pursuant to Section 7.

     "Dividend Equivalent Right" means Awards granted pursuant to Section 10.

     "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 17.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Fair Market Value" of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

     "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

     "Independent Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

                                       9-1

     "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

     "Performance Share Award" means Awards granted pursuant to Section 9.

     "Restricted Stock Award" means Awards granted pursuant to Section 6.

     "Stock" means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

     "Subsidiary" means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

     "Unrestricted Stock Award" means any Award granted pursuant to Section 8.

     SECTION 2. Administration of Plan; Administrator Authority to Select Grantees and Determine Awards

     (a) Committee. The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the "Administrator").

     (b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

          (i) to select the individuals to whom Awards may from time to time be granted;

          (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

          (iii) to determine the number of shares of Stock to be covered by any Award;

          (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

          (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

          (vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

          (vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

          (viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

          All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

     (c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with

                                       9-2
respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

     (d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time.

     SECTION 3. Stock Issuable Under the Plan; Mergers; Substitution


     (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,824,081(1) shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, Stock Options with respect to no more than 1,529,632(1) shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.


     (b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual grantee, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

     The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an

---------------


1 Reflects estimated stock split that will occur immediately prior to the split-off.

                                       9-3

Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

     (c) Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a "Sale Event"), upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

     Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the "Sale Price") times the number of shares of Stock subject to outstanding Options (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options.

     (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

     SECTION 4. Eligibility

     Grantees under the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

     SECTION 5. Stock Options

     Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

     Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.


     No Incentive Stock Option shall be granted under the Plan after August 14, 2011.


                                       9-4

     (a) Stock Options. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee's election, subject to such terms and conditions as the Administrator may establish.

          (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant (other than options granted in lieu of cash compensation). If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

          (ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

          (iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

          (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

             (A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

             (B) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

             (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

             (D) Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation

                                       9-5
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method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

          (v) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

     (b) Reload Options. At the discretion of the Administrator, Options granted under the Plan may include a "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 5(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with such other terms as the Administrator may provide) to purchase that number of shares of Stock equal to the sum of (i) the number delivered to exercise the original Option and (ii) the number withheld to satisfy tax liabilities, with an Option term equal to the remainder of the original Option term unless the Administrator otherwise determines in the Award agreement for the original Option grant.

     (c) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee, or by the optionee's legal representative or guardian in the event of the optionee's incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

     (d) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

     SECTION 6. Restricted Stock Awards

     (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

     (b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

     (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock

                                       9-6
that has not vested at the time of termination at its original purchase price, from the grantee or the grantee's legal representative.

     (d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to
Section 13 below, in writing after the Award agreement is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company's right of repurchase as provided in Section 6(c) above.

     (e) Restriction Period. Restricted Stock vesting upon the attainment of performance goals or objectives shall vest after a restriction period of not less than one (1) year. All other Restricted Stock shall vest after a restriction period of not less than three (3) years.

     (f) Waiver, Deferral and Reinvestment of Dividends. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

     SECTION 7. Deferred Stock Awards

     (a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

     (b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

     (c) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

     (d) Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

     (e) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a grantee's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

                                       9-7

     SECTION 8. Unrestricted Stock Awards

     (a) Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

     (b) Elections to Receive Unrestricted Stock in Lieu of Compensation. Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid) either currently or on a deferred basis.

     (c) Restrictions on Transfers. The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

     SECTION 9. Performance Share Awards

     (a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured, and all other limitations and conditions.

     (b) Restrictions of Transfer. Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

     (c) Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

     (d) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

     (e) Acceleration, Waiver, Etc. At any time prior to the grantee's termination of employment (or other service relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 14, amend any or all of the goals, restrictions or conditions applicable to a Performance Share Award.

     SECTION 10. Dividend Equivalent Rights

     (a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter

                                       9-8
accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

     (b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

     SECTION 11. Tax Withholding

     (a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee. The Company's obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

     (b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

     SECTION 12. Transfer, Leave of Absence, Etc.

     For purposes of the Plan, the following events shall not be deemed a termination of employment:

          (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

          (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

     SECTION 13. Amendments and Termination

     The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 13 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(c).
                                       9-9

     [The Administrator may, at any time, amend or cancel any outstanding award, PROVIDED THAT the Administrator may only reprice outstanding Awards or provide substitute Awards at a reduced exercise or purchase price or with no exercise or purchase price upon finding, in its reasonable discretion, that the value of such outstanding Awards has been jeopardized by extreme circumstances beyond management's control, and then only with respect to Awards representing no more than ten percent (10%) of the shares authorized for grant under the Plan; AND FURTHER PROVIDED THAT the terms of such repriced or substitute Awards satisfy the requirements that would apply to such Awards if they were then initially granted under this Plan.]

     SECTION 14. Status of Plan

     With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

     SECTION 15. Change of Control Provisions

     Upon the occurrence of a Change of Control as defined in this Section 15:

          (a) Each outstanding Stock Option shall automatically become fully exercisable.

          (b) Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Deferred Stock Award and Performance Share Award will be removed.

          (c) "Change of Control" shall mean the occurrence of any one of the following events:

             (i) any "Person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

             (ii) persons who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                                       9-10

             (iii) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

             (iv) the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

     Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

     SECTION 16. General Provisions

     (a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

     No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

     (b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company.

     (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

     (d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company's insider trading policy, as in effect from time to time.

     (e) Loans to Grantees. The Company shall have the authority to make loans to grantees of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

     (f) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.
                                       9-11

     SECTION 17. Effective Date of Plan

     This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

     SECTION 18. Governing Law

     This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.


DATE APPROVED BY BOARD OF DIRECTORS:  July 31, 2001



DATE APPROVED BY STOCKHOLDERS:  July 31, 2001


                                       9-12

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The registrant's restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the registrant shall be personally liable to the registrant or its stockholders for damages for breach of any duty owed to the registrant or its stockholders.

     The by-laws of the registrant provide that to the full extent permitted by the laws of the State of New Jersey, the registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the registrant or, while serving as a director or officer of the registrant, is or was at the request of the registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive any Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the registrant, or are or were serving, shall serve, or shall have served, at the request of the registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on the 24th day of September, 2001.


                                          JOHNSON & JOHNSON,


                                          By: /s/ S. M. ROSENBERG

                                            ------------------------------------

                                              Name:  S. M. Rosenberg


                                              Title:   Assistant Secretary and
                                                       Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
*                                           Chairman, Board of Directors; Chief    September 24, 2001
------------------------------------------    Executive Officer and Chairman,
(R. S. Larsen)                                Executive Committee (Principal
                                              Executive Officer)

*                                           Member, Executive Committee; Vice      September 24, 2001
------------------------------------------    President, Finance (Principal
(R. J. Darretta)                              Financial Officer)

*                                           Controller (Principal Accounting       September 24, 2001
------------------------------------------    Officer)
(C. E. Lockett)

*                                           Director                               September 24, 2001
------------------------------------------
(G. N. Burrow)

*                                           Director                               September 24, 2001
------------------------------------------
(J. G. Cooney)

*                                           Director                               September 24, 2001
------------------------------------------
(J. G. Cullen)

*                                           Director                               September 24, 2001
------------------------------------------
(M. J. Folkman)

                                            Director
------------------------------------------
(A. D. Jordan)

*                                           Director                               September 24, 2001
------------------------------------------
(A. G. Langbo)

*                                           Director                               September 24, 2001
------------------------------------------
(J. T. Lenehan)

*                                           Director                               September 24, 2001
------------------------------------------
(J. S. Mayo)

*                                           Director                               September 24, 2001
------------------------------------------
(L. F. Mullin)

*                                           Director                               September 24, 2001
------------------------------------------
(H. B. Schacht)

*                                           Director                               September 24, 2001
------------------------------------------
(M. F. Singer)

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

*                                           Director                               September 24, 2001
------------------------------------------
(J. W. Snow)

*                                           Director                               September 24, 2001
------------------------------------------
(W. C. Weldon)

*                                           Director                               September 24, 2001
------------------------------------------
(R. N. Wilson)



*By: /s/ S. M. ROSENBERG

     -----------------------------------------

     (S. M. Rosenberg)


     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS
--------
   2.1     Agreement and Plan of Split-off and Merger dated as of May
           23, 2001, among Johnson & Johnson, Sunrise Acquisition Corp.
           and Inverness Medical Technology, Inc. (included as Annex 1 to the proxy statement/prospectus which is a part of this
           Registration Statement).
   4.1*    Provisions of the Restated Certificate of Incorporation of
           Johnson & Johnson dated May 21, 1996, that define the rights of security holders of Johnson & Johnson (incorporated by
           reference to Exhibit 3(a)(iii) to Johnson & Johnson's Annual
           Report on Form 10-K for the year ended December 29, 1996).
   4.2*    Provisions of the By-laws of Johnson & Johnson, as amended effective June 11, 2001, that define the rights of security holders of Johnson & Johnson (incorporated by reference to
           Exhibit 3(b) to Johnson & Johnson's Amendment to its Annual
           Report on Form 10-K/A, filed June 28, 2001, for the year
           ended December 31, 2000).
   5.1     Opinion of Joseph S. Orban, Esq., Associate General Counsel
           of Johnson & Johnson, regarding the legality of the
           securities being issued.
   8.1     Opinion of Goodwin Procter LLP regarding certain tax
           matters.
  23.1     Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
  23.2     Consent of Arthur Andersen LLP, Independent Public
           Accountants.
  23.3     Consent of Ernst & Young LLP, Independent Auditors.
  23.4     Consent of Arthur Andersen LLP, Independent Public
           Accountants.
  23.5     Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
  23.6     Consent of Arthur Andersen LLP, Independent Public
           Accountants.
  23.7     Consent of Joseph S. Orban, Esq., Associate General Counsel
           of Johnson & Johnson (included in Exhibit 5.1).
  23.8     Consent of Goodwin Procter LLP (included in Exhibit 8.1).
  24.1++   Power of Attorney.
  99.1     Form of Proxy Card of Inverness Medical Technology, Inc.
  99.2     Stock Option Agreement dated as of May 23, 2001, between
           Johnson & Johnson and Inverness Medical Technology, Inc.
           (included as Annex 2 to the proxy statement/prospectus which is a part of this Registration Statement).
  99.3     Form of Restructuring Agreement among Inverness Medical
           Technology, Inc., Inverness Medical Innovations, Inc. and
           certain subsidiaries of Inverness Medical Technology, Inc.
           (included as Annex 3 to the proxy statement/prospectus which is a part of this Registration Statement).
  99.4     Form of Tax Allocation Agreement among Johnson & Johnson,
           Inverness Medical Technology, Inc. and Inverness Medical
           Innovations, Inc. (included as Annex 4 to the proxy
           statement/ prospectus which is a part of this Registration
           Statement).
  99.5     Form of Post-Closing Covenants Agreement among Johnson &
           Johnson, Inverness Medical Technology, Inc., certain
           subsidiaries of Inverness Medical Technology, Inc.,
           Inverness Medical Innovations, Inc. and certain subsidiaries of Inverness Medical Innovations, Inc. (included as Annex 5 to the proxy statement/prospectus which is a part of this
           Registration Statement).
  99.6     Form of License Agreement among Inverness Medical
           Technology, Inc., certain subsidiaries of Inverness Medical
           Technology, Inc. and Inverness Medical Innovations, Inc.
           (included as Annex 6 to the proxy statement/prospectus which is a part of this Registration Statement).
  99.7     Consent of ABN AMRO Incorporated.
  99.8+    Consent of UBS Warburg LLC.


---------------
 * Incorporated by reference.

 +Previously filed as an exhibit to this Registration Statement.



++Previously included on the signature page of this Registration Statement.